As filed with the Securities and Exchange Commission on February 24, 2023.

Registration No. 333-268857

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 4

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zapp Electric Vehicles Group Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	3751	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Patumwan

Bangkok 10330 Thailand

+66 2654 3550

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sharon Lau Posit Laohaphan Latham & Watkins LLP 9 Raffles Place #42-02 Republic Plaza Singapore 048619 Tel: +65 6536 1161	Ackneil M. Muldrow III Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Tel: 212-310-8000	Alice Hsu Albert W. Vanderlaan Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019 Tel: 212-506-5000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the share offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT FOR SPECIAL MEETING OF CIIG CAPITAL PARTNERS II, INC.

AND PROSPECTUS FOR ORDINARY SHARES AND WARRANTS OF ZAPP ELECTRIC VEHICLES GROUP LIMITED

SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2023

CIIG Capital Partners II, Inc.

40 West 57th Street

29th Floor

New York, New York 10019

Dear CIIG Capital Partners II, Inc. Stockholders:

You are cordially invited to attend the special meeting of stockholders of CIIG Capital Partners II, Inc., which we refer to as “we,” “us,” “our,” or “CIIG II,” at                Eastern time, on                2023, at the offices of Orrick, Herrington & Sutcliffe LLP, located at 51 West 52nd Street, New York, New York 10019, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned. At the special meeting of stockholders, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve and adopt the Agreement and Plan of Merger, dated November 22, 2022 (as may be amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), by and among CIIG II, Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales (“Zapp”), Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Pubco”) and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”) and the Business Combination (as defined below) contemplated thereby.

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) pursuant to which, among other things, (i) Pubco, Zapp and certain shareholders of Zapp entered into an Investor Exchange and Support Agreement or Management Exchange and Support Agreement, in the forms attached hereto as Exhibit 10.1 and 10.2, respectively, pursuant to which such shareholders shall transfer their respective ordinary shares of Zapp to Pubco in exchange for ordinary shares of Pubco (“Pubco Ordinary Shares”, and such exchange, the “Company Exchange”) and (ii) immediately following the Company Exchange, Merger Sub will merge with and into CIIG II, with CIIG II being the surviving corporation in the merger (the “Merger”) and each outstanding share of common stock of CIIG II (other than certain excluded shares) will convert into the right to receive one Pubco Ordinary Share (collectively, the “Transactions”).

CIIG II’s class A common stock and CIIG II’s units and warrants are currently listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “CIIG,” “CIIGU” and “CIIGW,” respectively. Pubco intends to apply to list the Pubco Ordinary Shares and Pubco Public Warrants on Nasdaq in connection with the Closing. We cannot assure you that the Pubco Ordinary Shares or the Pubco Public Warrants will be approved for listing on Nasdaq.

We are providing this proxy statement/prospectus and accompanying proxy cards to our stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders and at any adjournments or postponements of the special meeting of stockholders. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors,” beginning on page 47.

Our board of directors has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote FOR all of the proposals presented to our stockholders. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of our directors and our officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination—Interests of CIIG II’s Directors and Officers in the Business Combination.”

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Gavin Cuneo Co-Chief Executive Officer and Director

, 2023	Michael Minnick Co-Chief Executive Officer and Director

This proxy statement/prospectus is dated                , 2023 and is first being mailed to the stockholders of CIIG II on or about that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

CIIG Capital Partners II, Inc.

40 West 57th Street

29th Floor

New York, New York 10019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                , 2023

To the Stockholders of CIIG Capital Partners II, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting of stockholders”) of CIIG Capital Partners II, Inc., a Delaware corporation (“CIIG II”), will be held on                , 2023, at                , Eastern time, at the offices of Orrick, Herrington & Sutcliffe LLP, located at 51 West 52nd Street, New York, New York 10019, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned. You are cordially invited to attend the special meeting of stockholders for the following purposes:

(1)

The Business Combination Proposal: to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 22, 2022, as may be amended, (the “Merger Agreement”), by and among CIIG II, Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales (“Zapp”), Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Pubco”) and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”), pursuant to which each of the following transactions occurred, or will occur, in the following order:

•

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) pursuant to which, among other things, (i) Zapp and its shareholders entered into an Investor Exchange and Support Agreement or Management Exchange and Support Agreement, in the forms attached hereto as Exhibit 10.1 and 10.2, respectively, pursuant to which such shareholders shall transfer their respective ordinary shares of Zapp to Pubco in exchange for ordinary shares of Pubco (“Pubco Ordinary Shares”, and such exchange, the “Company Exchange”) and (ii) immediately following the Company Exchange, Merger Sub will merge with and into CIIG II, with CIIG II being the surviving corporation in the merger (the “Merger”) and each outstanding share of common stock of CIIG II (other than certain excluded shares) will convert into the right to receive one Pubco Ordinary Share (collectively, the “Transactions”).

(2)

The Stockholder Adjournment Proposal: to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Stockholder Adjournment Proposal”).

Only holders of record of our common stock at the close of business on                , 2023 are entitled to notice of the special meeting of stockholders and to vote at the special meeting of stockholders and any adjournments or postponements of the special meeting of stockholders. A complete list of our stockholders of record entitled to vote at the special meeting of stockholders will be available for ten days before the special meeting of stockholders (i) on a reasonably accessible electronic network or (ii) at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting of stockholders.

Pursuant to CIIG II’s amended and restated certificate of incorporation (“the CIIG II Amended and Restated Certificate of Incorporation”), we are providing the holders of CIIG II’s Class A common stock (the “Public Stockholders”) with the opportunity to redeem their shares of CIIG II Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the business combination contemplated by the Merger Agreement (the “Business Combination”), including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $                on    , 2023, the record date, the estimated per share redemption price would have been approximately $                . The Public Stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal and any of the other proposals presented. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the CIIG II Class A Common Stock. Holders of our outstanding warrants to purchase shares of our CIIG II Class A Common Stock do not have redemption rights with respect to such warrants in connection with the Business Combination. The CIIG II Class B Common Stock will be excluded from the pro rata calculation used to determine the per-share redemption price.

Currently, CIIG Management II LLC (the “Sponsor”) owns approximately 20% of our issued and outstanding shares of common stock, consisting of 100% of the CIIG II Class B Common Stock. Peter Cuneo, CIIG II’s Executive Chairman, Gavin Cuneo, CIIG II’s Co-Chief Executive Officer and Director, and Michael Minnick, CIIG II’s Co-Chief Executive Officer and Director, are the managing members of the Sponsor. CIIG II’s other directors are also members of the Sponsor, and accordingly have an indirect, economic interest in the Sponsor.

In connection with the IPO, certain funds and accounts managed by subsidiaries of BlackRock, Inc. (the “direct anchor investors”), certain investment funds and accounts managed by Magnetar Financial LLC and certain investment funds and accounts managed by Atalaya Capital Management LP (the “indirect anchor investors”, and together with the direct anchor investors, the “anchor investors”) each purchased 2,156,250 Units, consisting of one share of Class A Common Stock (for each anchor investor, the “initial share allocation”) and one half of one Public Warrant. The direct anchor investors also purchased 2,010,417 Private Placement Warrants in connection with the IPO.

Separately, in connection with CIIG II’s IPO, each of the anchor investors entered into a separate agreement with the Sponsor pursuant to which (i) the direct anchor investor agreed to purchase Class B Common Stock from the Sponsor upon the closing of CIIG II’s initial business combination and (ii) the indirect anchor investors agreed to purchase an indirect interest in Class B Common Stock and Private Placement Warrants at the closing of the IPO (the “Anchor Investor Agreements”). The primary purpose for the Anchor Investor Agreements was to obtain capital to partially fund the purchase price of the Private Placement Warrants.

Pursuant to the Anchor Investor Agreements, the anchor investors agreed with the Sponsor that, if such anchor investor (a) does not own its initial share allocation (i) at the time of any stockholder vote with respect to an initial business combination or (ii) on the business day immediately prior to the consummation of CIIG II’s initial business combination or (b) redeems all or a portion of such shares of Class A Common Stock in connection with an initial business combination such that as of the time of such initial business combination it does not own a number of shares at least equal to its initial share allocation, or, in the case of the indirect anchor investors, (c) fails to vote its shares of Class A common stock in favor of our initial business combination, then the number of Class B Common Stock to be sold or distributed to each anchor investor shall be reduced by up to 70% (the “Anchor Forfeiture”). In the case of the direct anchor investors, such reduction is pro rata based on the amount of Class A Common Stock they elect to redeem in connection with CIIG II’s initial business combination. The indirect anchor investors will have their allocation of Class B Common Stock reduced by 70% regardless of the number of shares redeemed. Notwithstanding any of the above, any such reductions will not cause the number of Class B Common Stock to be sold or distributed to the direct or indirect anchor investors to be reduced by more than 70%. As such, our anchor investors may have different interests with respect to a vote on the Business Combination than other Public Stockholders. Up to 1,509,375 shares of Class B Common Stock in the aggregate are subject to forfeiture by the anchor investors to the Sponsor pursuant to the Anchor Forfeiture. Such shares have an aggregate market value of approximately $             based on the closing price of

CIIG II Class A Common Stock of $              on Nasdaq on             , the record date for the special meeting of stockholders. Such shares would become worthless if CIIG II does not complete a business combination.

Assuming there is no Anchor Forfeiture, each anchor investor shall hold 718,750 Pubco Ordinary Shares, upon conversion of Class B Common Stock in connection with the consummation of the Business Combination.

Aside from the Private Placement Warrants purchased separately by the direct anchor investors, the anchor investors have not been granted any material additional stockholder or other rights. The indirect anchor investors were only issued membership or economic interests in our Sponsor in connection with the IPO with no right to control our Sponsor or vote or dispose of their allocable Class B Common Stock or Private Placement Warrants (which will continue to be held by the Sponsor until following the closing of the Business Combination). Since our anchor investors will not receive the Class B Common Stock to which they are entitled until the closing of the Business Combination, they will not be able to vote such shares prior to the closing of the Business Combination. The anchor investors will have the same rights to the funds held in the Trust Account with respect to the Class A Common Stock they purchased in the IPO as the rights afforded to the other Public Stockholders.

The Sponsor has agreed to waive its redemption right with respect to the CIIG II Class B Common Stock for no consideration. For the avoidance of doubt, the anchor investors, conversely, have not agreed to waive their redemption rights, and accordingly have the right to redeem their Public Shares in connection with the Business Combination; however, as described below, pursuant to the Anchor Investor Agreements, if an anchor investor elects to redeem all or a portion of such Public Shares in connection with an initial business combination such that as of the time of such initial business combination it does not own a number of shares at least equal to its initial share allocation (as defined above), then the number of shares of Class B Common Stock to be sold or distributed to each anchor investor by the Sponsor in connection with the closing of the Business Combination shall be reduced. In the case of the direct anchor investors, such reduction is pro rata based on the amount of Class A Common Stock they elect to redeem in connection with CIIG II’s initial business combination. The indirect anchor investors will have their allocation of Class B Common Stock reduced by 70% regardless of the number of shares redeemed. Notwithstanding any of the above, any such reductions will not cause the number of Class B Common Stock to be sold or distributed to the direct or indirect anchor investors to be reduced by more than 70%.

CIIG II’s Sponsor, officers and directors have agreed to vote their CIIG II Class B Shares, which represent approximately 20% of the issued and outstanding shares of CIIG II common stock as of the date hereof, and any shares of CIIG II common stock acquired during or after our initial public offering in favor of the Business Combination Proposal. The anchor investors, conversely, have not agreed to vote their shares in favor of the Business Combination Proposal; however, as described above, if an indirect anchor investor fails to vote its shares of Class A Common Stock in favor of the Business Combination Proposal, then the number of shares of Class B Common Stock to be distributed to each indirect anchor investor by the Sponsor in connection with the closing of the Business Combination shall be reduced by 70%.

The Business Combination Proposal will be consummated only if a majority of the shares of CIIG II Common Stock are voted in favor of the Business Combination at the special meeting of stockholders. We have no specified maximum redemption threshold under our amended and restated certificate of incorporation.

Stockholders should be aware that Barclays Capital Inc., UBS Securities LLC and Liontree Advisors LLC (collectively, the “IPO Underwriters”), on October 14, 2022, November 2, 2022 and November 11, 2022, respectively, informed CIIG II that each IPO Underwriter has agreed to waive their deferred portion of the underwriting fees to which the IPO Underwriters would otherwise have been entitled under the Underwriting Agreement dated September 14, 2021, entered into at the time of CIIG II’s initial public offering by CIIG II and its IPO Underwriters, in connection with the Business Combination (the “Waiver”). Each of the IPO Underwriters has, or has indicated that they plan to, deliver notice of such Waiver to the U.S. Securities and Exchange Commission and has disclaimed any responsibility for any portion of this proxy statement/prospectus and no IPO Underwriter has been involved in the preparation of any disclosure that is included in the registration statement or material underlying disclosure in the registration statement. None of the IPO Underwriters has been engaged by CIIG II, the Sponsor, Zapp or Pubco in connection with the Business Combination. Stockholders should not place any reliance on the participation of any IPO Underwriter prior to the Waiver as underwriters in the CIIG II IPO. The consummation of the Business Combination is not contingent upon the services previously provided by the IPO Underwriters, and CIIG II does not expect to replace any of the IPO Underwriters prior to the expected closing of the Business Combination. As such, neither CIIG II, Zapp or Pubco believes that the Business Combination is adversely impacted by the Waivers.

Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the special meeting of stockholders. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. You may also submit a proxy by telephone or via the internet by following the instructions printed on your proxy card. If you are a holder of record of CIIG II’s class A common stock, you may also cast your vote in person at the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of the vote on the Stockholder Adjournment Proposal.

If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, will have the same effect as a vote “AGAINST” the Business Combination Proposal but will have no effect on the other proposals.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. The special meeting will be held in person at the offices of Orrick, Herrington & Sutcliffe LLP, located at 51 West 52nd Street, New York, New York 10019. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200, and banks and brokers may reach Morrow Sodali LLC, at (203) 658-9400, or email at CIIG.info@investor.morrowsodali.com.

By Order of the Board of Directors,

Gavin Cuneo
Co-Chief Executive Officer and Director

, 2023	Michael Minnick
Co-Chief Executive Officer and Director

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Pubco, constitutes a prospectus of Pubco under Section 5 of the Securities Act, with respect to the Pubco Ordinary Shares to be issued to the CIIG II stockholders, the Pubco Public Warrants to be issued to CIIG II warrant holders and the Pubco Ordinary Shares underlying such Pubco Public Warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of CIIG II stockholders at which CIIG II stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.

This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which belong to us or Zapp and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we or Zapp will not assert our or their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding Zapp’s industry, business and the markets in which Zapp competes as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with Zapp’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and Zapp’s management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “Zapp Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information About Zapp” and other sections of this proxy statement/prospectus.

Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted and reproduced industry data from these sources, we have not independently verified the data. Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FREQUENTLY USED TERMS

Key Business and Business Combination Related Terms

Unless otherwise stated or unless the context otherwise requires in this document:

“anchor investors” are our direct anchor investors and indirect anchor investors, each as defined below.

“Anchor Forfeiture” means the reduction in the number of shares of Class B Common Stock to be sold or distributed to each anchor investor to 30% of such Class B Common Stock under certain conditions as described further herein.

“Anchor Forfeiture Shares” means the up to 1,509,375 shares of Class B Common Stock in the aggregate that are subject to forfeiture by the anchor investors to the Sponsor pursuant to the Anchor Forfeiture. Such shares have an aggregate market value of approximately $                 based on the closing price of CIIG II Class A Common Stock of $                 on Nasdaq on    , the record date for the special meeting of stockholders. Such shares would become worthless if CIIG II does not complete a business combination.

“Assignment, Assumption and Amendment Agreement” means that certain agreement attached to the Merger Agreement as Exhibit E.

“Barclays” means Barclays Capital Inc.

“Business Combination” means the business combination transaction pursuant to which, among other things, (i) Pubco, Zapp and certain shareholders of Zapp entered into an Investor Exchange and Support Agreement or Management Exchange and Support Agreement, in the forms attached hereto as Exhibit 10.1 and 10.2, respectively, pursuant to which such shareholders shall transfer their respective ordinary shares of Zapp to Pubco in exchange for ordinary shares of Pubco and (ii) immediately following the Company Exchange, Merger Sub will merge with and into CIIG II, with CIIG II being the surviving corporation in the merger and each outstanding share of common stock of CIIG II (other than certain excluded shares) will convert into the right to receive one Pubco Ordinary Share.

“Business Combination Proposal” means the proposal to approve the adoption of the Merger Agreement and the Business Combination.

“CIIG II” refers to CIIG Capital Partners II, Inc., a Delaware corporation.

“Class A Common Stock” means CIIG II’s Class A common stock, par value $0.0001 per share.

“Class B Common Stock” means CIIG II’s Class B common stock, par value $0.0001 per share.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, collectively.

“CIIG II Warrants” means the Public Warrants, the Private Placement Warrants and the Working Capital Warrants, if issued.

“CIIG II Stockholder Redemption” means the opportunity of CIIG II public stockholders to redeem shares of CIIG II Class A Common Stock by tendering such shares for redemption in accordance with CIIG II’s organizational documents.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date upon which the Closing is to occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Exchange” means the exchange in which each ordinary share of Zapp will be converted into one ordinary share of Pubco.

“Continental” means Continental Stock Transfer & Trust Company, CIIG II’s transfer agent and warrant agent.

“direct anchor investors,” are to certain funds and accounts managed by subsidiaries of BlackRock, Inc.

“Director Nomination Agreement” means that certain agreement attached to the Merger Agreement as Exhibit F.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the effective time of the Merger.

“EV” means electric vehicle.

“EVP2W” means electric vehicle powered-two-wheeler.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder” means Mr. Swin Chatsuwan.

“GAAP” means United States generally accepted accounting principles.

“ICE” means internal combustion engine.

“ICEP2W” means internal combustion engine powered-two-wheeler.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“indirect anchor investors,” are to (i) certain investment funds and accounts managed by Magnetar Financial LLC, a member of our sponsor, and (ii) certain investment funds and accounts managed by Atalaya Capital Management LP, a member of our sponsor.

“Investor Earnout Shares” means the additional Pubco Ordinary Shares issuable to certain Investors pursuant to the Investor Exchange and Support Agreement.

“Investor Exchange and Support Agreements” means the Exchange and Support Agreements, by and among Pubco, Zapp and certain shareholders of Zapp, a copy of which is included as Exhibit 10.1.

“IPO” means CIIG II’s initial public offering of units, consummated on September 17, 2021.

“IPO Underwriters” means, collectively, Barclays, UBS and Liontree.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“LionTree” means LionTree Advisors LLC.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 22, 2022, as may be amended, by and among CIIG II, Zapp, Pubco and Merger Sub.

“Management Earnout Shares” means the additional Pubco Ordinary Shares issuable to certain Management Shareholders pursuant to the Management Exchange and Support Agreement.

“Merger Sub” means Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Novation, Assumption and Amendment Agreement” means the novation, assumption and amendment agreement, to be entered into prior to the closing of the Business Combination, pursuant to which, among other things, Pubco assumed all of Zapp’s obligations and responsibilities pursuant to or in connection with the Zapp Warrant Instrument.

“OEMs” means original equipment manufacturers.

“PCAOB” means the Public Company Accounting Oversight Board.

“Private Placement Warrants” means the warrants to purchase shares of Class A Common Stock purchased in a private placement in connection with the IPO.

“Pubco” means Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Pubco Exchange Options” means each Zapp option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be released and cancelled by each holder of Zapp options in exchange for the grant by Pubco of an option to purchase Pubco Ordinary Shares.

“Pubco Exchange Warrants” means the warrants to be issued by Pubco, with such terms as are set out in the Novation, Assumption and Amendment Agreement.

“Pubco Ordinary Shares” means the ordinary shares of Pubco, par value of $0.0001 per share.

“Pubco Public Warrants” means the former CIIG II Warrants converted at the Effective Time into a right to acquire one Pubco Ordinary Share on substantially the same terms as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement.

“Pubco Securities” means Pubco Ordinary Shares and Pubco Public Warrants, collectively.

“Public Shares” means shares of Class A Common Stock.

“Public Stockholders” means the holders of shares of Class A Common Stock.

“Public Warrants” means the warrants included in the Units sold in the IPO, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms.

“P2W” means powered-two-wheeler.

“Registration Rights Agreement” means that certain agreement attached to the Merger Agreement as Exhibit D.

“SAP” means SPAC Advisory Partners LLC, a financial advisor to Zapp in connection with the Business Combination.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means CIIG Management II LLC, a Delaware limited liability company.

“Sponsor Earnout Shares” means 754,687 of Sponsor’s Pubco Ordinary Shares that will be unvested and shall vest at such time the closing price of Pubco Ordinary Shares equals or exceeds $14.00 for any 20 trading days during a 30 consecutive trading-day period; provided that, the Earnout Shares shall be forfeited on the date that is 5 years after the Closing Date if the vesting condition is not met. Such forfeited Sponsor Earnout Shares shall be transferred to Pubco for the purposes of Pubco equity compensation arrangements.

“Stockholder Adjournment Proposal” means a proposal to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

“Summit” means Summit Group, through one of their main entities, Summit Laemchabang Auto Body Work Co., Ltd.

“Thai EXIM” means the Export-Import Bank of Thailand.

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trust Account” means the trust account that holds the net proceeds of the sale of the CIIG II Units in the initial public offering and the sale of the CIIG II Private Placement Warrants.

“UBS” means UBS Securities LLC.

“Units” means the 28,750,000 units issued in connection with the IPO, each of which consisted of one share of Class A Common Stock and one-half of one Public Warrant.

“Underwriting Agreement” means the Underwriting Agreement, dated September 14, 2021, entered into at the time of the IPO by CIIG II and its IPO Underwriters.

“Waiver” means the waiver by Barclays on October 14, 2022, by UBS on November 2, 2022 and by LionTree on November 11, 2022 of their deferred portion of the underwriting fees to which each IPO Underwriter would otherwise have been entitled under the Underwriting Agreement in connection with the Business Combination.

“Warrant Agreement” means the warrant agreement, dated September 14, 2021, by and between CIIG II and Continental Stock Transfer & Trust Company, as warrant agent, governing CIIG II’s outstanding warrants.

“Working Capital Warrants” means the warrants issuable upon conversion of the Promissory Note at a price of $1.00 per warrant, with such warrants being identical to the Private Placement Warrants.

“Zapp” means Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales.

“Zapp Earnout Shares” means the Investor Earnout Shares and the Management Earnout Shares.

“Zapp Manufacturing” means Zapp Manufacturing (Thailand) Co., Ltd.

“Zapp Ordinary Shareholders” means holders of Zapp Ordinary Shares.

“Zapp Ordinary Shares” means the ordinary shares of Zapp.

“Zapp Warrants” means the 6,000,000 warrants to purchase 6,000,000 Zapp Ordinary Shares issued to Michael Joseph in accordance with the Zapp Warrant Instrument.

“Zapp Warrant Instrument” means the warrant instrument by way of deed poll executed by Zapp on May 28, 2020, providing for the issuance and terms of the Zapp Warrants.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to CIIG II’s stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of CIIG II’s Stockholders and the Related Proposals

Q.	Why am I receiving this proxy statement/prospectus?

A.

CIIG II has entered into the Merger Agreement with Pubco, Merger Sub and Zapp, which provides for the Business Combination in which, among other transactions, Zapp will become a direct wholly-owned subsidiary of Pubco, and CIIG II will become a direct wholly-owned subsidiary of Pubco. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

The consideration to be paid to the shareholders of Zapp (including holders of Zapp options and Zapp Warrants) and holders of Zapp Convertible Loan Notes will be equal to an aggregate of 50,000,000 Pubco Ordinary Shares. In addition, at the effective time of the Merger (the “Effective Time”), each share of CIIG II’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and CIIG II’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) will be cancelled and automatically deemed for all purposes to represent the right to receive one Pubco Ordinary Share. At the Effective Time, each of CIIG II’s warrants that are outstanding immediately prior to the Effective Time will, pursuant to and in accordance with the Warrant Agreement dated September 14, 2021 with respect to CIIG II’s warrants (“Warrant Agreement”), automatically and irrevocably be modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of share(s) of CIIG II common stock set forth therein and in substitution thereof such warrant will entitle the holder thereof to acquire the same number of Pubco Ordinary Shares per warrant on the same terms. Please see “The Merger Agreement” for further information.

CIIG II stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Merger Agreement and the Business Combination, among other proposals at a special stockholder meeting. You are receiving this proxy statement/prospectus because you hold CIIG II Common Stock as of the record date for the special meeting of stockholders.

The CIIG II Class A Common Stock, Public Warrants and CIIG II Units are currently listed on Nasdaq under the symbols “CIIG,” “CIIGW” and “CIIGU,” respectively. Pubco intends to apply to list its Pubco Ordinary Shares and Pubco Public Warrants on Nasdaq in connection with the Closing. All outstanding CIIG II Units will be separated into their underlying securities immediately prior to the Closing. Accordingly, Pubco will not have units outstanding following consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Pubco with respect to the Pubco Ordinary Shares issuable in connection with the Business Combination.

Q.	When and where is the special meeting?

A.	The special meeting will be held in person at , Eastern time, on , 2023, at the offices of Orrick, Herrington & Sutcliffe LLP, located at 51 West 52nd Street, New York, New York 10019.

Q.	What matters will stockholders consider at the special meeting of stockholders?

A.	At the CIIG II special meeting of stockholders, CIIG II will ask its stockholders to vote in favor of the following proposals:

•	The Business Combination Proposal—a proposal to approve and adopt the Merger Agreement and the Business Combination.

•

The Stockholder Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.	Are any of the proposals conditioned on one another?

A.

The Stockholder Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective. It is important to note that in the event that the Business Combination Proposal is not approved, then CIIG II will not consummate the Business Combination. CIIG II will have until March 17, 2023 to consummate an initial business combination and the Sponsor and Zapp shall discuss in good faith a mutually beneficial alternative arrangement to incentivize CIIG II’s public stockholders to extend CIIG II’s period of time to consummate a Business Combination if needed. If the Sponsor and Zapp shall not have otherwise mutually agreed in writing pursuant to the preceding sentence, to a mutually beneficial alternative arrangement, then the Sponsor shall duly request CIIG II to, and CIIG II shall (i) duly extend CIIG II’s period of time to consummate a Business Combination until the date falling 24 months from the closing of CIIG II’s initial public offering and (ii) comply with all requirements with respect to the Trust Account in connection therewith, including without limitation the requirement to deliver an extension letter and to deposit into the Trust Account $2,875,000 on or prior to the date of the deadline for such extension. For more information about the Amended and Restated Sponsor Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Amended and Restated Sponsor Agreement.”

Q.	What will happen in the Business Combination?

A.	In connection with the Business Combination:

•

Zapp shareholders (including holders of Zapp options and Zapp Warrants) and holders of Zapp Convertible Loan Notes will receive an aggregate of 50,000,000 Pubco Ordinary Shares pursuant to the Company Exchange;

•	each outstanding share of CIIG II Common Stock will be exchanged for one Pubco Ordinary Share;

•

each issued and outstanding CIIG II Warrant will cease to represent a right to acquire shares of CIIG II Common Stock and will instead represent the right to acquire the same number of Pubco Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the closing of the Business Combination; and

•	As a result of the Business Combination, each of CIIG II and Zapp will become direct wholly-owned subsidiaries of Pubco.

Q.	Why is CIIG II proposing the Business Combination Proposal?

A.

CIIG II was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CIIG II is not limited to any particular industry or sector. Following the closing of CIIG II’s IPO on September 17, 2021, an amount of $291,812,500 ($10.15 per Unit) from the net proceeds of the sale of the CIIG II Units in the initial public offering and the sale of the CIIG II Private Placement Warrants was placed in a trust account (the “Trust Account”). In accordance with CIIG II’s Amended and Restated Certificate of Incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination.

There currently are 35,937,500 shares of CIIG II Common Stock issued and outstanding, consisting of 28,750,000 shares of CIIG II Class A Common Stock originally sold as part of the CIIG II Units in CIIG II’s IPO and 7,187,500 shares of CIIG II Class B Common Stock. In addition, there currently are 26,437,500 CIIG II Warrants issued and outstanding, including 14,375,000 CIIG II Public Warrants and 12,062,500 CIIG II Private Placement Warrants that were sold by CIIG II to the Sponsor and subsidiaries of BlackRock, Inc. in a private sale simultaneously with CIIG II’s initial public offering.

Under CIIG II’s Amended and Restated Certificate of Incorporation, CIIG II must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of CIIG II’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote.

Q.	Who is Zapp?

A.

Zapp aims to redefine urban mobility and create a new product category with its high-performance EVP2W vehicles. Zapp’s vehicles combine the convenience and ease-of-use of a “step-through” form factor, with specifications and performance attributes usually associated with “step-over” models. Zapp’s proprietary exoskeleton architecture creates a brand DNA that Zapp believes is easily identifiable by consumers. Zapp’s first product, the i300, has won multiple international design awards, including the US Good Design Award, German Design Award, European Product Design Award, Australian Good Design Award, Korean Good Design Award, Muse Design Award, and A’ Design Award.

Q.	What equity stake will current CIIG II stockholders and Zapp Shareholders have in Pubco after the Closing?

A.

CIIG II Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of CIIG II Public Stockholders are substantially reduced as a result of redemptions by CIIG II Public Stockholders.

If a CIIG II Public Stockholder exercises his, her or its redemption rights, such exercise will not result in the loss of any warrants that such CIIG II Public Stockholder may hold. As a result, any non-redeeming CIIG II Public Stockholders would experience dilution to the extent such Public Warrants are exercised and additional Pubco Ordinary Shares are issued. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to Pubco to be used in its business following the consummation of the Business Combination.

The sensitivity table below shows the potential impact of redemptions on (i) the ownership of current CIIG II stockholders and Zapp shareholders and (ii) the pro forma book value per share of the shares owned by CIIG II Public Stockholders under different redemption scenarios, taking into account certain potential sources of dilution as detailed below.

	Assuming No Redemption		Assuming 25% Redemption(1)		Assuming 50% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Shareholders
CIIG II’s Class B Common Stockholders(5)	6,432,813	8.3%	6,432,813	9.2%	6,432,813	10.2%	6,432,813	11.5%	6,432,813	13.2%
CIIG II’s Class A Common Stockholders(6)	28,750,000	37.2%	21,562,500	30.7%	14,375,000	22.8%	7,187,500	12.9%	0	0.0%
Zapp’s existing shareholders(7)	42,028,760	54.3%	42,028,760	59.9%	42,028,760	66.7%	42,028,760	75.3%	42,028,760	86.4%
SAP	173,000	0.2%	173,000	0.2%	173,000	0.3%	173,000	0.3%	173,000	0.4%
Total Pubco Ordinary Shares outstanding at Closing not reflecting potential sources of dilution	77,384,573	100.0%	70,197,073	100.0%	63,009,573	100.0%	55,822,073	100.0%	48,634,573	100.0%

Total Pubco Ordinary Shares outstanding at Closing not reflecting potential sources of dilution	77,384,573		70,197,073		63,009,573		55,822,073		48,634,573
Potential sources of dilution:
Shares underlying CIIG II Private Placement Warrants	12,062,500	9.9%	12,062,500	10.5%	12,062,500	11.2%	12,062,500	12.0%	12,062,500	13.0%
Shares underlying CIIG II Public Warrants	14,375,000	11.8%	14,375,000	12.5%	14,375,000	13.4%	14,375,000	14.3%	14,375,000	15.5%
Sponsor Earnout Shares	754,687	0.6%	754,687	0.7%	754,687	0.7%	754,687	0.8%	754,687	0.8%
Zapp Earnout Shares	8,518,290	7.0%	8,518,290	7.4%	8,518,290	7.9%	8,518,290	8.5%	8,518,290	9.2%
Shares underlying Pubco Exchange Warrants	3,482,158	2.9%	3,482,158	3.0%	3,482,158	3.2%	3,482,158	3.5%	3,482,158	3.7%
Shares underlying Pubco Exchange Options	4,489,082	3.7%	4,489,082	3.9%	4,489,082	4.2%	4,489,082	4.5%	4,489,082	4.8%
SAP(8)	683,720	0.6%	683,720	0.6%	683,720	0.6%	683,720	0.7%	683,720	0.7%
Total Pubco Ordinary Shares outstanding at Closing (including shares underlying CIIG II Private Placement Warrants and Public Warrants, Sponsor Earnout Shares, Zapp Earnout Shares, Pubco Exchange Warrants, Pubco Exchange Options and contingent consideration payable to SAP)	121,750,010	100.0%	114,562,510	100.0%	107,375,010	100.0%	100,187,510	100.0%	93,000,010	100.0%

	Assuming No Redemption		Assuming 25% Redemption(1)		Assuming 50% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Holders of Pubco Ordinary Shares reflecting potential sources of dilution:
CIIG II’s Class B Common Stockholders(9)	7,187,500	5.9%	7,187,500	6.3%	7,187,500	6.7%	7,187,500	7.2%	7,187,500	7.7%
Holders of CIIG II Public Warrants	14,375,000	11.8%	14,375,000	12.5%	14,375,000	13.4%	14,375,000	14.3%	14,375,000	15.5%
Holders of CIIG II Private Placement Warrants	12,062,500	9.9%	12,062,500	10.5%	12,062,500	11.2%	12,062,500	12.0%	12,062,500	13.0%
CIIG II’s Class A Common Stockholders(10)	28,750,000	23.6%	21,562,500	18.8%	14,375,000	13.4%	7,187,500	7.2%	0	0.0%
Zapp’s existing shareholders(11)	50,547,050	41.5%	50,547,050	44.1%	50,547,050	47.1%	50,547,050	50.5%	50,547,050	54.4%
Holder of Pubco Exchange Warrants	3,482,158	2.9%	3,482,158	3.0%	3,482,158	3.2%	3,482,158	3.5%	3,482,158	3.7%
Holders of Pubco Exchange Options	4,489,082	3.7%	4,489,082	3.9%	4,489,082	4.2%	4,489,082	4.5%	4,489,082	4.8%
SAP	856,720	0.7%	856,720	0.7%	856,720	0.8%	856,720	0.9%	856,720	0.9%
Total Pro Forma Equity Value of Pubco Ordinary Shares outstanding at Closing (including shares underlying CIIG II Private Placement Warrants and Public Warrants, Sponsor Earnout Shares, Zapp Earnout Shares, Pubco Exchange Warrants, Pubco Exchange Options and contingent consideration payable to SAP)(12)	1,217,500,100		1,145,625,100		1,073,750,100		1,001,875,100		930,000,100
Per Share Pro Forma Equity Value of Pubco Ordinary Shares outstanding at Closing(13)	10.00		10.00		10.00		10.00		10.00
Per Share Pro Forma Book Value of each Pubco Ordinary Share outstanding at Closing (including Pubco Exchange Warrants and Pubco Exchange Options)(13)	3.06		2.39		1.65		0.74		(0.38)

Footnotes

1	This scenario assumes that 7,187,500 shares of CIIG II Class A Common Stock are redeemed by the CIIG II Shareholders.
2	This scenario assumes that 14,375,000 shares of CIIG II Class A Common Stock are redeemed by the CIIG II Shareholders.
3	This scenario assumes that 21,562,500 shares of CIIG II Class A Common Stock are redeemed by the CIIG II Shareholders.
4

This scenario assumes that 28,750,000 shares of CIIG II Class A Common Stock are redeemed by the CIIG II Shareholders. CIIG II’s obligations under the Merger Agreement are subject to certain customary closing conditions.

5	Excluding 754,687 Sponsor Earnout Shares and 12,062,500 shares underlying the CIIG II Private Placement Warrants.
6	Excluding 14,375,000 shares underlying the CIIG II Public Warrants.
7

Prior to the closing of the Business Combination, Zapp may sell and issue an aggregate principal amount of up to $20,000,000 in Zapp Convertible Loan Notes. The maximum amount Zapp will raise from the issuance of the Zapp Convertible Loan Notes will not exceed $20,000,000. The Zapp Convertible Loan Notes will be automatically redeemed at the principal amount by conversion into Zapp Ordinary Shares, either prior to or simultaneously with the closing of the Business Combination. Prior and as a condition to the conversion of the Zapp Convertible Loan Notes and allotment of Zapp Ordinary Shares, investors are obligated to execute and deliver an agreement to exchange the Zapp Ordinary Shares for Pubco Ordinary Shares on substantially similar terms as those set out in the Investor Exchange and Support Agreement (other than with respect to any earn-out, contingent consideration or lock-ups).

The consideration to be paid to shareholders of Zapp (including holders of Zapp options and Zapp Warrants) and holders of Zapp Convertible Loan Notes will be equal to an aggregate of 50,000,000 Pubco Ordinary Shares. The number of Pubco Ordinary Shares to be issued to holders of Zapp Ordinary Shares and Zapp Convertible Notes, the number of Pubco Exchange Warrants to be issued to the holder of Zapp Warrants and the number of Pubco Exchange Options to be issued to holders of Zapp options will depend on the aggregate principal amount of Zapp Convertible Loan Notes issued prior to the Closing and will be adjusted in accordance with the ratio at which Zapp Ordinary Shares are exchanged for Closing Transaction Consideration at the Closing pursuant to the Exchange and Support Agreements.

This scenario assumes that Zapp does not issue any Zapp Convertible Loan Notes. Based on the foregoing assumption, 42,028,760 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 3,482,158 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,489,082 Pubco Exchange Options will be issued to holders of Zapp options (of which 4,154,650 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

Assuming Zapp issues an aggregate principal amount of $6,100,000 in Zapp Convertible Loan Notes, 41,296,259 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 871,428 Pubco Ordinary Shares will be issued to holders of Zapp Convertible Loan Notes, 3,421,469 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,410,844 Pubco Exchange Options will be issued to holders of Zapp options (of which 4,082,240 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

Assuming Zapp issues an aggregate principal amount of $10,000,000 in Zapp Convertible Loan Notes, 40,827,938 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 1,428,571 Pubco Ordinary Shares will be issued to holders of Zapp Convertible Loan Notes, 3,382,668 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,360,823 Pubco Exchange Options will be issued to holders of Zapp options (of which 4,035,946 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

Assuming Zapp issues an aggregate principal amount of $20,000,000 in Zapp Convertible Loan Notes, 39,627,117 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 2,857,142 Pubco Ordinary Shares will be issued to holders of Zapp Convertible Loan Notes, 3,283,178 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,232,563 Pubco Exchange Options will be issued to holders of Zapp options (of which 3,917,241 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

For further details of the Zapp Convertible Loan Notes, see “Zapp Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”
8

Comprises the maximum number of additional Pubco Ordinary Shares that may be issued to SAP pursuant to the SAP Management Earnout Fee and SAP Sponsor Earnout Fee set forth in the letter agreement between Zapp and SAP, assuming the Third Earnout Condition in the Management Exchange and Support Agreement is fulfilled following the closing of the Business Combination. Please refer to “Summary of the Proxy Statement/Prospectus—Other Agreements Related to the Merger Agreement—Engagement Letter between Zapp and SAP” for further details on the contingent consideration payable to SAP following the closing of the Business Combination.

9	Includes 754,687 Sponsor Earnout Shares, but excludes 12,062,500 shares underlying the CIIG II Private Placement Warrants which are shown separately above for ease of presentation.
10	Excluding 14,375,000 shares underlying the CIIG II Public Warrants, which are shown separately above for ease of presentation.
11	Including 8,518,290 Zapp Earnout Shares.
12	In each redemption scenario, the per share pro forma equity value of Pubco Ordinary Shares will be US$10.00 at Closing in accordance with the terms of the Merger Agreement.
13

The per share pro forma book value of Pubco Ordinary Shares is based on the pro forma book value of equity at Closing and will depend on the aggregate principal amount of Zapp Convertible Loan Notes issued prior to the Closing. This scenario assumes that Zapp does not issue any Zapp Convertible Loan Notes.

Assuming Zapp issues an aggregate principal amount of $6,100,000 in Zapp Convertible Loan Notes, the per share pro forma book value of Pubco Ordinary Shares would be $3.13, $2.47, $1.73, $0.84 and $(0.27), assuming no redemption, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions, respectively. See the row entitled “Total equity” from “Unaudited Pro Forma Condensed Combined Statement of Financial Position” in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Assuming Zapp issues an aggregate principal amount of $10,000,000 in Zapp Convertible Loan Notes, the per share pro forma book value of Pubco Ordinary Shares would be $3.18, $2.52, $1.79, $0.90 and $(0.20), assuming no redemption, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions, respectively.

Assuming Zapp issues an aggregate principal amount of $20,000,000 in Zapp Convertible Loan Notes, the per share pro forma book value of Pubco Ordinary Shares would be $3.29, $2.64, $1.93, $1.05 and $(0.02), assuming no redemption, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions, respectively.

The calculation of per share pro forma book value of Pubco Ordinary Shares does not take into account shares underlying CIIG II Public Warrants and Private Placement Warrants, Sponsor Earnout Shares, Zapp Earnout Shares and contingent consideration payable to SAP, for the reason that their inclusion will have an anti-dilutive impact on the per share pro forma book value of Pubco Ordinary Shares.

Q.	Who will be the officers and directors of Pubco if the Business Combination is consummated?

A.

At the consummation of the Business Combination, the directors of Pubco will be Anthony Posawatz, Swin Chatsuwan, Jeremy North, Kenneth West, Patricia Wilber, Patchara Rattakul and Edouard Meylan. Swin Chatsuwan is expected to serve as Founder and Chief Executive Officer, Jeremy North is expected to serve as Co-Founder and President, Warin Thanathawee is expected to serve as Co-Founder and Chief Design Officer, David McIntyre is expected to serve as Chief Commercial Officer, Kiattipong Arttachariya is expected to serve as Co-Founder and Head of Corporate Affairs, David Sturgeon is expected to serve as Chief Financial Officer, Pongsatorn Sukhum is expected to serve as Chief Technology Officer, and Belinda Vinke is expected to serve as Chief Brand Officer of Pubco. See the section entitled “Management of Pubco Following the Business Combination.”

Q.	What conditions must be satisfied to complete the Business Combination?

A.

There are a number of closing conditions in the Merger Agreement, including that CIIG II’s stockholders have approved and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Merger Agreement.”

Q.	What happens if I sell my shares of CIIG II Common Stock before the special meeting of stockholders?

A.

The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of CIIG II Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be entitled to receive any Pubco Ordinary Shares following the Closing because only CIIG II’s stockholders on the date of the Closing will be entitled to receive Pubco Ordinary Shares in connection with the Closing.

Q.	What vote is required to approve the proposals presented at the special meeting of stockholders?

A.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of CIIG II Common Stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a CIIG II stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, or an abstention from voting, will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Stockholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of CIIG II Common Stock that are voted thereon at the special meeting of stockholders. Accordingly, a CIIG II’s stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, or an abstention from voting, will have no effect on the outcome of any vote on the Stockholder Adjournment Proposal.

Q.	Do Zapp Shareholders need to approve the Business Combination?

A.

All of the Zapp Shareholders have executed an Investor Exchange and Support Agreement or Management Exchange and Support Agreement, as applicable, and therefore no further approval of the Business Combination by the Zapp Shareholders is required.

Q.	Will CIIG II, Zapp or Pubco issue additional equity securities in connection with the consummation of the Business Combination?

A.

Pubco or CIIG II may enter into equity financings in connection with the proposed Business Combination with their respective affiliates or any third parties if CIIG II determines that the issuance of additional equity is necessary or desirable in connection with the consummation of the Business Combination. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming Public Stockholders or the former equity holders of Zapp.

Q.	How many votes do I have at the special meeting of stockholders?

A.

CIIG II’s stockholders are entitled to one vote at the special meeting for each share of CIIG II Common Stock held of record as of the record date. As of the close of business on the record date, there were 35,937,500 outstanding shares of CIIG II Common Stock.

Q.	How will the CIIG II Sponsor, directors and officers vote?

A.

In connection with CIIG II’s IPO, CIIG II entered into agreements with CIIG II’s Sponsor, officers and directors, pursuant to which each agreed to vote their CIIG II Class B Common Stock and any other shares acquired during and after the IPO in favor of the Business Combination Proposal. Currently, the Sponsor holds approximately 20% of the issued and outstanding shares of CIIG II Common Stock.

Q.	What interests do CIIG II’s Sponsor, current officers and directors and anchor investors have in the Business Combination?

A.

CIIG II’s Sponsor, directors and executive officers and anchor investors may have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include, among other things, the interests listed below:

•

The CIIG II Class B Common Stock was acquired in January 2021 for an aggregate purchase price of $25,000, and such shares would become worthless if CIIG II does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares for no consideration. Following the closing of the Business Combination, members of the Sponsor (excluding the indirect anchor investors) will beneficially own an aggregate of 4,276,563 Pubco Ordinary Shares upon conversion of their Class B Common Stock (assuming no redemptions and not including the Sponsor Earnout Shares) and, for illustrative purposes, up to 6,540,625 Pubco Ordinary Shares (including the Sponsor Earnout Shares and the Anchor Forfeiture Shares). Such shares have an aggregate market value of approximately $         and $        , respectively, based on the closing price of CIIG II Class A Common Stock of $         on Nasdaq on        , the record date for the special meeting of stockholders;

•

Each anchor investor will own 718,750 Pubco Ordinary Shares upon conversion of Class B Common Stock pursuant to the Anchor Investor Agreements (assuming no Anchor Forfeiture) following the closing of the Business Combination. Such shares would become worthless if CIIG II does not complete a business combination. Such shares have an aggregate market value of approximately $         and $        , respectively, based on the closing price of CIIG II Class A Common Stock of $         on Nasdaq on         , the record date for the special meeting of stockholders;

•

Members of the Sponsor (excluding the indirect anchor investors) will own 6,031,249 Pubco Public Warrants following the closing of the Business Combination and the conversion of Private Placement Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by the Sponsor (excluding the indirect anchor investors) would be valued at approximately $        ;

•

Each anchor investor will own 2,010,417 Pubco Public Warrants following the closing of the Business Combination and the conversion of Private Placement Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by each indirect anchor investor would be valued at approximately $        ;

•

Each anchor investor will own 1,078,125 Pubco Public Warrants following the closing of the Business Combination and the conversion of the CIIG Public Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by each indirect anchor investor would be valued at approximately $        ;

•

CIIG II’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to CIIG II to fund certain capital requirements. On December 15, 2022, CIIG II issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which CIIG II may borrow up to an aggregate principal amount of $100,000. The Promissory Note is non-interest bearing and payable upon the consummation of a business combination. Upon consummation of a business combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Promissory Note into Working Capital Warrants at a price of US$1.00 per Working Capital Warrant. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to CIIG II outside of the Trust Account;

•

CIIG II’s Sponsor, officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them on CIIG II’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the record date, the Sponsor and CIIG II’s officers and directors and their affiliates had incurred no unpaid reimbursable expenses;

•	the potential continuation of certain of CIIG II’s directors as directors of Pubco;

•	the continued indemnification of current directors and officers of CIIG II and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•

The Sponsor, its affiliates and the anchor investors will lose their entire investment in CIIG II with respect to the Class B Common Stock and Private Placement Warrants they own if an initial business combination is not completed, which were collectively purchased by such parties for an aggregate purchase price of $25,000 and $12,062,500, respectively, with each anchor investor contributing $2,010,417 and the Sponsor contributing the remaining balance of $6,056,249. Such capital contributions would be lost if an initial business combination is not completed;

•

If CIIG II is unable to complete a business combination within the required time period, the Sponsor and its affiliates stand to lose up to $            , reflecting the market value (as of the record date) of the Class B Common Stock (including the Sponsor Earnout Shares) detailed above, the market value (as of the record date) of the Private Placement Warrants detailed above and the amount loaned pursuant to the Promissory Note; and

•

Further, if CIIG II is unable to complete a business combination within the required time period, each anchor investor stands to lose up to $            , reflecting the market value (as of the record date) of Class B Common Stock detailed above and the market value (as of the record date) of the Private Placement Warrants and Public Warrants detailed above.

These financial interests may mean that the Sponsor (and accordingly CIIG II’s officers and directors who are members of the Sponsor) and the anchor investors may be incentivized to complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to stockholders than they would otherwise recommend or approve, as the case may be, rather than allow CIIG II to wind up having failed to consummate a business combination and lose their entire investment.

Further, because of these interests, the Sponsor (and CIIG II’s officers and directors who are members of the Sponsor) and the anchor investors could benefit from the completion of a business combination that is not favorable to its public stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. For example, if the share price of Pubco Ordinary Shares declined to $5.00 per share after the close of the Business Combination, CIIG II’s public stockholders that purchased shares in the IPO, would have a loss of $5.00 per share, while the Sponsor and the anchor investors would have a gain because they acquired their Class B Common Stock for a nominal amount. In other words, the Sponsor and the anchor investors can earn a positive rate of return on their investment even if public stockholders experience a negative rate of return in the post-combination company.

These interests may influence CIIG II’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal. Please read the section entitled “The Business Combination—Interests of CIIG II’s Directors and Officers in the Business Combination.”

Q.	Did CIIG II’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

CIIG II’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. CIIG II’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The board of directors also determined, without seeking a valuation from a financial advisor, that Zapp’s fair market value was at least 80% of CIIG II’s net assets. Accordingly, investors will be relying on the judgment of CIIG II’s board of directors as described above in valuing the Zapp business and assuming the risk that the board of directors may not have properly valued such business.

Q.	What happens if the Business Combination Proposal is not approved?

A.

If the Business Combination Proposal is not approved, CIIG II will have until March 17, 2023, to consummate an initial business combination and the Sponsor and Zapp shall discuss in good faith a mutually beneficial alternative arrangement to incentivize CIIG II’s public stockholders to extend CIIG II’s period of time to consummate a Business Combination if needed. If the Sponsor and Zapp shall not have otherwise mutually agreed in writing pursuant to the preceding sentence, to a mutually beneficial alternative arrangement, then the Sponsor shall duly request CIIG II to, and CIIG II shall (i) duly extend CIIG II’s period of time to consummate a Business Combination until the date falling 24 months from the closing of CIIG II’s initial public offering and (ii) comply with all requirements with respect to the Trust Account in connection therewith, including without limitation the requirement to deliver an extension letter and to deposit into the Trust Account $2,875,000 on or prior to the date of the deadline for such extension. For more information about the Amended and Restated Sponsor Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Amended and Restated Sponsor Agreement.”

Q.	Do I have redemption rights?

A.

If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of CIIG II’s IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to CIIG II to pay its franchise and income taxes, upon the consummation of the Business Combination. Holders of the outstanding CIIG II Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor has agreed to waive its redemption right with respect to the CIIG II Class B Common Stock in connection with the completion of CIIG II’s initial business combination for no consideration. The CIIG II Class B Common Stock will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $                on                 , the record date, the estimated per share redemption price would have been approximately $                . Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account in connection with the liquidation of the Trust Account.

Q.	Is there a limit on the number of shares I may redeem?

A.

A Public Stockholder, together with any affiliate of his or hers or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.	Will how I vote affect my ability to exercise redemption rights?

A.

No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.	How do I exercise my redemption rights?

A.

In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on                 , 2023 (two business days before the special meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, CIIG II’s transfer agent, that CIIG II redeem your Public Shares for cash, and (ii) deliver your stock to CIIG II’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). The address of CIIG II’s transfer agent is listed under the question “Who can help answer my questions?” below. CIIG II requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to CIIG II’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and CIIG II’s transfer agent will need to act to facilitate the request. It is CIIG II’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because CIIG II does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CIIG II’s consent. If you delivered your shares for redemption to CIIG II’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CIIG II’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting CIIG II’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

U.S. holders (as defined below in “Material U.S. Federal Income Tax Considerations”) of CIIG II Common Stock who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of CIIG II Common Stock redeemed. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes, or as integrated with the Business Combination. Please see the section entitled “Material U.S. Federal Income Tax Considerations—Redemption of Class A Common Stock Pursuant to the CIIG II Stockholder Redemption” for a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights.

Q:	If I hold Public Warrants, can I exercise redemption rights with respect to my warrants?

A:	No. There are no redemption rights with respect to the Public Warrants.

Q.	If I hold Public Warrants, what are the U.S. federal income tax consequences of my Public Warrants converting into Pubco Public Warrants?

A.

In connection with the Business Combination, each issued and outstanding Public Warrant will cease to represent a right to acquire Public Shares and will instead represent the right to acquire the same number of Pubco Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the closing of the Business Combination.

Subject to the discussion in the section entitled “Material U.S. Federal Income Tax Considerations”, the surrender by Public Stockholders of Class A Common Stock (and, if such Public Stockholders also hold Public Warrants, the conversion of such Public Warrants into Pubco Public Warrants pursuant to the terms of the Public Warrants) and the acquisition of Pubco Ordinary Shares by holders of Class A Common Stock in exchange therefor resulting from the Merger, taken together with the related transactions, is expected to qualify as a transfer of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under Section 351(a) of the Code (a “Section 351 Exchange”).

It is uncertain whether the Merger also qualifies as a reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”). To qualify as a Reorganization, a transaction must satisfy certain requirements, including that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, to operate a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, as described in Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as CIIG II, the qualification of the Merger as a Reorganization is not free from doubt, and the IRS or a court could take a position that the Merger does not qualify as a Reorganization. Accordingly, it is unclear whether the requirements for a Reorganization can be satisfied and such qualification is not a condition of the Business Combination.

If the Merger qualifies as a Section 351 Exchange, a U.S. holder of Public Warrants could be treated as transferring its Public Warrants to Pubco in exchange for Pubco Public Warrants in an exchange governed only by Section 351 of the Code. If so treated, a U.S. holder could be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Pubco Public Warrants treated as received by such holder and the Pubco Ordinary Shares received by such holder, if any, over (y) such holder’s aggregate adjusted tax basis in the Public Warrants and CIIG II Common Stock, if any, exchanged therefor) and (ii) the fair market value of the Pubco Public Warrants received by such holder in such exchange. Alternatively, it is possible that a U.S. holder of Public Warrants could be treated as exchanging such Public Warrants for “new” warrants. If so treated, a U.S. holder could be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the Pubco Public Warrants held by such holder immediately following the Merger and the adjusted tax basis of the Public Warrants held by such holder immediately prior to the Merger. See the section entitled “Material U.S. Federal Income Tax Considerations” below for a more detailed discussion of the tax consequences to holders of Public Warrants.

If the Merger qualifies as a Reorganization, subject to Section 367(a) of the Code, a U.S. holder of Public Warrants generally is expected to not recognize any gain or loss upon the closing of the Business Combination; the aggregate tax basis of such U.S. holder’s basis in the Pubco Public Warrants will be the same as the aggregate tax basis of such U.S. holder’s Public Warrants immediately before the closing of the Business Combination; and the holding period of such warrants will continue; provided that the Public Warrants are held as capital assets on the effective date of the closing of the Business Combination.

Because of the legal and factual uncertainties described above, none of Weil, Gotshal & Manges LLP, Latham & Watkins LLP, Orrick, Herrington & Sutcliffe LLP nor Walkers (Singapore) Limited Liability Partnership is able to opine with respect to the Business Combination’s qualification as a Reorganization.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of shares of CIIG II Common Stock in connection with the Business Combination.

Q:	What are the potential impacts on the Business Combination and related transactions resulting from the Waiver?

A:

Each of the IPO Underwriters has waived all rights to any deferred fees due under the Underwriting Agreement. The deferred fees were only payable to the IPO Underwriters upon completion of the Business Combination. In addition, the IPO Underwriters each delivered, or have indicated that they plan to deliver, notice of such Waiver to the Securities and Exchange Commission.

As a result of the Waiver, the transactions fees payable by CIIG II at the consummation of the Business Combination will be reduced by approximately $10.1 million. The IPO underwriting services being provided by the IPO Underwriters were substantially complete at the time of the Waiver, with any fees payable to the IPO Underwriters contingent upon the closing of the Business Combination.

We believe that such Waiver of fees for services that have already been substantially rendered or that were contingent upon the occurrence of an event that applicable persons expect will occur, is unusual. While the IPO Underwriters did not provide any additional detail in their letters related to the Waivers, stockholders should be aware that such Waivers indicate that none of the IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the transaction described herein. CIIG II public stockholders may be more likely to elect to redeem their shares as a result of such Waivers and the proceeds that the combined company receives as a result of the Business Combination may be reduced as a result of such Waivers.

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, CIIG II is unable to complete a business combination by March 17, 2023, or extend/amend such date in accordance with the CIIG II Amended and Restated Certificate of Incorporation, CIIG II will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CIIG II’s remaining stockholders and CIIG II’s board of directors, dissolve and liquidate, subject in each case to CIIG II’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of CIIG II Class B Common Stock have waived any right to any liquidation distribution with respect to those shares for no consideration.

In the event of liquidation, there will be no distribution with respect to outstanding CIIG II Warrants. Accordingly, the CIIG II Warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Merger Agreement.”

Q:	What do I need to do now?

A:

You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of CIIG II Common Stock on                , 2023, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person at the special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If applicable, simply complete, sign and date your voting instruction card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other nominee. If you wish to attend the special meeting of stockholders and vote in person, you must obtain a proxy from your broker, bank or nominee. Holders of CIIG II Common Stock are encouraged to vote in advance of the special meeting of stockholders.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC at (800) 662-5200 or email at CIIG.info@investor.morrowsodali.com.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting of stockholders, CIIG II will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the Stockholder Adjournment Proposal. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by CIIG II without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.	Do I need to attend the special meeting of stockholders to vote my shares?

A.

No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. CIIG II encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.

Yes. After carefully reading and considering the information contained in (and incorporated by reference into) this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. If you are a stockholder of record, you may change your vote by sending a later-dated, signed proxy card to Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the special meeting of stockholders?

A.

A quorum will be present at the special meeting of stockholders if a majority of the CIIG II Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. In the absence of a quorum, a majority of CIIG II’s stockholders, present in person or represented by proxy, and voting thereon will have the power to adjourn the special meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.	What happens to CIIG II Warrants I hold if I vote my shares of CIIG II Class A Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.

Properly exercising your redemption rights as a CIIG II stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus. If the Business Combination is completed, all of your CIIG II Warrants will automatically convert into warrants to purchase Pubco Ordinary Shares as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your CIIG II Warrants, and if CIIG II does not otherwise consummate an initial business combination by March 17, 2023, or extend/amend such date in accordance with the CIIG II Amended and Restated Certificate of Incorporation, CIIG II will be required to dissolve and liquidate, and your warrants will expire worthless.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

CIIG II will pay the cost of soliciting proxies for the special meeting. CIIG II has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. CIIG II has agreed to pay Morrow Sodali LLC a fee of $25,000. CIIG II will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. CIIG II also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of CIIG II Common Stock for their expenses in forwarding soliciting materials to beneficial owners of CIIG II Common Stock and in obtaining voting instructions from those owners. CIIG II’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.	If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact CIIG II’s proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street,

5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: CIIG.info@investor.morrowsodali.com

You may also contact CIIG II at:

CIIG Capital Partners II, Inc.

40 West 57th Street

29th Floor

New York, New York 10019

info@ciigpartners.com

To obtain timely delivery, CIIG II’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about CIIG II from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

The accompanying proxy statement/prospectus incorporates important business and financial information about CIIG II and Zapp from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from the appropriate company. Requests made to CIIG II should be directed to the addresses and telephone numbers listed above. Requests made to Zapp should be directed to the address and telephone number noted below:

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Patumwan

Bangkok 10330 Thailand

+66 2654 3550

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to CIIG II’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Mark Zimkind

Email: Mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Parties to the Business Combination

CIIG Capital Partners II, Inc.

CIIG II is a blank check company formed in Delaware on January 6, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector.

CIIG II’s units, class A common stock, and warrants trade on Nasdaq under the symbols “CIIGU,” “CIIG” and “CIIGW,” respectively. At the Closing, the outstanding shares of CIIG II Class A Common Stock will be converted into Pubco Ordinary Shares.

The mailing address of CIIG II’s principal executive office is 40 West 57th Street, 29th Floor, New York, New York 10019, and its telephone number is (212) 796-4796.

Zapp

Zapp aims to redefine urban mobility and create a new product category with its high-performance EVP2W vehicles. Zapp’s vehicles combine the convenience and ease-of-use of a “step-through” form factor, with specifications and performance attributes usually associated with “step-over” models. Zapp’s proprietary exoskeleton architecture creates a brand DNA that Zapp believes is easily identifiable by consumers. Zapp’s first product, the i300, has won multiple international design awards, including the US Good Design Award, German Design Award, European Product Design Award, Australian Good Design Award, Korean Good Design Award, Muse Design Award, and A’ Design Award.

Zapp Electric Vehicles Limited is a private company limited by shares registered in England and Wales. The mailing address of Zapp’s registered office is 5 Technology Park, Colindeep Lane, England, London NW9 6BX. Zapp’s corporate website address is zappev.com. The information contained on, or that can be accessed through, Zapp’s website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. After the consummation of the Business Combination, Zapp will become a wholly-owned subsidiary of Pubco.

Pubco

Immediately following the Business Combination, Pubco is expected to qualify as a foreign private issuer as defined in Rule 3b-4 under the Exchange Act. Pubco is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Pubco was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination. At the Effective Time, the number of directors of Pubco will be increased to seven, four of whom shall be independent directors. After the consummation of the Business Combination, the mailing address of Pubco will be 87/1 Wireless Road, 26/F Capital Tower, All Seasons Place, Lumpini, Patumwan, Bangkok 10330, Thailand. After the consummation of the Business Combination, Pubco will become the continuing public company.

Merger Sub

Zapp Electric Vehicles, Inc. is a Delaware corporation and direct, wholly owned subsidiary of Pubco. Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination.

The mailing address of Merger Sub’s principal executive office is 87/1 Wireless Road, 26/F Capital Tower, All Seasons Place, Lumpini, Patumwan, Bangkok 10330, Thailand.

The Business Combination

The Merger Agreement

Consideration Paid to the Shareholders of the Company

The consideration to be paid to the shareholders of Zapp (including holders of Zapp options and Zapp Warrants) and holders of Zapp Convertible Loan Notes will be equal to an aggregate of 50,000,000 Pubco Ordinary Shares.

Consideration Paid to CIIG II Stockholders – Effects of the Merger

At the Effective Time, each share of Class A Common Stock and Class B Common Stock and together with the Class A Common Stock, the (“Common Stock”) will be cancelled and automatically deemed for all purposes to represent the right to receive one Pubco Ordinary Share. At the Effective Time, each of CIIG II’s warrants that are outstanding immediately prior to the Effective Time will, pursuant to and in accordance with the Warrant Agreement dated September 14, 2021 with respect to CIIG II’s warrants, automatically and irrevocably be modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of share(s) of CIIG II Common Stock set forth therein and in substitution thereof such warrant will entitle the holder thereof to acquire the same number of Pubco Ordinary Shares per warrant on the same terms as in effect immediately prior to the closing of the Business Combination.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties thereto with respect to, among other things, (i) corporate organization, (ii) authorization, performance and enforceability of the Merger Agreement and Transaction Agreements, (iii) capitalization, (iv) government approvals, consents, (v) financial statements, (vi) absence of undisclosed liabilities, (vii) litigation and proceedings, (viii) compliance with laws, (ix) material contracts and absence of defaults, (x) labor matters, (xi) tax matters, (xii) permits, (xiii) real property, (xiv) environmental matters, (xv) absence of material adverse effect and certain changes, (xvi) intellectual property, data privacy and IT Security, (xvii) customers and suppliers and (xviii) related party transactions. The representations and warranties of the parties contained in the Merger Agreement will terminate and be of no further force and effect as of the closing of the Business Combination, unless otherwise specified in the Merger Agreement.

Covenants

The Merger Agreement contains customary covenants of the parties, including, among others, covenants providing for (i) the operation of the parties’ respective businesses prior to consummation of the Business Combination, (ii) CIIG II’s and Zapp’s efforts to satisfy conditions to consummation of the Business Combination, (iii) CIIG II and Zapp to cease discussions regarding alternative transactions (such as acquisition transactions or business combination proposals), (iv) CIIG II, Zapp and Pubco to prepare and file a registration statement on Form F-4, which will also contain a prospectus of Pubco and proxy statement of CIIG II for the purpose of soliciting proxies from CIIG II’s stockholders to vote in favor of certain matters (the “CIIG II Stockholder Matters”), including the adoption of the Merger Agreement, approval of the Business Combination and certain other matters at a special meeting called therefor, (v) the protection of, and access to, confidential information of the parties and (vi) the parties’ efforts to obtain necessary approvals from governmental agencies, to the extent applicable.

Conditions to Closing

The consummation of the Business Combination is subject to customary closing conditions for transactions involving special purpose acquisition companies, including, among others: (i) approval of the CIIG II Stockholder Matters by CIIG II’s stockholders, (ii) receipt of required regulatory approvals, to the extent applicable, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) CIIG II having at least $5,000,001 of net tangible assets as of the closing of the Transactions, (v) the Form F-4 having become effective, (vi) the Pubco Ordinary Shares having been approved for listing on Nasdaq, and (vii) customary bring down conditions. Additionally, the obligations of Pubco and Zapp to consummate the Transactions are also conditioned upon, among others, each of the covenants of the parties to the A&R Sponsor Agreement (as defined below) having been performed as of or prior to the closing of the Business Combination in all material respects.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, as follows:

(i)     by mutual written consent of CIIG II and Zapp;

(ii)     by either CIIG II or Zapp if the transactions are not consummated on or before May 1, 2023 (the “Termination Date”);

(iii)     by either CIIG II or Zapp if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently enjoining or prohibiting the merger, which order, decree, judgment, ruling or other action is final and non-appealable;

(iv)     by either CIIG II or Zapp if the other party has breached any of its covenants, agreements, representations or warranties which would result in the failure of certain conditions to be satisfied at the closing and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party’s failure to fulfill any of its obligations under the Merger Agreement is not the primary cause of the failure of the closing to occur;

(v)     by either CIIG II or Zapp if, at the special meeting, the Business Combination and the other CIIG II Stockholder Matters shall fail to be approved by holders of CIIG II’s stockholders, provided that CIIG II’s right to terminate for failure to obtain such approval shall not be available if, at the time of such termination, CIIG II is in breach of certain of its obligations under the Merger Agreement, including with respect to the preparation, filing and mailing of the registration statement and prospectus/proxy statement and convening the special meeting; or

(vi)     by the Company if CIIG II has changed, withdrawn, withheld, qualified or modified the SPAC Board Recommendation for any reason, or publicly proposes to do any of the foregoing.

The foregoing description of the Merger Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement and any related agreements. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Merger Agreement has been included as an annex to this proxy statement/prospectus to provide investors with information regarding its terms. It is not intended to provide any other factual information about CIIG II, the Company, Pubco or any other party to the Merger Agreement or any related agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, are subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors and security holders. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in CIIG II’s public disclosures.

A copy of the Merger Agreement is filed with this proxy statement/prospectus as Annex A and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto.

Other Agreements Related to the Merger Agreement

Investor Exchange and Support Agreement

In connection with the execution of the Merger Agreement, Zapp, Pubco and certain shareholders of Zapp (each an “Investor”) entered into an Investor Exchange and Support Agreement (the “Investor Exchange and Support Agreement”) pursuant to which each Investor has agreed (i) to transfer its respective Zapp Ordinary Shares and Zapp Warrants to Pubco in exchange for Pubco Ordinary Shares and Pubco Exchange Warrants respectively; and (ii) not to transfer, subject to certain limited exceptions, 80% of the Pubco Ordinary Shares received by such Investor pursuant to the Company Exchange for a period beginning on the Closing Date and ending on (A) with respect to the first third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s first quarterly earnings release that occurs at least 60 days after the Closing Date, (B) with respect to the second third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s second quarterly earnings release after the Closing Date and (C) with respect to the final third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s third quarterly earnings release after the Closing Date. Pursuant to the Investor Exchange and Support Agreement, certain Investors shall be entitled to receive additional Pubco Ordinary Shares subject to the closing price of the Pubco Ordinary Shares equaling or exceeding for any 20 trading days during a 30 day consecutive trading period, $12.00 per share, $14.00 per share and $16.00 per share respectively.

For more information about the Investor Exchange and Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Investor Exchange and Support Agreements.”

Management Exchange and Support Agreement

In connection with the execution of the Merger Agreement, Zapp, Pubco and certain members of Zapp’s management (each a “Management Shareholder”) entered into a Management Exchange and Support Agreement (the “Management Exchange and Support Agreement”) pursuant to which each Management Shareholder agreed to (i) transfer its respective Zapp Ordinary Shares to Pubco in exchange for Pubco Ordinary Shares and (ii) not transfer, subject to certain limited exceptions, 80% of the Pubco Ordinary Shares received by such Management Shareholder pursuant to the Company Exchange for a period beginning on the Closing Date and ending (A) with respect to the first third of such Pubco Ordinary Shares, 360 days after the Closing Date, (B) with respect to the second third of such Pubco Ordinary Shares, 540 days after the Closing Date and (C) with respect to the final third of such Pubco Ordinary Shares, 720 days after the Closing Date. Pursuant to the Management Exchange and Support Agreement, each Management Shareholder shall be entitled to receive additional Pubco Ordinary Shares subject to the closing price of the Pubco Ordinary Shares equaling or exceeding for any 20 trading days during a 30 day consecutive trading period, $12.00 per share, $14.00 per share and $16.00 per share respectively.

For more information about the Management Exchange and Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Management Exchange and Support Agreement.”

Amended and Restated Sponsor Agreement

In connection with the execution of the Merger Agreement, CIIG II amended and restated that certain letter agreement (the “Sponsor Agreement”), dated September 14, 2021, by and among CIIG II, CIIG Management II LLC (the “Sponsor”) and the other signatories thereto (certain of such signatories, the “Insiders”), pursuant to which, among other things, the Sponsor and the Insiders agreed (i) to vote any shares of CIIG II’s securities in favor of the Transactions and other CIIG II Stockholder Matters, (ii) not to redeem any shares of CIIG II’s Class A Common Stock or Class B Common Stock, (iii) not to vote in favor of an alternative business combination or any liquidation or other change in CIIG II’s corporate structure or business, (iv) not to transfer 80% its of Pubco Ordinary Shares for a period beginning on the Closing Date and ending on (A) with respect to the first third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s first quarterly earnings release that occurs at least 60 days after the Closing Date, (B) with respect to the second third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s second quarterly earnings release after the Closing Date and (C) with respect to the final third of such Pubco Ordinary Shares, the date of issuance of Pubco’s third quarterly earnings release after the Closing Date, and (v) to be bound to certain other obligations as described therein (the “Amended and Restated Sponsor Agreement”).

Following the Closing of the Transactions, 754,687 of Sponsor’s Pubco Ordinary Shares (the “Sponsor Earnout Shares”) will be unvested and shall vest at such time the closing price of Pubco Ordinary Shares equals or exceeds $14.00 for any 20 trading days during a 30 consecutive trading-day period; provided that, the Sponsor Earnout Shares shall be forfeited on the date that is 5 years after the Closing Date if the vesting condition is not met with such forfeited Sponsor Earnout Shares being transferred to Pubco for the purposes of Pubco equity compensation arrangements.

For more information about the Amended and Restated Sponsor Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Amended and Restated Sponsor Agreement.”

Registration Rights Agreement

In connection with the Closing, Pubco, certain persons and entities holding CIIG II’s Class B Common Stock (the “Original Holders”) and certain shareholders of Zapp (the “New Holders”), will enter into a

Registration Rights Agreement which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights, Pubco agreed that, within 45 calendar days after the Closing Date, it will file with the SEC a registration statement registering the resale of certain Pubco Ordinary Shares held by the Original Holders and the New Holders, and Pubco will use its reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than 90th calendar day (or 120th calendar day if the SEC notifies Pubco that it will “review” the registration statement) following the Closing.

For more information about the Registration Rights, see the section entitled “Certain Agreements Related to the Business Combination—Registration Rights Agreement.”

Assignment, Assumption and Amendment Agreement

In connection with the Closing, Pubco will enter into an Assignment, Assumption and Amendment Agreement with CIIG II and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) to assume CIIG II’s obligations under the existing Warrant Agreement, dated September 14, 2022 with respect to CIIG II’s public and private warrants.

For more information about the Assignment, Assumption and Amendment Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Assignment, Assumption and Amendment Agreement.”

Director Nomination Agreement

In connection with the Merger Agreement, Pubco and Mr. Swin Chatsuwan (the “Founder”) will enter into a Director Nomination Agreement (the “Director Nomination Agreement”) pursuant to which the Founder will continue to have a right to representation on the board of directors of Pubco following consummation of the Transactions. Pursuant to the Direction Nomination Agreement, the Founder will, at every meeting of the board of directors of Pubco or a committee thereof, or action by written consent, at or by which directors of Pubco are appointed by the board of directors of Pubco or are nominated to stand for election and elected by shareholders of Pubco, have the right to nominate for election to the board of directors of Pubco:

(i)

four (4) individuals, or such higher number of individuals as would (if duly elected) represent a bare majority of the directors then in office, at least two (2) (or such higher number as is from time to time required for compliance with the listing rules of the stock exchange on which the shares are listed) of which would qualify as an independent director under applicable independence criteria for purposes of Nasdaq and SEC rules (“Independent Director”) and one of which would qualify to serve on the audit committee; provided, that the Founder holds in aggregate at least 80% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the closing of the Transaction, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations;

(ii)

three (3) individuals, at least one (1) of which would qualify as an Independent Director; provided, that the Founder holds in aggregate at least 50% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the closing of the Transaction, but less than 80% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the closing of the Transaction, in each case, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations; or

(iii)

two (2) individuals, none of which are required to qualify as an Independent Director; provided, that the Founder holds in aggregate at least 30% of number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the closing of the Transaction, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations, (the “Founder Directors” and each a “Founder Director”).

For so long as Pubco maintains an Audit Committee, Compensation Committee or Nominating Committee, and the Founder holds the requisite number of Pubco Ordinary Shares as described in the Director Nomination Agreement, such committees shall each include at least one (1) Founder Director (but only to the extent such director (A) qualifies as an Independent Director and (B) with respect to membership on the Audit Committee or Compensation Committee, meets the heightened independence requirements applicable to audit committees and compensation committees, as applicable, under the SEC and within the context of the criteria applicable to Pubco as established by the listing rules of the stock exchange on which the Pubco Ordinary Shares are listed).

The Director Nomination Agreement terminates: (a) on the earlier of (i) the third anniversary of the closing of the Transactions, and (ii) the first date that the Founder holds less than 30% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as the closing of the Transactions, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations, or upon the mutual written agreement of the parties there; or (b) upon mutual written agreement of the parties.

For more information about the Director Nomination Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Director Nomination Agreement.”

Engagement Letter between Zapp and SAP

Zapp has entered into a letter agreement with SAP pursuant to which SAP would provide financial advisory services to Zapp in connection with the Business Combination.

Upon the closing of the Business Combination, SAP is entitled to receive a transaction fee in the form of cash and 173,000 Pubco Ordinary Shares. Following the closing of the Business Combination, if the relevant Earnout Conditions set out in the Management Exchange and Support Agreement are fulfilled, SAP will be entitled to receive additional Pubco Ordinary Shares comprising 10% of the number of any additional Pubco Ordinary Shares issued to the Management Shareholders pursuant to the Earnout Conditions in the Management Exchange and Support Agreement (“SAP Management Earnout Fee”), which may be payable in cash at Zapp’s option. Fees described in this paragraph that are payable in cash by Zapp to SAP may be paid in newly-issued Pubco Ordinary Shares in full or in part at Zapp’s option, where each such newly-issued Pubco Ordinary Share shall be attributed a value at the Issue Price, subject to (a) such Pubco Ordinary Shares having been registered for resale on the first registration statement filed by Pubco after the Closing for the purposes of registering the resale of any Pubco Ordinary Shares ("Resale Registration Statement"), (b) the issuance of such Pubco Ordinary Shares occurring on the fifth trading day following the effectiveness of the Resale Registration Statement ("Issue Date") and (c) the issuance of such Pubco Ordinary Shares to SAP not requiring the prior approval of the holders of Pubco Ordinary Shares pursuant to Rule 5635 of the Nasdaq Stock Market Rules. For the purposes of this paragraph, “Issue Price” means the average closing price of Pubco Ordinary Shares during the five trading day period prior to the Issue Date.

In addition, SAP is entitled to receive options to purchase Pubco Ordinary Shares comprising 10% of the number of such options to be granted to Mr. Swin Chatsuwan, Mr. Jeremy North, Mr. Kiattipong Arttachariya and Mr. Warin Thanathawee prior to December 31, 2023 pursuant to the Pubco Equity Incentive Plan, on the same terms and conditions applicable to each optionholder (including with respect to expiration date, vesting conditions and exercise provisions).

In addition, if any of the Sponsor Earnout Shares are forfeited on the date falling 5 years after the Closing pursuant to the Amended and Restated Sponsor Agreement, SAP will be entitled to receive 10% of the value of such number of forfeited Sponsor Earnout Shares (“SAP Sponsor Earnout Fee”), which may be payable in newly-issued Pubco Ordinary Shares or in cash at Zapp’s option.

Interests of Certain Persons in the Business Combination

In considering the recommendation of CIIG II’s board of directors to vote in favor of the Business Combination, CIIG II’s stockholders should be aware that, aside from their interests as stockholders, the Sponsor, CIIG II’s directors and officers and the anchor investors have interests in the Business Combination that are different from, or in addition to, those of other stockholders and warrantholders generally. CIIG II’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

The CIIG II Class B Common Stock was acquired in January 2021 for an aggregate purchase price of $25,000, and such shares would become worthless if CIIG II does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares for no consideration. Following the closing of the Business Combination, members of the Sponsor (excluding the indirect anchor investors) will beneficially own an aggregate of 4,276,563 Pubco Ordinary Shares upon conversion of their Class B Common Stock (assuming no redemptions and not including the Sponsor Earnout Shares) and, for illustrative purposes, up to 6,540,625 Pubco Ordinary Shares (including the Sponsor Earnout Shares and the Anchor Forfeiture Shares). Such shares have an aggregate market value of approximately $         and $        , respectively, based on the closing price of CIIG II Class A Common Stock of $         on Nasdaq on        , the record date for the special meeting of stockholders;

•

Each anchor investor will own 718,750 Pubco Ordinary Shares upon conversion of Class B Common Stock pursuant to the Anchor Investor Agreements (assuming no Anchor Forfeiture) following the closing of the Business Combination. Such shares would become worthless if CIIG II does not complete a business combination. Such shares have an aggregate market value of approximately $         and $        , respectively, based on the closing price of CIIG II Class A Common Stock of $         on Nasdaq on         , the record date for the special meeting of stockholders;

•

Members of the Sponsor (excluding the indirect anchor investors) will own 6,031,249 Pubco Public Warrants following the closing of the Business Combination and the conversion of Private Placement Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by the Sponsor (excluding the indirect anchor investors) would be valued at approximately $        ;

•

Each anchor investor will own 2,010,417 Pubco Public Warrants following the closing of the Business Combination and the conversion of Private Placement Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by each indirect anchor investor would be valued at approximately $        ;

•

Each anchor investor will own 1,078,125 Pubco Public Warrants following the closing of the Business Combination and the conversion of the CIIG Public Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by each indirect anchor investor would be valued at approximately $        ;

•

CIIG II’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to CIIG II to fund certain capital requirements. On December 15, 2022, CIIG II issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which CIIG II may borrow up to an aggregate principal amount of $100,000. The Promissory Note is non-interest bearing and payable upon the consummation of a business combination. Upon consummation of a business combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Promissory Note, into Working Capital Warrants, at a price of US$1.00 per Working Capital Warrant. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to CIIG II outside of the Trust Account;

•

CIIG II’s Sponsor, officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them on CIIG II’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the record date, the Sponsor and CIIG II’s officers and directors and their affiliates had incurred no unpaid reimbursable expenses;

•	the potential continuation of certain of CIIG II’s directors as directors of Pubco;

•	the continued indemnification of current directors and officers of CIIG II and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•

The Sponsor, its affiliates and the anchor investors will lose their entire investment in CIIG II with respect to the Class B Common Stock and Private Placement Warrants they own if an initial business combination is not completed, which were collectively purchased by such parties for an aggregate purchase price of $25,000 and $12,062,500, respectively, with each anchor investor contributing $2,010,417 and the Sponsor contributing the remaining balance of $6,056,249. Such capital contributions would be lost if an initial business combination is not completed;

•

If CIIG II is unable to complete a business combination within the required time period, the Sponsor and its affiliates stand to lose up to $             , reflecting the market value (as of the record date) of the Class B Common Stock (including the Sponsor Earnout Shares) detailed above, the market value (as of the record date) of the Private Placement Warrants detailed above and the amount loaned pursuant to the Promissory Note; and

•

Further, if CIIG II is unable to complete a business combination within the required time period, each anchor investor stands to lose up to $             , reflecting the market value (as of the record date) of the Class B Common Stock detailed above and the market value (as of the record date) of the Private Placement Warrants and Public Warrants detailed above.

These financial interests may mean that the Sponsor (and accordingly CIIG II’s officers and directors who are members of the Sponsor) and the anchor investors may be incentivized to complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to stockholders than they would otherwise recommend or approve, as the case may be, rather than allow CIIG II to wind up having failed to consummate a business combination and lose their entire investment.

Further, because of these interests, the Sponsor (and CIIG II’s officers and directors who are members of the Sponsor) and the anchor investors could benefit from the completion of a business combination that is not favorable to its public stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. For example, if the share price of Pubco Ordinary Shares declined to $5.00 per share after the close of the Business Combination, CIIG II’s public stockholders that purchased shares in the IPO, would have a loss of $5.00 per share, while the Sponsor and the anchor investors would have a gain because they acquired their Class B Common Stock for a nominal amount. In other words, the Sponsor and the anchor investors can earn a positive rate of return on their investment even if public stockholders experience a negative rate of return in the post-combination company.

Reasons for the Approval of the Business Combination

After careful consideration, CIIG II’s board of directors recommends that CIIG II’s stockholders vote “FOR” each proposal being submitted to a vote of the CIIG II stockholders at the special meeting. For a description of CIIG II’s reasons for the approval of the Business Combination and the recommendation of CIIG II’s board of directors, see the section entitled “The Business Combination—CIIG II’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Pursuant to CIIG II’s Amended and Restated Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of CIIG II’s IPO as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $                on                , 2023, the record date, the estimated per share redemption price would have been approximately $                .

If you exercise your redemption rights, your shares of CIIG II Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. See the section entitled “The Special Meeting of CIIG II Stockholders—Redemption Rights.”

Impact of the Business Combination on Pubco’s Public Float

CIIG II Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of CIIG II Public Stockholders are substantially reduced as a result of redemptions by CIIG II Public Stockholders.

If a CIIG II Public Stockholder exercises his, her or its redemption rights, such exercise will not result in the loss of any warrants that such CIIG II Public Stockholder may hold. As a result, any non-redeeming CIIG II Public Stockholders would experience dilution to the extent such Public Warrants are exercised and additional Pubco Ordinary Shares are issued. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to Pubco to be used in its business following the consummation of the Business Combination.

The sensitivity table below shows the potential impact of redemptions on the ownership of current CIIG II stockholders and Zapp shareholders, and the pro forma book value per share of the shares owned by CIIG II Public Stockholders under different redemption scenarios, taking into account certain potential sources of dilution as detailed below.

	Assuming No Redemption		Assuming 25% Redemption(1)		Assuming 50% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Shareholders
CIIG II’s Class B Common Stockholders(5)	6,432,813	8.3%	6,432,813	9.2%	6,432,813	10.2%	6,432,813	11.5%	6,432,813	13.2%
CIIG II’s Class A Common Stockholders(6)	28,750,000	37.2%	21,562,500	30.7%	14,375,000	22.8%	7,187,500	12.9%	0	0.0%
Zapp’s existing shareholders(7)	42,028,760	54.3%	42,028,760	59.9%	42,028,760	66.7%	42,028,760	75.3%	42,028,760	86.4%
SAP	173,000	0.2%	173,000	0.2%	173,000	0.3%	173,000	0.3%	173,000	0.4%
Total Pubco Ordinary Shares outstanding at Closing not reflecting potential sources of dilution	77,384,573	100.0%	70,197,073	100.0%	63,009,573	100.0%	55,822,073	100.0%	48,634,573	100.0%

Total Pubco Ordinary Shares outstanding at Closing not reflecting potential sources of dilution	77,384,573		70,197,073		63,009,573		55,822,073		48,634,573
Potential sources of dilution:
Shares underlying CIIG II Private Placement Warrants	12,062,500	9.9%	12,062,500	10.5%	12,062,500	11.2%	12,062,500	12.0%	12,062,500	13.0%
Shares underlying CIIG II Public Warrants	14,375,000	11.8%	14,375,000	12.5%	14,375,000	13.4%	14,375,000	14.3%	14,375,000	15.5%
Sponsor Earnout Shares	754,687	0.6%	754,687	0.7%	754,687	0.7%	754,687	0.8%	754,687	0.8%
Zapp Earnout Shares	8,518,290	7.0%	8,518,290	7.4%	8,518,290	7.9%	8,518,290	8.5%	8,518,290	9.2%
Shares underlying Pubco Exchange Warrants	3,482,158	2.9%	3,482,158	3.0%	3,482,158	3.2%	3,482,158	3.5%	3,482,158	3.7%
Shares underlying Pubco Exchange Options	4,489,082	3.7%	4,489,082	3.9%	4,489,082	4.2%	4,489,082	4.5%	4,489,082	4.8%
SAP(8)	683,720	0.6%	683,720	0.6%	683,720	0.6%	683,720	0.7%	683,720	0.7%
Total Pubco Ordinary Shares outstanding at Closing (including shares underlying CIIG II Private Placement Warrants and Public Warrants, Sponsor Earnout Shares, Zapp Earnout Shares, Pubco Exchange Warrants, Pubco Exchange Options and contingent consideration payable to SAP )	121,750,010	100.0%	114,562,510	100.0%	107,375,010	100.0%	100,187,510	100.0%	93,000,010	100.0%
Holders of Pubco Ordinary Shares reflecting potential sources of dilution:
CIIG II’s Class B Common Stockholders(9)	7,187,500	5.9%	7,187,500	6.3%	7,187,500	6.7%	7,187,500	7.2%	7,187,500	7.7%
Holders of CIIG II Public Warrants	14,375,000	11.8%	14,375,000	12.5%	14,375,000	13.4%	14,375,000	14.3%	14,375,000	15.5%

	Assuming No Redemption		Assuming 25% Redemption(1)		Assuming 50% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Holders of CIIG II Private Placement Warrants	12,062,500	9.9%	12,062,500	10.5%	12,062,500	11.2%	12,062,500	12.0%	12,062,500	13.0%
CIIG II’s Class A Common Stockholders(10)	28,750,000	23.6%	21,562,500	18.8%	14,375,000	13.4%	7,187,500	7.2%	0	0.0%
Zapp’s existing shareholders(11)	50,547,050	41.5%	50,547,050	44.1%	50,547,050	47.1%	50,547,050	50.5%	50,547,050	54.4%
Holder of Pubco Exchange Warrants	3,482,158	2.9%	3,482,158	3.0%	3,482,158	3.2%	3,482,158	3.5%	3,482,158	3.7%
Holders of Pubco Exchange Options	4,489,082	3.7%	4,489,082	3.9%	4,489,082	4.2%	4,489,082	4.5%	4,489,082	4.8%
SAP	856,720	0.7%	856,720	0.7%	856,720	0.8%	856,720	0.9%	856,720	0.9%
Total Pro Forma Equity Value of Pubco Ordinary Shares outstanding at Closing (including shares underlying CIIG II Private Placement Warrants and Public Warrants, Sponsor Earnout Shares, Zapp Earnout Shares, Pubco Exchange Warrants, Pubco Exchange Options and contingent consideration payable to SAP)(12)	1,217,500,100		1,145,625,100		1,073,750,100		1,001,875,100		930,000,100
Per Share Pro Forma Equity Value of Pubco Ordinary Shares outstanding at Closing(13)	10.00		10.00		10.00		10.00		10.00
Per Share Pro Forma Book Value of each Pubco Ordinary Share outstanding at Closing (including Pubco Exchange Warrants and Pubco Exchange Options)(13)	3.06		2.39		1.65		0.74		(0.38)

Footnotes

1	This scenario assumes that 7,187,500 shares of CIIG II Class A Common Stock are redeemed by the CIIG II Shareholders.
2	This scenario assumes that 14,375,000 shares of CIIG II Class A Common Stock are redeemed by the CIIG II Shareholders.
3	This scenario assumes that 21,562,500 shares of CIIG II Class A Common Stock are redeemed by the CIIG II Shareholders.
4

This scenario assumes that 28,750,000 shares of CIIG II Class A Common Stock are redeemed by the CIIG II Shareholders. CIIG II’s obligations under the Merger Agreement are subject to certain customary closing conditions.

5	Excluding 754,687 Sponsor Earnout Shares and 12,062,500 shares underlying the CIIG II Private Placement Warrants.
6	Excluding 14,375,000 shares underlying the CIIG II Public Warrants.
7

Prior to the closing of the Business Combination, Zapp may sell and issue an aggregate principal amount of up to $20,000,000 in Zapp Convertible Loan Notes. The maximum amount Zapp will raise from the issuance of the Zapp Convertible Loan Notes will not exceed

$20,000,000. The Zapp Convertible Loan Notes will be automatically redeemed at the principal amount by conversion into Zapp Ordinary Shares, either prior to or simultaneously with the closing of the Business Combination. Prior and as a condition to the conversion of the Zapp Convertible Loan Notes and allotment of Zapp Ordinary Shares, investors are obligated to execute and deliver an agreement to exchange the Zapp Ordinary Shares for Pubco Ordinary Shares on substantially similar terms as those set out in the Investor Exchange and Support Agreement (other than with respect to any earn-out, contingent consideration or lock-ups).

The consideration to be paid to shareholders of Zapp (including holders of Zapp options and Zapp Warrants) and holders of Zapp Convertible Loan Notes will be equal to an aggregate of 50,000,000 Pubco Ordinary Shares. The number of Pubco Ordinary Shares to be issued to holders of Zapp Ordinary Shares and Zapp Convertible Notes, the number of Pubco Exchange Warrants to be issued to the holder of Zapp Warrants and the number of Pubco Exchange Options to be issued to holders of Zapp options will depend on the aggregate principal amount of Zapp Convertible Loan Notes issued prior to the Closing and will be adjusted in accordance with the ratio at which Zapp Ordinary Shares are exchanged for Closing Transaction Consideration at the Closing pursuant to the Exchange and Support Agreements.

This scenario assumes that Zapp does not issue any Zapp Convertible Loan Notes. Based on the foregoing assumption, 42,028,760 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 3,482,158 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,489,082 Pubco Exchange Options will be issued to holders of Zapp options (of which 4,154,650 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

Assuming Zapp issues an aggregate principal amount of $6,100,000 in Zapp Convertible Loan Notes, 41,296,259 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 871,428 Pubco Ordinary Shares will be issued to holders of Zapp Convertible Loan Notes, 3,421,469 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,410,844 Pubco Exchange Options will be issued to holders of Zapp options (of which 4,082,240 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

Assuming Zapp issues an aggregate principal amount of $10,000,000 in Zapp Convertible Loan Notes, 40,827,938 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 1,428,571 Pubco Ordinary Shares will be issued to holders of Zapp Convertible Loan Notes, 3,382,668 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,360,823 Pubco Exchange Options will be issued to holders of Zapp options (of which 4,035,946 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

Assuming Zapp issues an aggregate principal amount of $20,000,000 in Zapp Convertible Loan Notes, 39,627,117 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 2,857,142 Pubco Ordinary Shares will be issued to holders of Zapp Convertible Loan Notes, 3,283,178 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,232,563 Pubco Exchange Options will be issued to holders of Zapp options (of which 3,917,241 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

For further details of the Zapp Convertible Loan Notes, see “Zapp Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”
8

Comprises the maximum number of additional Pubco Ordinary Shares that may be issued to SAP pursuant to the SAP Management Earnout Fee and SAP Sponsor Earnout Fee set forth in the letter agreement between Zapp and SAP, assuming the Third Earnout Condition in the Management Exchange and Support Agreement is fulfilled following the closing of the Business Combination. Please refer to “Summary of the Proxy Statement/Prospectus—Other Agreements Related to the Merger Agreement—Engagement Letter between Zapp and SAP” for further details on the contingent consideration payable to SAP following the closing of the Business Combination.

9	Includes 754,687 Sponsor Earnout Shares, but excludes 12,062,500 shares underlying the CIIG II Private Placement Warrants which are shown separately above for ease of presentation.
10	Excluding 14,375,000 shares underlying the CIIG II Public Warrants, which are shown separately above for ease of presentation.
11	Including 8,518,290 Zapp Earnout Shares.
12	In each redemption scenario, the per share pro forma equity value of Pubco Ordinary Shares will be US$10.00 at Closing in accordance with the terms of the Merger Agreement.
13

The per share pro forma book value of Pubco Ordinary Shares is based on the pro forma book value of equity at Closing and will depend on the aggregate principal amount of Zapp Convertible Loan Notes issued prior to the Closing. This scenario assumes that Zapp does not issue any Zapp Convertible Loan Notes.

Assuming Zapp issues an aggregate principal amount of $6,100,000 in Zapp Convertible Loan Notes, the per share pro forma book value of Pubco Ordinary Shares would be $3.13, $2.47, $1.73, $0.84 and $(0.27), assuming no redemption, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions, respectively.

See the row entitled “Total equity” from “Unaudited Pro Forma Condensed Combined Statement of Financial Position” in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Assuming Zapp issues an aggregate principal amount of $10,000,000 in Zapp Convertible Loan Notes, the per share pro forma book value of Pubco Ordinary Shares would be $3.18, $2.52, $1.79, $0.90 and $(0.20), assuming no redemption, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions, respectively.

Assuming Zapp issues an aggregate principal amount of $20,000,000 in Zapp Convertible Loan Notes, the per share pro forma book value of Pubco Ordinary Shares would be $3.29, $2.64, $1.93, $1.05 and $(0.02), assuming no redemption, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions, respectively.

The calculation of per share pro forma book value of Pubco Ordinary Shares does not take into account shares underlying CIIG II Public Warrants and Private Placement Warrants, Sponsor Earnout Shares, Zapp Earnout Shares and contingent consideration payable to SAP, for the reason that their inclusion will have an anti-dilutive impact on the per share pro forma book value of Pubco Ordinary Shares.

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Board of Directors of Pubco Following the Business Combination

The board of directors of Pubco will initially consist of seven directors immediately after the consummation of the Business Combination and shall include at least four independent directors or such higher number of independent directors as may be required by the rules of the Nasdaq corporate governance rules to the extent applicable to Pubco from time to time.

In connection with the Merger Agreement, Pubco and Mr. Swin Chatsuwan will enter into a Director Nomination Agreement pursuant to which the Founder will continue to have a right to representation on the board of directors of Pubco following consummation of the Transactions. For more information, see the section entitled “Certain Agreements Related to the Business Combination—Director Nomination Agreement.”

Material Tax Consequences

For a detailed discussion of certain U.S. federal income tax consequences and Cayman Islands tax consequences of the Business Combination, see the sections titled “Material U.S. Federal Income Tax Considerations” and “Material Cayman Islands Tax Considerations” in this proxy statement/prospectus.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, CIIG II will be treated as the acquired company and Zapp will be treated as the acquirer for financial reporting purposes. Zapp has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Zapp stockholders will hold the majority ownership interest in the Pubco;

•	The Pubco Board will have seven members, and Zapp stockholders will have the ability to nominate the majority of the members of the Pubco Board;

•	Zapp’s senior management will comprise the senior management roles of Pubco and be responsible for the day-to-day operations; and

•	The intended strategy and operations of Pubco will continue Zapp’s current strategy and operations.

Accordingly, for accounting purposes, the financial statements of Zapp will represent a continuation of the financial statements of Pubco with the Business Combination treated as the equivalent of Zapp issuing common stock for the net assets of CIIG II, accompanied by a recapitalization, which is accounted for within the scope of IFRS 2, Share-based payment. The net assets of CIIG II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Zapp in future reports of Pubco.

Other Stockholder Proposals

In addition to the Business Combination Proposal, CIIG II stockholders will be asked to vote on the Stockholder Adjournment Proposal. For more information about these proposals, see the section entitled “CIIG II Stockholder Proposal No. 2—The Stockholder Adjournment Proposal.”

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of CIIG II Common Stock or CIIG II Warrants in connection with the Business Combination.

Date, Time and Place of Special Meeting

The special meeting of stockholders of CIIG II will be held in person at                a.m., Eastern time, on                , 2023, at the offices of Orrick, Herrington & Sutcliffe LLP, located at 51 West 52nd Street, New York, New York 10019, or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of CIIG II Common Stock at the close of business on                , 2023, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of CIIG II Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 35,937,500 shares of CIIG II Common Stock outstanding, of which 28,750,000 are shares of CIIG II Class A Common Stock and 7,187,500 are CIIG II Class B Common Stock held by CIIG II’s holders of CIIG II’s Class B Common Stock and 14,375,000 outstanding Public Warrants.

CIIG II’s Sponsor, officers and directors have agreed to vote all of their CIIG II Class B Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. CIIG II’s issued and outstanding warrants do not have voting rights at the special meeting of stockholders.

IPO Underwriter Waiver

Barclays, UBS and LionTree each delivered a waiver letter to CIIG II on October 14, 2022, November 2, 2022 and November 11, 2022, respectively, waiving any entitlement to the payment of any deferred compensation (in an aggregate amount of $10,062,500) in connection with their roles as underwriters in the IPO. Each of the IPO Underwriters has informed CIIG II that they are not responsible for any portion of this proxy statement/prospectus which forms a part of this registration statement, and no IPO Underwriter has been involved in the preparation of any disclosure that is included in the registration statement, or material underlying disclosure in the registration statement.

Proxy Solicitation

Proxies may be solicited by mail. CIIG II has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting of CIIG II Stockholders—Revocability of Proxies.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of CIIG II’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the CIIG II Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of CIIG II Common Stock entitled to vote thereon at the special meeting of stockholders. The Stockholder Adjournment Proposal, if presented, requires the affirmative vote of the holders of a majority of the shares of CIIG II Common Stock that are voted thereon at the special meeting of stockholders. Accordingly, a CIIG II stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, or an abstention from voting, will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of the Stockholder Adjournment Proposal.

Recommendation to CIIG II Stockholders

CIIG II’s board of directors believes that each of the Business Combination Proposal and the Stockholder Adjournment Proposal, is in the best interests of CIIG II and its stockholders and recommends that its stockholders vote “FOR” each of the proposals to be presented at the special meeting.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to CIIG II and Zapp are summarized below:

CIIG II

•

CIIG II may not be able to complete its initial business combination within the prescribed time frame, in which case CIIG II would cease all operations except for the purpose of winding up and would redeem its public shares and liquidate, in which case its public stockholders would receive their pro rata portion of the Trust Account and our warrants will expire worthless.

•

If a stockholder fails to receive notice of CIIG II’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or warrants, potentially at a loss.

•

The Sponsor and CIIG II’s directors, officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of CIIG II Class A Common Stock.

•

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of CIIG II Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of CIIG II Class A Common Stock.

•	CIIG II’s stockholders cannot be sure of the market value of the Pubco Ordinary Shares to be issued upon completion of the Business Combination.

•	The Pubco Ordinary Shares to be received by CIIG II’s stockholders as a result of the Business Combination will have different rights from shares of CIIG II Common Stock.

•	CIIG II’s Sponsor, officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

•

CIIG II’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

•

The Sponsor and CIIG II’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.

•

Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Pubco’s financial condition, results of operations and Pubco’s stock price, which could cause you to lose some or all of your investment.

•	CIIG II’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

Zapp

•

Zapp is an early-stage company with a history of losses and expects to incur significant expenses and losses for at least the near and medium term, and may not achieve or maintain profitability in the future.

•	Zapp is a new entrant into an early-stage industry and may not be able to adequately control the costs of its operations as it scales and expands its business.

•

The global P2W market is highly competitive. Specifically, the EVP2W sector is rapidly growing and Zapp’s products and services are and will be subject to strong competition from a growing list of established and new competitors.

•

Zapp’s future growth and success is highly dependent upon consumers’ adoption of, and their demand for EVP2Ws and Zapp’s battery solutions in a sector that is generally competitive, cyclical and volatile.

•

Zapp’s business and prospects depend significantly on its ability to build the Zapp brand and consumers’ recognition, acceptance, and adoption of the Zapp brand, and Zapp may not succeed in continuing to maintain and strengthen the Zapp brand.

•	Zapp may experience delays in the design, manufacture, production, and launch of its vehicles, which could harm its business, prospects, financial condition and operating results.

•	Zapp may be unable to develop and manufacture vehicles of sufficient quality, and on schedule and scale, that would appeal to a large customer base.

•	Zapp’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

•

As Zapp continues to grow, it may not be able to effectively manage its growth, including with respect to design, research, development and maintenance capabilities, which could negatively impact its brand and financial performance.

•

Zapp’s receivables financing credit line with the Thai EXIM, which Zapp uses to finance customer orders, is cancellable by Thai EXIM at any time, and Zapp may be unable to secure financing at similar rates.

•

Zapp depends on suppliers, including critical and single sourced suppliers, to deliver components according to schedules, prices, quality, and volumes that are acceptable, and may be unable to effectively manage these suppliers.

•

Uncertainties in the global economy may negatively impact suppliers and other business partners, which may interrupt the supply chain and require other changes to operations. These and other factors may adversely impact revenues and operating income.

•

Increases in costs, as a result of inflation or otherwise, disruption of supply or shortage of materials, in particular for lithium-ion battery cells and electronics subcomponents could harm Zapp’s business.

•

Leveraging contract manufacturers, including Summit, to manufacture Zapp’s vehicles is subject to risks, including costs, manufacturing footprint, and manufacturing capabilities. If Zapp is unable to maintain a relationship with Summit to manufacture its vehicles, its manufacturing costs may be adversely affected.

SELECTED HISTORICAL FINANCIAL DATA OF CIIG II

The following tables summarize the relevant financial data for CIIG II’s business and should be read in conjunction with the section entitled “CIIG II Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CIIG II’s audited financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus and CIIG II’s periodic reports filed with the SEC.

CIIG II’s balance sheet data as of September 30, 2022 and statement of operations data for the nine months ended September 30, 2022 are derived from CIIG II’s unaudited financial statements. CIIG II’s balance sheet data as of December 31, 2022 and December 31, 2021, and statement of operations data for the year ended December 31, 2022 and the period from January 6, 2021 (inception) through December 31, 2021 are derived from CIIG II’s audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with CIIG II’s financial statements and related notes and the section entitled “CIIG II Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus.

Income Statement Data:	Year Ended December 31, 2022	Nine months ended September 30, 2022	For the Period from January 6, 2021 (Inception) through September 30, 2022	For the Period from January 6, 2021 (Inception) through December 31, 2021
Loss from operations	$(5,493,089)	$(1,806,142)	$(59,157)	$(1,548,562)
Net income (loss)	$1,716,378	$(144,942)	$(56,593)	$(1,518,280)

Weighted average shares outstanding, Class A common stock	28,750,000	28,750,000	1,507,491	8,488,858

Basic and diluted net income (loss) per share, Class A common stock	$(0.05)	$(0.00)	$(0.01)	$(0.10)

Weighted average shares outstanding, Class B common stock	7,187,500	7,187,500	7,187,500	6,524,199

Basic and diluted net income (loss) per share, Class B common stock	$(0.05)	$(0.00)	$(0.01)	$(0.10)

Balance Sheet Data:	December 31, 2022	September 30, 2022	December 31, 2021
Cash and marketable securities held in Trust Account	$295,886,250	$293,579,019	$291,842,782
Total Assets	$296,178,212	$294,139,992	$293,122,157
Total Liabilities	$16,167,802	$12,558,146	$11,395,369
Class A Common stock subject to possible redemption	$295,711,374	$293,156,722	$291,812,500
Total Stockholders’ (Deficit) Equity	$(15,700,964)	$(11,574,876)	$(10,085,712)

SELECTED HISTORICAL FINANCIAL DATA OF ZAPP

The following tables present Zapp’s selected consolidated financial and other data. The consolidated statement of profit or loss for the years ended September 30, 2022 and 2021 and consolidated statement of financial position as of September 30, 2022 and 2021, have been derived from Zapp’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Zapp Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Zapp’s audited consolidated financial statements are prepared and presented in accordance with IFRS. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies. The historical results included below and elsewhere in this proxy statement/ prospectus are not indicative of the future performance of Zapp following the Business Combination.

Consolidated statement of profit or loss data

	Years Ended September 30,
	2022	2021
	($)
Income

Other income	3,944	6,261

Total income	3,944	6,261

Expenses
Selling and distribution expenses	423,123	45,103
General and administrative expenses	3,187,006	1,167,406
Unrealized loss (gain) on derivatives	62,687	(60,274)
Foreign exchange loss (gain), net	(394,072)	127,463

Total expenses	3,278,744	1,279,698

Operating loss	(3,274,800)	(1,273,437)

Finance income	2,693	1,051
Finance costs	(305,483)	(289,046)

Net finance costs	(302,790)	(287,995)
Share of profit (loss) of associate, net of tax	—	(526)

Loss before income tax	(3,577,590)	(1,561,958)
Income tax	—	—

Loss for the year	(3,577,590)	(1,561,958)

Earnings per share
Basic and diluted loss	(0.05)	(0.02)

Consolidated statement of financial position data

	As at September 30,
	2022	2021
	($)
Assets
Total current assets	2,270,009	486,559
Total non-current assets	1,955,399	1,553,217
Total assets	4,225,408	2,039,776

Liabilities
Total current liabilities	1,303,229	2,106,786
Total non-current liabilities	409,739	156,741
Total liabilities	1,712,968	2,263,527

Total equity	2,512,440	(223,751)
Total liabilities and equity	4,225,408	2,039,776

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

CIIG II is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The following selected unaudited pro forma condensed combined statement of position combines the historical statement of financial position of CIIG II as of September 30, 2022 with the historical statement of financial position of Zapp as of September 30, 2022, giving effect to the Business Combination as if it had been consummated as September 30, 2022.

The following selected unaudited pro forma condensed combined statement of profit or loss for the year ended September 30, 2022 combines the historical statement of profit or loss of CIIG II for the year ended September 30, 2022 with the historical statement of profit or loss of Zapp for the year ended September 30, 2022, giving effect to the Business Combination as if it had occurred on October 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•

Scenario 1—Assuming No Redemptions: This presentation assumes that no stockholders of CIIG II elect to have their CIIG II Class A Common Stock redeemed for cash in connection with the Business Combination as permitted by CIIG II’s amended and restated certificate of incorporation.

•

Scenario 2—Assuming Maximum Redemptions: This presentation assumes that (a) CIIG II stockholders exercise their redemption rights with respect to all of CIIG II Class A Common Stock upon consummation of the Business Combination at a redemption price of approximately $10.21 per share based on cash and marketable securities held in the trust account as of September 30, 2022 and (b) Zapp obtains short-term borrowings of $11.5 million in order to partially fund the payment of preliminary estimated direct and incremental transaction costs of $19.6 million under the maximum redemption scenario.

The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The historical financial statements of CIIG II have been prepared in accordance with U.S. GAAP. The historical financial statements of Zapp have been prepared in accordance with IFRS. The historical financial information of CIIG II has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the presentation of the unaudited pro forma condensed combined financial information. No adjustments were required to convert CIIG II’s financial statements from U.S. GAAP to IFRS, except for the reclassification of CIIG II Class A common stock from temporary equity to loans and borrowings and the reclassification of CIIG II public and private placement warrants from equity to financial liability.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

	No redemption scenario	Maximum redemption scenario
	($)
Selected unaudited pro forma condensed combined statement of financial position data as of September 30, 2022
Assets
Total current assets	271,701,050	842,501
Total non-current assets	1,955,399	1,955,399
Total assets	273,656,449	2,797,000

Liabilities
Total current liabilities	3,475,011	14,975,001
Total non-current liabilities	3,052,489	3,052,489
Total liabilities	6,527,500	18,027,500

Total equity	267,128,949	(15,229,600)
Total liabilities and equity	273,656,449	2,797,900

Selected unaudited pro forma condensed combined statement of profit or loss data for the year ended September 30, 2022
Total expenses	184,802,466	173,623,515
Operating loss	(184,798,522)	(173,619,571)
Loss for the year	(185,458,659)	(175,199,708)
Loss per share – basic and diluted	(2.39)	(3.59)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements within the meaning of U.S. federal securities laws with respect to the Business Combination between Zapp, CIIG II and Pubco, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the anticipated growth in the industry in which Zapp operates and anticipated growth in demand for Zapp’s products, projections of Zapp’s future financial results and possible growth opportunities for Zapp. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “budget,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of CIIG II’s securities, (ii) the risk that the transaction may not be completed by CIIG II’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by CIIG II, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Merger Agreement by the stockholders of CIIG II, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed Business Combination, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vi) the effect of the announcement or pendency of the transaction on Zapp’s business relationships, performance, and business generally, (vii) risks that the proposed Business Combination disrupts current plans of Zapp or diverts management’s attention from Zapp’s ongoing business operations and potential difficulties in Zapp’s employee retention as a result of the proposed Business Combination, (viii) the outcome of any legal proceedings that may be instituted against Zapp, Pubco, CIIG II or their respective directors or officers related to the proposed Business Combination, (ix) the ability of Pubco, CIIG II or a successor thereto to maintain the listing of its securities on The Nasdaq Stock Market LLC, (x) volatility in the price of the securities of Pubco, CIIG II or a successor thereto due to a variety of factors, including changes in the competitive and highly regulated industries in which Zapp plans to operate, variations in performance across competitors, changes in laws and regulations affecting Zapp’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed Business Combination, and identify and realize additional opportunities, (xii) the risk of downturns in the highly competitive electric vehicle industry, (xiii) the ability of Zapp to build the Zapp brand and consumers’ recognition, acceptance and adoption of the Zapp brand, (xiv) the risk that Zapp may be unable to develop and manufacture electric vehicles of sufficient quality and on schedule and scale, that would appeal to a large customer base, (xv) the risk that Zapp has a limited operating history, has not yet released a commercially available electric vehicle and does not have experience manufacturing or selling a commercial product at scale and (xvi) the risk that Zapp may not be able to effectively manage its growth, including its design, research, development and maintenance capabilities.

The foregoing list of factors is not exhaustive. Forward-looking statements are not guarantees of future performance. You should carefully consider the foregoing factors and the other risks and uncertainties described in CIIG II’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed by Pubco, CIIG II or a successor thereto from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The forward-looking statements in this document represent the views of Pubco and CIIG II and Zapp as of the date of this document. Subsequent events and developments may cause that view to change. Readers are cautioned not to put undue reliance on forward-looking statements, and all forward-looking statements in this document are qualified by these cautionary statements. Zapp, Pubco and CIIG II assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of Zapp, Pubco nor CIIG II gives any assurance that Zapp, Pubco or CIIG II will achieve its expectations. The inclusion of any statement in this document does not constitute an admission by Zapp, Pubco or CIIG II or any other person that the events or circumstances described in such statement are material.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of Zapp and will also apply to the business and operations of Pubco following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of Pubco following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Pubco, CIIG II and Zapp, which later may prove to be incorrect or incomplete. Pubco, CIIG II and Zapp may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party.

Risks Related to Zapp’s Business and Industry

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Zapp Electric Vehicles Limited and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination.

We are an early-stage company with a history of losses and expect to incur significant expenses and losses for at least the near and medium term. We may not achieve or maintain profitability in the future.

We have not generated revenue and have incurred net losses since our inception, including losses of $3.9 million and $1.4 million for the years ended September 30, 2022, and 2021, respectively. We believe that we will continue to incur operating and net losses in the future until at least the time we begin significant deliveries of our vehicles which may occur later than we expect or not at all. We may not be profitable for at least the near and medium term as we invest in our business, build capacity and ramp-up operations, and we cannot assure you that we will ever achieve or be able to maintain profitability in the future. Even if we are able to successfully develop our vehicles and attract customers, there can be no assurance that we will be financially successful. For example, as we expand internationally and expand our vehicle portfolio, including the introduction of lower-priced vehicles, we will need to manage costs effectively to sell those products at our expected margins. Failure to become profitable could materially and adversely affect the value of your investment. If we are ever to achieve profitability, it will be dependent upon the successful development and commercial introduction and acceptance of our vehicles, such as the i300, and our services, which may not occur. Our business also will at times require significant amounts of working capital to support the development of additional vehicle models and service platforms. An inability to generate positive cash flow for the near term may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish supplier or customer willingness to enter into transactions with us, and have other adverse effects that may decrease our long-term viability. There can be no assurance that we will achieve positive cash flow in the near future or at all.

We are a new entrant into an early-stage industry. As we scale and expand our business, we may not be able to adequately control the costs of our operations.

We have a short operating history in the EVP2W industry, which is continuously evolving. We have not yet delivered commercially available vehicle and do not yet have experience as an organization in high volume manufacturing, distribution and sale of vehicles. We intend to utilize business partners such as Summit and other retailers with extensive experience in manufacturing and sale of vehicles at scale. Despite this experience, the EVP2W industry is in its early stages and there are no guarantees that this experience will result in sales of our vehicles at a comparable scale. We will require significant capital to develop and grow our business, including developing and producing our vehicles, establishing or expanding design, research and development, production and building our brand. We have incurred and expect to continue incurring significant expenses, including research and development expenses, sales and distribution expenses as we build our brand and market our vehicles, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company, which will impact our profitability. Our ability to become profitable in the future is dependent on the design, development and marketability of our product portfolio, while also controlling costs to achieve expected margins. If we are unable to efficiently design, develop, market, deploy, distribute and service our vehicles, our margins, profitability and prospects could be materially and adversely affected.

The global P2W market is highly competitive. Specifically, the EVP2W sector is rapidly growing and our products and services are and will be subject to strong competition from a growing list of established and new competitors.

Both the ICEP2W and EVP2W industries generally are highly competitive, and we will be competing for sales with both ICE-focused companies and EV-focused companies. Several major P2W companies have EVP2Ws available today and other current and prospective motorcycle manufacturers are also developing EVP2Ws. Factors affecting competition include product performance and quality, technological innovation, customer experience, brand differentiation, product design, pricing and manufacturing scale and efficiency. Increased competition may lead to lower vehicle unit sales and downward price pressure and adversely affect our business, prospects, financial condition and operating results. We also expect competition for EVs to intensify due to increased demand and a regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Further, as a result of new entrants in the EV market, we may experience increased competition for components and other parts of our vehicles, which may have limited or single-source supply.

Our future growth and success are highly dependent upon consumers’ adoption of, and their demand for EVP2Ws and our battery solutions in a sector that is generally competitive, cyclical and volatile.

Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt EVP2Ws, and even if EVP2Ws become more mainstream, consumers choosing us over other EVP2W manufacturers. Demand for EVP2Ws may be affected by factors directly impacting EVP2W prices or the cost of purchasing and operating EVP2Ws such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect our business, prospects, financial condition and operating results.

In addition, the demand for our vehicles will highly depend upon the adoption by consumers of new energy vehicles in general and EVs in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing consumer demands and behaviors.

Other factors that may influence the adoption of alternative fuel vehicles, and specifically EVs, include:

•

perceptions about EVs quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs, whether or not such EVs are produced by us or other manufacturers;

•	perceptions about EVs safety in general, in particular safety issues that may be attributed to the use of advanced technology, including EVs systems;

•	range anxiety, including the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	the availability of new energy vehicles;

•	the availability of service and charging stations for EVs;

•	the costs and challenges of installing home charging equipment, including for multi-family, rental and densely populated urban housing;

•	the environmental consciousness of consumers, and their adoption of EVs;

the occurrence of negative incidents, or perception that negative incidents have occurred, with respect to our or our competitors’ EVs resulting in adverse publicity and harm to consumer perceptions in electric vehicles generally;

•	the higher initial upfront purchase price of EVs, despite lower cost of ongoing operating and maintenance costs, compared to ICE vehicles;

perceptions about and the actual cost of alternative fuel;

•	regulatory, legislative and political changes; and

•	macroeconomic factors.

Furthermore, our vehicles utilize portable battery packs which do not require a designated charging network or swapping kiosk that our competitors currently on the market make use. While we believe that our portable battery packs differentiate our vehicles, there can be no assurance that consumers will adopt our battery solutions. If potential customers do not find our battery solutions attractive or are unwilling to adopt our battery solutions, it could impact the competitiveness of our vehicles and the rate of growth of our business and market penetration, and in turn, our business, prospects, financial condition and operating results.

Our business and prospects depend significantly on our ability to build the Zapp brand and consumers’ recognition, acceptance, and adoption of the Zapp brand. We may not succeed in continuing to maintain and strengthen the Zapp brand.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the Zapp brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high-quality vehicles and engage with our customers as intended. In addition, our ability to develop, maintain and strengthen the Zapp brand will depend heavily on the success of our customer development and branding efforts. Such efforts mainly include building a community of customers engaged with our branding initiatives, including through our authorized resellers, at automotive shows and events, city pop-up stores and guerilla roadshows, as well as engaging celebrity talent, social media influencers or brand ambassadors or other brand partnerships. Such efforts may not achieve the desired results and we may be required to change our customer development and branding practices, which could result in substantially increased expenses. There is no assurance that such efforts would yield brand awareness or consumer adoption of our vehicles. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results may be materially and adversely impacted.

In addition, if negative incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in the Zapp brand. Furthermore, there is the risk of potential adverse publicity related to our manufacturing partners or other partners whether or not such publicity is related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ vehicles.

In addition, from time to time, our vehicles may be evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our vehicles.

We may experience delays in the design, manufacture, production, and launch of our vehicles, which could harm our business, prospects, financial condition and operating results.

Our future business depends in large part on our ability to execute on our plans to develop, produce, market and sell our vehicles. EV companies experience delays in the design, production and commercial release of new products. To the extent we delay the launch of future models of vehicles, our growth prospects could be adversely affected as we may fail to establish or grow our market share. Furthermore, we rely on contract manufacturers for the manufacturing of vehicles. We could experience delays if our contract manufacturers do not meet agreed upon timelines or experience capacity constraints. Additionally, we and our contract manufactures rely on third-party suppliers for the provision and development of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us or our contract manufacturer with or developing necessary components, we could experience delays in delivering on our timelines. See “—Increases in costs, as a result of inflation or otherwise, disruption of supply or shortage of materials, in particular for lithium-ion battery cells and electronics subcomponents could harm our business.”

We may be unable to develop and manufacture vehicles of sufficient quality, and on schedule and scale, that would appeal to a large customer base.

Our business depends in large part on our ability to develop, market, produce and sell our vehicles. The continued development of and the ability to sell our vehicles at scale, including the i300 and future vehicles are and will be subject to risks, including with respect to:

•	our ability to maintain and scale necessary funding;

•	our ability to develop and launch lower-priced vehicles at scale and at attractive profit margins for our business;

•

our ability to negotiate and execute definitive agreements, and maintain arrangements on reasonable terms, with our various suppliers for hardware or services necessary to engineer or manufacture parts or components of our vehicles, with our resellers to sell our vehicles and with our franchisees to deliver and service our vehicles;

•	securing necessary components, services or licenses on acceptable terms and in a timely manner;

•	delays by us in delivering final component designs to our suppliers;

•	our ability to accurately produce vehicles within specified design tolerances;

•	quality controls that prove to be ineffective or inefficient;

•	defects in design and/or manufacture that cause our vehicles not to perform as expected or that require repair, field actions, product recalls or design changes;

•	delays, disruptions or increased costs in our, third-party outsourcing partners’ and our third-party suppliers’ supply chain, including raw material supplies;

•	other delays, backlog in manufacturing and research and development of new models, and cost overruns;

•	obtaining required regulatory approvals and certifications;

•	compliance with environmental, safety and similar regulations; and

•	our ability to attract, recruit, hire, retain and train skilled employees.

Historically, P2W customers have expected manufacturers to periodically introduce new and improved vehicle models. To meet these expectations, we intend to introduce new vehicle models and enhanced versions of existing models. The EVP2W market is in its early stages and quickly evolving. As a new entrant in a young industry, we inherently have limited experience, as a company, designing, testing, manufacturing, marketing, selling and servicing vehicles and therefore cannot assure you that we will be able to meet customer expectations. Any of the foregoing could have a material adverse effect on our business, prospects, financial condition and operating results.

If we fail to achieve unit sales expectations, our business, prospects, financial condition and operating results could be adversely impacted.

While we have received interests and reservations for our vehicles, there is no guarantee that such interests will translate into unit sales. We have received only a limited number of reservations for our vehicles, all of which are subject to cancellation until delivery of the vehicle. The wait from the time a reservation is made until the time the vehicle is delivered could also impact user decisions on whether to ultimately make a purchase, due to potential changes in preferences, competitive developments and other factors. If we encounter delays in the delivery of our current or future vehicle models, we believe that a significant number of reservations may be cancelled. As a result, no assurance can be made that reservations will not be cancelled and will ultimately result in the final purchase, delivery, and sale of the vehicle.

Our ability to successfully achieve unit sales expectations will be fundamental to our future success in existing and new markets and our market share. We cannot assure you that we will be able to achieve unit sales expectations. If we are unable to achieve unit sales expectations our business, prospects, financial condition and operating results could be adversely impacted.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

We are a company with an extremely limited operating history and have not generated revenue from sales of our vehicles or other products and services to date. We plan to begin delivering our i300 model during the third quarter of 2023. As an entirely new product, there is no historical basis for making judgments on the demand for our vehicles, our ability to develop, produce and deliver vehicles, or our profitability in the future. It is difficult to predict our future revenues and appropriately budget for our expenses, and trends that may emerge in this quickly evolving industry that may be outside our visibility and may affect our business. You should consider our business and prospects in light of the risks and challenges we face as a new entrant in an early-stage industry, including with respect to our ability to continuously advance our vehicle technologies; develop safe, reliable and quality vehicles that appeal to customers; deliver and service a large volume of vehicles; turn profitable; build a globally recognized and respected brand cost-effectively; expand our vehicles lineup; navigate the evolving regulatory environment; improve and maintain our operational efficiency; manage supply chain effectively; adapt to changing market conditions, including technological developments and changes in competitive landscape; and manage our growth effectively.

While we currently focus on the i300, we expect our product roadmap to expand beyond the i300 and introduce new models in other categories or using other technologies that we have less experience in as we may adjust our strategies and plans from time to time to remain competitive.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.

As we continue to grow, we may not be able to effectively manage our growth, including with respect to our design, research, development and maintenance capabilities, which could negatively impact our brand and financial performance.

We intend to expand our operations significantly, which will require hiring, retaining and training new personnel, controlling expenses, establishing facilities, and implementing administrative infrastructure, systems, and processes. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include, among others:

•	attracting and hiring skilled and qualified personnel to support our expanded operations at existing facilities or operations at any facilities we may construct or acquire in the future;

•	managing a larger organization with a great number of employees in different divisions and geographies;

•	training and integrating new employees into our operations to meet the growing demands of our business;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, research, development, contract manufacturing, sales, servicing and maintenance capabilities;

•	managing regulatory requirements, permits and labor issues and controlling costs in connection with the construction of additional facilities or the expansion of existing facilities; and

•	implementing and enhancing administrative infrastructure, systems and processes.

Furthermore, we have limited experience to date in high volume production of our vehicles and we cannot ensure that we will be able to continue to partner with reliable contract manufacturers and reliable sources of component supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market our vehicles as our operations expand. Any failure to effectively manage our growth could negatively impact our brand and financial performance.

The relationship of the UK and the EU could impact our ability to operate efficiently in certain jurisdictions or in certain markets.

On January 31, 2020, the UK exited the EU, an action referred to as Brexit. This was followed by an implementation period, during which EU law continued to apply in the UK and the UK maintained its EU single market access rights and EU customs union membership. The implementation period expired December 31, 2020. Consequently, the UK has become a third country vis-à-vis the EU, without access to the single market or membership of the EU customs union.

The UK and the EU have signed an EU-UK Trade and Cooperation Agreement, or TCA, which was formally approved by Parliament on April 28, 2021. This agreement provides details on how some aspects of the UK’s and EU’s relationship will operate going forward; however, there are still many uncertainties, and how the TCA will take effect in practice is still largely unknown. This lack of clarity on future UK laws and regulations and their interaction with the EU laws and regulations may negatively impact foreign direct investment in the UK, increase costs, depress economic activity, and restrict access to capital.

The uncertainty concerning the UK’s legal, political, and economic relationship with the EU after Brexit may be a source of instability in the international markets, create significant currency fluctuations, and/or otherwise adversely affect trading agreements or similar cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory, or otherwise) beyond the date of Brexit.

We have employees and intend to operate in the UK and other European countries. We cannot predict whether or not the UK will significantly alter its current laws and regulations in respect of the automotive and EVP2W industries and, if so, what impact any such alteration would have on our business. Moreover, we cannot predict the impact that Brexit will have on the marketing of our vehicles or the process to obtain regulatory approval in the UK and EU for our vehicles. As a result of the developments in the relationship between the UK and the EU, we may experience adverse impacts on customer demand and profitability in the UK and other markets.

Additional Brexit-related impacts on our business could include potential inventory shortages in the UK, increased regulatory burdens and costs to comply with UK-specific regulations, and higher transportation costs for our products coming into and out of the UK. Any of these effects, among others, could materially and adversely affect our business and consolidated financial position and results of operations.

Our receivables financing credit line with Thai EXIM, which we will use to finance customer orders is cancellable by Thai EXIM at any time, and we may be unable to secure financing at similar rates.

We have entered into a revolving loan agreement with Thai EXIM (the “Thai EXIM Facility”) providing for the issuance of short-term letters of credit and/or trust receipts for the purposes of purchase orders and production orders, and will depend on Thai EXIM to finance our customer orders and the manufacturing of our vehicles. The Thai EXIM Facility may be terminated by Thai EXIM at any time. Termination of the Thai EXIM Facility for any reason would have a material adverse effect on our business, including the delay in the production and delivery of our vehicles. We may have to obtain new financing, which may not be available on commercially reasonable terms or on terms that are acceptable to us or at all. If we cannot find new financing when we need them, our business, prospects, financial condition and operating results could be materially adversely affected.

We depend on suppliers, including critical and single sourced suppliers, to deliver components according to schedules, prices, quality, and volumes that are acceptable to us. We may be unable to effectively manage these suppliers. Uncertainties in the global economy may negatively impact suppliers and other business partners, which may interrupt the supply chain and require other changes to operations. These and other factors may adversely impact revenues and operating income.

Our success will be dependent upon our or our contract manufacture’s ability to enter into supplier agreements and maintain our relationships with existing suppliers who are critical to the output and production of our vehicles. The supply agreements we may enter into with suppliers in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. If our suppliers become unable to provide, or experience delays in providing components or if the supply agreements we enter into are terminated, it may be difficult to find replacement components. Additionally, our products contain parts that we purchase from single-source or limited-source suppliers, for which no immediate or readily available alternative supplier exists. While we believe that we would be able to establish alternate supply relationships and can obtain or engineer replacement components for our single-source components, we may be unable to do so in the short-term (or at all) at prices or quality levels that are acceptable to us. In addition, as we evaluate opportunities and take steps to insource certain components and parts, supply arrangements with current or future suppliers (with respect to other components and parts offered by such suppliers) may be available on less favorable terms or not at all, especially in light of the increases in materials pricing. Unexpected changes in business conditions, materials pricing, including inflation of raw material costs, labor issues, wars, trade policies, natural disasters, health epidemics such as the global COVID-19 pandemic, trade and shipping disruptions, port congestions and other factors beyond our or our suppliers’ control could also affect these suppliers’ ability to deliver components to us or to remain solvent and operational. Additionally, if our suppliers do not accurately forecast and effectively allocate production or if they are not willing to allocate sufficient production to us, it may reduce our access to components and require us to search for new suppliers. The unavailability of any component or supplier could result in production delays, product design changes and loss of access to important technology and tools for producing and supporting our products, as well as impact our capacity expansion and our ability to fulfill our obligations under customer contracts. Moreover, significant increases in our production or product design changes by us may in the future require us to procure additional components in a short amount of time. Our suppliers may not be willing or able to sustainably meet our timelines or our cost, quality and volume needs, or to do so may cost us more, which may require us to replace them with other sources.

In addition, if our suppliers experience substantial financial difficulties, cease operations or otherwise face business disruptions, we would be required to take measures to ensure components and materials remain available. Any disruption could affect our ability to deliver vehicles and could increase our costs and negatively affect our liquidity and financial performance.

Also, if a supplied vehicle component becomes the subject of a product recall, we may be required to find an alternative component, which could increase our costs and cause vehicle production delays. Additionally, we may become subject to costly litigation surrounding the component.

If we or our contract manufacturer do not enter into long-term supply agreements with guaranteed pricing for our parts or components, we and our contract manufacturer may be exposed to fluctuations in prices of components, materials and equipment. Agreements for the purchase of battery cells contain or are likely to contain pricing provisions that are subject to adjustments based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment would increase our operating costs and could reduce our margins if we cannot recoup the increased costs. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our potential customers and could adversely affect our business, prospects, financial condition and operating results.

Increases in costs, as a result of inflation or otherwise, disruption of supply or shortage of materials, in particular for lithium-ion battery cells and electronics subcomponents could harm our business.

We and our suppliers may experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such cost increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. We and our suppliers use various materials in our businesses and products, including, for example, lithium-ion battery cells, semiconductor chips and steel, and the prices for these materials fluctuate. The available supply of these materials may be unstable, depending on market conditions and global demand. For example, COVID-19, including associated variants, and the recent conflict in the Ukraine, may cause disruptions to and delays in our operations, including shortages and delays in the supply of certain parts, including materials and equipment necessary for the production of our vehicles, and the various internal designs and processes we may adopt in an effort to remedy or mitigate impacts of such disruptions and delays may result in higher costs. There have been very sizable increases in recent months in the cost of key metals, including lithium, nickel, aluminum and cobalt with volatility in pricing expected to persist for the foreseeable future. In addition, our business also depends on the continued supply of battery cells for the battery packs used in our vehicles. We are exposed to multiple risks relating to lithium-ion battery cells. These risks include, but are not limited to:

•	an increase in the cost, or decrease in the available supply, of materials used in the cells;

•	disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

•	fluctuations in the value of any foreign currencies in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.

Our business is dependent on the continued supply of battery cells for the battery packs used in our vehicles. We may have limited flexibility to immediately change suppliers in the event of any disruption in the supply of those cells, which could then disrupt production of our vehicles. However, we continually leverage relationships with several battery cell suppliers to monitor their developments and assess and characterize their cells.

Semiconductor chips are also an important input component to the electrical architecture of our vehicles, controlling wide aspects of the electric vehicles’ operations. Many of the key semiconductor chips used in our vehicles come from single-source or limited-source suppliers, and therefore a disruption with any one manufacturer or supplier in our supply chain would have an adverse effect on our ability to effectively produce and timely deliver our vehicles. Due to our reliance on these semiconductor chips, we are subject to the risk of shortages and long lead times in their supply. Furthermore, our manufacturers may experience temporary or permanent disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters, component or material shortages, cost increases, acquisitions, insolvency, changes in legal or regulatory requirements, or other similar problems.

In particular, increased demand for semiconductor chips in 2020, due in part to the COVID-19 pandemic and increased demand for consumer electronics that use these chips, has resulted in a severe global shortage of chips in 2021 and 2022, which we expect to continue as a consequence of the continuing COVID-19 pandemic, inflation of raw material costs and the conflict in Ukraine. As a result, our ability to source semiconductor chips used in our vehicles could be adversely affected. This shortage may result in increased chip delivery lead times, delays in the production of our vehicles, and increased costs to source available semiconductor chips. To the extent this semiconductor chip shortage continues, and we are unable to mitigate the effects of this shortage, our ability to deliver sufficient quantities of our vehicles could be adversely affected. In addition, we may be required to incur additional costs and expenses in managing ongoing semiconductor chip shortages, including additional research and development expenses, engineering design and development costs in the event that new suppliers must be onboarded on an expedited basis.

Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and material costs. Substantial increases in the prices for our materials or prices charged to us, such as those charged by battery cell or semiconductor chip suppliers, would increase our operating costs and could reduce our margins. For example, due to the recent global semiconductor supply shortage, other supply chain issues including the COVID-19 pandemic and the conflict in Ukraine, and the current inflationary environment in the United States and globally, the cost of input materials, components and processes required to produce our vehicles is expected to increase, and we may need to increase the prices of our vehicles in response to these cost pressures. Price increases and other measures taken by us to offset higher costs could materially and adversely affect our reputation and brand, result in negative publicity and loss of customers and sales, and adversely affect our business, prospects, financial condition and operating results. In addition, a growth in popularity of EVs without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us, and would impact our projected manufacturing and delivery timelines, and adversely affect our business, prospects, financial condition and operating results.

Leveraging contract manufacturers, including Summit, to manufacture our vehicles is subject to risks, including costs, manufacturing footprint, and manufacturing capabilities. If we are unable to maintain a relationship with Summit to manufacture our vehicles, our manufacturing costs may be adversely affected.

A key financial benefit to our business is our asset-light operating model in which we rely on a contract manufacturer to produce our vehicles. We have secured the experience and expertise of Summit to serve as our long-term contract manufacturing partner to provide manufacturing, procurement, logistics and distribution services for vehicles. If our contract manufacturing agreement terminate or expire, or if Summit fail to perform or meet our expected quality standards, timelines, capacity requirements, costs, manufacturing capabilities or manufacturing footprint, we may need to engage another third-party contract manufacturer or build our own in-house manufacturing capabilities, which could cause us to incur significant cost and expense. As we do not currently have alternate manufacturing arrangements in place, it may take time to transition to another contract manufacturer and there is no guarantee that they would be able to meet our capacity, capability or quality requirements, or otherwise be an effective and acceptable manufacturing solution. Any of the foregoing could adversely affect our business, prospects, financial condition and operating results.

We do not yet have a distribution network and do not have experience distributing directly to consumers. If we are unable to establish or maintain relationships with resellers or other retail partners or our authorized resellers or other retail partners are unable or ineffective in establishing or maintaining relationships with customers for our vehicles, our business may be adversely affected.

We employ a go-to-market business model whereby our revenue is generated by sales through our online platform, authorized resellers and online resellers. We have received approximately 200 reseller applications by authorized resellers globally and have signed multiple letters of intent with certain authorized resellers as of the date of this proxy statement/prospectus. However, all of these arrangements will require renegotiation at later stages as we begin our global rollout and some or all of these arrangements may be terminated or may not materialize into next-stage contracts or long-term contract arrangements. In addition, we do not currently have arrangements in place that will allow us to fully realize our global expansion plans. If we are unable to enter into acceptable contract arrangements with resellers in a timely manner, or at all, or maintain such arrangements, our business, prospects, financial condition and operating results may be materially and adversely affected.

We will depend on the capability of these retail partners to develop and implement effective retail sales plans to create demand among retail purchasers for our vehicles and related products and services that the retail partners may purchase from us. We intend to provide our retail partners with specific training and programs to assist them in selling our products, but there can be no assurance that these steps will be effective, and that restrictions on travel and other limitations as a result of the COVID-19 pandemic or future events may undermine our efforts to provide training and build relationships. If our retail partners are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Our retail partners ability to develop, maintain and strengthen their relationships with customers for vehicles will depend heavily on our ability to provide high-quality vehicles and engage with our customers as intended, as well as the success of our customer development and marketing efforts. See “—Our business and prospects depend significantly on our ability to build the Zapp brand and consumers’ recognition, acceptance, and adoption of the Zapp brand. We may not succeed in continuing to maintain and strengthen the Zapp brand.”

Some of these retail partners may also market, sell and support offerings that may be competitive with ours, may devote more resources to the marketing, sales and support of such competitive offerings or may have incentives to promote other offerings to the detriment of our own. Our retail partners could subject us to lawsuits, potential liability, and reputational harm if, for example, any of our retail partners misrepresents the functionality of our vehicles to customers or violates laws or our or their corporate policies. Our ability to achieve revenue growth in the future will depend, in part, on our success in maintaining successful relationships with our retail partners, identifying additional retail partners, including in new markets, and training our retail partners to independently sell our vehicles. If our retail partners are unsuccessful in selling EVs, or if we are unable to enter into arrangements with or retain a sufficient number of high-quality retail partners in each of the regions in which we sell our vehicles and keep them motivated to sell our vehicles, our business, prospects, financial condition and operating results could be adversely affected.

Furthermore, we intend to deliver our vehicles directly through “Zappers” who are franchised, independent delivery and service agents. We do not have experience in distributing directly to customers nor do we currently have franchisee arrangements in place. Our failure to enter into acceptable franchisee arrangements in a timely manner, or at all, could result in delivery delays and adversely affect our business, prospects, financial condition and operating results.

Our ability to attract, train and retain executives and other qualified employees, including key members of management, is critical to our business, results of operations and future growth.

Our business and future success is substantially dependent on the continued services and performance of our key executives, senior management and personnel, including personnel with relevant experience or expertise in the automotive industries and engineering. Any of these individuals may choose to terminate their employment with us at any time. The loss of the services of any of our key employees or any significant portion of our workforce could disrupt our operations or delay the development, introduction and ramp of our products and services. We cannot assure you that we will be able to retain these employees or find adequate replacements. A lengthy period of time may be required to hire and train replacement personnel when skilled personnel leave us. Our ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. We may be required to increase our levels of employee compensation more rapidly than in the past to remain competitive in attracting the quality of employees that our business requires. If we do not succeed in attracting well-qualified employees or retaining or motivating existing employees, our business and prospects for growth would be adversely affected.

Employees may leave us or choose other employers over us due to various factors, such as a very competitive labor market for talented individuals with automotive or technology experience, or any negative publicity related to us. In regions where we have or will have operations, there is strong competition for individuals with skill sets needed for our business, including specialized knowledge of EVs, engineering, design and other expertise. We also compete with both mature and prosperous companies that have large financial resources and start-ups and emerging companies that promise short-term growth opportunities.

We expect to incur research and development costs and devote significant resources to developing new products, which could significantly reduce our profitability and may never result in revenue to us.

Our future growth depends on penetrating new markets, adapting existing products to customer requirements, and introducing new products that achieve market acceptance. If we are unable to anticipate technological changes in the industry by introducing new or enhanced products and services in a timely and cost-effective manner, if we fail to introduce products and services that meet market demand, or we do not successfully expand into adjacent markets, we may lose our competitive position, our products may become obsolete, and our business, financial condition or results of operations could be adversely affected.

Our success in these new markets depends on a variety of factors, including but not limited to our ability to develop new products, new product features and services that address the customer requirements for these markets, attract a customer base in markets in which we have less experience, compete with new and existing competitors in these adjacent markets, and gain market acceptance of our new products.

Developing our products is expensive, and the investment in product development may involve a long payback cycle. Our results of operations will be impacted by the timing and size of these investments. These investments may take several years to generate positive returns, if ever.

Additionally, future market share gains may take longer than planned and cause us to incur significant costs. Difficulties in any of our new product development efforts or our efforts to enter adjacent markets could adversely affect our operating results and financial condition.

We may face challenges in expanding our business and operations internationally and our ability to conduct business in markets may be adversely affected by legal, regulatory, political, and economic risks.

Our business plan includes operations in the UK and other countries in Europe, and eventual expansion into other international markets including North America and the Asia Pacific. We will face risks associated with any potential international operations, including possible unfavorable legal, regulatory, political and economic risks, which could harm our business. We anticipate having international operations and subsidiaries that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Furthermore, conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and time zones and consumes significant management resources. We will be subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our vehicles and require significant management attention. These risks include:

•	conforming our vehicles to various international regulatory requirements where our vehicles are sold and serviced, which requirements may change over time;

•	expenditures related to foreign lawsuits and liability;

•	difficulties in staffing and managing foreign operations;

•	difficulties establishing relationships with, or disruption in the supply chain from, international suppliers;

•	difficulties attracting customers in new jurisdictions;

•	difficulties in attracting effective distributors, dealers or sales agents, as the case may be;

•

foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in jurisdictions where we operate, and foreign tax and other laws limiting our ability to repatriate funds to the Cayman Islands;

•	fluctuations in foreign currency exchange rates and interest rates, including risks related to any foreign currency swap or other hedging activities we may undertake;

•	government trade policies, restrictions, tariffs and price or exchange controls;

•	foreign labor laws, regulations and restrictions;

•	changes in diplomatic and trade relationships, including the potential trade war between China and the United States;

•	laws and business practices favoring local companies;

•	difficulties protecting or procuring intellectual property;

•	the adoption of the Zapp brand versus competitive foreign brands;

•	political instability, natural disasters, war or events of terrorism and health epidemics, such as the COVID-19 pandemic or the conflict in Ukraine; and

•	the strength of international economies.

In addition, our associate in Thailand is subject to restrictions on foreign ownership in Thailand. The laws and regulations in Thailand place restrictions on foreign investment in, control over, management of, ownership of and ability to obtain licenses for entities engaged in a number of business activities. Pursuant to the Thai Foreign Business Operations Act, B.E. 2542 (1999), or the FBOA, a person or entity that is “Non-Thai” (as defined in the FBOA) cannot conduct certain restricted businesses in Thailand, including businesses which could be categorized as “service businesses” that our Thai entity, Zapp Manufacturing, operates, unless an appropriate license is obtained. Mr. Swin Chatsuwan (“Mr. Chatsuwan”), our Co-Founder and CEO, who is a Thai individual, owns 50.98% of the shares in Zapp Manufacturing and Mr. Kiattipong Arttachariya (“Mr. Arttachariya”) and Mrs. Siriwaree Patravanich each hold one share, while we own approximately 49.00%. At present, Thai law requires that a limited company must maintain at least three shareholders at all times. However, if these regulations change or are interpreted different in the future, or if the relevant Thai authorities take the view that the shareholding arrangements of Zapp Manufacturing do not comply with applicable laws and regulations, including the requirements, prohibitions or restrictions on foreign investment and ownership in our lines of business or with respect to necessary registrations, permits or licenses to operate our business, or if these regulations change or are interpreted differently in the future, we may face a range of consequences, including civil and criminal penalties against our local entities and their shareholders, monetary penalties, restrictions or suspension on operations and the need to reorganize our ownership arrangements in Thailand.

If we fail to successfully address these risks, our business, prospects, financial condition and operating results could be materially harmed.

If our vehicle owners modify our vehicles regardless of whether third-party aftermarket products are used, the vehicle may not operate properly, which may create negative publicity and could harm our business.

Automotive enthusiasts may seek to alter our vehicles to modify their performance which could compromise vehicle safety and security systems. Also, customers may customize their vehicles with aftermarket parts that can compromise driver safety. We do not test, nor do we endorse, such changes or products. In addition, customers may attempt to modify our vehicles’ charging systems that can compromise the vehicle systems or expose our customers to injury. Such unauthorized modifications could reduce the safety and security of our vehicles and any injuries resulting from such modifications could result in adverse publicity, which may negatively affect our brand and thus harm our business, prospects, financial condition and operating results.

If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry or are subject to negative publicity, then our business, prospects, financial condition and operating results may suffer materially.

Customers may be less likely to purchase our vehicles if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long-term. Similarly, suppliers and other third parties may be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our vehicles, long-term financial viability and business prospects. Maintaining such confidence may be complicated by certain factors, including those that are largely outside of our control, such as our limited operating history; customer unfamiliarity with our vehicles and EVP2Ws in general; any delays in scaling production, delivery and service operations to meet demand; competition and uncertainty regarding the future of our vehicles and EVP2Ws in general; and our production and sales performance compared with market expectations.

Our financial results may vary significantly from period to period due to fluctuations in our operating costs, product demand, and other factors.

We expect our period-to-period financial results to vary based on our operating costs and product demand, which we anticipate will fluctuate as we continue to design, develop, produce and distribute new vehicles. Additionally, our revenue from period to period may fluctuate as we build out global distribution, add new product derivates based on market demand and margin opportunities and introduce new or existing EVs to new markets.

Moreover, our revenue from period to period may fluctuate due to seasonality. As a seller of P2Ws, we expect to be impacted by seasonality, primarily by weather. During winter or colder months, sales of vehicles tend to slow while during warmer months, sales increase. In Europe we expect revenue to be higher in the months of March through September, correlating with high deliveries and when we plan to offer most of our potential customer ride experiences. During the months of October through February, we will be focused on order bank building. Such seasonality may cause our revenue to vary from quarter to quarter which can make forecasting more difficult and may adversely affect our ability to predict financial results accurately.

As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results, may not necessarily be meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our financial results may not meet the expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of Pubco Ordinary Shares could fall substantially, either suddenly or over time.

We collect and process certain information about our customers and their vehicles and are subject to various privacy and consumer protection laws.

We collect, receive, store, transmit and otherwise process different types of information about or related to a range of individuals, including our customers, website visitors, our employees, job applicants and employees of other companies that we do business with (such as our vendors and suppliers). In addition to the information we collect from our customers to complete a sale or transaction, we may in the future use our vehicles’ onboard electronic systems to capture information about each EV’s use, such as location, charge time, battery usage, mileage and driving behavior, among other things, to aid us in providing services including EV diagnostics, repair, maintenance, insurance, roadside assistance and vehicle emergency services. Our customers may choose not to provide this data, which may harm our business and prospects. Possession and use of our customers’ vehicle use and other information may subject us to legislative and regulatory burdens and risks that could require notification of data breach, restrict our use of such information, and hinder our ability to acquire new customers or market to existing customers. If customers allege that we have improperly released or disclosed their sensitive personal data, we could face legal claims, lawsuits and reputational harm. If third parties improperly obtain and use sensitive personal data of our customers, we may be required to expend significant resources to resolve these problems.

As we expand our operations internationally, we will be required to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal information in the U.S., Europe, Asia-Pacific and elsewhere. Such regulations may impose additional regulatory obligations regarding the handling of personal information and further provide certain individual privacy rights to persons whose data is processed.

Data protection and privacy-related laws and regulations are evolving and may result in ever increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. For example, the EU adopted the General Data Protection Regulation (EU) 2016/679 (the “GDPR”). These laws (and other laws that have since been enacted) impose additional regulatory obligations regarding the handling of personal data and further provide certain individual privacy rights to persons whose data is processed by covered organizations.

We are subject to the GDPR and the UK data protection regime consisting primarily of the UK General Data Protection Regulation and the UK Data Protection Act 2018 (together referred to as the “UK GDPR”). The GDPR, the national implementing legislation in EU member states, and the UK GDPR impose stringent data protection requirements, some of which are different from requirements under existing data privacy laws in other jurisdictions.

The GDPR/UK GDPR also generally prohibits the transfer of personal data subject to those regimes outside of the EU/UK unless a lawful data transfer solution has been implemented or a data transfer derogation applies. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal information from the EU and the UK to other countries. In addition, as supervisory authorities in the EEA and UK continue to issue further guidance relating to the processing of personal information, including the transfer of data, we could suffer additional costs or be subject to complaints or regulatory investigations or fines if there are allegations of non-compliance, and if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results. Loss, retention or misuse of certain information and alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose us to potential liability and may require us to expend significant resources on data security and in responding to and defending such allegations and claims.

We may also become subject to evolving EU and UK privacy laws on cookies and e-marketing. In the EU and the UK, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive may be replaced by an EU regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance. In the EU and the UK, informed consent is required for the placement of most cookies or similar technologies that store information, or access information stored, on a user’s device and for direct electronic marketing. The GDPR also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision, regulators’ recent guidance and recent campaigns by a not-for-profit organization are driving increased attention to cookies and tracking technologies. There is also a general increasing awareness of how Internet user data is being used by companies, in particular, focused on the use of cookies to collect or aggregate information about Internet users’ online browsing activity. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on our marketing and personalization activities, may require significant changes to our business and may negatively impact our efforts to understand users.

Additionally, other countries outside of Europe and the United States, including countries we either operate or may in the future operate within, are considering enacting legislation implementing data protection requirements or imposing cross-border data transfer restrictions or laws requiring local data residency. For example, on May 27, 2019, the Personal Data Protection Act B.E. 2562 (2019) (the “PDPA”) was published in the royal gazette of Thailand. The PDPA came into effect on June 1, 2022. There are uncertainties as to how the PDPA will be implemented in practice and how compliance with the PDPA will affect our operations. Compliance with additional laws and regulations could be expensive and result in significant penalties (for example, fines for certain breaches of the GDPR or the UK GDPR are up to the greater of €20 million/£17.5 million or 4% of total global annual turnover), and may place restrictions on the conduct of our business and the manner in which we interact with our customers. Failure to comply with applicable laws and regulations could result in lawsuits, regulatory enforcement actions against us or other liability. For example, our misuse of or failure to secure personal information could result in violation of data privacy laws and regulations, proceedings against us by governmental entities or others, and/or result in significant liability and damage to our reputation and credibility. In addition, we may also face civil claims including representative actions and other class action type litigation (where individuals have alleged to suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm. These possibilities, if borne out, could have a negative impact on revenues and profits. If a third party alleges that we have violated applicable data privacy laws, we could face legal claims and damages as well as reputational harm among consumers, investors, and strategic partners.

Although we make reasonable efforts to comply with all applicable data protection laws and regulations, our interpretations and efforts may have been or may prove to be insufficient or incorrect. We also make public statements about our use and disclosure of personal information through our privacy policy, information provided on our website and other public statements. Although we endeavor to ensure that our public statements are complete, accurate and fully implemented, we may at times fail to do so or be alleged to have failed to do so. We may be subject to potential regulatory or other legal action if such policies or statements are found to be deceptive, unfair or misrepresentative of our actual practices. In addition, from time to time, concerns may be expressed about whether our products and services compromise the privacy of our customers and others. Any concerns about our data privacy and security practices (even if unfounded), or any failure, real or perceived, by us to comply with our posted privacy policies or with any legal or regulatory requirements, standards, certifications or orders or other privacy or consumer protection-related laws and regulations applicable to us, could cause our customers, riders and users to reduce their use of our products and services.

In addition, the regulatory framework for data privacy issues worldwide is currently evolving and is likely to remain uncertain for the foreseeable future, and it is possible that applicable laws and regulations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules, or our practices. Any failure or perceived failure by us to comply with applicable privacy and data security laws and regulations, our privacy policies, or our privacy-related obligations to users or other third parties, or any compromise of security that results in the unauthorized access to or transfer of personal information or other customer data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers and users to lose trust in us, which would have an adverse effect on our reputation and business. We may also incur significant expenses to comply with privacy, consumer protection and security standards and controls imposed by laws, regulations, industry standards or contractual obligations.

Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of our users’ data, or regarding the manner in which the express or implied consent of users for the use and disclosure of such data is obtained-or in how these applicable laws, regulations or industry practices are interpreted and enforced by state, federal and international privacy regulators-could require us to modify our services and features, possibly in a material and costly manner, may subject us to legal claims, regulatory enforcement actions and fines, and may limit our ability to develop new services and features that make use of the data that our users voluntarily share with us.

If we fail to offer high-quality customer service covering the delivery and after-sales care of our vehicles, or fail to maintain a superior customer support experience, our business and reputation will suffer.

We aim to provide consumers with a high-quality customer service experience, including providing our customers with the ability to order via our single e-commerce platform and after-sales services. Our services may fail to meet our customers’ expectations, which could adversely affect our business, reputation and results of operations.

We intend to make deliveries and provide after-sale services primarily by franchised, independent service agents, “Zappers.” However, we cannot assure you that we will be able to enter into acceptable arrangements with any such third-party agents. We and our Zappers, have no experience or limited experience in servicing our vehicles. Servicing EVP2Ws is different from servicing ICE vehicles and requires specialized skills, including high voltage training and servicing techniques. There can be no assurance that our after-sale service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our franchisees will have sufficient resources to meet these service requirements in a timely manner as the volume of vehicles we deliver increases. Any failure to quickly resolve issues and provide effective support, or a market perception that we do not maintain effective and responsive support, could adversely affect our brand and reputation, our ability to retain customers or sell additional products and services to existing customers, and our business, financial condition, and results of operations.

Our industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies or improvements in current and future enabling and competitive technologies, including alternatives to electricity as a fuel source, may adversely affect the demand for our vehicles.

We may be unable to keep up with changes in EV technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, hydrogen, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the ICE or the cost of gasoline, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to our vehicles. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative fuel vehicles and EVs, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and EV technology. As technologies change, we plan to upgrade or adapt our vehicles with the latest technology. However, our vehicles may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our vehicles. Additionally, the introduction and integration of new technologies into our vehicles may increase our costs and capital expenditures required for the production and manufacture of our vehicles and, if we are unable to cost efficiently implement such technologies, our business, prospects, financial condition and operating results could be materially and adversely affected.

Our business may suffer if our products or features contain defects or fail to perform as expected. We may choose to or be compelled to undertake product recalls or take other similar actions, which could adversely affect our brand image, business, and results of operations.

If our vehicles or battery packs contain design or manufacturing defects that cause them not to perform as expected or that require repair, our ability to develop, market and sell our products and services may be harmed, and we may experience delivery delays, product recalls, product liability, breach of warranty and consumer protection claims and significant warranty and other expenses. Although we are protected under back-to-back warranties by our contract manufacturer and all of our suppliers and will maintain warranty reserves to cover warranty-related claims on our vehicles and battery packs once our vehicles enter production, we cannot be certain that the terms of these warranties can sufficiently shield us from potential liabilities when they arise or our reserve will be sufficient to cover future warranty claims.

Furthermore, our vehicles utilizes software in their dashboards, which may contain latent defects or errors or be subject to external attacks. Although we attempt to remedy any issues we observe in our vehicles as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not completely satisfy our customers. While we perform extensive internal testing on our vehicles and features, we currently have a limited frame of reference by which to evaluate their long-term quality, reliability, durability and performance characteristics when operating in the field. There can be no assurance that we will be able to detect and fix all defects in our vehicles prior to their sale to or installation for customers.

Any product recall in the future, whether initiated by us or a supplier, and whether the product recall involves our or a competitor’s product, may result in adverse publicity, damage our brand image, and adversely affect our business, prospects, financial condition and operating results. Such recalls, whether caused by systems or components engineered or manufactured by us or our suppliers, may involve significant expense, the possibility of lawsuits, and diversion of management’s attention and other resources, which could adversely affect our brand image and our business, prospects, financial condition and operating results.

We are subject to cybersecurity risks to our various systems and software and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business.

We are at risk for interruptions, outages and breaches of (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; (b) facility security systems, owned by us or our third-party vendors or suppliers; (c) in-product technology, owned by us or our third-party vendors or suppliers; (d) the integrated software in our vehicles; (e) our website; or (f) customer data that we process or our third-party vendors or suppliers process on our behalf. In addition, we and our third-party vendors or suppliers that host our data may encounter attempted attacks on their networks that may take a variety of forms, including denial of service attacks, infrastructure attacks, botnets, malicious file attacks, cross-site scripting, credential abuse, ransomware, bugs, viruses, worms, and malicious software programs. All of these types of cyber incidents can give rise to a variety of losses and costs, including legal exposure and regulatory fines, damages to reputation, and others. These incidents could also materially disrupt operational systems; result in loss of intellectual property, trade secrets, other proprietary or competitively sensitive information and data generally (including personal information); compromise certain information of customers, employees, suppliers, riders, users or others; harm our reputation or brand; or affect the performance of our in-product technology and the integrated software in our vehicles.

A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently, are becoming increasingly diverse and sophisticated, and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our vehicles and battery solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information, intellectual property or personal information that we hold could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, disrupt our operations, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results.

We also work with partners and third-party service providers or vendors that collect, store and process such data on our behalf and in connection with our products and services. There can be no assurance that any security measures that we or our third-party service providers or vendors have implemented will be effective against current or future security threats. While we have developed systems and processes designed to protect the availability, integrity, confidentiality and security of us and our customers’, website visitors’, employees’ and others’ data, our security measures or those of our third-party service providers or vendors could fail and result in security incidents, including unauthorized access to or disclosure, acquisition, encryption, modification, misuse, loss, destruction or other compromise of such data. If a compromise of such data were to occur, we may have liability under our contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Various laws require us to provide notice to customers, regulators, or other agencies when certain sensitive information has been compromised as a result of a security breach. There are significant differences between the laws of the various jurisdictions, and as a result compliance in the event of a widespread data breach could be complicated, in addition to being costly. Depending on the facts and circumstances of such an incident, these damages, penalties, fines and costs could be significant. Such an event could harm our reputation and result in litigation against us. Any of these results could materially adversely affect our business, prospects, financial condition and operating results.

Vehicle retail sales depend heavily on affordable interest rates, credit risk, and availability of credit for vehicle financing and a substantial increase in interest rates or decrease in availability of credit could materially and adversely affect our business, prospects, financial condition and operating results.

In certain regions, including Europe and North America, financing for new vehicle sales has been available at relatively low interest rates for several years due to, among other things, expansive government monetary policies. As interest rates rise, market rates for new vehicle financing will generally be expected to rise as well, which may make our vehicles less affordable to customers or steer customers to less expensive vehicles that would be less profitable for us, adversely affecting our financial condition and results of operations. Additionally, if consumer interest rates increase substantially or if financial service providers tighten lending standards or restrict their lending to certain classes of credit, customers may not desire or be able to obtain financing to purchase our vehicles. As a result, a substantial increase in customer interest rates or tightening of lending standards could have a material adverse effect on our business, prospects, financial condition and operating results.

Our vehicles make use of lithium-ion battery cells; lithium-ion battery cells have been observed to catch fire or vent smoke and flame, which could, among other things, cause harm to others, result in property damage and reputational damage, and subject us to lawsuits that could have a negative effect on our financial condition and the battery’s range and life will deteriorate with usage and time.

The battery packs of our vehicles make use of lithium-ion cells. If not properly managed or subject to environmental stresses, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to include measures that prevent overheating that would result in such incidents, a field or testing failure of battery packs could occur, which could result in bodily injury or death and could subject us to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive and could harm our brand image and results of operation. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications, the social and environmental impacts of mineral mining or procurement associated with the constituents of lithium-ion cells, or any future incident involving lithium-ion cells, such as a vehicle or other fire, could materially and adversely affect our reputation and business.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our financial condition and liquidity. The P2W and EVP2W industries experience an abundance of product liability claims. We face the risk of significant monetary exposure to claims in the event our vehicles do not perform as expected or contain design, manufacturing, or warning defects, and to claims without merit, or in connection with malfunctions resulting in personal injury or death. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of other future vehicles, which would have a material adverse effect on our financial condition and liquidity. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation and financial condition and liquidity. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we face liability for our products and are forced to make a claim under our policies.

Our insurance coverage strategy may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from product liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. Our policies may include significant deductibles or self-insured retentions, policy limitations and exclusions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which may harm our financial condition and operating results.

We may be involved in legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations, and financial condition.

We may be involved in various litigation matters from time to time, the outcome of which could have a material adverse effect on our business, prospects, financial condition and operating results. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, tort laws, environmental laws, intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. We may also become subject to allegations of discrimination or other similar misconduct, which, regardless of the ultimate outcome, may result in adverse publicity that could harm our brand, reputation and operations. Claims may also arise out of actual or alleged breaches of contract or other actual or alleged acts or omissions by or on behalf of us. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business. Even if we are successful in defending against legal claims, litigation could result in substantial costs and demand on management resources. See “Information about Zapp—Legal Proceedings.”

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and noncompliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition, and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (the “U.K. Bribery Act”), and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Our business also must be conducted in compliance with applicable economic and trade sanctions laws and regulations, such as those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our global operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and economic and trade sanctions laws and regulations. Our failure to comply with these laws and regulations may expose us to reputational harm as well as significant penalties, including criminal fines, imprisonment, civil fines, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Despite our compliance efforts and activities we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, prospects, financial condition and operating results.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, prospects, financial condition and operating results. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in Pubco Ordinary Shares.

We and our supply chain partners are subject to numerous regulations. Unfavorable changes to, or failure by us, or our supply chain partners to comply with these regulations could substantially harm our business, prospects, financial condition and operating results.

We and our vehicles, and vehicles in general, as well as our third-party outsourcing partners and our suppliers are or will be subject to substantial regulation under foreign, federal, state and local laws. We continue to evaluate requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, sell, deploy or service our vehicles in the jurisdictions in which we plan to operate and, to the extent we have not already, intend to take such actions necessary to comply. We may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell, deploy or service our vehicles in any of these jurisdictions. If we, our third-party outsourcing partners or our suppliers are unable to obtain or comply with any of the licenses, approvals, certifications or other governmental authorizations necessary to carry out our operations in the jurisdictions in which we or they currently operate, or those jurisdictions in which we or they plan to operate in the future, our business, prospects, financial condition and operating results could be materially adversely affected. We expect to incur significant costs in complying with these regulations. Regulations related to the electric and alternative energy vehicle industry are evolving and we face risks associated with changes to these regulations, including, but not limited to, increased support for other alternative fuel systems, which could have an impact on the acceptance of our vehicles and increased sensitivity by regulators to the needs of established automobile and motorcycle manufacturers, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

To the extent the laws change, our vehicles may not comply with or be positioned to take advantage of applicable laws and regulations, which may have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results could be adversely affected.

We are or may be subject to risks associated with strategic alliances or acquisitions, which could require significant management attention, disrupt the business, dilute shareholder value and adversely affect our operating results.

We may from time to time consider entering into strategic alliances, including joint ventures, minority equity investments or other transactions, with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, with non-performance by the third party and with increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible shareholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition, and results of operations.

The global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States. There have been concerns over the downturn in economic output caused by the COVID-19 pandemic and the conflict in Ukraine. It is unclear whether these challenges will be contained and what effects they each may have. Any prolonged slowdown in economic growth might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors. Credit risks of customers and suppliers and other counterparty risks may also increase.

Sales of our vehicles depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of our vehicles and our results of operations may be materially and adversely affected.

We have identified significant deficiencies in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in connection with the audit of our consolidated financial statements as of and for the years ended September 30, 2022 and 2021, our management and our independent registered public accounting firm identified deficiencies such as (a) a lack of formal records relating to internal control procedures, key management estimates and judgments, significant business decisions and the monitoring of related party transactions, (b) a lack of formal inventory management procedures, and (c) a lack of formal review procedures relating to asset impairment and intercompany transactions, that we concluded represented significant deficiencies in our internal control over financial reporting. A deficiency in internal controls exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct, misstatements on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis.

While we plan to take measures to remedy these significant deficiencies, we have not yet implemented these measures and cannot predict the success of such measures or the outcome of our assessment of these measures or the time it will take to remedy such deficiencies, assuming we are able to do so. We may incur significant costs in the implementation of such measures, and can give no assurance that these measures will remediate the significant deficiencies in internal control or that additional significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations. It is important to note that we did not undertake a comprehensive assessment of our internal controls for purposes of identifying and reporting control deficiencies as we will be required to do so after we are a public company. Had we undertaken such an assessment, additional significant deficiencies and/or material weaknesses may have been identified.

Our management may in the future conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it concludes that we have not maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). During the

course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ordinary shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

After we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Section 404 of the Sarbanes-Oxley Act requires that Pubco include a report from management on the effectiveness of Pubco’s internal control over financial reporting in Pubco’s annual report on Form 20-F beginning with its second annual report on Form 20-F after becoming a public company. In addition, once Pubco ceases to be an “emerging growth company” as such term is defined in the JOBS Act, Pubco’s independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. We may be unable to timely complete our evaluation testing and any required remediation. In addition, because Pubco will be an “emerging growth company” and intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting, any remedial measures that we take to remedy material weaknesses and control deficiencies may not be independently verified by an independent third party.

The growth and expansion of our business may place a significant strain on its operational and financial resources in the future. Further growth of our operations to support its customer base, its platform and its internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to our internal control systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting.

Unexpected termination of leases, failure to renew the lease of our existing premises or to renew such leases at acceptable terms could materially and adversely affect our business.

We currently lease the premises for our research and development facility, offices and Paris boutique. We cannot assure you that we would be able to renew the relevant lease agreements without substantial additional cost or increase in the rental cost payable by us. If a lease agreement is renewed at a rent substantially higher than the current rate, or currently existing favorable terms granted by the lessor are not extended, our business and results of operations may be adversely affected.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We may be subject to taxes by tax authorities in the markets in which we operate. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	allocation of expenses to and among different jurisdictions;

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of share-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, tax treaties, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other taxes by foreign and U.S. federal, state, and local taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

As a result of our plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, our tax rate may fluctuate, our tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or we may be subject to future changes in tax law, the impacts of which could adversely affect our after-tax profitability and financial results.

Because we do not have a long history of operating at our present scale and we have significant expansion plans, our effective tax rate may fluctuate in the future. Future effective tax rates could be affected by our operating results before taxes, changes in the composition of operating income and earnings in countries or jurisdictions with differing tax rates, including as we expand into additional jurisdictions, changes in deferred tax assets and liabilities, changes in accounting and tax standards or practices, changes in tax laws, changes in the tax treatment of share-based compensation, and our ability to structure our operations in an efficient and competitive manner.

Due to the complexity of multinational tax obligations and filings, we may have a heightened risk related to audits, examinations or administrative appeals by taxing authorities. Outcomes from current and future tax audits, examinations or administrative appeals could have an adverse effect on our after-tax profitability and financial condition. Additionally, several tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it. Additionally, many countries and organizations, such as the Organization for Economic Cooperation and Development, are also actively considering changes to existing tax laws or have proposed or enacted new laws that could increase our tax obligations in countries where we do business or cause us to change the way we operate our business. These recent changes and proposals could negatively impact our taxation, especially as we expand our relationships and operations internationally.

We may seek to obtain future financing through the issuance of debt or equity, and such financing may not be available on commercially reasonable terms or at all, which may have an adverse effect on our shareholders or may otherwise adversely affect our business.

If we raise funds through the issuance of additional equity or debt, including convertible debt or debt secured by some or all of our assets, holders of any debt securities or preferred shares issued will have rights, preferences and privileges senior to those of holders of our ordinary shares in the event of liquidation. If additional debt is issued, there is a possibility that once all senior claims are settled, there may be no assets remaining to pay out to the holders of ordinary shares. In addition, if we raise funds through the issuance of additional equity, whether through private placements or public offerings, such an issuance would dilute ownership of our current shareholders that do not participate in the issuance. There can be no assurance that, we will be able to obtain debt financing or access the capital markets in a timely manner and on terms that are acceptable to us or at all. If we are unable to obtain any needed additional funding, we may be required to reduce the scope of, delay or eliminate some or all of, our planned research, development, production and marketing activities, any of which could materially harm our business.

Furthermore, the terms of any additional debt securities we may issue in the future may impose restrictions on our operations, which may include limiting our ability to incur additional indebtedness, pay dividends on or repurchase our share capital or make certain acquisitions or investments. In addition, we may be subject to covenants requiring us to satisfy certain financial tests and ratios, and our ability to satisfy such covenants may be affected by events outside of our control.

We may grant options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.

We have granted and intend to grant share-based compensation to employees, directors and consultants to incentivize their performance and align their interests with ours. We believe the granting of share-based compensation may be important to our ability to attract and retain key personnel and employees, and we will evaluate whether to grant additional share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our operating results.

We may be unable to complete ESG initiatives, in whole or in part, which could lead to less opportunity for us to have ESG investors and partners and could negatively impact ESG-focused investors when evaluating our business.

There has been increased focus, including by consumers, investors, employees and other shareholders, as well as by governmental and non-governmental organizations, on environmental, social and governance matters generally and with regard to our industry specifically. We have undertaken, and plan to continue undertaking, ESG initiatives. Any failure by us to meet our commitments or loss of confidence on the part of customers, investors, employees, brand partners and other shareholders as it relates to our ESG initiatives could negatively impact our brand, our business, prospects, financial condition and operating results. These impacts could be difficult and costly to overcome, even if such concerns were based on inaccurate or misleading information.

In addition, achieving our ESG initiatives may result in increased costs in our supply chain, fulfillment, and/or corporate business operations, and could deviate from our initial estimates and have a material adverse effect on our business and financial condition. In addition, standards and research regarding ESG initiatives could change and become more onerous both for us and our third-party suppliers and vendors to meet successfully. Evolving data and research could undermine or refute our current claims and beliefs that we have made in reliance on current research, which could also result in costs, a decrease in revenue, and negative market perception that could have a material adverse effect on our business and financial condition.

A variety of organizations measure the performance of companies on such ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, the company’s efforts and impacts on climate change and human rights, ethics and compliance with law and the role of the company’s board of directors in supervising various sustainability issues. In light of investors’ increased focus on ESG matters, there can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s ESG expectations or achieve our financial goals.

Finally, while we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved in measuring and reporting on many ESG matters.

Certain data and information in this presentation were obtained from third-party sources and were not independently verified by us. Accordingly, you should not place undue reliance on such information.

Industry data, projections and estimates in this proxy statement/prospectus are subject to inherent uncertainty as they necessarily require certain assumptions and judgments. Certain facts, forecasts and other statistics relating to the industries in which we compete have been derived from various public data sources and other third-party industry reports and surveys. The industries that we operate in may not grow at the rate projected by market data, or at all. Any failure of the industries that we operate in to grow at the projected rate may have a material adverse effect on our business, financial condition and results of operations. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Our business prospects, financial condition and operating results may be adversely affected by pandemics (including COVID-19) and epidemics, natural disasters, actual or threatened war (including the conflict in Ukraine), terrorist activities, political unrest, and other outbreaks.

We face various risks related to public health issues, including epidemics, pandemics and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19 and associated variants. We also face various risks related to natural disasters, including hurricanes, earthquakes, tsunamis or other natural disasters. Such public health issues or natural disasters could disrupt our business operations, reduce or restrict our supply of materials and services, result in us incurring significant costs to protect our employees and facilities or result in regional or global economic distress, which may materially and adversely affect our business, financial condition and operating results. Actual or threatened war, including the conflict in Ukraine, terrorist activities, political unrest, civil strife and other geopolitical uncertainty could have a similar adverse effect on our business, prospects, financial condition and operating results. Any one or more of these events may impede our production and delivery efforts and adversely affect our sales results, which could materially and adversely affect our business, financial condition and operating results.

The impact of COVID-19 and associated variants, including changes in consumer and business behavior, pandemic fears, market downturns and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 and associated variants (some of which may be more transmissible, such as the Delta and Omicron variants) has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a global decrease in vehicle sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders and business shutdowns. These measures may adversely impact our employees and operations, the operations of our suppliers, vendors and business partners, the activities of our retail customers and may negatively impact our production plans, sales and marketing activities, business and results of operations. In addition, various aspects of our business cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our sales and marketing activities, and our business, prospects, financial condition and operating results. There is no certainty that actions we take as may be required by government authorities or that we determine is in the best interests of our employees, customers, suppliers, vendors and business partners will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations may be adversely impacted.

The extent to which the COVID-19 pandemic impacts our business, prospects, financial condition and operating results will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic, its severity, the existence and severity of COVID-19 variants, the actions to contain the virus or treat its impact (including the availability of vaccines and the speed and extent of vaccine distribution and acceptance), how quickly and to what extent normal economic and operating activities can resume and whether and to what extent COVID-19 or variants thereof, including the Delta and Omicron variant which has become widespread globally, re-emerge, spread and impact us and our suppliers after normal activities resume. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment, or a decline in consumer confidence as a result of the COVID-19 pandemic and the conflict in Ukraine could have a material adverse effect on the demand for our vehicles. Under difficult economic conditions, potential customers may seek to reduce spending by forgoing our vehicles for other traditional options, increase use of public and mass transportation options or choose to keep their existing vehicles.

There are no comparable recent events that may provide guidance as to the effect of the spread and duration of COVID-19 (and associated variants) and pandemics in general, and, as a result, the ultimate impact of the COVID-19 pandemic or other pandemics is highly uncertain.

We are also vulnerable to natural disasters and other calamities. Although we use third party service providers to host our data offsite, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our business, prospects, financial condition and operating results.

We may need to defend ourselves against intellectual property right infringement claims, which may be time-consuming and would cause us to incur substantial costs. We may incur significant costs and expenses in connection with protecting and enforcing its intellectual property rights, including through litigation.

Companies, organizations, or individuals, including our competitors, may currently hold or obtain in the future patents, trademarks or other proprietary or intellectual property that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles, components or other goods and services, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents, trademarks, trade secrets or other intellectual property or proprietary rights alleging that we are infringing, misappropriating, diluting or otherwise violating such rights. Such parties may bring suits against us alleging infringement or other violation of such rights, or otherwise assert their rights and urge us to take licenses to their intellectual property. While we try to avoid infringing the rights of others, we may unknowingly do so. In the event that a claim relating to intellectual property is asserted against us, our suppliers or our third-party licensors, or if third parties not affiliated with us hold patents that relate to our products or technology, we may need to seek licenses to such intellectual property or seek to challenge those patents. Even if we are able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us. In addition, we may be unable to obtain these licenses on commercially reasonable terms, if at all, and our challenge of third-party patents may be unsuccessful. Litigation or other legal proceedings relating to intellectual property claims, regardless of merit, may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. Further, if we are determined to have infringed upon a third party’s intellectual property, we may be required to do one or more of the following:

•

cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the intellectual property that we allegedly infringe, misappropriate, dilute or otherwise violate;

•	pay substantial royalty or license fees or other damages;

•	seek a license from the holder of the allegedly infringed intellectual property, which license may not be available on reasonable terms, or at all;

•	redesign or reengineer our vehicles or other technology, goods or services, which may be costly, time-consuming or impossible; or

•	establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property on acceptable terms, our business, prospects, financial condition and operating results could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

If we are unable to maintain, protect or enforce our rights in our proprietary technology, brands or other intellectual property, our competitive advantage, business, financial condition and results of operations could be harmed.

Our failure to obtain or maintain adequate protection of, or prevent others from unauthorized use of, our intellectual property could harm our competitive advantage, business, financial condition and results of operations. We rely on a combination of patent, trade secret, trademark and other intellectual property laws, employee and third-party nondisclosure agreements, intellectual property licenses, and other contractual rights, to establish and protect our rights in our technology and intellectual property.

We have applied for patent protection relating to certain of our existing and proposed products. However, we cannot assure you that any of our patent applications will issue as patents, or if they do issue, that they will be of sufficient scope or strength to provide our technologies with any meaningful protection or our business with any commercial protection. Further, once issued, the patents we own could be challenged, invalidated or circumvented by others. Further, we cannot assure you that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.

We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, our policy is to require that relevant employees, consultants, advisors and collaborators enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our competitive position, business, financial condition and results of operations could be harmed.

We rely on our trademarks, trade names, and brand names to distinguish our products from those of our competitors, and have registered or applied to register certain of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of our trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

Despite our efforts to protect our intellectual property, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that our intellectual property is invalid or unenforceable, or that they do not infringe upon our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or may take in the future in an effort to prevent infringement or misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property, which could result in substantial costs and diversion of our resources. We have registered the “Zapp” logo as trademarks in the UK and EU, as well as certain other jurisdictions that we anticipate expanding into. Additionally we are the registered proprietors of the registered EU and UK trademarks for the word mark “ZAPP.” We have been involved in a number of opposition proceedings in the relevant intellectual property offices in the UK and certain countries in Europe regarding third parties’ registrations of the Zapp name as a trademark. As of the date of this proxy statement/prospectus, we have threatened legal action against a UK-based entity due to their alleged infringing use of a logo containing the word “Zapp” in the UK in connection with their business, as well as on their vehicles and numerous other items upon which the logo appears. We have also filed opposition proceedings against their trademark applications for such logo in the UK. If we are unable to resolve such dispute in an amicable manner or on terms acceptable to us, the value of our trade mark could diminish and we may be required to litigate to protect our intellectual property rights, which may be expensive, could cause a diversion of resources, and may not be successful, even when our rights have been infringed, misappropriated, or otherwise violated.

Patent, trademark, trade secret and other intellectual property laws vary significantly throughout the world. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be costly, difficult or even impossible. Failure to adequately protect our intellectual property could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results.

Our use of “open source” software could subject our proprietary software to general release, adversely affect our ability to sell our products and services, and subject us to possible litigation, claims or proceedings.

We use open source software in connection with the development and deployment of our products and services, and we expect to continue to use open source software in the future. Companies that use open source software in connection with their products have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses may require users who distribute proprietary software containing or linked to open source software to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open source code under the same open source license, which could include proprietary source code. In such cases, the open source software license may also restrict us from charging fees to licensees for their use of our software. While we monitor the use of open source software and try to ensure that open source software is not used in a manner that would subject our proprietary source code to these requirements and restrictions, such use could inadvertently occur, in part because open source license terms are often ambiguous and have generally not been interpreted by U.S. or foreign courts.

We will depend initially on revenue generated from one model of the EVP2W, and in the foreseeable future, we will continue to be significantly dependent on a limited number of models.

Initially, our business will depend substantially on the sales and success of the i300, which is our only model in production. For the foreseeable future, we will depend on revenue generated from a limited number of models. Historically, motorcycle customers have come to expect a variety of vehicle models offered in a company’s fleet and new and improved vehicle models to be introduced frequently. Given that for the foreseeable future our business will depend on a limited number of models, to the extent a particular model is not well received by the market, our sales volume, business, prospects, financial condition and operating results could be materially and adversely affected.

The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EVs or the imposition of new or additional regulations, including local, municipal or country-specific regulations, on EVs or components contained in our vehicles could have a material adverse effect on our business, prospects, financial condition and operating results.

Any reduction, elimination, ineligibility, unavailability or discriminatory application of government subsidies, favorable trade policies and free trade agreements and economic incentives that we currently or expect to receive because of policy changes, or the reduced need for such subsidies and incentives due to the perceived success of the EV or other reasons, may result in the diminished competitiveness of the alternative fuel and EV industry generally or our vehicles in particular. Conversely, applicable laws and regulations, including local, municipal or country-specific laws and regulations, may impose additional barriers to EV adoption, including additional costs. Any of the foregoing could materially and adversely affect the growth of the alternative fuel P2W markets and our business, prospects, financial condition and operating results.

While certain tax credits and other incentives for alternative energy production, alternative fuel, and EVs have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, our business, prospects, financial condition and operating results could be harmed.

Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.

We operate in multiple jurisdictions and plan to expand to additional jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We expect to earn revenue denominated in Pounds Sterling, Euros and U.S. dollars, among other currencies, while some of our costs and expenses are also paid in other foreign currencies, including Thai Baht. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable or if we were operating and reporting in one currency. We have not but may in the future choose to enter into hedging arrangements to manage foreign currency translation, but such activity may not completely eliminate fluctuations in our operating results due to currency exchange rate changes. Hedging arrangements are inherently risky, and could expose us to additional risks that could adversely affect our business, prospects, financial condition and operating results. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods.

Risks Related to Ownership of Pubco Securities

Nasdaq may not list the Pubco Ordinary Shares, which could limit investors’ ability to transact in Pubco Ordinary Shares and could subject Pubco to additional trading restrictions.

Pubco intends to apply to have the Pubco Ordinary Shares listed on Nasdaq upon consummation of the Business Combination. Pubco will be required to meet the initial listing requirements to be listed. Pubco may not be able to meet those initial listing requirements. Even if the Pubco Ordinary Shares are so listed, it may be unable to maintain the listing of such securities in the future.

If Pubco fails to meet the initial listing requirements and Nasdaq does not list the Pubco Ordinary Shares, and if the related closing condition is waived by the parties in order to consummate the Business Combination, thereafter Pubco could face significant material adverse consequences, including a limited availability of market quotations for the Pubco Ordinary Shares, a limited amount of news and analyst coverage on the company, and a decreased ability to issue additional Pubco Ordinary Shares or obtain additional financing in the future.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

As of the closing of the Business Combination, our directors, executive officers and their affiliates as a group beneficially own approximately 34.2% of the issued and outstanding Pubco Ordinary Shares (assuming no redemptions by CIIG II stockholders). As a result, these shareholders will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the articles of association and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

The market price and trading volume of the Pubco Ordinary Shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which Pubco intends to list the Pubco Ordinary Shares to be issued in the Business Combination, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Pubco Ordinary Shares following the Business Combination, the market prices of the Pubco Ordinary Shares may be volatile and could decline significantly. In addition, the trading volumes in the Pubco Ordinary Shares may fluctuate and cause significant price variations to occur. If the market prices of the Pubco Ordinary Shares decline significantly, you may be unable to resell your Pubco Ordinary Shares at or above the market price of the Pubco Ordinary Shares as of the date immediately following the consummation of the Business Combination. There can be no assurance that the market prices of the Pubco Ordinary Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for Pubco’s revenues, results of operations, cash flows, liquidity or financial condition;

•	announcements by Pubco or its competitors of significant business developments;

•	changes in customers;

•	acquisitions or expansion plans;

•	Pubco’s involvement in litigation;

•	sale of Pubco Ordinary Shares or other securities in the future;

•	market conditions in Pubco’s industry;

•	changes in key personnel;

•	the trading volume of Pubco Ordinary Shares;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines;

•

other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics (including but not limited to the ongoing COVID-19 pandemic), natural disasters, war, acts of terrorism or responses to these events; and

•	general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of the Pubco Ordinary Shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If Pubco were involved in any similar litigation it could incur substantial costs and our management’s attention and resources could be diverted.

We do not know whether a market will develop for the Pubco Ordinary Shares or what the market price of the Pubco Ordinary Shares will be and, as a result, it may be difficult for holders of Pubco Ordinary Shares to sell their Pubco Ordinary Shares.

Before this offering, there was no public trading market for Pubco Ordinary Shares. Although we have applied to list the Pubco Ordinary Shares on the Nasdaq, an active trading market for the Pubco Ordinary Shares may never develop or be sustained following this offering. If a market for the Pubco Ordinary Shares does not develop or is not sustained, it may be difficult for holders of Pubco Ordinary Shares to sell their Pubco Ordinary Shares at an attractive price, if at all. This risk will be exacerbated if there is a high level of redemptions of CIIG II Public Shares in connection with the closing of the Business Combination.

There will be material differences between your current rights as a holder of CIIG II Class A Common Stock and the rights one will have as a holder of Pubco Ordinary Shares, some of which may adversely affect you.

Upon completion of the Business Combination, CIIG II stockholders will no longer be stockholders of CIIG II, but will be shareholders of Pubco. There will be material differences between the current rights of CIIG II stockholders and the rights you will have as a holder of the Pubco Ordinary Shares, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of CIIG II stockholders and the Pubco shareholders, see the section of this proxy statement/prospectus titled “Comparison of Rights of Pubco Shareholders and CIIG II Stockholders.”

Upon completion of the Business Combination, CIIG II stockholders will become Pubco shareholders, CIIG II warrant holders will become holders of Pubco Public Warrants and the market price for the Pubco Ordinary Shares may be affected by factors different from those that historically have affected CIIG II securities.

Upon completion of the Business Combination, CIIG II stockholders will become Pubco shareholders and CIIG II’s warrant holders will become holders of Pubco Public Warrants, which may be exercised to acquire Pubco Ordinary Shares. Pubco’s business will materially differ from that of CIIG II, and, accordingly, the results of operations of Pubco will be affected by numerous factors that are different from those currently affecting the results of operations of CIIG II. CIIG II is a special purpose acquisition company incorporated in Delaware that is not engaged in any operating activity, directly or indirectly. Pubco is a holding company incorporated as an exempt company in the Cayman Islands and, after the consummation of the Business Combination, its subsidiaries will be engaged in the businesses of Zapp. Pubco’s business and results of operations will be affected by regional, country and industry risks and operating risks to which CIIG II was not exposed. For a discussion of the future business of Pubco currently conducted and proposed to be conducted by Zapp, see the sections of this proxy statement/prospectus titled “Information about Zapp” and “Risk Factors—Risks Related to Zapp’s Business and Industry.”

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (other than the Private Placement Warrants) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we have the ability to redeem the outstanding warrants (including the Private Placement Warrants) at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that the last reported sales price of our shares equals or exceeds $10.00 per share and is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met, including that holders will be able to exercise their warrants on a “cashless” basis prior to redemption for a number of shares of Class A common stock determined based on the redemption date and the fair market value of the shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 shares per whole warrant (subject to adjustment) irrespective of the remaining life of the warrants.

For context regarding the thresholds above, historical trading prices for our shares of Class A Common Stock have varied between a low of approximately $         per share in             , to a high of approximately $         per share in             . For illustrative purposes, the closing price of CIIG II Class A Common Stock was $         on Nasdaq on             , the record date for the special meeting of stockholders.

Notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the Redemption Date to the registered holders of the public warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the warrants will be notified of such redemption by our posting of the redemption notice to DTC.

Pubco Public Warrants will become exercisable for Pubco Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

Pubco Public Warrants to purchase an aggregate of 26,437,500 Pubco Ordinary Shares (not including any Working Capital Warrants or extension loan warrants that may be issued as described further herein) will become exercisable in accordance with the terms of the Assignment, Assumption and Amendment Agreement and the existing Warrant Agreement governing those securities. Assuming the Business Combination closes, these warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional Pubco Ordinary Shares will be issued, which will result in dilution to the holders of Pubco Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Pubco Ordinary Shares.

In addition, under the Novation, Assumption and Amendment Agreement, all Zapp Warrants outstanding immediately prior to the closing shall cease to be warrants with respect to Zapp Ordinary Shares and be assumed by Pubco and converted into 3,482,158 Pubco Exchange Warrants to be issued by Pubco to purchase 3,482,158 Pubco Ordinary Shares at an exercise price per Pubco Ordinary Share equal to: (i) $0.77 in relation to 2,321,439 Pubco Exchange Warrants; and (ii) $4.41 in relation to 1,160,719 Pubco Exchange Warrants, in each case subject to certain adjustments set forth in the Assignment, Assumption and Amendment Agreement. To the extent such warrants are exercised, additional Pubco Ordinary Shares will be issued, which will result in dilution to the holders of Pubco Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Pubco Ordinary Shares.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Pubco, its share price and trading volume could decline significantly.

The trading market for Pubco Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about Pubco or its business. Pubco may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of Pubco, or if these securities or industry analysts are not widely respected within the general investment community, the demand for Pubco Ordinary Shares could decrease, which might cause its share price and trading volume to decline significantly. In the event that Pubco obtains securities or industry analyst coverage or, if one or more of the analysts who cover Pubco downgrade their assessment of Pubco or publish inaccurate or unfavorable research about Pubco’s business, the market price and liquidity for Pubco Ordinary Shares could be negatively impacted.

The requirements of being a public company may strain Pubco’s resources, divert Pubco management’s attention and affect Pubco’s ability to attract and retain qualified board members.

Pubco will incur additional legal, accounting and other expenses following completion of the Business Combination. Pubco will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Nasdaq listing requirements and other applicable securities rules and regulations. These expenses may increase even more if Pubco no longer qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that Pubco file annual and current reports with respect to its business and operating results. The Sarbanes-Oxley Act requires, among other things, that Pubco maintains effective disclosure controls and procedures and internal control over financial reporting. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty.

Pubco’s management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Pubco’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent Pubco from improving its business, financial condition and results of operations. Furthermore, Pubco expects these rules and regulations to make it more difficult and more expensive for Pubco to obtain director and officer liability insurance, and consequently Pubco may be required to incur substantial costs to obtain such coverage. These additional obligations could have a material adverse effect on its business, financial condition, results of operations and prospects. These factors could also make it more difficult for Pubco to attract and retain qualified members of its board of directors, particularly to serve on Pubco’s audit committee, remuneration committee and nominating and corporate governance committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, Pubco’s business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, Pubco’s business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in Pubco’s favor, these claims, and the time and resources necessary to resolve them, could have an adverse effect on its business, financial condition, results of operations and prospects.

Pubco will be an “emerging growth company” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco’s Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Furthermore, even after Pubco no longer qualifies as an “emerging growth company,” as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Pubco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, Pubco shareholders may not have access to certain information they deem important. Pubco cannot predict if investors will find Pubco Ordinary Shares less attractive because it relies on these exemptions. If some investors do find Pubco Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Pubco Ordinary Shares may be more volatile.

Pubco will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such Pubco is exempt from certain provisions applicable to United States domestic public companies.

Because Pubco will qualify as a foreign private issuer under the Exchange Act immediately following the consummation of the Business Combination, Pubco is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Pubco will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Pubco is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold Pubco Ordinary Shares, you may receive less or different information about Pubco than you currently receive about CIIG II or that you would receive about a U.S. domestic public company.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Pubco on March 31, 2023.

In the future, Pubco could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements, including costs related to the preparation of financial statements in accordance with U.S. GAAP, and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Zapp currently reports and Pubco will report financial results under IFRS, which differs in certain significant respect from U.S. GAAP.

Zapp currently reports and Pubco will report financial results under IFRS. There are and there may in the future be certain significant material differences between IFRS and U.S. GAAP. As a result, financial information and reported earnings of Zapp and Pubco for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, Pubco does not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those of companies that prepare financial statements under U.S. GAAP.

As an exempted company incorporated in the Cayman Islands, Pubco is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards applicable to domestic U.S. companies; these practices may afford less protection to shareholders than they would enjoy if Pubco complied fully with the Nasdaq corporate governance listing standards.

Pubco is a foreign private issuer as such term is defined in Rule 405 under the Securities Act and is an exempted company incorporated in the Cayman Islands, and, after the consummation of the Business Combination, will be listed on the Nasdaq. The Nasdaq listing rules permit a foreign private issuer like Pubco to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is Pubco’s home country, may differ significantly from the Nasdaq corporate governance listing standards applicable to domestic U.S. companies.

Among other things, Pubco is not required to have: (i) a majority of the board of directors consisting of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating and corporate governance committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, Pubco intends to have, as of the consummation of the Business Combination, a majority-independent board of directors and a compensation committee consisting of independent directors. Subject to the foregoing, Pubco intends to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq applicable to U.S. domestic public companies.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because Pubco is incorporated under the law of the Cayman Islands, Pubco conducts substantially all of its operations and a majority of its directors and executive officers reside outside of the United States.

Pubco is an exempted company incorporated with limited liability under the laws of the Cayman Islands, and following the Business Combination, will conduct a majority of its operations through its subsidiary, Zapp, outside the United States. Substantially all of Pubco’s assets are located outside the United States. A majority of Pubco’s officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against Pubco or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise and it will be difficult to effect service of process within the United States upon Pubco’s officers or directors, or enforce judgments obtained in United States courts against Pubco’s officers or directors. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions in Europe or Thailand in which Pubco’s operations are substantially conducted could render you unable to enforce a judgment against Pubco’s assets or the assets of Pubco’s directors and officers.

In addition, Pubco’s corporate affairs will be governed by the amended and restated memorandum and articles of association of Pubco (the “Amended Pubco Articles”), the Cayman Islands Companies Act and the

common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of Pubco’s shareholders and the fiduciary duties of Pubco’s directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like Pubco have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, a list of the current directors of the company and the register of mortgages and charges) or to obtain copies of lists of shareholders of these companies. Pubco’s directors will have discretion under the Amended Pubco Articles to determine whether or not, and under what conditions, Pubco’s corporate records may be inspected by its shareholders, but Pubco is not obliged to make them available to the shareholders (subject to limited circumstances in which an inspector may be appointed to report on the affairs of Pubco). This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. See “Description of Pubco Securities—Special Considerations for Exempted Companies—Inspection of Books.”

The courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Certain corporate governance practices in the Cayman Islands, which is Pubco’s home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent Pubco chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, Pubco’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

The Amended Pubco Articles that will be in effect upon the Closing will designate the Cayman Islands as the exclusive forum for certain litigation that may be initiated by Pubco’s shareholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit Pubco’s shareholders’ ability to obtain a favorable judicial forum for disputes with Pubco.

Pursuant to the Amended Pubco Articles which Pubco will adopt upon the closing of the Business Combination, unless Pubco consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall, to the maximum extent permitted by law, have exclusive jurisdiction over any dispute, controversy or claim arising out of or in connection with the Amended Pubco Articles or otherwise related in any way to each shareholder’s shareholding in Pubco, including but not limited to (i) any derivative action or proceeding brought on Pubco’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of Pubco’s directors, officers or other employees or Pubco’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Amended Pubco Articles, or (iv) any action asserting a claim against Pubco concerning its internal affairs; provided that, for the avoidance of doubt, the foregoing forum selection provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim based on securities laws for which the federal district courts of the United States have exclusive jurisdiction.

The Amended Pubco Articles will also provide that, unless Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Amended Pubco Articles will further provide that any person or entity purchasing or otherwise acquiring any interest in shares of Pubco is deemed to have notice of and consented to the provisions of the Amended Pubco Articles described above.

The forum selection provisions in the Amended Pubco Articles may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco or Pubco’s directors, officers or other employees, which may discourage lawsuits against Pubco and Pubco’s directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation, memorandum and articles of association and/or equivalent constitutional documents has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision in the Amended Pubco Articles to be inapplicable or unenforceable in an action, Pubco may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on Pubco’s business, financial conditions and results of operations.

It is not expected that Pubco will pay dividends in the foreseeable future after the Business Combination.

It is expected that Pubco will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. In addition, Pubco is a holding company and its subsidiaries after the consummation of the Business Combination will be located in the UK, Europe and Thailand. Part of Pubco’s primary internal sources of funds to meet its cash needs will be its share of the dividends, if any, paid by Pubco’s subsidiaries. The distribution of dividends to Pubco from the subsidiaries in certain markets where Pubco operates is subject to restrictions imposed by the applicable laws and regulations in these markets. As a result, it is not expected that Pubco will pay any cash dividends in the foreseeable future.

Following completion of the Business Combination, Pubco’s board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by Pubco from subsidiaries, Pubco’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that the shares of Pubco will appreciate in value after the Business Combination or that the trading price of the shares will not decline. Holders of the Pubco Ordinary Shares should not rely on an investment in Pubco Ordinary Shares as a source for any future dividend income.

If Pubco Ordinary Shares are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then transactions in the Pubco Ordinary Shares may be disrupted.

The facilities of DTC are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. Pubco expects that Pubco Ordinary Shares will be eligible for deposit and clearing within the DTC system. DTC is not obligated to accept Pubco Ordinary Shares for deposit and clearing within its facilities in connection with the listing and, even if DTC does initially accept Pubco Ordinary Shares, it will generally have discretion to cease to act as a depository and clearing agency for Pubco Ordinary Shares.

If DTC determines prior to the completion of the transactions that Pubco Ordinary Shares are not eligible for clearance within the DTC system, then Pubco would not expect to complete the transactions and the listing contemplated by this proxy statement/prospectus in its current form. However, if DTC determines at any time after the completion of the transactions and the listing that Pubco Ordinary Shares were not eligible for continued deposit and clearance within its facilities, then Pubco believes Pubco Ordinary Shares would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While Pubco would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of Pubco Ordinary Shares.

Pursuant to the Founder’s rights under the Director Nomination Agreement, the Founder will be able to maintain the ability to nominate a majority of the directors to Pubco’s board of directors for so long as the Founder maintains certain investment thresholds.

In connection with the Closing, Pubco and the Founder will enter into the Director Nomination Agreement pursuant to which the Founder will continue to have a right to representation on the board of directors of Pubco following consummation of the Business Combination. Pursuant to the Director Nomination Agreement, the Founder will have the right to nominate for election to the board of directors of Pubco: (i) four (4) individuals (or more individuals as would represent a bare majority of the directors then in office), at least two (2) of which would qualify as Independent Directors for so long as the Founder holds in aggregate at least 80% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the Closing of the Business Combination; (ii) three (3) individuals, at least one (1) of which would qualify as an Independent Director, for so long as the Founder holds in aggregate at least 50% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the closing of the Business Combination, but less than 80% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the Closing of the Business Combination, or (iii) two (2) individuals, none of which are required to qualify as an Independent Director, for so long as the Founder holds in aggregate at least 30% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the Closing of the Business Combination. Our business and future success is substantially dependent on the services and guidance offered by our directors, and the Founder’s ability to nominate the majority of the directors to Pubco’s board of directors may prohibit potential candidates from being nominated. Our obligations under the Director Nomination Agreement end upon the earlier of (a) the third anniversary of the Closing of the Business Combination and (b) the first date that the Founder holds less than 30% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the Closing of the Business Combination.

Risks Related to CIIG II and the Business Combination

CIIG II may not be able to complete its initial business combination within the prescribed time frame, in which case it would cease all operations except for the purpose of winding up and it would redeem its public shares and liquidate, in which case its public stockholders would receive their pro rata portion of the Trust Account and its warrants will expire worthless.

CIIG II’s amended and restated certificate of incorporation provides that it must complete its initial business combination within 18 months from the closing of this offering (or within 24 months if we extend the period of time to consummate our initial business combination in accordance with the terms described in this prospectus). CIIG II may not be able complete its initial business combination within such time period. CIIG II’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If CIIG II has not completed its initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to CIIG II to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and CIIG II’s board of directors, dissolve and liquidate, subject in each case to CIIG II’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, CIIG II’s public stockholders may only receive their pro rata portion of the Trust Account, and its warrants will expire worthless.

If a stockholder fails to receive notice of CIIG II’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order for a Public Stockholder to validly redeem its Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or warrants, potentially at a loss.

The CIIG II public stockholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (a) the completion of CIIG II’s initial business combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend CIIG II’s amended and restated certificate of incorporation (i) to modify the substance or timing of CIIG II’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of CIIG II’s Public Shares if it does not complete its initial business combination within 18 months from the closing of CIIG II’s initial public offering (or within 24 months if it extends the period of time to consummate its initial business combination in accordance with the terms described in its prospectus) or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of CIIG II’s public shares if CIIG II is unable to complete its business combination within 18 months from the closing of its initial public offering (or within 24 months if it extends the period of time to consummate its initial business combination in accordance with the terms described in this prospectus), subject to applicable law. Stockholders who do not exercise their rights to the funds in connection with an amendment to the certificate of incorporation would still have rights to the funds in connection with a subsequent business combination. In no other circumstances will a Public Stockholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

The Sponsor and CIIG II’s directors, officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of CIIG II Class A Common Stock.

The Sponsor and CIIG II’s directors, officers, advisors or their affiliates may purchase shares of CIIG II Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and CIIG II’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of CIIG II Class A Common Stock and the number of beneficial holders of CIIG II’s securities may be reduced, possibly making it difficult for Pubco to obtain the quotation, listing or trading of its securities on a national securities exchange.

Each of the IPO Underwriters were to be compensated in connection with the Business Combination but have instead waived such compensation and disclaimed any responsibility for this proxy statement/prospectus.

Barclays, UBS and LionTree delivered a waiver letter to CIIG II on October 14, 2022, November 2, 2022 and November 11, 2022, respectively, waiving any entitlement to the payment of any deferred underwriting fees (in an aggregate amount of $10,062,500) in connection with their roles as underwriters in the IPO. Each IPO Underwriter has informed CIIG II that they are not responsible for any portion of this proxy statement/prospectus which forms a part of this registration statement, and no IPO Underwriter has been involved in the preparation of any disclosure that is included in the registration statement, or material underlying disclosure in the registration statement. Such deferred underwriting fee was agreed between CIIG II and the IPO Underwriters in the Underwriting Agreement and the payment of such fee was conditioned upon closing of the Business Combination.

As a result of the Waiver, the transactions fees payable by CIIG II at the consummation of the Business Combination will be reduced by approximately $10.1 million. The IPO underwriting services being provided by the IPO Underwriters prior to such Waivers were substantially complete at the time of the Waiver, with any fees payable to the IPO Underwriters for such services contingent upon the closing of the Business Combination.

We believe that the Waiver of fees for services that have already been substantially rendered or that were contingent upon the occurrence of an event that applicable persons expect will occur, is unusual. While the IPO Underwriters did not provide any additional detail in their Waiver letters, stockholders should be aware that such Waivers indicate that none of the IPO Underwriters wants to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the transaction described herein. None of the IPO Underwriters discussed the reasons for their forfeiture of fees with management, and CIIG II did not seek out the reasons why upon receipt of the waiver letters, despite the IPO Underwriters having already completed their services. CIIG II will not speculate about the reasons why the IPO Underwriters forfeited fees after performing substantially all the work to earn such fees. Accordingly, stockholders should not place any reliance on the fact that the IPO Underwriters were previously engaged by CIIG II to serve as an underwriter in CIIG II’s IPO and should not assume that the IPO Underwriters are involved in this transaction. None of the IPO Underwriters has been engaged by CIIG II, the Sponsor, Zapp or Pubco in connection with the Business Combination.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of CIIG II Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of CIIG II Class A Common Stock.

CIIG II’s Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in CIIG II’s IPO, which CIIG II refers to as the “Excess Shares.” However, CIIG II would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against its business combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over CIIG II’s ability to complete its business combination and such stockholder could suffer a material loss on its investment in CIIG II if it sells Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if CIIG II completes its business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

CIIG II may not have sufficient funds to consummate the Business Combination.

As of December 31, 2022, CIIG II had cash of $42,858 held outside of the Trust Account. If CIIG II is required to seek additional capital, it may need to borrow funds from the Sponsor, directors, officers, their affiliates or other third parties to operate or may be forced to liquidate. CIIG II believes that the funds available to it outside of the Trust Account, together with funds available from loans from Sponsor, its affiliates or members of CIIG II’s management team, will be sufficient to allow it to operate for at least the period ending on March 17, 2023 or such later date as may be extended in accordance with the CIIG II Amended and Restated Certificate of Incorporation; however, CIIG II cannot assure you that its estimate is accurate.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, CIIG II files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against CIIG II that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of CIIG II’s stockholders and the per-share amount that would otherwise be received by CIIG II’s stockholders in connection with CIIG II’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, CIIG II files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against CIIG II that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CIIG II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of CIIG II’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by CIIG II’s stockholders in connection with CIIG II’s liquidation may be reduced.

CIIG II’s stockholders may be held liable for claims by third parties against CIIG II to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to its Public Stockholders upon the redemption of the Public Shares in the event CIIG II does not complete its initial business within the prescribed time frame or such later date that may be approved by CIIG II’s stockholders, may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is CIIG II’s intention to redeem its Public Shares as soon as reasonably possible following the date prescribed herein or such later date that may be approved by CIIG II’s stockholders, in the event CIIG II does not complete its business combination and, therefore, CIIG II does not intend to comply with those procedures.

Because CIIG II will not be complying with Section 280, Section 281(b) of the DGCL requires CIIG II to adopt a plan, based on facts known to CIIG II at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against CIIG II within the 10 years following its dissolution. However, because CIIG II is a blank check company, rather than an operating company, and CIIG II’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from CIIG II’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If CIIG II’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. CIIG II cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, CIIG II’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of CIIG II’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event CIIG II does not complete its initial business combination by the date prescribed herein, or such later date that may be approved by CIIG II’s stockholders, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

CIIG II’s stockholders cannot be sure of the market value of the Pubco Ordinary Shares to be issued upon completion of the Business Combination.

The holders of shares of CIIG II Common Stock issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one Pubco Ordinary Share in exchange for each share of CIIG II Class A Common Stock or CIIG II Class B Common Stock held by them, rather than a number of shares with a particular fixed market value. The market value of CIIG II Common Stock at the time of the Business Combination may vary significantly from its price on the date the Merger Agreement was executed, the date of the Registration Statement of which this proxy statement/prospectus is a part or the date on which CIIG II stockholders vote on the Business Combination. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market prices of CIIG II Common Stock, the market value of the Pubco Ordinary Shares issued in the Business Combination and the CIIG II Common Stock surrendered in the Business Combination may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received by CIIG II’s stockholders will be Pubco Ordinary Shares. Following consummation of the Business Combination, the market price of Pubco’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•	changes in financial estimates by analysts;

•	announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

•	fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	general economic conditions;

•	changes in market valuations of similar companies;

•	terrorist acts;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	future sales of Pubco Ordinary Shares;

•	regulatory developments in the United States, foreign countries or both;

•	litigation involving Pubco, its subsidiaries or its general industry; and

•	additions or departures of key personnel.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the special meeting of CIIG II’s stockholders. As a result, the market value of CIIG II Common Stock may vary significantly from the date of the special meeting to the date of the completion of the Business Combination. You are urged to obtain up-to-date prices for CIIG II Common Stock. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.

The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company and the SPAC. The process of establishing the value of a company in a SPAC business combination may be less effective than the book building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the merger agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies. Accordingly, securities of growth companies such as Zapp may be more volatile than other securities and may involve special risks.

Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies like CIIG II and Zapp. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, CIIG II securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the Trust Account. If there are substantial redemptions, there will be a lower float of Pubco Ordinary Shares outstanding, which may cause further volatility in the price of Pubco securities and adversely impact Pubco’s ability to secure financing following the closing of the Business Combination. Moreover, a loss of investor confidence in the market for the stocks of other growth-oriented companies which investors perceive to be similar to Zapp could depress the prices of CIIG II and Pubco securities, regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.

As with most SPAC initial public offerings in recent years, CIIG II issued shares for $10.00 per share upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of CIIG II reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the closing of the Business Combination. Following Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share.

The Pubco Ordinary Shares to be received by CIIG II’s stockholders as a result of the Business Combination will have different rights from shares of CIIG II Common Stock.

Following completion of the Business Combination, the Public Stockholders will no longer be stockholders of CIIG II but will instead be shareholders of Pubco. There will be important differences between your current rights as a CIIG II stockholder and your rights as a Pubco shareholder. See “Comparison of Rights of Pubco Shareholders and CIIG II Stockholders” for a discussion of the different rights associated with the securities.

CIIG II’s Sponsor, officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, CIIG II’s Sponsor, officers and directors have agreed to vote their CIIG II Class B Common Stock, as well as any Public Shares purchased during or after CIIG II’s initial public offering, in favor of the Business Combination, and own 20% of the outstanding shares of CIIG II Common Stock. Accordingly, it is more likely that the necessary stockholder approval to complete the Business Combination will be received than would be the case if CIIG II’s Sponsor, officers and directors agreed to vote their CIIG II Class B Common Stock in accordance with the majority of the votes cast by the Public Stockholders.

The exercise of discretion by CIIG II’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of CIIG II stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Merger Agreement, would require CIIG II to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that CIIG II is entitled to under those agreements. Such events could arise because of changes in the course of Zapp’s business, a request by Zapp to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Zapp’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in CIIG II’s discretion, acting through its board of directors, to grant CIIG II’s consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for CIIG II and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CIIG II does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, CIIG II will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.

CIIG II’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, the CIIG II board of directors conducted significant due diligence on Zapp. The CIIG II board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Zapp’s fair market value was at least 80% of CIIG II’s net assets. Notwithstanding the foregoing, CIIG II’s board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, CIIG II’s board of directors may be incorrect in its assessment of the Business Combination.

The Sponsor and CIIG II’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.

When you consider the recommendation of CIIG II’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that CIIG II’s directors and officers, the Sponsor and the anchor investors have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

The CIIG II Class B Common Stock was acquired in January 2021 for an aggregate purchase price of $25,000, and such shares would become worthless if CIIG II does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares for no consideration. Following the closing of the Business Combination, members of the Sponsor (excluding the indirect anchor investors) will beneficially own an aggregate of 4,276,563 Pubco Ordinary Shares upon conversion of their Class B Common Stock (assuming no redemptions and not including the Sponsor Earnout Shares) and, for illustrative purposes, up to 6,540,625 Pubco Ordinary Shares (including the Sponsor Earnout Shares and the Anchor Forfeiture Shares). Such shares have an aggregate market value of approximately $         and $        , respectively, based on the closing price of CIIG II Class A Common Stock of $         on Nasdaq on        , the record date for the special meeting of stockholders;

•

Each anchor investor will own 718,750 Pubco Ordinary Shares upon conversion of Class B Common Stock pursuant to the Anchor Investor Agreements (assuming no Anchor Forfeiture) following the closing of the Business Combination. Such shares would become worthless if CIIG II does not complete a business combination. Such shares have an aggregate market value of approximately $         and $        , respectively, based on the closing price of CIIG II Class A Common Stock of $         on Nasdaq on         , the record date for the special meeting of stockholders;

•

Members of the Sponsor (excluding the indirect anchor investors) will own 6,031,249 Pubco Public Warrants following the closing of the Business Combination and the conversion of Private Placement Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by the Sponsor (excluding the indirect anchor investors) would be valued at approximately $        ;

•

Each anchor investor will own 2,010,417 Pubco Public Warrants following the closing of the Business Combination and the conversion of Private Placement Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by each indirect anchor investor would be valued at approximately $        ;

•	Each anchor investor will own 1,078,125 Pubco Public Warrants following the closing of the Business Combination and the conversion of the CIIG Public Warrants, which will expire worthless if CIIG II

does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by each indirect anchor investor would be valued at approximately $        ;

•

CIIG II’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to CIIG II to fund certain capital requirements. On December 15, 2022, CIIG II issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which CIIG II may borrow up to an aggregate principal amount of $100,000. The Promissory Note is non-interest bearing and payable upon the consummation of a business combination. Upon consummation of a business combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Promissory Note, into Working Capital Warrants, at a price of US$1.00 per Working Capital Warrant. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to CIIG II outside of the Trust Account;

•

CIIG II’s Sponsor, officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them on CIIG II’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the record date, the Sponsor and CIIG II’s officers and directors and their affiliates had incurred no unpaid reimbursable expenses;

•	the potential continuation of certain of CIIG II’s directors as directors of Pubco;

•	the continued indemnification of current directors and officers of CIIG II and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•

The Sponsor, its affiliates and the anchor investors will lose their entire investment in CIIG II with respect to the Class B Common Stock and Private Placement Warrants they own if an initial business combination is not completed, which were collectively purchased by such parties for an aggregate purchase price of $25,000 and $12,062,500, respectively;

•

If CIIG II is unable to complete a business combination within the required time period, the Sponsor and its affiliates stand to lose up to $            , reflecting the market value (as of the record date) of the Class B Common Stock (including the Sponsor Earnout Shares) detailed above, the market value (as of the record date) of the Private Placement Warrants detailed above and the amount loaned pursuant to the Promissory Note; and

•

Further, if CIIG II is unable to complete a business combination within the required time period, each anchor investor stands to lose up to $            , reflecting the market value (as of the record date) of the Class B Common Stock detailed above and the market value (as of the record date) of the Private Placement Warrants and Public Warrants detailed above.

These financial interests may mean that the Sponsor (and accordingly CIIG II’s officers and directors who are members of the Sponsor) and the anchor investors may be incentivized to complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to stockholders than they would otherwise recommend or approve, as the case may be, rather than allow CIIG II to wind up having failed to consummate a business combination and lose their entire investment.

Further, because of these interests, the Sponsor (and CIIG II’s officers and directors who are members of the Sponsor) and the anchor investors could benefit from the completion of a business combination that is not favorable to its public stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. For example, if the share price of Pubco Ordinary Shares declined to $5.00 per share after the close of the Business Combination, CIIG II’s public stockholders that purchased shares in the IPO, would have a loss of $5.00 per share, while the Sponsor and the anchor investors would have a gain because they acquired their Class B Common Stock for a nominal amount. In other words, the Sponsor and the anchor investors can earn a positive rate of return on their investment even if public stockholders experience a negative rate of return in the post-combination company.

These interests may influence CIIG II’s directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part. You should also read the section entitled “The Business Combination.”

Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Pubco’s financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although CIIG II has conducted due diligence on Zapp, we cannot assure you that our diligence surfaced all material issues that may be present inside Zapp, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Zapp and outside of CIIG II’s control will not later arise. As a result of these factors, Pubco may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges that could result in Pubco reporting losses. Even if CIIG II’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with CIIG II’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on CIIG II’s liquidity, the fact that CIIG II reports charges of this nature could contribute to negative market perceptions about CIIG II or its securities. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by CIIG II’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

CIIG II’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, CIIG II’s stockholders will own a smaller percentage of Pubco than they currently own of CIIG II. Upon completion of the Business Combination, it is anticipated that CIIG II’s stockholders (including the holders of Class B Common Stock), will own approximately 46%, of the Pubco Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, assuming that none of the Public Stockholders exercise their redemption rights and excluding potential sources of dilution associated with the consummation of the Business Combination. Consequently, CIIG II’s stockholders, as a group, will have reduced ownership and voting power in Pubco compared to their ownership and voting power in CIIG II. For an illustrative summary of CIIG II stockholder ownership under different redemption and dilution scenarios, please see the section titled “What equity stake will current CIIG II stockholders and Zapp Shareholders have in Pubco after the Closing?”

CIIG II’s and Zapp’s ability to consummate the Business Combination, and the operations of Pubco following the Business Combination, may be materially adversely affected by the coronavirus (COVID-19) pandemic.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Zapp or Pubco following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and CIIG II’s and Zapp’s ability to consummate the Business Combination and Pubco’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of CIIG II, Zapp and Pubco may also incur additional costs due to delays caused by COVID-19, which could adversely affect Pubco’s financial condition and results of operations.

The securities in which CIIG II invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by Public Stockholders may be less than $10.15 per share.

The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that CIIG II is unable to complete its initial business combination or make certain amendments to the CIIG II Amended and Restated Certificate of Incorporation, its Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income not released to us, net of taxes payable. Negative interest rates could impact the per-share redemption amount that may be received by Public Stockholders.

Cyber incidents or attacks directed at CIIG II could result in information theft, data corruption, operational disruption and/or financial loss.

CIIG II depends on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which they may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of CIIG II’s assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, CIIG II may not be sufficiently protected against such occurrences. CIIG II may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on CIIG II’s business and lead to financial loss.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Lawsuits may be filed against CIIG II or its directors and officers in connection with the Business Combination. Defending such additional lawsuits could require CIIG II to incur significant costs and draw the attention of CIIG II’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the Closing may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Closing from occurring within the contemplated timeframe.

Risks Related to the U.S. Federal Income Tax Treatment of the Merger

There may be tax consequences of the Merger that adversely affect holders of Public Shares and Public Warrants.

Subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Considerations” below, the Merger, is expected to, when taken together with the related transactions in the Business Combination, qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes. It is uncertain, however, whether the Merger also qualifies as a reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”). If the Merger does not qualify as a Reorganization, then the exchange of Public Warrants for Pubco Public Warrants in the Merger would not qualify for tax-deferred treatment and would be taxable as further described in the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders.” To qualify as a Reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as CIIG II, the qualification of the Merger as a Reorganization is not free from doubt and the IRS or a court could take a different position. Moreover, qualification of the Merger as a Reorganization is based on facts which will not be known until the closing of the Business Combination. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination so qualifies for such tax-deferred treatment, and neither CIIG II nor Pubco intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will agree with any position taken that the exchange of Public Warrants for Pubco Public Warrants in the Merger qualifies for tax-deferred treatment or that a court will not sustain a challenge by the IRS to such position, if taken. Furthermore, because of the legal and factual uncertainties described above, no opinion of counsel has or will be provided regarding the qualification of the Merger as a Reorganization. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Business Combination to you. See the section entitled “Material U.S. Federal Income Tax Considerations” below for a more detailed discussion of the tax consequences to holders of Public Shares and the Public Warrants.

IRS may not agree that Pubco (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) should not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, Pubco, which is not created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia but is instead incorporated under the laws of the Cayman Islands, would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Pubco is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, Pubco would be liable for U.S. federal income tax on its income just like any other U.S. corporation and certain distributions made by Pubco to non-U.S. holders of Pubco’s securities would be subject to U.S. withholding tax. In addition, even if Pubco is not treated as a U.S. corporation, it may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former CIIG II stockholders exceeds a threshold amount. If it were determined that Pubco is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, dividends by Pubco would not qualify for “qualified dividend income” treatment.

As more fully described in “Material U.S. Federal Income Tax Considerations—Tax Treatment of Pubco—Treatment of Pubco as a Non-U.S. Corporation for U.S. Federal Income Tax Purposes”, Pubco believes it is not to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or otherwise be subject to unfavorable treatment as a surrogate foreign corporation under Section 7874 of the Code. However, whether the requirements for such treatment have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. No IRS ruling has been requested or will be obtained in connection with the Business Combination. Furthermore, the interpretation of Treasury Regulations relating to the required ownership of Pubco is subject to uncertainty and there is limited guidance regarding their application. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

The IRS may take the position that Section 367(a) of the Code requires a U.S. holder to recognize gain (but not loss) with respect to the exchange of CIIG II Common Stock for Pubco Ordinary Shares pursuant to the Merger.

The parties expect that the surrender by CIIG II stockholders of CIIG II Common Stock and the acquisition of Pubco Ordinary Shares by CIIG II stockholders solely in exchange therefor resulting from the Merger, taken together with the related transactions, is to qualify as a transfer of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under Section 351(a) of the Code. In addition, the parties expect that Section 367(a) of the Code is inapplicable and that, as a result, Pubco is expected to be treated as a corporation for purposes of non-recognition of gain under Section 351(a) of the Code. If the IRS successfully determines that the transfer is not a transaction described in Section 351(a) of the Code, or that the transfer is a transaction described in Section 351(a) of the Code, but that Section 367(a) of the Code applies to the transfer, then a U.S. holder would generally recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the Pubco Ordinary Shares (and, if such U.S. holder is also surrendering CIIG II Warrants, Pubco Public Warrants) received over (ii) such U.S. holder’s adjusted tax basis in such CIIG II Common Stock (and CIIG II Warrants, if any). Any such gain would be capital gain and generally would be long-term capital gain if the U.S. holder’s holding period for the CIIG II Common Stock (and CIIG II Warrants, if any) exceeded one year at the time of the Merger.

U.S. holders of CIIG II Common Stock should consult their tax advisors regarding the qualification of the Merger, taken together with the related transactions, as a transfer described in Section 351 of the Code. In addition, U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the Merger and related transactions is complex and depends on factors that cannot be determined until the closing of the Merger. There can be no assurance that the IRS will not take a position contrary to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. Accordingly, U.S. holders should consult with their tax advisor regarding the potential application of Section 367(a) of the Code in their particular situation. For additional discussion of material federal U.S. federal income tax considerations of the Merger, please see “Material U.S. Federal Income Tax Considerations.”

If a U.S. person is treated as owning at least 10% of Pubco Ordinary Shares, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Pubco Ordinary Shares, such person may be treated as a “U.S. shareholder” with respect to each of Pubco and its direct and indirect subsidiaries (the “Pubco Group”) that is a “controlled foreign corporation.” If the Pubco Group includes one or more U.S. subsidiaries certain of Pubco’s non-U.S. subsidiaries could be treated as controlled foreign corporations regardless of whether Pubco is treated as a controlled foreign corporation. Immediately following the Business Combination, the Pubco Group will include a U.S. subsidiary.

A U.S. shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of the controlled foreign corporation’s “Subpart F income” and (in computing its “global intangible low-taxed income”) “tested income” and a pro rata share of the amount of U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the U.S.) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such U.S. shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such U.S. shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a U.S. shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a U.S. shareholder that is a U.S. corporation. Pubco cannot provide any assurances that it will assist holders in determining whether any of its non-U.S. subsidiaries are treated as a controlled foreign corporation or whether any holder is treated as a U.S. shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations. U.S. persons should consult with their tax advisor regarding the potential application of these rules.

If Pubco were a passive foreign investment company for U.S. federal income tax purposes for any taxable year, U.S. holders of Pubco Ordinary Shares or Pubco Public Warrants could be subject to adverse U.S. federal income tax consequences.

If Pubco is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules”) holds Pubco Ordinary Shares or Pubco Public Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations.

Zapp believes it will not be a PFIC in the taxable year that includes the date of the Business Combination or in subsequent taxable years; however, Zapp believes it was classified as a PFIC in certain taxable years prior to the taxable year that includes the Business Combination. Based on the projected composition of Pubco’s income and assets (including goodwill), which will include Zapp’s income and assets (including goodwill), Pubco may be classified as a PFIC for its taxable year that includes the date of the Business Combination or in the foreseeable future. There can be no assurance that Pubco will not be treated as a PFIC for any taxable year. See “Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the Pubco Ordinary Shares or Pubco Public Warrants.

If Pubco were treated as a PFIC, a U.S. holder of Pubco Ordinary Shares or Pubco Public Warrants may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a qualified electing fund (“QEF”) or a mark-to-market election) may be available to U.S. holders of Pubco Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. holders will not be able to make similar elections with respect to the Pubco Public Warrants. U.S. holders should consult their tax advisors regarding the effect, if any, of the PFIC rules on the ownership of Pubco Ordinary Shares or Pubco Warrant. See “Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information of Pubco has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, and presents the combination of the historical financial information of CIIG II and Zapp adjusted to give effect to the Business Combination and other related events contemplated by the Merger Agreement.

The unaudited pro forma condensed combined statement of financial position as of September 30, 2022 combines the historical statement of financial position of CIIG II as of September 30, 2022 with the historical consolidated statement of financial position of Zapp as of September 30, 2022 on a pro forma basis as if the Business Combination and the other related events had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statement of profit or loss for the year ended September 30, 2022 combines the historical statement of profit or loss of CIIG II for the year ended September 30, 2022 and the historical consolidated statement of profit or loss of Zapp for the year ended September 30, 2022 on a pro forma basis as if the Business Combination and the other related events had been consummated on October 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•	the historical audited financial statements of CIIG II for the period from January 6, 2021 to December 31, 2021 which are included elsewhere in this proxy statement/prospectus;

•

the historical unaudited financial statements of CIIG II for the nine months ended September 30, 2022 and for the period from January 6, 2021 to September 30, 2021 which are included in CIIG II’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 that was filed with the SEC on November 14, 2022; and

•	the historical audited consolidated financial statements of Zapp for the year ended September 30, 2022 which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “CIIG II Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Zapp Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On November 22, 2022, CIIG II entered into the Merger Agreement by and among Zapp, Pubco and Merger Sub. Merger Sub will merge with and into CIIG II, with CIIG II being the surviving corporation in the merger.

Upon the consummation of the Business Combination, each share of CIIG Class A Common Stock and CIIG II Class B Common Stock will be cancelled and automatically deemed for all purposes to represent the right to receive one Pubco Ordinary Share (other than certain excluded shares). The consideration paid to CIIG II’s Class A stockholder will be equal to 28,750,000 Pubco Ordinary Shares and the consideration paid to CIIG II’s Class B stockholder will be equal to 7,187,500 Pubco Ordinary Shares, 754,687 Pubco Ordinary Shares of which will be unvested. Such unvested Pubco Ordinary Shares will vest at such time as the closing price of Pubco Ordinary Shares equals or exceeds, for any 20 trading days during a 30 consecutive trading day period, $14.00 per share, subject to certain adjustments. Additionally, prior to the fifth anniversary of the Closing, there is a bona fide third party transaction that results in the Pubco Ordinary Shares being converted into the right to receive cash or other consideration having a per share value equal to or in excess of $14.00, subject to certain adjustments, then the Pubco Ordinary Shares shall vest as of immediately prior to the consummation of such transaction, or otherwise treated as so vested in connection therewith. In the event that a vesting condition is not satisfied prior to the fifth anniversary of the closing, the unvested Pubco Ordinary Shares shall be forfeited and cease to exist.

Upon the consummation of the Business Combination, the consideration paid to Zapp shareholders (including holders of Zapp options and Zapp Warrants) and holders of Zapp Convertible Loan Notes will be equal to an aggregate of 50,000,000 Pubco Ordinary Shares.

Additionally, certain Zapp’s shareholders will be entitled to receive an earnout of 8,518,290 Pubco Ordinary Shares. The earnout is subject to the closing price of Pubco Ordinary Shares equaling or exceeding, for any 20 trading days during a 30 consecutive trading day period, (i) $12.00 per share (the “First Earnout Condition”), (ii) $14.00 per share (the “Second Earnout Condition”) or (iii) $16.00 per share (the “Third Earnout Condition”; and each of the First, Second and Third Earnout Conditions an “Earnout Condition”), as applicable, in each case as equitably adjusted for share splits, share dividends, reorganizations and recapitalizations. In the event that an Earnout Condition is not satisfied prior to the fifth anniversary of the closing, the earnout shares shall be forfeited and cease to exist.

Accordingly, upon the consummation of the Business Combination, CIIG II and Zapp will become wholly-owned subsidiaries of Pubco.

The other related events that are contemplated to occur in connection with the Business Combination are summarized below:

•

each CIIG II warrant will automatically and irrevocably be modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of share(s) of CIIG II Common Stock and in substitution such warrant will entitle the holder to acquire the same number of Pubco Ordinary Shares per warrant on the same terms;

•

each Zapp Warrant will cease to be a warrant with respect to Zapp Ordinary Shares and be assumed by Pubco and converted into a warrant to purchase Pubco Ordinary Shares, subject to substantially the same terms and conditions as were applicable to such Zapp Warrant; and

•

each Zapp option, whether vested or unvested, will be released and cancelled in exchange for the grant by Pubco of an option to purchase Pubco Ordinary Shares of equivalent value and on equivalent terms as regards vesting, exercise, indemnities and other provisions relating to tax as the Company Options pursuant to appropriate release, exchange and grant instruments among Zapp, Pubco and the relevant holder of such options.

The Business Combination is expected to close in the first half of 2023, following the receipt of the required approval by CIIG II’s stockholders and Zapp’s shareholders and the fulfilment of other customary closing conditions.

Engagement Letter between Zapp and SAP

Zapp has entered into a letter agreement with SAP pursuant to which SAP would provide financial advisory services to Zapp in connection with the Business Combination.

Upon the closing of the Business Combination, SAP is entitled to receive a transaction fee in the form of cash and 173,000 Pubco Ordinary Shares. Following the closing of the Business Combination, if the relevant Earnout Conditions set out in the Management Exchange and Support Agreement are fulfilled, SAP will be entitled to receive additional Pubco Ordinary Shares comprising 10% of the number of any additional Pubco Ordinary Shares issued to the Management Shareholders pursuant to the Earnout Conditions in the Management

Exchange and Support Agreement, which may be payable in cash at Zapp’s option. Fees described in this paragraph that are payable in cash by Zapp to SAP may be paid in newly-issued Pubco Ordinary Shares in full or in part at Zapp’s option, where each such newly-issued Pubco Ordinary Share shall be attributed a value at the Issue Price, subject to (a) such Pubco Ordinary Shares having been registered for resale on the first registration statement filed by Pubco after the Closing for the purposes of registering the resale of any Pubco Ordinary Shares (“Resale Registration Statement”), (b) the issuance of such Pubco Ordinary Shares occurring on the fifth trading day following the effectiveness of the Resale Registration Statement (“Issue Date”) and (c) the issuance of such Pubco Ordinary Shares to SAP not requiring the prior approval of the holders of Pubco Ordinary Shares pursuant to Rule 5635 of the Nasdaq Stock Market Rules. For the purposes of this paragraph, “Issue Price” means the average closing price of Pubco Ordinary Shares during the five trading day period prior to the Issue Date.

In addition, SAP is entitled to receive options to purchase Pubco Ordinary Shares comprising 10% of the number of such options to be granted to Mr. Swin Chatsuwan, Mr. Jeremy North, Mr. Kiattipong Arttachariya and Mr. Warin Thanathawee prior to December 31, 2023 pursuant to the Pubco Equity Incentive Plan, on the same terms and conditions applicable to each optionholder (including with respect to expiration date, vesting conditions and exercise provisions).

In addition, if any of the Sponsor Earnout Shares are forfeited on the date falling 5 years after the Closing pursuant to the Amended and Restated Sponsor Agreement, SAP will be entitled to receive 10% of the value of such number of forfeited Sponsor Earnout Shares, which may be payable in newly-issued Pubco Ordinary Shares or in cash at Zapp’s option.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, CIIG II will be treated as the acquired company and Zapp will be treated as the acquirer for financial reporting purposes. Zapp has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Zapp stockholders will hold the majority ownership interest in the Pubco;

•	The Pubco Board will have seven members, and Zapp stockholders will have the ability to nominate the majority of the members of the Pubco Board;

•	Zapp’s senior management will comprise the senior management roles of Pubco and be responsible for the day-to-day operations; and

•	The intended strategy and operations of Pubco will continue Zapp’s current strategy and operations.

Accordingly, for accounting purposes, the financial statements of Zapp will represent a continuation of the financial statements of Pubco with the Business Combination treated as the equivalent of Zapp issuing common stock for the net assets of CIIG II, accompanied by a recapitalization, which is accounted for within the scope of IFRS 2, Share-based payment. The net assets of CIIG II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Zapp in future reports of Pubco.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Pubco following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. CIIG II and Zapp have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that CIIG II’s stockholders approve the Business Combination. CIIG II cannot predict how many of the public CIIG II stockholders will exercise their right to have their CIIG II Class A Common Stock redeemed for cash. As a result, Pubco has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Pubco equity between holders of Pubco Ordinary Shares.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•

Scenario 1—Assuming No Redemptions: This presentation assumes that no stockholders of CIIG II elect to have their CIIG II Class A Common Stock redeemed for cash in connection with the Business Combination as permitted by CIIG II’s amended and restated certificate of incorporation.

•

Scenario 2—Assuming Maximum Redemptions: This presentation assumes that (a) CIIG II stockholders exercise their redemption rights with respect to all of CIIG II Class A Common Stock upon consummation of the Business Combination at a redemption price of approximately $10.21 per share based on cash and marketable securities held in the trust account as of September 30, 2022 and (b) Zapp obtains short-term borrowings of $11.5 million in order to partially fund the payment of preliminary estimated direct and incremental transaction costs of $19.6 million under the maximum redemption scenario.

The actual results will likely be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Zapp is considered to be the accounting acquirer, as further discussed in section entitled “Accounting Treatment of the Business Combination” above.

The following summarizes the pro forma Pubco Ordinary Shares issued and outstanding immediately at the completion of the Business Combination, presented under the two assumed redemption scenarios:

	Share Ownership in Pubco (Pro Forma Combined)(1)(4)
	No Redemption Scenario		Maximum Redemption Scenario
	No. of shares	% Ownership	No. of shares	% Ownership
CIIG’s Class B Common stockholders	6,432,813	8.3%	6,432,813	13.2%
CIIG’s public stockholders	28,750,000	37.1%	—	—
Zapp’s shareholders(2)(3)(5)	42,167,687	54.4%	42,167,687	86.4%
SAP(6)	173,000	0.2%	173,000	0.4%

Total Pubco Ordinary Shares outstanding as at Closing not reflecting potential sources of dilution	77,523,500	100.0%	48,773,500	100.0%

Potential sources of dilution:
Shares underlying CIIG II Private Placement Warrants	12,062,500	—	12,062,500	—
Shares underlying CIIG II Public Warrants	14,375,000	—	14,375,000	—
Sponsor Earnout Shares	754,687	—	754,687	—
Zapp Earnout Shares	8,518,290	—	8,518,290	—
Shares underlying Pubco Exchange Warrants	3,421,469	—	3,421,469	—
Shares underlying Pubco Exchange Options	4,410,844	—	4,410,844	—
Contingent consideration payable to SAP(7)	683,720	—	683,720	—

Total Pubco Ordinary Shares outstanding at Closing including potential sources of dilution	121,750,010	—	93,000,010	—

(1)

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account CIIG II warrants, and Zapp Warrants and Zapp options, which will remain outstanding immediately following the Business Combination and may be exercised thereafter. If the actual facts are different than the assumptions set forth above, the share amounts and percentage ownership numbers set forth above will be different.

(2)

Excluding 3,421,469 fully vested Pubco Exchange Warrants and 4,410,844 Pubco Exchange Options (of which 4,082,240 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

(3)

Prior to the closing of the Business Combination, Zapp may sell and issue an aggregate principal amount of up to $20,000,000 in Zapp Convertible Loan Notes. The maximum amount Zapp will raise from the issuance of the Zapp Convertible Loan Notes will not exceed $20,000,000. As of the date of this proxy statement/prospectus, certain investors (comprising existing Zapp shareholders and other high-net-worth individuals) have purchased an aggregate principal amount of $6.1 million in Zapp Convertible Loan Notes. The Zapp Convertible Loan Notes will be automatically redeemed at the principal amount by conversion into Zapp Ordinary Shares, either prior to or simultaneously with the closing of the Business Combination. Prior and as a condition to the conversion of the Zapp Convertible Loan Notes and allotment of Zapp Ordinary Shares, investors are obligated to execute and deliver an agreement to exchange the Zapp Ordinary Shares for Pubco Ordinary Shares on substantially similar terms as those set out in the Investor Exchange and Support Agreement (other than with respect to any earn-out, contingent consideration or lock-ups).

The consideration to be paid to shareholders of Zapp (including holders of Zapp options and Zapp Warrants) and holders of Zapp Convertible Loan Notes will be equal to an aggregate of 50,000,000 Pubco Ordinary Shares. The number of Pubco Ordinary Shares to be issued to holders of Zapp Ordinary Shares and Zapp Convertible Notes, the number of Pubco Exchange Warrants to be issued to the holder of Zapp Warrants and the number of Pubco Exchange Options to be issued to holders of Zapp options will depend on the aggregate principal amount of Zapp Convertible Loan Notes issued prior to the Closing and will be adjusted in accordance with the ratio at which Zapp Ordinary Shares are exchanged for Closing Transaction Consideration at the Closing pursuant to the Exchange and Support Agreements.

This scenario assumes that Zapp has issued $6.1 million in Zapp Convertible Loan Notes prior to the closing of the Business Combination. Based on the foregoing assumption, 41,296,259 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 871,428 Pubco Ordinary Shares will be issued to holders of Zapp Convertible Loan Notes, 3,421,469 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,410,844 Pubco Exchange Options will be issued to holders of Zapp options (of which 4,082,240 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

Assuming that Zapp does not issue any Zapp Convertible Loan Notes, 42,028,760 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 3,482,158 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,489,082 Pubco Exchange Options will be issued to holders of Zapp options (of which 4,154,650 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

Assuming Zapp issues an aggregate principal amount of $10,000,000 in Zapp Convertible Loan Notes, 40,827,938 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 1,428,571 Pubco Ordinary Shares will be issued to holders of Zapp Convertible Loan Notes, 3,382,668 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,360,823 Pubco Exchange Options will be issued to holders of Zapp options (of which 4,035,946 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

Assuming Zapp issues an aggregate principal amount of $20,000,000 in Zapp Convertible Loan Notes, 39,627,117 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 2,857,142 Pubco Ordinary Shares will be issued to holders of Zapp Convertible Loan Notes, 3,283,178 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,232,563 Pubco Exchange Options will be issued to holders of Zapp options (of which 3,917,241 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination).

For further details of the Zapp Convertible Loan Notes, see “Zapp Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments.”

(4)	For a more detailed description of share ownership upon consummation of the Business Combination, see “Security Ownership of Certain Beneficial Owners and Management.”
(5)	Excluding the earnout of up to 8,518,290 Pubco Ordinary Shares, which certain Zapp’s shareholders will be entitled to receive upon the satisfaction of certain earnout conditions.
(6)

Represents the share component of the transaction fee payable to SAP upon closing of the Business Combination pursuant to the engagement letter between Zapp and SAP. For further details of the fees payable to SAP in connection with the Business Combination, see “Summary of the Proxy statement/Prospectus – Other Agreements Related to the Merger Agreement – Engagement Letter between Zapp and SAP.”

(7)

For further details on the contingent consideration payable to SAP following the closing of the Business Combination, see “Summary of the Proxy statement/Prospectus – Other Agreements Related to the Merger Agreement – Engagement Letter between Zapp and SAP.”

The deferred underwriting fee of $10,062,500 has been eliminated as the underwriters have opted out of participating in the backend of the Business Combination.

The following unaudited pro forma condensed combined statement of financial position as of September 30, 2022 under the no redemption scenario and maximum redemption scenario and unaudited pro forma condensed combined statement of profit or loss for the year ended September 30, 2022 are based on the historical financial statements of CIIG II and Zapp. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

September 30, 2022

(in U.S. dollar)

					No redemption scenario			Maximum redemption scenario
	CIIG II as of September 30, 2022	Zapp as of September 30, 2022	IFRS conversion and presentation alignment	Note	Transaction accounting adjustments	Note	Pro forma combined	Transaction accounting adjustments	Note	Pro forma combined
Assets
Current assets
Cash and cash equivalents	213,892	1,963,087	—		293,579,019	4(C)	271,047,047	293,579,019	4(C)	188,498
					(30,808,951)	4(E)		(19,630,000)	4(E)
					6,100,000	4(N)		(293,537,500)	4(G)
								6,100,000	4(N)
								11,500,000	4(P)
Inventories	—	111,734	—		—		111,734	—		111,734
Prepaid expenses and other current assets	347,081	195,188	—		—		542,269	—		542,269
Restricted cash	—	—	—		—		—	—		—

Total current assets	560,973	2,270,009	—		268,870,068		271,701,050	(1,988,481)		842,501

Non-current assets
Cash and marketable securities held in trust account	293,579,019	—	—		(293,579,019)	4(C)	—	(293,579,019)	4(C)	—
Property, plant and equipment	—	803,881	—		—		803,881	—		803,881
Intangible assets	—	1,018,878	—		—		1,018,878	—		1,018,878
Loans to related parties	—	21,407	—		—		21,407	—		21,407
Other non-current assets	—	111,233	—		—		111,233	—		111,233

Total non-current assets	293,579,019	1,955,399	—		(293,579,019)		1,955,399	(293,579,019)		1,955,399

Total assets	294,139,992	4,225,408	—		(24,708,951)		273,656,449	(295,567,500)		2,797,900

Liabilities and Equity
Current liabilities
Trade payables and other current liabilities	—	905,132	—		—		905,132	—		905,132
Accrued expenses	2,138,299	—	—		—		2,138,299	—		2,138,299
Income taxes payable	357,347	—	—		—		357,347	—		357,347
Loans and borrowings	—	74,233	—		—		74,233	11,500,000	4(P)	11,574,233
Convertible note, current	—	—	—		—		—	—		—
Derivative liabilities, current	—	323,864	—		(323,864)	4(J)	—	(323,864)	4(J)	—

Total current liabilities	2,495,646	1,303,229	—		(323,864)		3,475,011	11,176,136		14,975,011

Non-current liabilities
Loans and borrowings, non-current	—	305,944	293,156,722	4(A)	(293,156,722)	4(F)	305,944	(293,156,722)	4(G)	305,944
Convertible note, non-current	—	—	—		—		—	—		—
Derivative liabilities, non-current	—	—	2,642,750	4(B)	—		2,642,750	—		2,642,750
Severance liabilities	—	102,659	—		—		102,659	—		102,659
Deferred underwriting fee payable	10,062,500	—	—		(10,062,500)	4(D)	—	(10,062,500)	4(D)	—
Other non-current liabilities	—	1,136	—		—		1,136	—		1,136

Total non-current liabilities	10,062,500	409,739	295,799,472		(303,219,222)		3,052,489	(303,219,222)		3,052,489

Total liabilities	12,558,146	1,721,968	295,799,472		(303,543,086)		6,527,500	(292,043,086)		18,027,500

					No redemption scenario			Maximum redemption scenario
	CIIG II as of September 30, 2022	Zapp as of September 30, 2022	IFRS conversion and presentation alignment	Note	Transaction accounting adjustments	Note	Pro forma combined	Transaction accounting adjustments	Note	Pro forma combined
Commitments
CIIG Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 28,750,000 shares subject to redemption at redemption value	293,156,722	—	(293,156,722)	4(A)	—		—	—		—
Equity
Share capital and share premium, Pubco Ordinary Shares, $0.0001 par value; 77,384,573 and 48,634,573 shares issued and outstanding under no redemption scenario and maximum redemption scenario, respectively	—	8,995,232	(12,062,500)	4(B)	10,062,500	4(D)	451,630,327	10,062,500	4(D)	158,092,827
					293,156,722	4(F)		(380,778)	4(G)
					719	4(H)		719	4(H)
					(11,575,595)	4(I)		(11,575,595)	4(I)
					323,864	4(J)		323,864	4(J)
					72,584,169	4(K)		72,584,169	4(K)
					76,489,249	4(M)		76,489,249	4(M)
					6,100,000	4(N)		6,100,000	4(N)
					7,555,967	4(O)		7,555,967	4(O)
CIIG, Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding	719	—	—		(719)	4(H)	—	(719)	4(H)	—
Reserves	—	1,061,548	—		209,589	4(L)	1,271,137	209,589	4(L)	1,271,137
Accumulated losses	(11,575,595)	(7,544,340)	9,419,750	4(B)	(30,808,951)	4(E)	(185,772,515)	(19,630,000)	4(E)	(174,593,564)
					11,575,595	4(I)		11,575,595	4(I)
					(72,584,169)	4(K)		(72,584,169)	4(K)
					(209,589)	4(L)		(209,589)	4(L)
					(76,489,249)	4(M)		(76,489,249)	4(M)
					(7,555,967)	4(O)		(7,555,967)	4(O)

Total equity	(11,574,876)	2,512,440	(2,642,750)		278,834,135		267,128,949	(3,524,414)		(15,229,600)

Total liabilities and equity	294,139,992	4,225,408	—		(24,708,951)		273,656,449	(295,567,500)		2,797,900

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

Year ended September 30, 2022

					No redemption scenario				Maximum redemption scenario
	CIIG II as of September 30, 2022	Zapp as of September 30, 2022	IFRS conversion and presentation alignment	Note	Transaction accounting adjustments	Note	Pro forma combined	Note	Transaction accounting adjustments	Note	Pro forma combined	Note
Income
Other income	2,046,265	3,944	—		(2,046,265)	5(B)	3,944		(2,046,265)	5(B)	3,944

Total income	2,046,265	3,944	—		(2,046,265)		3,944		(2,046,265)		3,944

Expenses
Selling and distribution expenses	—	423,123	—		—		423,123		—		423,123
General and administrative expenses	3,295,547	3,187,006	—		(30,808,951)	5(C)	194,130,478		(19,630,000)	5(C)	182,951,527
					209,589	5(D)			209,589	5(D)
					76,489,249	5(E)			76,489,249	5(E)
					72,584,169	5(F)			72,584,169	5(F)
					(7,555,967)	5(H)			(7,555,967)	5(H)
Unrealised loss (gain) on derivatives	—	62,687	(9,419,750)	5(A)	—		(9,357,063)		—		(9,357,063)
Foreign exchange loss (gain), net	—	(394,072)	—		—		(394,072)		—		(394,072)

Total expenses	3,295,547	3,278,744	(9,419,750)		187,647,925		184,802,466		176,468,974		173,623,515

Operating loss	(1,249,282)	(3,274,800)	9,419,750		(189,694,190)		(184,798,522)		(178,515,239)		(173,619,571)

Finance income	—	2,693	—		—		2,693		—		2,693
Finance costs	—	(305,483)	—		—		(305,483)		(920,000)	5(I)	(1,225,483)

Net finance costs	—	(302,790)	—		—		(302,790)		(920,000)		(1,222,790)
Share of profit (loss) of associate, net of tax	—	—	—		—		—		—		—

Loss before income tax	(1,249,282)	(3,577,590)	9,419,750		(189,694,190)		(185,101,312)		(179,435,239)		(174,842,361)

Income tax expense	(357,347)	—	—		—		(357,347)		—		(357,347)

Loss for the year	(1,606,629)	(3,577,590)	9,419,750		(189,694,190)		(185,458,659)		(179,435,239)		(175,199,708)

Earnings per share
Basic and diluted loss - Class A common stock	(0.04)
Basic and diluted loss - Class B common stock	(0.04)
Basic and diluted loss - common stock		(0.05)					(2.39)	5(G)			(3.59)	5(G)

Note 1—Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, CIIG II will be treated as the acquired company and Zapp will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Zapp will represent a continuation of the financial statements of Pubco with the Business Combination treated as the equivalent of Zapp issuing ordinary shares for the net assets of CIIG II, accompanied by a recapitalization, which is accounted for within the scope of IFRS 2, Share-based payment. The net assets of CIIG II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Zapp in future reports of Pubco.

The unaudited pro forma condensed combined statement of financial position as of September 30, 2022 assumes that the Business Combination and other related events occurred on September 30, 2022. The unaudited pro forma condensed combined statement of profit or loss for the year ended September 30, 2022 presents pro forma effect to the Business Combination and other related events as if it had been completed on October 1, 2021.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•	the historical audited financial statements of CIIG II for the period from January 6, 2021 to December 31, 2021 which are included elsewhere in this proxy statement/prospectus,

•

the historical unaudited financial statements of CIIG II for the nine months ended September 30, 2022 and for the period from January 6, 2021 to September 30, 2021 which are included in CIIG II’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 that was filed with the SEC on November 14, 2022; and

•	the historical audited financial statements of Zapp for the year ended September 30, 2022 which are included elsewhere in this proxy statement/prospectus.

The historical consolidated financial statements of Zapp have been prepared in accordance with IFRS. The historical financial statements of CIIG II have been prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other related events and has been prepared for informational purposes only.

Zapp and CIIG II did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Information has been prepared based on these preliminary estimates, and the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and other related events contemplated by the Merger Agreement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of CIIG II and Zapp.

Note 2—Accounting Policies

Based on an initial analysis in preparation for the Business Combination, management did not identify any differences between the two entities’ accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information, except for the reclassification of CIIG II Class A Common Stock from temporary equity to loans and borrowings as described in Note 4(A) and the reclassification of CIIG II public and private placement warrants from equity to financial liability as described in Note 4(B). As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies, and as a result of the comprehensive review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-Business Combination company.

Note 3—Historical Statement of Operations of CIIG II

Zapp has a September 30 fiscal year-end, while CIIG II has a calendar year fiscal year-end. In order to align with Zapp’s fiscal year, the historical statement of operations of CIIG II were prepared by adding (a) the nine months ended September 30, 2022 and (b) the period from January 6, 2021 through December 31, 2021 and subtracting (c) the period from January 6, 2021 through September 30, 2021.

The historical statement of operations of CIIG II for the year ended September 30, 2022 is presented as follows:

	A	B	C	D = A-B+C
(in U.S. dollars)	For the period from January 6, 2021 to December 31, 2021	For the period from January 6, 2021 to September 30, 2021	Nine months ended September 30, 2022	Year ended September 30, 2022
Formation and operational costs	1,548,562	59,157	1,806,142	3,295,547

Loss from operations	(1,548,562)	(59,157)	(1,806,142)	(3,295,547)

Other income:
Interest earned on marketable securities held in Trust Account	30,282	2,564	2,018,547	2,046,265

Total other income	30,282	2,564	2,018,547	2,046,265

Income (Loss) before provision for income taxes	(1,518,280)	(56,593)	212,405	(1,249,282)
Provision for income taxes	—	—	(357,347)	(357,347)

Net loss	(1,518,280)	(56,593)	(144,942)	(1,606,629)

Basic and diluted net loss per share
Class A Common Stock				(0.04)

Class B Common Stock				(0.04)

Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

(A)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of CIIG’s historical temporary equity (i.e., Class A Common Stock subject to possible redemption) of $293.2 million into loans and borrowings, non-current.

(B)

Reflects the U.S. GAAP to IFRS conversion adjustment relating to CIIG II public and private placement warrants from equity classification to liability classification. The CIIG II warrants are classified as equity under U.S. GAAP. The CIIG II warrants are classified as financial liabilities under IFRS due to both public and private warrants having net share settlement clauses which cannot meet equity classification under IAS 32. The fair value of CIIG II warrants amounting to $2.6 million as of September 30, 2022 has been determined based on the closing price of $0.11 per warrant for CIIG II public warrants as of September 30, 2022 and the fair value of $0.09 per warrant for the CIIG private placement warrants, which has been determined by management after considering all relevant factors. The accumulative change in fair value from the date of issuance to September 30, 2022 amounting to $9.4 million is included in accumulated losses.

(C)

Represents release of the restricted cash and marketable securities held in the trust account of $293.6 million upon consummation of the Business Combination to fund the closing of the Business Combination.

(D)	Represents the elimination of deferred underwriting commission costs of $10.1 million.

(E)

Represents the payment of the preliminary estimated direct and incremental transaction costs of $30.8 million under the no redemption scenario and $19.6 million under the maximum redemption scenario, of which $10.0 million will be incurred by CIIG II and $20.8 million and $9.6 million will be incurred by Zapp under the no redemption scenario and under the maximum redemption scenario, respectively, in connection with the Business Combination. The transaction costs were reflected as an adjustment to the unaudited pro forma condensed combined statement of profit or loss as described in Note 5(C).

(F)

Reflects the conversion of 28,750,000 shares of CIIG II Class A Common Stock subject to possible redemptions under no redemption scenario and immediate conversion of all 28,750,000 shares of CIIG II Class A Common Stock to Pubco Ordinary Shares on a one-to-one basis in connection with the Business Combination.

(G)

Represents the cash disbursement under maximum redemption scenario to redeem 28,750,000 shares of CIIG II Class A Common Stock subject to possible redemptions in connection with the Business Combination at an assumed redemption price of approximately $10.21 per share based on cash and marketable securities held in the trust account as of September 30, 2022.

(H)	Reflects the conversion of 7,187,500 shares of CIIG II Class B Common Stock into 6,432,813 shares of Pubco Ordinary Share and 754,687 unvested Pubco Ordinary Shares upon the Closing.

(I)	Reflects the elimination of CIIG’s historical accumulated deficit.

(J)

Reclassify Zapp Tranche 1 warrants from liability to equity as such warrants will cease to be a warrant with respect to Zapp Ordinary Share and be assumed by Pubco and converted into a warrant to purchase Pubco Ordinary Shares and will meet a fixed-for-fixed requirement upon the consummation of the Business Combination.

(K)

Recognize the earnout granted to certain Zapp shareholders at fair value of $72.6 million. The earn out is considered share-based payments with equity classification and market condition. The grant-date fair value has been measured using Monte Carlo Simulation using the following significant inputs:

September 30, 2022
Share price at Closing	$10.00
Expected volatility	47.99%
Expected dividend	0.00%
Risk-free interest rate	4.00%

As the earnout is classified as equity, it is not remeasured in the post-merger period.

(L)	Reflects the unrecognized stock compensation expenses of $0.2 million as the vesting condition are satisfied at the time of the consummation of the Business Combination.

(M)

The acquisition of the net assets of CIIG II does not meet the definition of a business under IFRS 3, Business combinations, and is accounted for under IFRS 2, Share-based payments, with the CIIG II stockholders receiving one Pubco Ordinary Share for each issued and outstanding share of common stock in CIIG II. The excess of fair value of Pubco Ordinary Shares issued over the CIIG II’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred, the summary of which is as follows:

	Per share value ($) (1)	No Redemption Scenario		Maximum Redemption Scenario
		No. of shares	Fair value ($)	No. of shares	Fair value ($)
CIIG II’s public stockholders	9.92	28,750,000	285,200,000	28,750,000	285,200,000
CIIG II’s Class B stockholders	9.92	6,432,813	63,813,505	6,432,813	63,813,505
CIIG II’s Class B stockholders – unvested Pubco Ordinary Shares	8.50	754,687	6,414,840	754,687	6,414,840
CIIG II public warrants	0.11	14,375,000	1,581,250	14,375,000	1,581,250
CIIG II private placement warrants	0.09	12,062,500	1,061,500	12,062,500	1,061,500
Redemptions of CIIG II Class A Common Stock	10.21	—	—	(28,750,000)	(293,537,500)

		62,375,000	358,071,095	33,625,000	64,533,595

Net assets (liabilities) of CIIG II			281,581,846		(11,955,654)

Share listing expenses			76,489,249		76,489,249

(1)

Closing price as of September 30, 2022 for shares of CIIG II Common Stock and warrants were $9.92 and $0.11 per security, respectively. Although both the public and private placement warrants are linked to shares of CIIG II Class A Common Stock, the warrants will remain outstanding even in Scenario 2 where all shares of CIIG II Class A Common Stock are redeemed. The fair value of unvested Pubco Ordinary Shares of $8.50 per share has been determined by management after considering all relevant factors. The values expressed in the table above are preliminary and will change based on fluctuations in the share price through the closing date. A one percent change in the market price of CIIG II Common Stock and warrants would result in a change to the share listing expenses of $3.6 million and $3.6 million under no redemption scenario and maximum redemption scenario, respectively.

(N)

Reflects the proceeds of $6.1 million from the sale and issuance of Zapp Convertible Loan Notes. Prior to the closing of the Business Combination, Zapp may sell and issue an aggregate principal amount of up to $20.0 million in Zapp Convertible Loan Notes. The Zapp Convertible Loan Notes will be automatically redeemed at the principal amount by conversion into Zapp Ordinary Shares, either prior to or simultaneously with the closing of the Business Combination. Prior and as a condition to the conversion of the Zapp Convertible Loan Notes and allotment of Zapp Ordinary Shares, investors are obligated to execute and deliver an agreement to exchange the Zapp Ordinary Shares for Pubco

Ordinary Shares on substantially similar terms as those set out in the Investor Exchange and Support Agreement (other than with respect to any earn-out, contingent consideration or lock-ups). The maximum amount Zapp will raise from the issuance of the Zapp Convertible Loan Notes will not exceed $20,000,000. As of the date of this proxy statement/prospectus, certain investors (comprising existing Zapp shareholders and other high-net-worth individuals) have purchased an aggregate principal amount of $6.1 million in Zapp Convertible Loan Notes. For further details of the Zapp Convertible Loan Notes, see “Zapp Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments.”

(O)

Represents the issuance of 173,000 Pubco Ordinary Shares to SAP upon the closing of the Business Combination and contingent consideration payable to SAP following the closing of the Business Combination at a fair value of $1.7 million and $5.8 million, respectively, as stock compensation expenses. The grant-date fair value of contingent consideration has been measured using Monte Carlo Simulation using the following significant inputs as described in Note 4(K).

(P)

Reflects the proceeds of $11.5 million from short-term borrowings assuming Zapp obtains such short-term borrowings in order to partially fund the payment of preliminary estimated direct and incremental transaction costs of $19.6 million under the maximum redemption scenario.

Note 5—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

(A)

Reflects change in fair value of CIIG II public and private placement warrants of $9.4 million for the year ended September 30, 2022, following reclassification to liability accounting, as described in 4(B) above.

(B)	Represents the elimination of investment income related to cash and marketable securities held in the trust account.

(C)	Represents the estimated transaction costs incurred by CIIG II and Zapp in connection with the Business Combination, as described in Note 4(E). These costs are nonrecurring items.

(D)

Reflects the unrecognized stock compensation expenses of $0.2 million as the vesting condition are satisfied at the time of the consummation of the Business Combination, as described in Note 4(L). These costs are nonrecurring items.

(E)

The Business Combination is accounted for under IFRS 2, as described in Note 4(M). The adjustment includes the IFRS 2 service cost of $76.5 million and $76.5 million under the no redemption scenario and the maximum redemption scenario, respectively, for the year ended September 30, 2022. These costs are noncash and are nonrecurring items.

(F)	Represent the stock compensation expenses in connection with the earnout, as described in Note 4(K). These costs are nonrecurring items.

(G)

Represents the pro forma loss per share based on pro forma loss for the year and 77,523,500 Pubco Ordinary Shares outstanding under the no redemption scenario and 48,773,500 Pubco Ordinary Shares outstanding under the maximum redemption scenario upon consummation of the Business Combination.

As Zapp incurred a pro forma net loss for the year ended September 30, 2022, pro forma basic loss per share was the same as pro forma diluted loss per share.

The following table presents the number of potentially dilutive securities that have been excluded from pro forma loss per share calculations because they are anti-dilutive:

(in shares)	No Redemption Scenario	Maximum Redemption Scenario
Shares underlying CIIG II Private Placement Warrants	12,062,500	12,062,500
Shares underlying CIIG II Public Warrants	14,375,000	14,375,000
Sponsor Earnout Shares	754,687	754,687
Zapp Earnout Shares	8,518,290	8,518,290
Shares underlying Pubco Exchange Warrants	3,421,469	3,421,469
Shares underlying Pubco Exchange Options	4,410,844	4,410,844
Contingent consideration payable to SAP	683,720	683,720

Total	44,226,510	44,226,510

(H)	Represents the stock compensation expenses relating to the issuance of Pubco Ordinary Shares and contingent consideration payable to SAP, as described in Note 4(O). These costs are nonrecurring items.

(I)

Represents the estimated interest expense assuming Zapp obtains short-term borrowings of $11.5 million at an interest rate of 8% per annum in order to partially fund the payment of preliminary estimated direct and incremental transaction costs of $19.6 million under the maximum redemption scenario.

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information for CIIG II and Zapp on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination, (1) assuming no CIIG II stockholders exercise redemption rights with respect to their shares of CIIG II Class A Common Stock upon the consummation of the Business Combination; and (2) assuming that CIIG II stockholders exercise their redemption rights with respect to a maximum of 28,750,000 shares of CIIG II Class A Common Stock upon consummation of the Business Combination and that Zapp obtains short-term borrowings of $11.5 million in order to partially fund the payment of preliminary estimated direct and incremental transaction costs of $19.6 million under the maximum redemption scenario.

The historical financial statements of CIIG II have been prepared in accordance with U.S. GAAP in its presentation currency of United States dollars. The historical financial statements of Zapp have been prepared in accordance with IFRS and in its presentation currency of United States dollars.

The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial Data of CIIG II” and “Selected Historical Financial Data of Zapp” and the historical financial statements of CIIG II and Zapp included elsewhere in this proxy statement/prospectus. The pro forma combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Combined Company’s results of operations or earnings per share for any future date or period. The pro forma combined equity per share information below does not purport to represent what the value of CIIG II and Zapp would have been had the companies been combined during the period presented.

			Pro forma combined
(in U.S. dollar, unless otherwise noted)	CIIG II (Historical)	Zapp (Historical)	No redemption scenario	Maximum redemption scenario
As of and for the year ended September 30, 2022
Book value per share as of September 30, 2022 (a)	(1.61)	0.04	3.45	(0.31)
Cash dividends per share	—	—	—	—

Weighted average shares (in shares)
Weighted average share outstanding of Class A Common Stock - basic and diluted	28,750,000
Weighted average share outstanding of Class B Common Stock - basic and diluted	7,187,500
Weighted average share outstanding of Common Stock - basic and diluted		68,977,906	77,384,573	48,634,573
Earnings per share:
Loss per share, basic and diluted - Class A Common Stock	(0.04)
Loss per share, basic and diluted - Class B Common Stock	(0.04)
Loss per share, basic and diluted - Common Stock		(0.05)	(2.39)	(3.59)

(a)

Book value per share for CIIG II (Historical) is calculated using the formula: Total equity divided by Class B common shares outstanding. Book value per share for Zapp (Historical) and for pro forma combined is calculated using the formula: Total equity divided by total shares outstanding.

THE SPECIAL MEETING OF CIIG II STOCKHOLDERS

The CIIG II Special Meeting

CIIG II is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting of stockholders to be held on                , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to CIIG II’s stockholders on or about                , 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of CIIG II will be held in person at                a.m., Eastern time, on                , 2023, at the offices of Orrick, Herrington & Sutcliffe LLP, located at 51 West 52nd Street, New York, New York 10019, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Purpose of the Special Meeting

At the CIIG II special meeting of stockholders, CIIG II will ask the CIIG II stockholders to vote in favor of the following proposals:

•	The Business Combination Proposal—a proposal to approve the adoption of the Merger Agreement and the Business Combination.

•

The Stockholder Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal.

Recommendation of the CIIG II Board of Directors

CIIG II’s board of directors believes that each of the Business Combination Proposal and the Stockholder Adjournment Proposal to be presented at the special meeting is in the best interests of CIIG II, its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of CIIG II’s board of directors in favor of approval of the Business Combination Proposal, and the Nasdaq Proposal, you should keep in mind that CIIG II’s directors and officers, the Sponsor and the anchor investors have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

The CIIG II Class B Common Stock was acquired in January 2021 for an aggregate purchase price of $25,000, and such shares would become worthless if CIIG II does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares for no consideration. Following the closing of the Business Combination, members of the Sponsor (excluding the indirect anchor investors) will beneficially own an aggregate of 4,276,563 Pubco Ordinary Shares upon conversion of their Class B Common Stock (assuming no redemptions and not including the Sponsor Earnout Shares) and, for illustrative purposes, up to 6,540,625 Pubco Ordinary Shares (including the Sponsor Earnout Shares and the Anchor Forfeiture Shares). Such shares have an aggregate market value of approximately $         and $        , respectively, based on the closing price of CIIG II Class A Common Stock of $         on Nasdaq on        , the record date for the special meeting of stockholders;

•	Each anchor investor will own 718,750 Pubco Ordinary Shares upon conversion of Class B Common Stock pursuant to the Anchor Investor Agreements (assuming no Anchor Forfeiture) following the closing of the Business Combination. Such shares would become worthless if CIIG II does not complete a business combination. Such shares have an aggregate market value of approximately $         and $        , respectively, based on the closing price of CIIG II Class A Common Stock of $         on Nasdaq on         , the record date for the special meeting of stockholders;

•

Members of the Sponsor (excluding the indirect anchor investors) will own 6,031,249 Pubco Public Warrants following the closing of the Business Combination and the conversion of Private Placement Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by the Sponsor (excluding the indirect anchor investors) would be valued at approximately $        ;

•

Each anchor investor will own 2,010,417 Pubco Public Warrants following the closing of the Business Combination and the conversion of Private Placement Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by each indirect anchor investor would be valued at approximately $        ;

•

Each anchor investor will own 1,078,125 Pubco Public Warrants following the closing of the Business Combination and the conversion of the CIIG Public Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by each indirect anchor investor would be valued at approximately $        ;

•

CIIG II’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to CIIG II to fund certain capital requirements. On December 15, 2022, CIIG II issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which CIIG II may borrow up to an aggregate principal amount of $100,000. The Promissory Note is non-interest bearing and payable upon the consummation of a business combination. Upon consummation of a business combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Promissory Note, into Working Capital Warrants, at a price of US$1.00 per Working Capital Warrant. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to CIIG II outside of the Trust Account;

•

CIIG II’s Sponsor, officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them on CIIG II’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the record date, the Sponsor and CIIG II’s officers and directors and their affiliates had incurred no unpaid reimbursable expenses;

•	the potential continuation of certain of CIIG II’s directors as directors of Pubco;

•	the continued indemnification of current directors and officers of CIIG II and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•

The Sponsor, its affiliates and the anchor investors will lose their entire investment in CIIG II with respect to the Class B Common Stock and Private Placement Warrants they own if an initial business combination is not completed, which were collectively purchased by such parties for an aggregate purchase price of $25,000 and $12,062,500, respectively, with each anchor investor contributing $2,010,417 and the Sponsor contributing the remaining balance of $6,056,249. Such capital contributions would be lost if an initial business combination is not completed;

•

If CIIG II is unable to complete a business combination within the required time period, the Sponsor and its affiliates stand to lose up to $        , reflecting the market value (as of the record date) of the Class B Common Stock (including the Sponsor Earnout Shares) detailed above, the market value (as of the record date) of the Private Placement Warrants detailed above and the amount loaned pursuant to the Promissory Note; and

•

Further, if CIIG II is unable to complete a business combination within the required time period, each anchor investor stands to lose up to $        , reflecting the market value (as of the record date) of the Class B Common Stock detailed above and the market value (as of the record date) of the Private Placement Warrants and Public Warrants detailed above.

These financial interests may mean that the Sponsor (and accordingly CIIG II’s officers and directors who are members of the Sponsor) and the anchor investors may be incentivized to complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to stockholders than they would otherwise recommend or approve, as the case may be, rather than allow CIIG II to wind up having failed to consummate a business combination and lose their entire investment.

Further, because of these interests, the Sponsor (and CIIG II’s officers and directors who are members of the Sponsor) and the anchor investors could benefit from the completion of a business combination that is not favorable to its public stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. For example, if the share price of Pubco Ordinary Shares declined to $5.00 per share after the close of the Business Combination, CIIG II’s public stockholders that purchased shares in the IPO, would have a loss of $5.00 per share, while the Sponsor and the anchor investors would have a gain because they acquired their Class B Common Stock for a nominal amount. In other words, the Sponsor and the anchor investors can earn a positive rate of return on their investment even if public stockholders experience a negative rate of return in the post-combination company.

These interests may influence CIIG II’s directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part. You should also read the section entitled “The Business Combination.”

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of CIIG II Common Stock at the close of business on                , 2023, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of CIIG II Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 35,937,500 shares of CIIG II Common Stock outstanding, of which 28,750,000 are shares of CIIG II Class A Common Stock and 7,187,500 are CIIG II Class B Common Stock held by CIIG II’s Sponsor and 14,375,000 outstanding Public Warrants.

CIIG II’s Sponsor, officers and directors have agreed to vote all of their CIIG II Class B Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. CIIG II’s issued and outstanding warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of CIIG II Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of CIIG II Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of CIIG II Common Stock at the special meeting of stockholders:

•

You can vote by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of CIIG II Common Stock will be voted as recommended by CIIG II’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, and “FOR” the Stockholder Adjournment Proposal.

•

You can attend the special meeting and vote in person. However, if your shares of CIIG II Common Stock are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of CIIG II Common Stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of CIIG II Common Stock, you may contact CIIG II’s proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street,

5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: CIIG.info@investor.morrowsodali.com

Quorum and Vote Required for the Proposals

A quorum of CIIG II’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the CIIG II Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of CIIG II Common Stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a CIIG II stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, or an abstention from voting, will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Stockholder Adjournment Proposal, if presented, requires the affirmative vote of the holders of a majority of the shares of CIIG II Common Stock that are voted thereon at the special meeting of stockholders. Accordingly, a CIIG II stockholder’s failure to vote by proxy or to vote in person at the special meeting, or an abstention from voting, will have no effect on the outcome of any vote on the Stockholder Adjournment Proposal.

Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. CIIG II believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction.

Abstentions will be counted for purposes of determining the presence of a quorum at the special meeting of CIIG II stockholders. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and no effect on the Stockholder Adjournment Proposal.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, CIIG II’s proxy solicitor, prior to the date of the special meeting or by voting in person at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Morrow Sodali LLC, provided such revocation is received prior to the vote at the special meeting of stockholders.

Redemption Rights

Pursuant to CIIG II’s Amended and Restated Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of CIIG II’s initial public offering as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $             on                , 2023, the record date, the estimated per share redemption price would have been approximately $            .

Redemption rights are not available to holders of warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on , 2023 (two business days before the special meeting), both:

•	Submit a request in writing that CIIG II redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, CIIG II’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Mark Zimkind

Email: Mzimkind@continentalstock.com

•

Deliver your public shares either physically or electronically through DTC to CIIG II’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is CIIG II’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, CIIG II does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CIIG II’s consent. If you delivered your shares for redemption to CIIG II’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CIIG II’s transfer agent return the shares (physically or electronically). You may make such request by contacting CIIG II’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will CIIG II redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of their CIIG II Class A Common Stock as they may receive higher proceeds from the sale of their CIIG II Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CIIG II cannot assure you that you will be able to sell your shares of CIIG II Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in CIIG II Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of CIIG II Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and CIIG II does not consummate an initial business combination in the timeframe prescribed herein, or amend the CIIG II Amended and Restated Certificate of Incorporation to extend the date by which CIIG II must consummate an initial business combination, it will be required to dissolve and liquidate and the CIIG II Warrants will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of CIIG II Common Stock or CIIG II Warrants in connection with the Business Combination.

Solicitation of Proxies

CIIG II will pay the cost of soliciting proxies for the special meeting. CIIG II has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. CIIG II has agreed to pay Morrow Sodali LLC a fee of $25,000. CIIG II will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. CIIG II also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of CIIG II Common Stock for their expenses in forwarding soliciting materials to beneficial owners of CIIG II Common Stock and in obtaining voting instructions from those owners. CIIG II’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Sponsor beneficially owns 20% of the outstanding shares of CIIG II Common Stock. CIIG II’s Sponsor, officers and directors have agreed to vote all of their CIIG II Class B Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

THE BUSINESS COMBINATION

The Background of the Business Combination

CIIG II is a blank check company formed under the laws of the State of Delaware on January 6, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While CIIG II may pursue a business combination with a private or public target in any business, industry or geographic location, we have focused on opportunities to capitalize on the ability of our management team, particularly our executive officers, to identify, acquire and operate a business in the technology, media, telecommunications or sustainability (“TMTS”) industries. The proposed Business Combination with Zapp is the result of an extensive search for a potential business combination using the investing and operating experience of CIIG II’s board of directors and management team. The terms of the Business Combination are the result of arm’s-length negotiations between representatives of CIIG II and Zapp. The following is a brief discussion of the background of these negotiations, the Business Combination and related transactions.

On September 17, 2021, CIIG II closed its IPO of 28,750,000 units at a price of $10.00 per unit, including 3,750,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, generating gross proceeds of $287,500,000, with each unit consisting of one share of Class A common stock and one-half of one redeemable public warrant. Simultaneously with the closing of the IPO, CIIG II consummated the sale of an aggregate of 12,062,500 private placement warrants to the Sponsor and the direct anchor investors at a price of $1.00 per warrant, generating gross proceeds of $12,062,500. Among the private placement warrants, 10,052,083 warrants were purchased by our Sponsor and 2,010,417 warrants were purchased by the direct anchor investors. A total of $291,812,500, comprised of $287,500,000 of the proceeds from the initial public offering and a portion of the proceeds of the sale of the private placement warrants was placed in the trust account maintained by Continental, acting as trustee.

Prior to the consummation of the IPO, neither CIIG II, nor anyone on its behalf, had selected any business combination target or initiated any substantive discussions, directly or indirectly, with respect to identifying any business combination target.

After the IPO, CIIG II’s officers and directors commenced an active search for prospective businesses or assets to acquire in the initial business combination. In the prospectus for the IPO, CIIG II identified the following general criteria and guidelines that it believed would be important in evaluating acquisition opportunities, although CIIG II indicated that it may decide to enter into the initial business combination with a target business that does not meet these criteria and guidelines. CIIG II intended to acquire companies or assets that it believed had the following attributes:

•	are in the TMTS sectors where we can utilize our management team’s global network of contacts to effect necessary change;

•	are at an inflection point, requiring additional management expertise to reinvigorate operations, facilitate growth, improve financial performance and optimize capital structure;

•

are fundamentally sound, with strong underlying free cash flow or strong cash flow potential, an experienced management team and which demonstrate strong or improving growth prospects and the potential to scale via organic growth and strategic action, or are underperforming what we believe to be their potential;

•

exhibit unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the company’s growth strategy, that we believe have been misevaluated by the marketplace based on our analysis and due diligence review;

•

can offer an attractive long term risk-adjusted return for our stockholders, provide potential upside from incremental growth and offer an improved capital structure, all of which will be weighed against any identified downside risks;

•	benefit from being positioned as a public company and gaining access to the capital markets;

•	can benefit from product extensions and/or geographic expansion;

•	maintain competitive market positions while exhibiting operational efficiencies relative to industry peers;

•	that offer scope for operational improvement, scale economics, sector convergence opportunities, new growth avenues and margin expansion efficiencies;

•	have existing operating practices that promote and profit from environmental sustainability or would benefit from implementing environmentally sustainable commercial and operating practices; and

•	are well positioned to capitalize on market opportunities associated with seismic shifts and pivot to sustainable energy consumption in-line with global public policy.

As disclosed in CIIG II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and filed with the SEC on February 14, 2023, these criteria were not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination was to be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that CIIG II’s management deemed relevant.

During the search process from the consummation of CIIG II’s IPO through the signing of the Merger Agreement on November 22, 2022, CIIG II reviewed self-generated ideas and explored ideas with various advisors. Representatives of CIIG II contacted, and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with many possible target businesses in discussions with respect to potential business combinations. As part of that process, CIIG II considered over 50 potential business combination targets in a variety of industry sectors, engaged in discussions with representatives of over 20 potential business combination targets and conducted analysis and due diligence on a subset thereof. From the date of the IPO through November 22, 2022, representatives of CIIG II entered into 11 non-disclosure or confidentiality agreements with potential business combination targets (including Zapp) and entered into one letter of intent with an alternative business combination target. No non-disclosure, confidentiality or other agreement entered into with any potential business combination target imposed any “standstill” or similar restrictions that would restrict either the business combination target or CIIG II from proposing or pursuing a transaction. However, CIIG II ultimately determined to abandon each of the alternative acquisition opportunities either because the target pursued an alternative business combination or strategy, or CIIG II concluded that the target business would not be a suitable acquisition for it given the ten criteria listed above.

On September 14, 2022, a representative of SAP which had previously been hired by Zapp as a financial advisor to identify potential SPACs with which it could pursue a business combination, presented Zapp to CIIG II as a potential business combination target.

On September 15, 2022, representatives of CIIG II and SAP discussed Zapp and its business in further detail.

On September 16, 2022, to facilitate discussions about a potential business combination involving CIIG II and Zapp, CIIG II and Zapp executed a mutual non-disclosure agreement.

On September 17, 2022, Mr. Peter Cuneo, CIIG II’s Executive Chairman, Mr. Gavin Cuneo, CIIG II’s Co-Chief Executive Officer, Mr. Michael Minnick, CIIG II’s Co-Chief Executive Officer, Mr. Swin Chatsuwan, Zapp’s Founder and Chief Executive Officer, Mr. David McIntyre, Zapp’s Chief Commercial Officer, Mr. Kiattipong Arttachariya, Zapp’s Co-Founder and Acting Chief Financial Officer and representatives of SAP held an introductory video teleconference. During the teleconference, the discussion included (i) a detailed presentation by Messrs. Chatsuwan, McIntyre, and Arttachariya of Zapp’s background, business profile, product, manufacturing, partners and funding needs and (ii) a discussion by Messrs. Cuneo, Cuneo and Minnick, which included a description of CIIG II and each of their respective backgrounds.

On September 18, 2022, Zapp provided CIIG II with access to an electronic data room containing information relating to Zapp for CIIG II’s due diligence review. CIIG II commenced due diligence investigations of Zapp, which continued through November 22, 2022. Zapp continued to add additional contents to the dataroom at the request of CIIG II and its representatives over the same period.

On September 20 and 21, 2022, Messrs. P. Cuneo, G. Cuneo, Minnick, Chatsuwan, McIntyre, Arttachariya, Mr. Tony Posawatz, Zapp’s Chairman, Mr. Jeremy North, Co-Founder and President of Zapp and representatives of SAP held two video teleconferences. During the teleconferences, the discussion included a detailed discussion of the company’s manufacturing capabilities, its partnership with Summit, its supply chain, progress towards start of production, the certification process for the i300 bike and other topics.

On September 24, 2022, CIIG II held a teleconference with SAP. CIIG II explained its interest in continuing discussions with Zapp. SAP suggested CIIG II continue initial diligence for a few more days and, if CIIG II desired to continue detailed diligence thereafter, CIIG II was advised to send a draft letter of intent to Zapp for discussion purposes.

On September 27, 2022, Messrs. P. Cuneo, G. Cuneo, Minnick, Chatsuwan, Posawatz, North, McIntyre, Arttachariya and representatives of SAP held a video teleconference. During the teleconference, the discussion included a detailed discussion of the company’s financials including its balance sheet, current cash position and future capital needs. The discussion included the size of the potential end markets for Zapp’s products on an individual country basis, the competitive landscapes in each end market and Zapp’s potential to obtain market share. Pricing strategy, cost of goods sold and gross margin potential were discussed. The omni-channel sales model through online channels, resellers and direct-to-customer were reviewed. The parties also discussed the company’s agreement with Thai EXIM bank to finance certain of Zapp’s working capital needs. Zapp’s plans for Zappers to both deliver products and provide service was also discussed.

On September 29, 2022, CIIG II sent a draft letter of intent to Zapp for discussion purposes. CIIG II’s proposal included the following: (i) a pre-money valuation of $500 million to be paid 100% in CIIG II stock, (ii) an earnout provision for current Zapp shareholders that vested at $15, $17.50 and $20, (iii) 10.5% of the Class B Common Stock held by the Sponsor being deferred at the closing of the Business Combination and subject to certain vesting conditions, (iv) the combined company appointing a seven member board (to which CIIG II would have one appointee) and that (v) the LOI would be non-exclusive until CIIG II concluded its diligence of Zapp in person in Thailand. Prior to submitting the LOI, CIIG II held discussions with Zapp and SAP who believed a zero minimum cash condition was appropriate for the transaction given Zapp’s lower capital requirements, current market conditions and Zapp’s plans to raise additional capital over time.

During the period from September 30 through October 3, 2022, representatives of CIIG II and Zapp continued to negotiate the terms of the LOI. During this period, key negotiation topics centered around valuation, earnout thresholds and exclusivity. Zapp believed the company’s pre-money valuation to be $600 million, but ultimately agreed to a $500 million valuation in order to offer an attractive entry point to investors. In addition, Zapp believed the earnout thresholds were too high and did not appropriately reward the existing Zapp shareholders if the value of the business was increased. CIIG II ultimately agreed to lower the vesting thresholds to $12, $14 and $16 per share. The seven member board initially proposed by CIIG II was mutually agreeable, and it was agreed that Zapp would have the right to appoint six members (as long as three of such appointees were independent). Zapp refuted that the LOI should initially be non-exclusive and made a counter proposal. The LOI would initially be partially exclusive, meaning both CIIG II and Zapp could not enter into any discussions with a new target or new SPAC, as applicable, that such parties had not already been in active discussions with prior to the signing of the LOI, and the LOI would become fully exclusive as of October 21, 2022 (the date CIIG II was to complete preliminary due diligence on Zapp in person in Thailand). CIIG II agreed to these revised terms.

As a result of the negotiations above, on October 4, 2022, CIIG II and Zapp entered into a non-binding LOI setting forth terms for a potential business combination, commencing a partial exclusivity period through October 21, 2022 and a full exclusivity period thereafter through November 18, 2022. The LOI contemplated a business combination in which CIIG II would acquire Zapp at a pre-money equity value of $500 million with the consideration to be paid in CIIG II common stock. The LOI also stated that $291.8 million of primary proceeds (less cash redeemed by CIIG II’s public stockholders) would be provided to the combined company, which would be financed with equity capital provided by CIIG II. The LOI also included certain other provisions relating to, among other things, the escrow of certain of the Sponsor’s shares of Class B Common Stock, a seller earnout, restrictions on the sale of common stock, for a board of directors of the combined company to include one director appointed by CIIG II, a zero minimum cash condition and a customary trust account waiver.

On October 5, 2022, Mr. P. Cuneo visited Zapp’s experience center in Bicester, United Kingdom. He received a tour given by Messrs. North, Chatsuwan, McIntyre and Zapp’s Chief Brand Officer, Belinda Vinke. A representative from SAP also attended. The Zapp team presented and toured Zapp’s prototype vehicles, parts and components and provided a driven demonstration of Zapp’s prototype vehicles.

On October 7, 2022, a joint meeting of the board of directors and the audit committee of the board of directors of CIIG II was held. As part of the board meeting, Messrs. P. Cuneo, G. Cuneo, Minnick and the board members of CIIG II discussed the potential business combination with Zapp. The discussion included a detailed discussion of Zapp’s operations, strategy, financial profile and industry position as well as the due diligence conducted to date, the planned next steps for diligence and the structure of the proposed transaction as outlined in the non-binding LOI.

On October 8, 2022, CIIG II and its advisors held a call with Zapp and its advisors to discuss the timeline and next steps to move towards a binding Merger Agreement. The discussion included the preparation of PCAOB audited financial statements, timeline for legal drafting, the creation of an investor presentation and the plans for the CIIG II team’s diligence trips to Zapp’s experience center in Bicester, United Kingdom, offices in Bangkok Thailand and Summit’s manufacturing facilities in Thailand.

Over the ensuing six week period, CIIG II and its representatives and advisors engaged in a customary due diligence investigation of Zapp, including, but not limited to, due diligence relating to corporate matters, material contracts, intellectual property matters, privacy and data security matters, technology, product design, manufacturing process, marketing and sales plans, real estate matters, automotive/regulatory matters, international trade matters, environmental matters, labor and employment matters, insurance, tax, finance and accounting matters.

On October 11, 2022, Messrs. G. Cuneo and Minnick held a video teleconference with representatives of SAP to discuss the investor presentation to be distributed in connection with the transaction announcement. The team had numerous teleconferences over the ensuing six week period to discuss and prepare the investor presentation. These teleconferences included members of the CIIG II management team, the Zapp management team and representatives of SAP.

On October 17, 2022, Mr. G. Cuneo and Mr. Minnick visited Zapp’s experience center in Bicester, United Kingdom. They received a tour led by Messrs. North, McIntyre and Mr. Simon Noone, Zapp’s Head of Europe. The Zapp team presented Zapp’s prototype vehicles, parts and components and provided a driven demonstration. The demonstration took place on the Bicester Heritage test track and included driving under high-speed conditions, cornering, accelerating and emergency braking at high speeds. A discussion of key features, product differentiators and performance metrics ensued. Following the tour, the group met to discuss Zapp’s market-by-market rollout plan.

During October 19-22, 2022, Mr. G. Cuneo and Mr. Minnick visited Zapp’s offices in Bangkok, Thailand and multiple facilities near Bangkok of manufacturing partner Summit. Messrs. Chatsuwan, McIntyre, Arttachariya, Ms. Vinke, Mr. Warin Thanathawee, Co-Founder and Chief Design Officer, Mr. Pongsatorn Sukhum, Chief Technology Officer, and representatives of SAP were in attendance for these visits and meetings. During the visits, the group held meetings to review and discuss the market opportunities for the Zapp bikes, including the products competitive differentiation. A “teared down” version of the i300, including all the individual parts, was reviewed and discussed including key componentry, sourcing and bill of materials.

The group visited two of Summit’s facilities outside of Bangkok. Meetings were held with the management team of Summit to discuss Summit’s capabilities and plans for the manufacturing of the Zapp vehicles. Discussion ensued regarding Summit’s plans to scale its capacity to 300,000 Zapp bikes per year. The group toured Summit’s factory and viewed the production of vehicle parts for one of Summit’s clients, a global OEM. Mr. G. Cuneo and Mr. Minnick were shown the factory floor designated for Zapp production. Summit conducted a live demonstration of the assembly of the i300.

On October 21, 2022, at Zapp’s Bangkok office, go to market initiatives were reviewed. Potential operating and financial scenarios were discussed including capital requirements and sources of financing. Staffing strengths and weaknesses and key hiring needs were evaluated. Before the visit concluded, a multi-hour-long drafting session on the management presentation was held.

On October 26, 2022, a meeting of the board of directors of CIIG II was held. Messrs. P. Cuneo, G. Cuneo and Minnick discussed the findings of their due diligence efforts on Zapp. As part of the discussion, a detailed overview of the diligence trips to Bicester, UK and Thailand was presented. The CIIG II board discussed areas that required further diligence as well as the timeline to consummate a business combination subject to the remaining diligence findings being satisfactory.

Later on October 26, 2022, CIIG II engaged with a technical consultant to assist CIIG II in the evaluation of Zapp’s battery architecture. As part of its diligence process, the technical consultant interviewed key members of Zapp’s management team, reviewed battery testing data, interviewed Zapp’s battery pack and cell supplier and presented assessments to CIIG II in a number of video teleconferences.

On November 1, 2022, CIIG II and representatives from Weil, Gotshal & Manges LLP, counsel to CIIG II (“Weil”), held a video teleconference with Mr. Arttachariya, Mr. North, Mr. McIntyre, representatives from SAP and representatives of Zapp’s outside counsel, Tilleke & Gibbins, to discuss diligence items relating to Zapp’s intellectual property including, but not limited to, trade secrets, patents, trademarks and intellectual property strategy.

On November 3 and 4, 2022, CIIG II and representatives from Weil held a video teleconference with Mr. Arttachariya, Mr. North, Mr. McIntyre, representatives from SAP and representatives of Zapp’s outside counsel, Tilleke & Gibbins, to discuss diligence items relating to corporate and material agreements, finance, labor matters, employee matters, privacy and data security, real estate, litigation and regulatory as well as environmental, health and safety matters.

On November 8, 2022, a joint meeting of the board of directors and the audit committee of the board of directors of CIIG II was held. As part of the board meeting, Messrs. P. Cuneo, G. Cuneo and Minnick updated the board on their due diligence findings subsequent to their prior meeting. The board discussed final areas for due diligence as well as the updated timeline to consummate a business combination subject to the remaining diligence findings being satisfactory.

On November 8, 2022, representatives of Weil sent an initial proposed draft of the Merger Agreement to Latham & Watkins LLP, counsel to Zapp (“Latham”), substantially reflecting the terms of a potential business combination contemplated by the LOI and other provisions that were the subject of later negotiation, including, among other things, the inclusion of transaction mechanics, customary representations and warranties of each of CIIG II and Zapp, interim operating covenants and closing conditions.

Over the next two weeks (the “Negotiation Period”), CIIG II, Zapp and CIIG Management II LLC and each of their representatives engaged in lengthy negotiations regarding the terms of the Merger Agreement and other ancillary transaction documents, including, but not limited to, the Exchange Agreements, Amended and

Restated Sponsor Agreement, the form of Registration Rights Agreement, the form of Director Nomination Agreement, the form of Assignment, Assumption and Amendment Agreement and the form of Pubco Charter. Weil, Orrick, Herrington & Sutcliffe LLP, counsel to CIIG II (“Orrick”), Latham frequently exchanged proposed drafts of the aforementioned transaction agreements and other ancillary agreements during the Negotiation Period. Key terms in the Merger Agreement and other ancillary transaction documents that were the subject of negotiation and discussion between the parties during the Negotiation Period included the treatment of Zapp’s outstanding options and warrants, the representations and warranties to be given by the parties, the interim operating covenants, closing conditions, expense reimbursement, Mr. Chatsuwan’s director nomination rights, governance rights of each of the parties and the applicability of lock-up periods to certain securities.

On November 10, 2022, Messrs. P. Cuneo and Minnick and Patricia Wilber, Board Member of CIIG II, held a teleconference with Messrs. Chatsuwan and McIntyre and Ms. Vinke to discuss Zapp’s marketing plans. The discussion included target audience, brand positioning, marketing strategy, target geographies, marketing channels, timelines, tactics and budget.

On November 10 and 16, 2022, Messrs. G. Cuneo and Minnick and representatives from SAP held video teleconferences with Messrs. Sukhum, Thanathawee, Arttachariya and members of Summit’s manufacturing team for Zapp. During these teleconferences, improvements to the manufacturing process including efficiency and technical specifications designed to increase throughput and product quality were presented and demonstrated from the Summit factory.

On November 14, 2022, Latham provided to Weil revised drafts of the Merger Agreement and other ancillary transaction agreements, including the Exchange Agreement. Such revised drafts, among other things, reflected proposals with respect to the representations and warranties to be given by the parties, the interim operating covenants, closing conditions, expense reimbursement and applicability of lock-up periods to certain securities.

On November 15, 2022, Messrs. G. Cuneo, Minnick and North held a video teleconference with representatives of Grunberg & Co Limited (“Grunberg”), who had audited the financials of Zapp for the periods ending September 30, 2018, 2019, 2020 and 2021. The discussion included background on Grunberg’s relationship with Zapp, the audit process, accounting policies, tax and internal controls.

On November 15 and 16, 2022, representatives from Weil and Latham exchanged drafts of the A&R Sponsor Agreement, substantially reflecting the terms contemplated by the LOI.

On November 14, 15, and 18, 2022, Messrs. P. Cuneo, G. Cuneo and Minnick and representatives from SAP held video teleconferences with executives from key suppliers of critical vehicle components to Zapp including battery cells and packs, engines and exoskeletons. During these teleconferences, the discussions included the suppliers’ operations, technical capabilities, the commercial relationship with Zapp, component testing and production capacity.

On November 18 and 19, 2022, Weil provided to Latham revised drafts of the Merger Agreement and other ancillary transaction agreements, including the Exchange Agreement, which drafts reflected the results of the discussions between CIIG II, Zapp, SAP, Weil, Orrick and Latham on November 19, as well as additional telephone conversations and emails exchanged between Weil, Latham and Orrick between November 18 and November 19 in respect of the open items. Such revised drafts, among other things, reflected proposals with respect to the treatment of Zapp’s outstanding options and warrants, the representations and warranties to be provided by Zapp, Mr. Chatsuwan’s director nomination rights, expense reimbursement and the applicability of agreed lock-up periods on certain securities.

On November 19, 20, and 21, 2022, representatives from Weil, Orrick, Latham and Walkers (Singapore) Limited Liability Partnership, counsel to Pubco and Zapp (“Walkers”) held several video teleconferences to discuss outstanding terms to the Merger Agreement and the other ancillary transaction agreements, including with respect to the treatment of Zapp’s outstanding options and warrants, the representations and warranties to be provided by Zapp, Mr. Chatsuwan’s director nomination rights, expense reimbursement and the applicability of agreed lock-up periods on certain securities.

On November 21, 2022, representatives from CIIG II, Zapp, SAP, Weil, Orrick and Latham held several video teleconferences to negotiate proposed final terms to the Merger Agreement and the other ancillary transaction agreements, including with respect to the representations and warranties to be provided by Zapp, Mr. Chatsuwan’s director nomination rights, expense reimbursement and the applicability of agreed lock-up periods on certain securities.

On November 21, 2022, representatives from Weil and Latham exchanged revised drafts of the Merger Agreement and other ancillary transaction agreements, including the Exchange Agreement, which drafts reflected the results of the discussions between CIIG II, Zapp, SAP, Weil, Orrick and Latham on November 21, as well as additional telephone conversations and emails exchanged between Weil, Latham and Orrick between November 19 and November 21 in respect of the open items. Such drafts reflected substantially final drafts of the Merger Agreement and related ancillary transaction agreements as agreed between CIIG II and Zapp.

On November 21, 2022, CIIG II’s board of directors held a meeting by teleconference to consider and discuss the terms of the business combination and the related agreements. All members of CIIG II’s board of directors were present. Also in attendance were members of CIIG II’s management and representatives of Weil and Orrick. A representative of Weil reviewed with the directors their fiduciary duties under Delaware law generally and how those fiduciary duties applied in the context of considering the potential business combination. CIIG II’s management, Orrick and Weil then reported on the contemplated timing of the Business Combination and reviewed the terms of the Merger Agreement and the other transaction agreements with the CIIG II’s board of directors. At the meeting, members of CIIG II’s board of directors discussed among themselves the strategic and financial rationale for consummating the Business Combination, including the factors described in the section titled “The Business Combination—CIIG II’s Board of Directors’ Reasons for the Approval of the Business Combination”. CIIG II’s board of directors also considered the interests of the Sponsor and certain of its directors and officers in the Business Combination, as described in “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.” Following discussion among the members of CIIG II’s board of directors, CIIG II’s board of directors voted unanimously to approve and declare advisable the Merger Agreement and other ancillary transaction agreements and the transactions contemplated thereby.

On the morning of November 22, 2022, the parties to each of the Merger Agreement, the Exchange Agreements and other ancillary transaction agreements executed such agreements, and CIIG II and Zapp issued a joint press release announcing the execution of the Merger Agreement.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the closing.

IPO Underwriter Waiver

Barclays, UBS and LionTree, the underwriters in CIIG II’s IPO, each delivered a waiver letter to CIIG II on October 14, 2022, November 2, 2022 and November 11, 2022, respectively, waiving any entitlement to receive deferred underwriting fees otherwise payable to the IPO Underwriters pursuant to the Underwriting Agreement. The aggregate amount of fees waived by the IPO Underwriters is approximately $10,062,500. None of the IPO Underwriters has been engaged by CIIG II, the Sponsor, Zapp or Pubco in connection with the Business Combination.

There is not currently any dispute between CIIG II and any of the IPO Underwriters with respect to the Waivers.

At no time prior to or after their respective Waivers through the date of this filing did any of the IPO Underwriters advise CIIG II that any of them had any specific concerns regarding the Business Combination. None of the IPO Underwriters has prepared or provided any of the disclosures in this proxy statement/prospectus or any analysis underlying such disclosure or any other materials or work product that have been provided to the CIIG II stockholders. Each IPO Underwriter was asked to provide a letter stating whether it agrees with the disclosure in this proxy statement/prospectus regarding the Waiver. Each IPO Underwriter declined to provide such letter. One IPO Underwriter, UBS, reviewed initial drafts of the disclosure related to the Waiver that now appear in this proxy statement/prospectus and indicated that they were fine with such disclosure. The other IPO Underwriters, Barclays and LionTree, declined to review such disclosure. Therefore, there can be no assurances that Barclays or LionTree agrees with such disclosure, and no inference can be drawn to this effect. Stockholders should not put any reliance on the fact that the IPO Underwriters were previously engaged by CIIG II to serve as an underwriter in CIIG II’s IPO and should not assume that the IPO Underwriters were involved in this transaction. None of the IPO Underwriters has been engaged by CIIG II, the Sponsor, Zapp or Pubco in connection with the Business Combination.

As none of the IPO Underwriters were or are engaged by CIIG II, the Sponsor, Zapp or Pubco in connection with the Business Combination, CIIG II did not rely on any of the IPO Underwriters in the preparation and analysis of the materials provided to the CIIG II board of directors for use as a component of their overall evaluation of the Business Combination. The CIIG II board of directors did not receive or rely upon any financial or valuation analyses conducted or prepared by the IPO Underwriters in making its determination that the Business Combination is fair to and in the best interests of CIIG II and its stockholders.

The IPO underwriting services being provided by the IPO Underwriters prior to the Waiver were completed by the time of the Waiver, with any fees payable to the IPO Underwriters for such services contingent upon the closing of the Business Combination. None of the IPO Underwriters has been engaged by CIIG II, the Sponsor, Zapp or Pubco in connection with the Business Combination.

We believe that the Waiver of fees for services that have already been substantially rendered or that were contingent upon the occurrence of an event that applicable persons expect will occur, is unusual. Public Stockholders may be more likely to elect to redeem their shares as a result of such Waivers and the proceeds that the combined company receives as a result of the Business Combination may be reduced as a result of such Waivers.

CIIG II has certain ongoing obligations to the IPO Underwriters pursuant to the Underwriting Agreement that have survived the Waiver. These provisions include customary obligations with respect to indemnification and contribution under the Underwriting Agreement and we do not expect any of these obligations to give rise to any material obligations of CIIG II or the combined company.

Stockholders may believe that when financial institutions, such as the IPO Underwriters, are named in a proxy statement/prospectus, the involvement of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institutions and that the naming of one or more such financial institutions typically means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. As stated previously, the IPO Underwriters served as underwriters in CIIG II’s IPO and none of the IPO Underwriters has been engaged by CIIG II, the Sponsor, Zapp or Pubco in connection with the Business Combination. While no IPO Underwriter provided additional detail in their waiver letters to CIIG II, stockholders should be aware that such Waivers indicate that none of the IPO Underwriters are responsible for, or want to be associated with, the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction. None of the IPO Underwriters discussed the reasons for their forfeiture of fees with management, and CIIG II did not seek out such reasons upon receipt of the waiver letters, despite the IPO Underwriters having already completed their services. CIIG II will not speculate about the reasons any of the IPO Underwriters determined to forfeit fees after performing substantially all the work to earn such fees. Accordingly, stockholders should not place any reliance on the fact that the IPO Underwriters previously served as the underwriters in the CIIG II IPO and had a relationship with CIIG II, as none of the IPO Underwriters has been engaged by CIIG II, the Sponsor, Zapp or Pubco in connection with the Business Combination.

CIIG II’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, CIIG II’s board of directors, in evaluating the Business Combination, consulted with CIIG II’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, CIIG II’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, CIIG II’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of CIIG II’s board of directors may have given different weight to different factors.

The explanation of the reasons for the approval by CIIG II’s board of directors of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, CIIG II’s board of directors discussed the results of the due diligence conducted by CIIG II’s management, and their advisors, which included:

•	review of Zapp’s material contracts, intellectual property, financial, tax, legal, real estate, environmental insurance and accounting due diligence;

•	meetings and calls with the management team and advisors of Zapp regarding operations;

•

discussions with Zapp’s management and legal advisors and SAP (who, for the avoidance of doubt, attended such calls solely as an advisor to Zapp, and consequently did not provide any consultations or analyses to CIIG II that the Board then relied on), regarding topics such as Zapp’s legal structure, internal controls and policies, trade secret protection, human resources as well as key partnerships and contracts to diligence in order to ascertain Zapp’s public company readiness;

•	physical tours of Zapp’s facilities in Bangkok, Thailand;

•	physical tours of Summit’s facilities outside Bangkok, Thailand;

•	discussions with Zapp’s suppliers and manufacturing partner;

•	Zapp’s audited and unaudited financial statements;

•	financial review and analysis of Zapp and the Business Combination;

•	study of analyst reports and market trends in the electric vehicle and powered two wheeler industries; and

•	research on comparable transactions.

In approving the Business Combination, CIIG II’s board of directors determined not to obtain a fairness opinion. The officers and directors of CIIG II have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

CIIG II’s valuation of Zapp took into consideration a number of various valuation methodologies. However, due to the uncertainty evolving around SPAC redemption rates (regardless of company fundamentals), rising interest rates, rising inflation, volatile equity capital markets pertaining to CIIG’s and Zapp’s publicly traded peers and emerging growth companies more generally, and varying delays in the global supply chain, CIIG II decided to primarily focus on the current operating and business fundamentals of Zapp instead of relying on various long-term forecast assumptions.

CIIG II evaluated Zapp’s partnership with Summit, the financing solution provided by EXIM Thailand, the level of owned and controlled IP, Zapp’s confirmed status by CIIG II of being start of production ready, and determined that each of these factors contribute to Zapp requiring significantly less capital than most of its EV peers. Additionally, based on CIIG II’s diligence, CIIG II believes that Zapp is currently positioned to generate positive gross margins for each EVP2W vehicle it can sell. The collection of these differentiated attributes, CIIG II believes, positions Zapp to achieve free cash flow positive well ahead of its peer group. The combination of low manufacturing capital requirements, near term free cash flow, and a sizable addressable market all compare favorably to other publicly traded EV peers.

CIIG II looked at several categories of potentially comparable public companies and determined that Livewire and Fisker were the two most applicable comparable peers for Zapp. Although none of the selected companies reviewed in this analysis were directly comparable to Zapp, CIIG II believes Livewire is the closest peer in terms of EVP2W’s while Fisker is the most comparable peer in terms of an asset light manufacturing model. Given Zapp’s differentiated technology and business strategy, and the limited number of directly comparable public companies, CIIG II believed that it was important to consider both quantitative and qualitative information in its analysis of Zapp versus comparable companies. With respect to quantitative information, CIIG II reviewed the selected companies’ total market capitalization and total enterprise value in its analysis. Additionally, with respect to qualitative information, CIIG II reviewed the operational, business and/or financial characteristics of Zapp and the selected companies to provide a context in which to consider the results of the quantitative analysis. In its review of qualitative information, Zapp’s working capital requirements for the financing of the production costs and expenses associated with the manufacture of each EV vehicle is more favorable than these peers due to Zapp’s competitive gross margins and owned and controlled IP, among other factors evaluated.

Since CIIG II determined it would not be appropriate to rely on a long-term forecast (as described above), it further determined that it would not be appropriate to utilize revenue and EBITDA multiple valuation comparisons to publicly traded EV peers. Furthermore, CIIG II determined that the use of a discounted cash flow analysis would not be appropriate due to the higher variability given the unknown amount of cash remaining from the Trust after redemptions. More specifically, the amount of cash available to Zapp would impact the Company’s ability to scale and generate revenue, with revenue growth being a primary driver in determining a valuation when using EV peer multiple comparisons and discounted cash flow analysis.

As such, CIIG II (as described above) determined the most appropriate method for valuing Zapp was to rely on the Company’s current operating and business fundamentals. To methodically construct a supportable valuation using this method, CIIG II determined it would build up a valuation model based on what public investors were valuing pre-start of production EV peers and then add to that valuation a premium for each of the operational and business fundamentals of Zapp.

Using public-traded enterprise values for Zapp’s EV peers, CIIG II calculated that the median enterprise value was approximately $400 million. This value became the foundation to then add premiums for each of the operational and business fundamentals of Zapp, as described below.

A primary driver for CIIG II’s view on Zapp’s valuation was the confirmation from due diligence that Zapp was start of production ready for the i300. In CIIG II’s view, this was a critical operating milestone that Zapp had achieved compared to other pre-start of production EV peers. CIIG II also evaluated the enterprise values for post-start of production EV peers, but these valuations differed from the pre-start of production EV peers by several billion dollars and were deemed of low precedential value. CIIG II also observed a range in enterprise valuations for post-start of production EV peers, that in CIIG II’s view, were based on production capacity levels post-start of production, free cash flow (or lack thereof) generation, and working capital and capital expenditure requirements.

CIIG II concluded that the following operating and business fundamentals of Zapp (in addition to being start of production ready) were unique not only when compared to the pre-start of production EV Peers, but also to the post-start of production EV Peers:

1)

The asset/capital expenditure light business model via the partnership with Summit significantly reduces the amount of capital required for Zapp to scale its business, as Zapp does not require upwards of billions of dollars to create manufacturing facilities. Furthermore, CIIG II believes the execution risk is reduced for Zapp as it will benefit from Summit’s more than fifty years of manufacturing experience for globally recognized automobile companies such as Ford, GM, and Honda.

2)

Zapp, through its partnership with Summit, can scale to an annual production capacity of 300,000 vehicles without any significant capital expenditure requirements. This is due to the existing infrastructure that is already in place at Summit. There would be no additional requirements to build incremental manufacturing space. This business model also reduces the amount of time required to scale Zapp’s business since no incremental production facilities would need to be constructed nor would time be needed to raise financing for the construction of the production facilities.

3)

Zapp’s partnership with EXIM Thailand significantly reduces the working capital requirements for the Company. The moment a consumer orders a Zapp EVP2W, a purchase order is created at Summit that is then submitted to EXIM, who in turn issues a letter of credit back to Summit to finance the production and delivery of the Zapp EVP2W. This additionally reduces the amount of capital required for Zapp to scale its business. This business model also significantly reduces the impact on Zapp’s operating financial performance and positions Zapp to achieve free cash flow positive in a shorter time period compared to the other EV peers.

4)

Zapp has a manufacturing light business model whereby the requirements for Summit are also capital expenditure light due to the use of existing manufacturing space and no requirements to build a production line incorporating robots, stamping stations, welding stations, or painting stations. For example, Zapp’s i300 only uses 165 components compared to other peers who are estimated to use approximately 2,000 components. Zapp’s assembly process only requires 82 steps compared to other peers who are estimated to use 150 steps.

5)

CIIG II is not aware of any EV peer worldwide that currently is capable of delivering commercially a light weight, portable, self-charging battery that can be charged using any 220V/110V wall socket. This charging flexibility for consumers eliminates the requirement to rely on charging infrastructure, which is currently limited in most urban markets. Zapp’s batteries also provide consumers more mileage per kilowatt hour compared to other EV peers.

6)

CIIG II believes a premium is afforded for Zapp’s market positioning of offering quality and performance at a discount compared to other EVP2Ws and P2W vehicles. Zapp’s design and architecture has been recognized through various globally renowned awards, including being named the overall winner of ‘New Emobility/EV marque launch’, ‘Emobility/EV engineering’ and ‘Recycling innovation and sustainability initiatives’ categories, and recognized with an award of merit for ‘E-motorcycle and e-bike’, at the recent E-Mobility awards. In CIIG II’s view, this value proposition will position Zapp to competitively increase market share at an accelerated rate compared to other EVP2W peers. Unlike the total addressable markets for autos and trucks, which are estimated to remain flat, the total addressable market for P2W’s is estimated to grow at an 8% compounded annual growth rate. Furthermore, the EV adoption rate for P2W’s is expected to be higher than those for autos and trucks. Lastly, the level of competition in the EVP2W market is currently less than that for both autos and trucks and the size of the total addressable market for P2W’s is similar to those for autos and trucks. The combination of these attributes position Zapp to achieve above-market growth, a primary driver of valuation, when compared to the other EV peers.

CIIG II’s median equity market capitalization of approximately $400 million for the publicly-traded pre-start of production EV peers (as of October 10, 2022) was calculated based on the following equity market capitalizations:

Company	Equity Market Capitalization
Fisker Inc.	$2,079 million
Nikola Corporation	$1,300 million
Atlis Motor Vehicles Inc.	$802 million
Arrival	$441 million
Hyliion Holdings Corp.	$421 million
Hyzon Motors Inc.	$414 million
Canoo Inc.	$387 million
Lordstown Motors Corp.	$325 million
Faraday Future Intelligent Electric Inc.	$220 million
REE Automotive Ltd.	$207 million

CIIG II evaluated the following quantitative and qualitative analyses in order to determine the potential magnitude of the premiums that could be achieved for each of Zapp’s operating and business fundamentals:

1)

Start of production ready. The median enterprise value (as of November 14, 2022) for the start of production EV peers was approximately $19.6 billion. The median enterprise value for the start of production EV peers was calculated based on the following enterprise values:

Company	Enterprise Value
Lucid	$20.0 billion
Rivian	$19.6 billion
Polestar	$12.1 billion

As of November 14, 2022, four days prior to Fisker announcing that it achieved start of production, Fisker’s equity market capitalization was $2.6 billion, an increase of approximately $500 million from its equity market capitalization of $2.1 billion on October 10, 2022. This equates to an approximate premium range for being at start of production of approximately $2.2 billion and up to approximately $19.2 billion, when compared to the pre-start of production EV peers.

2)

Asset/capital expenditure light business model. At the time of CIIG II’s initial valuation analysis on October 10, 2022, Fisker was the primary asset light pre-start of production EV peer. The equity market capitalization for Fisker was approximately $2.1 billion. Fisker’s equity market capitalization equated to an approximate $1.6 billion premium when compared to the median equity market capitalization of approximately $400 million for the pre-start of production EV peers.

3)

Incremental production capacity. On December 16, 2021, Rivian announced that it was spending approximately $5.0 billion to build a second manufacturing plant in the state of Georgia. This equates to significant capital expenditure savings to Zapp based on its manufacturing partnership with Summit and the excess production capacity available to Zapp with no incremental capital expenditures required by Zapp or Summit to manufacture up to 300,000 or more EVP2Ws per year.

4)

EXIM financing. The EXIM financing saves Zapp thousands of dollars in working capital expenses per each EVP2W manufactured, which in turn improves the free cash flow profile of Zapp. Currently, there are no appropriate enterprise value to free cash flow multiples for Zapp’s EV peers based on their current negative free cash flow profiles. The median enterprise value to free cash flow multiple for non-EV motorbike peers (as of November 14, 2022) was approximately 22x. A valuation premium of approximately $100 million would imply a required annual free cash flow benefit from the EXIM financing of approximately $4.7 million. This would imply that Zapp would only need to sell less than

1,000 i300s per year on a run-rate basis to justify such valuation premium. As reference, Summit’s initial production capacity is 10,000 EVP2Ws per year ramping up to 300,000 EVP2Ws per year by 2026. The non-EV motorbike peer enterprise value to free cash flow multiples include:

Company	Enterprise Value to Free Cash Flow Multiple
Kawasaki Heavy Industries	39.5x
Honda Motor	36.2x
Hero MotoCorp.	27.1x
Harley-Davidson	21.6x
Bayerische Motoren Werke	17.7x
Piaggio	15.7x
Yamaha Motor	12.0x

5)

Manufacturing light business model. Zapp’s manufacturing light business model is estimated to reduce Summit’s capital expenditure requirements significantly. This estimate is based on there being no requirement for Summit to include in its manufacturing facility specialized tooling or the need to build a stamping station, welding station, and paint station, all of which are significant costs in designing and building a manufacturing facility. CIIG II estimates that the aforementioned stations comprise the largest capital requirements when constructing a new manufacturing facility. As reference, the funding requirement for Rivian’s new plant in the state of Georgia was estimated at $5.0 billion. Zapp’s manufacturing light business model reduces the capital expenditure requirements for Summit. CIIG II believes this positions Zapp to achieve more favorable gross margins due to the lower manufacturing expense infrastructure requirements for Summit, which in turn leads to more favorable contract pricing between Summit and Zapp.

6)

Portable, self-charging battery. Zapp’s portable, self-charging battery does not require the buildout of a charging infrastructure network. Per Gogoro Inc.’s prospectus filed with the Securities and Exchange Commission on June 16, 2022, the cumulative net cash used in investing activities to support the buildout of its battery-swapping infrastructure totaled approximately $471 million for the years ending 2019 through 2021. Subsequent to Gogoro Inc.’s prospectus and CIIG II’s valuation analysis, on January 17, 2023, Gogoro Inc. filed a prospectus supplement with the Securities and Exchange Commission that referenced a Strategic Energy Partnership with India’s State of Maharashtra and Belrise Industries for a 50-50 partnership to invest approximately $2.5 billion over eight years to build energy infrastructure in the State of Maharashtra. Each of the above-referenced capital outlays are regional, whereby such capital requirements would be significantly greater if the charging infrastructure were to be deployed on a worldwide basis. Zapp’s portable, self-charging battery can be charged in any 220V/110V wall socket worldwide, and in CIIG II’s view, reduces materially Zapp’s capital expenditure requirements for its worldwide business model.

7)

Market positioning. CIIG II has estimated that Zapp’s market positioning of offering quality and performance at an approximate 50% discount in pricing compared to other EVP2W vehicles with similar performance attributes, and its award-winning design, will position Zapp to potentially capture an incremental 50 basis points of market share relative to its EVP2W peer group. Based on Fortune Business Insights 2022 estimate for the EVP2W total addressable market of approximately $27 billion, 50 basis points of incremental market share would equate to more than $125 million in incremental sales on an annual basis. Subsequent to CIIG II’s valuation analysis, on January 30, 2023, Zapp announced that it had received multiple awards at the prestigious E-Mobility awards. Zapp was the overall winner of the ‘New Emobility/EV marque launch,’ ‘Emobility/EV engineering‘ and ‘Recycling innovation and sustainability initiatives’ categories. In addition, Zapp was presented with an award of merit in the ‘E-motorcycle and e-bike’ category for the i300. CIIG II believes these awards (in addition to the prior awards received by Zapp), which were granted by industry participants, support Zapp’s market positioning to favorably gain market share in the EVP2W market.

Per the analyses detailed above, several of the operating and business fundamentals of Zapp represent premiums that could range from several hundred million dollars to several billion dollars in incremental equity market capitalization increases and/or savings that would reduce execution risk for Zapp. Nonetheless, CIIG II determined that a discount was warranted and an appropriate valuation premium for such operating and business fundamental premiums would be approximately $100 million (or 25% of the $400 million median equity market capitalization for the pre-start of production EV peers), in order to account for volatility in the public equity capital markets, inflation, and a lack of equity research coverage prior to the de-SPAC closing.

When applying a valuation premium for each of the above operating and business fundamentals to the median pre-start of production valuation of approximately $400 million referenced above, CIIG II calculated an enterprise value for Zapp of more than $1.0 billion.

Knowing that Livewire’s primary EVP2W Del Mar was not yet start of production, and Fisker was nearing start of production, each of which at the time of determination of CIIG II’s valuation had valuations of $1.7 billion and $2.1 billion, respectively, CIIG II determined that a $500 million valuation would imply an attractive discount to its own build-up valuation detailed above of more than $1.0 billion, and to the valuations of both Livewire and Fisker. CIIG II also wanted to make sure there was sufficient cushion in Zapp’s valuation to accommodate for any market volatility that could provide overhang to the valuations of Livewire and Fisker.

CIIG II’s board of directors considered a wide range of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•

Large and Growing (~$130 billion) Global Powered-Two-Wheeler (“P2W”) Market. CIIG II’s board of directors considered Zapp is competing in a market with potentially strong organic and replacement demand for electrification in a largely underpenetrated EVP2W market. Fortune Business Insights, a global market research firm, projects that the P2W market will grow at an 8% CAGR between 2022 and 2029 with the electric two wheelers growing at a 13% CAGR over the same period increasing electrics penetration to 29% of a projected $224 billion market in 2029. This growth will also be supported, potentially, by favorable regulatory tailwinds including more and more governments and agencies implementing fossil fuel prohibition and penalizations for P2Ws.

•

Innovator in High-Value Electric “Urban Motorcycle” Category. CIIG II’s board of directors considered that Zapp’s products will create a new P2W category uniquely positioned as both a high performance and high utility P2W. CIIG II believes that this positioning coupled with Zapp’s lifestyle and quality proposition may enable Zapp to gain market share from both the less expensive utilitarian scooter market and the more expensive high-performance step-over motorcycles.

•

Portable and Powerful Battery Pack Technology. CIIG II’s board of directors considered the potential competitive advantages offered by Zapp’s differentiated approach to battery packs designed to address concerns with range anxiety and the limited availability of charging networks. Zapp’s removable light weight battery packs can be charged via any standard 220V/110V wall socket. Zapp’s quick charger achieves a 40 minute charge time from 20% to 80% charged. At 13 lbs each, the battery packs are lightweight and portable. The Zapp battery pack outperforms competitive portable batteries in weight, charge time and peak output power, which CIIG II believes is a competitive advantage.

•

Highly Innovative Exoskeleton Architecture. CIIG II’s board of directors considered that Zapp’s bikes are designed with a first-of-its-kind architecture that lowers weight and creates simplified and low-cost assembly. Cornerstone to this design is Zapp’s load-bearing exoskeleton which simplifies the manufacturing assembly and lowers weight and center of gravity. As a result, the i300 model accelerates to 30 miles per hour in 2.3 seconds. Made from low-energy manufacture carbon or bio composite bodywork, the i300’s architecture is also sustainable, which CIIG II believes customers will find appealing.

•	Well Positioned for Start of Production CIIG II’s board of directors values Zapp’s strategic partnership with Summit. Summit is a major Asian contract manufacturer servicing many global automotive companies such as Ford, General Motors, Honda, Toyota and others. Summit has allocated capacity to manufacture up to 10,000 P2Ws for Zapp in 2023 and plans to expand that capacity through 2026 to 300,000. Summit has designed a four station, non-belt production line to achieve high efficiency and yield. Through its partnership with Summit, CIIG II believes that Zapp is start of production ready.

•

Low Capital Requirements, Aiming to Achieve Near-Term Positive Free Cash Flow. CIIG II’s board of directors also considered the financial profile of Zapp as the company scales its business. Zapp’s partnership with Summit significantly reduces the capital required to start production. Through this partnership, Zapp avoids the need to build its own factory, invest in machinery, hire staff or build the infrastructure necessary to vertically integrate manufacturing. In addition, Zapp has obtained receivables financing from Thai EXIM, which reduces the balance sheet cash required to finance working capital needs. CIIG II believes these two partnerships will enable Zapp to reach free cash flow positive more rapidly and with less capital investment required.

•

Diversified and Experienced Management Team. CIIG II’s board of directors believes that Zapp has an experienced management team that brings together entrepreneurs and professionals with domain expertise and thought leadership. This team consists of individuals with track records building new businesses, commercializing new markets, designing and engineering new products as well as acquiring new customers through branding and marketing. CIIG II believes that management’s automotive industry experience is augmented with an understanding of technology and the capital markets necessary to scale a growth business.

•	Due Diligence. The results of CIIG II’s due diligence investigation of Zapp conducted by CIIG II’s management team and its legal advisors.

•	Negotiated Transaction. The financial and other terms of the Merger Agreement are reasonable and the product of arm’s-length negotiations between the parties thereto.

•

Stockholder Approval. CIIG II’s board of directors considered the fact that, in connection with the Business Combination, CIIG II stockholders have the option to (i) remain stockholders of the combined company, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account pursuant to the terms of our charter.

In the course of its deliberations, CIIG II’s board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•

Development Stage Company. Zapp’s status as a pre-revenue company and the risks associated with executing on its business plan, including, without limitation, the risks associated with Zapp’s scale-up plans, including Zapp’s ability to meet its development timelines, execute on its market strategy and integrate a complex supply chain;

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CIIG II’s control;

•

Redemption Risk. The risk that a significant number of CIIG II’s stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to CIIG II’s existing charter, which may potentially make the Business Combination more difficult to complete and would reduce the amount of cash available to the combined company to accelerate its business plan following the consummation of the Business Combination;

•	CIIG II Stockholders Receiving a Minority Position. The fact that CIIG II’s stockholders will hold a minority position in the combined company;

•

Fees and Expenses. The significant fees and expenses associated with completing the Business Combination and the substantial time and effort of CIIG II’s management required to complete the Business Combination;

•	No Third Party Valuation. The risk that CIIG II did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination;

•	Interests of CIIG II’s Directors and Officers. The interests of CIIG II’s directors and officers in the Business Combination as described herein; and

•	Other Risk Factors. Various other risk factors associated with Zapp’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

After extensive review, CIIG II’s board of directors concluded that the potential benefits that it expects CIIG II and its stockholders to realize as a result of the Business Combination outweigh the potential risks associated with the Business Combination. Accordingly, CIIG II’s board of directors, based on its consideration of the specific factors listed above, unanimously approved and declared advisable the Merger Agreement, the other ancillary documents and all transactions contemplated thereby.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of CIIG II’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that CIIG II’s directors and officers, the Sponsor and the anchor investors have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

The CIIG II Class B Common Stock was acquired in January 2021 for an aggregate purchase price of $25,000, and such shares would become worthless if CIIG II does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares for no consideration. Following the closing of the Business Combination, members of the Sponsor (excluding the indirect anchor investors) will beneficially own an aggregate of 4,276,563 Pubco Ordinary Shares upon conversion of their Class B Common Stock (assuming no redemptions and not including the Sponsor Earnout Shares) and, for illustrative purposes, up to 6,540,625 Pubco Ordinary Shares (including the Sponsor Earnout Shares and the Anchor Forfeiture Shares). Such shares have an aggregate market value of approximately $         and $        , respectively, based on the closing price of CIIG II Class A Common Stock of $         on Nasdaq on        , the record date for the special meeting of stockholders;

•

Each anchor investor will own 718,750 Pubco Ordinary Shares upon conversion of Class B Common Stock pursuant to the Anchor Investor Agreements (assuming no Anchor Forfeiture) following the closing of the Business Combination. Such shares would become worthless if CIIG II does not complete a business combination. Such shares have an aggregate market value of approximately $         and $        , respectively, based on the closing price of CIIG II Class A Common Stock of $         on Nasdaq on         , the record date for the special meeting of stockholders;

•

Members of the Sponsor (excluding the indirect anchor investors) will own 6,031,249 Pubco Public Warrants following the closing of the Business Combination and the conversion of Private Placement Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by the Sponsor (excluding the indirect anchor investors) would be valued at approximately $        ;

•

Each anchor investor will own 2,010,417 Pubco Public Warrants following the closing of the Business Combination and the conversion of Private Placement Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by each indirect anchor investor would be valued at approximately $        ;

•

Each anchor investor will own 1,078,125 Pubco Public Warrants following the closing of the Business Combination and the conversion of the CIIG Public Warrants, which will expire worthless if CIIG II does not complete a business combination. Based on the closing price of CIIG II’s Public Warrants of $         on Nasdaq on         , 2023, the record date for the special meeting, the Pubco Public Warrants held by each indirect anchor investor would be valued at approximately $        ;

•

CIIG II’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to CIIG II to fund certain capital requirements. On December 15, 2022, CIIG II issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which CIIG II may borrow up to an aggregate principal amount of $100,000. The Promissory Note is non-interest bearing and payable upon the consummation of a business combination. Upon consummation of a business combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Promissory Note, into Working Capital Warrants, at a price of US$1.00 per Working Capital Warrant. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to CIIG II outside of the Trust Account;

•

CIIG II’s Sponsor, officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them on CIIG II’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the record date, the Sponsor and CIIG II’s officers and directors and their affiliates had incurred no unpaid reimbursable expenses;

•	the potential continuation of certain of CIIG II’s directors as directors of Pubco;

•	the continued indemnification of current directors and officers of CIIG II and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•

The Sponsor, its affiliates and the anchor investors will lose their entire investment in CIIG II with respect to the Class B Common Stock and Private Placement Warrants they own if an initial business combination is not completed, which were collectively purchased by such parties for an aggregate purchase price of $25,000 and $12,062,500, respectively, with each anchor investor contributing $2,010,417 and the Sponsor contributing the remaining balance of $6,056,249. Such capital contributions would be lost if an initial business combination is not completed;

•

If CIIG II is unable to complete a business combination within the required time period, the Sponsor and its affiliates stand to lose up to $        , reflecting the market value (as of the record date) of the Class B Common Stock (including the Sponsor Earnout Shares) detailed above, the market value (as of the record date) of the Private Placement Warrants detailed above and the amount loaned pursuant to the Promissory Note; and

•

Further, if CIIG II is unable to complete a business combination within the required time period, each anchor investor stands to lose up to $        , reflecting the market value (as of the record date) of the Class B Common Stock detailed above and the market value (as of the record date) of the Private Placement Warrants and Public Warrants detailed above.

These financial interests may mean that the Sponsor (and accordingly CIIG II’s officers and directors who are members of the Sponsor) and the anchor investors may be incentivized to complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to stockholders than they would otherwise recommend or approve, as the case may be, rather than allow CIIG II to wind up having failed to consummate a business combination and lose their entire investment.

Further, because of these interests, the Sponsor (and CIIG II’s officers and directors who are members of the Sponsor) and the anchor investors could benefit from the completion of a business combination that is not favorable to its public stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. For example, if the share price of Pubco Ordinary Shares declined to $5.00 per share after the close of the Business Combination, CIIG II’s public stockholders that purchased shares in the IPO, would have a loss of $5.00 per share, while the Sponsor and the anchor investors would have a gain because they acquired their Class B Common Stock for a nominal amount. In other words, the Sponsor and the anchor investors can earn a positive rate of return on their investment even if public stockholders experience a negative rate of return in the post-combination company.

These interests may influence CIIG II’s directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and CIIG II’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of CIIG II Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per-share pro rata portion of the Trust Account. None of the Sponsor or CIIG II’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of CIIG II Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or CIIG II’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

Listing of Pubco Ordinary Shares

Approval of the listing on Nasdaq of the Pubco Ordinary Shares to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, CIIG II will be treated as the acquired company and Zapp will be treated as the acquirer for financial reporting purposes. Zapp has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Zapp stockholders will hold the majority ownership interest in the Pubco;

•	The Pubco Board will have seven members, and Zapp stockholders will have the ability to nominate the majority of the members of the Pubco Board;

•	Zapp’s senior management will comprise the senior management roles of Pubco and be responsible for the day-to-day operations; and

•	The intended strategy and operations of Pubco will continue Zapp’s current strategy and operations.

Accordingly, for accounting purposes, the financial statements of Zapp will represent a continuation of the financial statements of Pubco with the Business Combination treated as the equivalent of Zapp issuing common stock for the net assets of CIIG II, accompanied by a recapitalization, which is accounted for within the scope of IFRS 2, Share-based payment. The net assets of CIIG II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Zapp in future reports of Pubco.

THE MERGER AGREEMENT

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto. CIIG II Public Stockholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination. Capitalized terms used but not otherwise defined in this section shall have the meanings ascribed to them in the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the Schedules referred to therein which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The Schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.

Unless the context otherwise requires, all references in this subsection to the “Company” refers to Zapp Electric Vehicles Limited prior to the consummation of the Business Combination. All capitalised terms used and not defined herein shall have the meaning given to such terms in the Merger Agreement.

Closing and Effective Time of the Transactions

Pursuant to the Merger Agreement, the Investor Exchange and Support Agreement and the Management Exchange and Support Agreement, immediately prior to the Effective Time, the Zapp shareholders shall sell and transfer their respective Zapp Ordinary Shares to Pubco in exchange for Pubco Ordinary Shares (the “Company Exchange”).

In addition, immediately prior to the Effective Time, (i) each Zapp option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be released and cancelled by each holder of Zapp options in exchange for the grant by Pubco of an option to purchase Pubco Ordinary Shares, pursuant to appropriate release, exchange and grant instruments to be entered into among Zapp, Pubco and the relevant holder of such Zapp options; and (ii) each Zapp Warrant outstanding immediately prior to the Effective Time shall cease to be a warrant with respect to Zapp Ordinary Shares and will be assumed by Pubco and converted into a warrant to purchase Pubco Ordinary Shares pursuant to the Novation, Assumption and Amendment Agreement.

Immediately following the Company Exchange, on the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into CIIG II (the “Merger”), with CIIG II being the surviving corporation of the Merger, and each outstanding share of common stock of CIIG II (other than certain excluded shares) will convert into the right to receive one Pubco Ordinary Share.

The closing of the Transactions will take place as promptly as practicable (an in any event no later than 9:00 a.m. Eastern Time on the third (3rd) business day) following the satisfaction or waiver of the conditions described below under the subsection entitled “—Conditions to Closing of the Transactions,” unless CIIG II and the Company agree in writing to another time or unless the Merger Agreement is terminated.

Representations and Warranties

The Merger Agreement contains representations and warranties of CIIG II and the Company, on behalf of itself and its subsidiaries (including with respect to certain representations, the Company, Merger Sub and

Pubco), made solely for the benefit of (a) in the case of CIIG II, the Company Parties and (b) in the cases of the Company and each Company Party (solely for purposes of the representations contained in Sections 5.03, 5.04 and 5.05 of the Merger Agreement), CIIG II.

In the Merger Agreement, the Company made certain customary representations and warranties to CIIG II, including, among others, representations and warranties related to the following:

•	corporate organization;

•	subsidiaries;

•	the authorization, performance and enforceability of the Merger Agreement and Transaction Agreements;

•	no conflict;

•	governmental approvals; consents;

•	current capitalization;

•	capitalization of subsidiaries;

•	financial statements;

•	absence of undisclosed liabilities;

•	litigation and proceedings;

•	compliance with laws;

•	material contracts and absence of defaults;

•	benefit plans;

•	labor matters;

•	tax matters;

•	insurance;

•	permits;

•	real property;

•	intellectual property, data privacy and IT Security;

•	environmental matters;

•	absence of material adverse effect and certain changes;

•	brokers’ fees;

•	related party transactions;

•	customers and suppliers; and

•	this proxy statement/prospectus.

In the Merger Agreement, each of Merger Sub and Pubco also makes certain customary representations and warranties to CIIG II, including representations and warranties related to the following:

•	the authorization, performance and enforceability of the Merger Agreement and Transaction Agreements;

•	no conflict; and

•	government approvals and consents.

In the Merger Agreement, CIIG II made certain customary representations and warranties to the Company Parties, including, among others, representations and warranties related to the following:

•	corporate organization;

•	the authorization, performance and enforceability of the Merger Agreement and Transaction Agreements;

•	no conflict;

•	litigation and proceedings;

•	consent, approval or authorization of governmental authorities;

•	compliance with laws;

•	financial ability and trust account;

•	brokers’ fees;

•	SEC Reports, financial statements and Sarbanes-Oxley Act;

•	business activities;

•	tax matters;

•	capitalization;

•	Nasdaq listing;

•	material contracts;

•	Investment Company Act; and

•	this proxy statement/prospectus.

Covenants

Prior to the closing of the Transactions, the Company has agreed to, and cause its subsidiaries to, use commercially reasonable efforts to operate its business in the ordinary course of business, including recent past practice in light of the current COVID-19 pandemic.

The Company and CIIG II have agreed that, unless otherwise required or permitted under the Merger Agreement, required by law, and subject to certain disclosed exceptions, neither the Company nor its subsidiaries will take, among others, the following actions during the interim period between signing of the Merger Agreement and closing of the Transactions without the prior consent of CIIG II (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•	change or amend its certificate of formation or incorporation, limited liability company agreement, bylaws or other organizational documents, except as otherwise required by law;

•	make, declare, set aside, establish a record date for or pay any dividend or distribution;

•

issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares of capital stock or any other equity or voting securities of the Company or any of its subsidiaries, other than upon exercise or settlement of equity securities of the Company in issue as of the date of the Merger Agreement;

•

permit the sale, transfer or other disposition of any shares of capital stock or any other equity or voting securities of any of the Company’s subsidiaries (other than to the Company or one of the Company’s wholly-owned subsidiaries);

•

issue, grant or accelerate the vesting of any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of the Company or any of its subsidiaries;

•

subject to certain exceptions, sell, assign, transfer, convey, covenant not to sue with respect to, lease, license, abandon, cancel, allow to lapse or expire, subject to or grant any lien on, or otherwise dispose of, any intellectual property or material assets, rights or properties;

•	disclose any material trade secrets;

•

(i) cancel or compromise any claim or Indebtedness owed to the Company or any of its subsidiaries, or (ii) settle any pending or threatened Action, (a) if such settlement would require payment by the Company in an amount greater than $100,000, (b) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (c) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

•

acquire (by merger, consolidation, acquisition of a substantial portion of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities or businesses other than (i) any such acquisitions that, individually or in the aggregate, do not exceed $100,000 and (ii) equity investments in a subsidiary of the Company, by the Company or any of its subsidiaries;

•

make any loans or advance any money or other property to any third party, except for certain advances to employees or officers, prepayments and deposits paid to suppliers of the Company and its subsidiaries and trade credit extended to customers of the Company or any of its subsidiaries, in each case, in the ordinary course of business;

•

redeem, purchase or otherwise acquire, any equity interests (convertible or otherwise) of the Company or any of its subsidiaries, other than upon exercise or settlement of equity securities of the Company in issue as of the date of the Merger Agreement;

•	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;

•	enter into, renew or amend in any material respect, any transaction or Contract relating to Company Transaction Expenses;

•

make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company;

•

(i) make, revoke or change any material Tax election, (ii) adopt or change (or make a request to any Governmental Authority to change) any accounting method with respect to Taxes, (iii) file any amended material Tax Return, (iv) settle or compromise any material Tax liability due and payable, (v) enter into any material closing agreement with respect to any Tax, (vi) surrender any right to claim a material refund of Taxes, offset or other reduction in Tax liability, (vii) incur any material liability for Taxes outside the ordinary course of business, (viii) prepare or file any material Tax Return in a manner which is inconsistent with past practices, (ix) fail to pay material Taxes that were due and payable, or (x) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

•	change its residence for any Tax purposes or create any taxable presence in any jurisdiction outside of its jurisdiction of incorporation;

•

directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;

•

except as otherwise required by Law, the terms of any existing Company Benefit Plan as in effect on the date of the Merger Agreement, (i) establish, adopt, enter into or amend any Company Benefit Plan providing for severance or termination benefits or payments or make any grant of severance or termination benefits or payments to any Person, (ii) make any grant of any retention payment to any Person, except in connection with the hiring (to the extent permitted by clause (iii)) of any employee in the ordinary course of business, (iii) make any change in the key management structure of the Company or any of its subsidiaries, including the hiring or termination of employees, workers, officers, directors or independent consultants or contractors with annual gross base salary or annualized fee (as applicable) greater than $150,000 or (iv) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of the Merger Agreement (other than any Company Benefit Plan that provides for severance or termination benefits or payments, or any plan, agreement, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of the Merger Agreement that provides for severance or termination benefits or payments);

•

voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

•

enter into any transaction with any Person that, to the knowledge of the Company, is an Affiliate of the Company, other than ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are employees of the Company;

•

enter into any agreement that materially restricts the ability of the Company or its subsidiaries to engage or compete in any line of business or in any geographic territory or enter into a new line of business; or

•	enter into any agreement, or otherwise become obligated, to do any of the foregoing actions.

Covenants of CIIG II

The Company and CIIG II have agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, CIIG II will not take the following actions during the interim period between signing of the Merger Agreement and closing of the Transactions, among others, without the prior written consent of the Company:

•	change, modify or amend the Trust Agreement or the CIIG II Organizational Documents;

•	declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, CIIG II;

•	split, combine or reclassify any capital stock of, or other equity interests in, CIIG II;

•

other than in connection with any redemption of CIIG II’s Class A Common Stock by the CIIG II Public Stockholders or as otherwise required by the CIIG II Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CIIG II;

•

make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax return or settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

•	make any change in its account principles or methods unless required by GAAP;

•

enter into, renew or amend in any material respect, any transaction or contract with an Affiliate of CIIG II (including (i) any director or officer of CIIG II, or anyone related by blood, marriage or adoption to any such person and (ii) any Person with whom any director or officer of CIIG II has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater) or any other CIIG II Affiliate Agreement;

•	enter into, renew or amend in any material respect, any transaction or Contract;

•	waive, release, compromise, settle or satisfy any pending or threatened material claim, action or proceeding or compromise or settle any liability;

•

enter into, renew or amend any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or independent contractors;

•	acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

•	adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

•	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

•

(i) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, CIIG II or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests or (ii) amend, modify or waive any of the terms or rights set forth in, any warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein (other than the Assignment, Assumption and Amendment Agreement);

•

take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

•	authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

The Merger Agreement also contains additional covenants of the parties, including, among other things, covenants providing:

•

that each of CIIG II and the Company Parties will cooperate with one another and use their respective reasonable best efforts to prepare all necessary documentation (including furnishing all information (i) required under any applicable Antitrust Laws or other applicable Laws, or (ii) requested by a Governmental Authority pursuant to applicable Antitrust Laws to effect promptly all necessary filings with any Governmental Authority and to obtain all necessary, proper or advisable actions or nonactions, consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the transactions contemplated by the Merger Agreement;

•

that the parties will prepare and file this proxy statement/prospectus and solicit proxies from CIIG II Stockholders to vote on the proposals that will be presented for consideration at the Special Meeting;

•	for mutual exclusivity during the interim period between signing of the Merger Agreement and closing of the Transactions;

•	that each party take certain actions to effect the intended tax treatment of the Transactions;

•

for the protection of confidential information in accordance with the terms of the existing confidentiality agreement between the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•

that each party use commercially reasonable efforts to obtain all material consents and approvals of third parties and take such other actions as may reasonably be necessary to satisfy the closing conditions and consummate the Transactions as soon as practicable;

•	post-closing cooperation to give full effect to the Merger Agreement and the transactions contemplated thereby;

•	for customary indemnification of, and provision of insurance with respect to, former and current officers and directors of CIIG II and the Company;

•

CIIG II to take all actions and do all things necessary, proper or advisable to satisfy on a timely basis all conditions and covenants applicable to CIIG II in the Amended and Restated Sponsor Agreement and to enforce its rights thereunder;

•	CIIG II to use its reasonable best efforts to ensure CIIG II remains listed as a public company on, and for shares of CIIG II’s Class A Common Stock and warrants to be listed on, the Nasdaq;

•

CIIG II to take all commercially reasonable steps as may be required to cause any acquisition or disposition of CIIG II’s Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CIIG II to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

CIIG II to use reasonable best efforts to deliver to the Company the audited balance sheet and statement of operations, changes in stockholders deficit and cash flow, as of and for the year ended December 31, 2022, as promptly as practicable thereafter;

•

that each party thereto shall execute and deliver to the others at or prior to the Closing, the Director Nomination Agreement, the Assignment, Assumption and Amendment Agreement and the Registration Rights Agreement;

•

the Company and CIIG II to cause each person serving and not continuing as a member of the board of directors of Pubco or CIIG II to resign from such positions, effective as of the closing of the Transactions, and to elect, appoint, or otherwise cause certain designated persons to comprise of the entire board of directors of Pubco, effective as of the closing of the Transactions; provided, that the board of directors as so constituted is to comply with applicable rules concerning director independence required by the SEC and the rules and listing standards of Nasdaq and any other laws or requirements of a Governmental Authority applicable to members of the board of directors of the Company; and

•

The Company to take such actions as are reasonably necessary to prepare the audited consolidated balance sheets of the Company and its subsidiaries as at September 30, 2022, the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the year then ended, together with the auditor’s report as required pursuant to Section 7.04(a) of the Merger Agreement prior to December 31, 2022.

Conditions to Closing of the Transactions

General Conditions

Consummation of the Transactions is conditioned on the approval of the Business Combination Proposal, as described in this proxy statement/prospectus.

In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:

•	receipt of required consents and approvals from all applicable Governmental Authorities;

•

no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, and no statute, rule or regulation that is in effect and enjoins or prohibits the consummation of the Transactions;

•	CIIG II having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the CIIG II Stockholder Redemption;

•	the Form F-4 registration statement that this proxy statement/prospectus forms a part of and the absence of any issued or pending stop order by the SEC;

•	the Company Common Shares to be issued in connection with the Transactions having been approved for listing on Nasdaq, subject only to official notice of issuance;

•	the board or directors of Pubco shall be constituted with the Persons specified in the Schedules to the Merger Agreement;

•

the delivery by each of the Company and CIIG II to the other of an executed copy of the Director Nomination Agreement, Assignment, Assumption and Amendment Agreement and the Registration Rights Agreement, as applicable; and

•

the delivery by each of the Company and CIIG II to the other of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of the Closing, as well as the performance by such party of the covenants and agreements contained in the Merger Agreement required to be complied with by such party prior to the Closing.

CIIG II’s Conditions to Closing

The obligations of CIIG II to consummate the Transactions also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of the Company Parties (subject to customary bring-down standards);

•	the covenants of the Company Parties having been performed in all material respects;

•	no Material Adverse Effect having occurred; and

•

the Company and Pubco having consummated the Company Exchange in accordance with the Exchange and Support Agreements (subject to the completion of any necessary procedural formalities relating to any applicable Transfer Taxes and the related updating of the share register), the Company Options having been released and cancelled by each holder of Company Options in exchange for the grant by Pubco of an option to purchase Pubco Ordinary Shares in accordance with the Merger Agreement, and Pubco duly assuming the Company Warrants in accordance with the Merger Agreement and each such Exchange and Support Agreement being in full force and effect and (except as expressly contemplated therein in connection with the Closing Transaction Consideration) not having been withdrawn or terminated, or otherwise amended or modified, in any respect.

The Company Parties’ Conditions to Closing

The obligations of the Company Parties to consummate the Transactions also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of CIIG II (subject to customary bring-down standards);

•	the covenants of CIIG II having been performed in all material respects; and

•	the covenants of each of the parties to under the Amended and Restated Sponsor Agreement having been performed in all material respects.

Waiver

Any party to the Merger Agreement may, at any time prior to the closing of the Transactions, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to CIIG II’s current certificate of incorporation, CIIG II cannot consummate the proposed Business Combination if it has less than $5,000,001 of net tangible assets remaining after the closing.

Termination

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned under certain customary and limited circumstances, notwithstanding approval of the Merger Agreement by the stockholders of CIIG II as follows:

•	by mutual written consent of the Company and CIIG II;

•

by CIIG II if the Transactions are not consummated on or before May 1, 2023 (the “Termination Date”), provided that CIIG II’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the Termination Date;

•

by the Company if the Transactions are not consummated on or before the Termination Date, provided that the Company’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the Termination Date;

•	by the Company if CIIG II has changed, withdrawn, withheld, qualified or modified the SPAC Board Recommendation for any reason, or publicly proposes to do any of the foregoing;

•

by either CIIG II or the Company if the other party has breached any of its covenants, agreements, representations or warranties which would cause the conditions to closing of the Transactions not to be satisfied and has not cured its breach, if curable, within thirty days of an intent to terminate, provided that the terminating party’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the Termination Date;

•	by either CIIG II or the Company if a final, non-appealable governmental order or a statute, rule or regulation permanently enjoins or prohibits the consummation of the Merger; or

•

by either CIIG II or the Company if stockholder approval is not obtained at the Special Meeting (subject to any adjournment or postponement thereof), provided that CIIG II is not entitled to terminate on these grounds if, at the time of such termination, CIIG II is in breach of certain obligations with respect to this proxy statement/prospectus and the Special Meeting.

Effect of Termination

In the event of proper termination by either CIIG II or the Company, the Merger Agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of any party thereto for any intentional and Willful Breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except for any filing fees payable pursuant to Antitrust Laws in connection with the Transactions, which shall be borne by CIIG II, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses; provided that, if the Closing occurs, Pubco or the Surviving Corporation shall bear and pay all of the transaction expenses of or payable by CIIG II and the Company Parties; provided, that the amount of such transaction expenses to be borne and paid by Pubco or the Surviving Corporation shall not exceed $20,000,000 plus the amount of any taxes imposed on CIIG II pursuant to Section 4501 of the Code with respect to the exercise by any stockholders of CIIG II of their redemption rights, and any penalties or interest thereon, with CIIG II’s transaction expenses not to exceed $10,000,000 in the aggregate (excluding the amount of any such excise tax) (in each case excluding any fees and expenses of advisors and service providers engaged after the date of the Merger Agreement by CIIG II, or by the Company Parties, with the prior written consent of the other).

Amendments

The Merger Agreement may be amended by the parties thereto at any time by execution of a duly authorized agreement in writing executed on behalf of each of the parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. CIIG II would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the Merger Agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to holders of CIIG II common stock as promptly as practicable.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts in the State of Delaware.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and other interested parties are urged to read such Related Agreements in their entirety. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in each respective Related Agreement.

Amended and Restated Sponsor Agreement

Concurrently with the execution of the Merger Agreement, CIIG II amended and restated that certain letter agreement (the “Sponsor Agreement”), dated September 14, 2021, by and among CIIG II, CIIG Management II LLC (the “Sponsor”) and the other signatories thereto (certain of such signatories, the “Insiders”) (the “Amended and Restated Sponsor Agreement”). The following summary of the Amended and Restated Sponsor Agreement is qualified by reference to the complete text of the Amended and Restated Sponsor Agreement, a copy of which is attached as Exhibit 10.3 to this proxy statement/prospectus. All stockholders are encouraged to read the Amended and Restated Sponsor Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Amended and Restated Sponsor Agreement, among other things, the Sponsor and the Insiders have agreed (i) to vote any shares of CIIG II’s securities held by such party in favor of the Transactions and other CIIG II Stockholder Matters, (ii) not to redeem any shares of CIIG II’s Class A Common Stock or Class B Common Stock, (iii) not to vote in favor of an alternative business combination or any liquidation or other change in CIIG II’s corporate structure or business, (iv) not to transfer (subject to certain limited exceptions) 80% of Pubco Ordinary Shares to be received by such party upon conversion of the Class B Common Stock at the Closing for a period beginning on the Closing Date and ending on (A) with respect to the first third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s first quarterly earnings release that occurs at least 60 days after the Closing Date, (B) with respect to the second third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s second quarterly earnings release after the Closing Date and (C) with respect to the final third of such Pubco Ordinary Shares, the date of issuance of Pubco’s third quarterly earnings release after the Closing Date, and (v) to be bound to certain other obligations as described therein.

CIIG II will have until March 17, 2023, to consummate an initial business combination. The Sponsor and Zapp have agreed to discuss in good faith a mutually beneficial alternative arrangement to incentivize CIIG II’s public stockholders to extend CIIG II’s period of time to consummate a Business Combination if needed. If an alternative arrangement described in the preceding sentence has not been agreed upon, Sponsor shall request CIIG II, and CIIG II shall (i) extend CIIG II’s period of time to consummate a business combination until the date that is 24 months from the closing of CIIG II’s Public Offering and (ii) comply with all requirements with respect to the Trust Account in connection therewith, including the requirement to deliver an extension letter and to deposit $2,875,000 into the trust account prior to the deadline for such extension.

The Sponsor further agreed that following the Closing of the Transactions, 754,687 of Sponsor’s Pubco Ordinary Shares (the “Sponsor Earnout Shares”) will be unvested and shall vest at such time the closing price of Pubco Ordinary Shares equals or exceeds $14.00 for any 20 trading days during a 30 consecutive trading-day period; provided that, the Sponsor Earnout Shares shall be forfeited on the date that is 5 years after the Closing Date if the vesting condition is not met. Such forfeited Sponsor Earnout Shares shall be transferred to Pubco for the purposes of Pubco equity compensation arrangements.

Investor Exchange and Support Agreement

In connection with the execution of the Merger Agreement, Zapp, Pubco, and certain shareholders of Zapp (each an “Investor”) entered into an Investor Exchange and Support Agreement (the “Investor Exchange

and Support Agreement”). The following summary of the Investor Exchange and Support Agreement is qualified by reference to the complete text of the form of the Investor Exchange and Support Agreement, a copy of which is attached as Exhibit 10.1 to this proxy statement/prospectus. All stockholders are encouraged to read the Investor Exchange and Support Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Investor Exchange and Support Agreement, each Investor has agreed to (i) contribute its respective Zapp Ordinary Shares and Zapp Warrants to Pubco in exchange for Pubco Ordinary Shares and Pubco Exchange Warrants respectively, (ii) vote such Zapp Ordinary Shares in favor of the Transactions at any duly called meeting of Zapp shareholders and (iii) not transfer, subject to certain limited exceptions, 80% of the Pubco Ordinary Shares received by such Investor pursuant to the Company Exchange for a period beginning on the Closing Date and ending on (A) with respect to the first third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s first quarterly earnings release that occurs at least 60 days after the Closing, (B) with respect to the second third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s second quarterly earnings release after the Closing Date and (C) with respect to the final third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s third quarterly earnings release after the Closing Date.

Pursuant to the Investor Exchange and Support Agreement, certain Investors shall be entitled to receive additional Pubco Ordinary Shares subject to the closing price of the Pubco Ordinary Shares equaling or exceeding for any 20 trading days during a 30 day consecutive trading period, $12.00 per share, $14.00 per share and $16.00 per share respectively (each an “Earnout Condition”). To the extent that, prior to the fifth anniversary of the Closing Date, there is a bona fide third party transaction that results in the Pubco Ordinary Shares being converted into the right to receive cash or other consideration having a per share value equal to or excess of any Earnout Condition that has not yet been satisfied, then each Investor shall be entitled to receive such additional Pubco Ordinary Shares to which such Investor would be entitled to receive upon the satisfaction of such Earnout Condition immediately prior to the consummation of such transaction.

The Investor Exchange and Support Agreement will terminate upon the earliest to occur of (i) the termination of the Merger Agreement, and (ii) the Closing.

Management Exchange and Support Agreement

In connection with the execution of the Merger Agreement, Pubco, Zapp and certain members of Zapp’s management (each a “Management Shareholder”) entered into a Management Exchange and Support Agreement (the “Management Exchange and Support Agreement”). The following summary of the Management Exchange and Support Agreement is qualified by reference to the complete text of the form of the Management Exchange and Support Agreement, a copy of which is attached as Exhibit 10.2 to this proxy statement/prospectus. All stockholders are encouraged to read the Management Exchange and Support Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Management Exchange and Support Agreement, each Management Shareholder has agreed to (i) contribute its respective Zapp Ordinary Shares to Pubco in exchange for Pubco Ordinary Shares, (ii) vote such Zapp Ordinary Shares in favor of the Transactions at any duly called meeting of Zapp shareholders and (iii) not transfer, subject to certain limited exceptions, 80% of the Pubco Ordinary Shares received by such Management Shareholder pursuant to the Company Exchange for a period beginning on the Closing Date and ending (A) with respect to the first third of such Pubco Ordinary Shares, 360 days after the Closing Date, (B) with respect to the second third of such Pubco Ordinary Shares, 540 days after the Closing Date and (C) with respect to the final third of such Pubco Ordinary Shares, 720 days after the Closing Date.

Pursuant to the Management Exchange and Support Agreement, each Management Shareholder shall be entitled to receive additional Pubco Ordinary Shares subject to the closing price of the Pubco Ordinary Shares equaling or exceeding for any 20 trading days during a 30 day consecutive trading period, $12.00 per share,

$14.00 per share and $16.00 per share respectively (each an “Earnout Condition”). To the extent that, prior to the fifth anniversary of the Closing Date, there is a bona fide third party transaction that results in the Pubco Ordinary Shares being converted into the right to receive cash or other consideration having a per share value equal to or excess of any Earnout Condition that has not yet been satisfied, then each Management Shareholder shall be entitled to receive such additional Pubco Ordinary Shares to which such Management Shareholder would be entitled to receive upon the satisfaction of such Earnout Condition immediately prior to the consummation of such transaction.

The Management Exchange and Support Agreement will terminate upon the earliest to occur of (i) the termination of the Merger Agreement, and (ii) the Closing.

Director Nomination Agreement

In connection with the Merger Agreement, Pubco and Mr. Swin Chatsuwan (the “Founder”) will enter into a Director Nomination Agreement (the “Director Nomination Agreement”) pursuant to which the Founder will continue to have a right to representation on the board of directors of Pubco following consummation of the Transactions. Pursuant to the Direction Nomination Agreement, the Founder will, at every meeting of the board of directors of Pubco or a committee thereof, or action by written consent, at or by which directors of Pubco are appointed by the board of directors of Pubco or are nominated to stand for election and elected by shareholders of Pubco, have the right to nominate for election to the board of directors of Pubco:

(i)             four (4) individuals, or such higher number of individuals as would (if duly elected) represent a bare majority of the directors then in office, at least two (2) (or such higher number as is from time to time required for compliance with the listing rules of the stock exchange on which the shares are listed) of which would qualify as an independent director under applicable independence criteria for purposes of Nasdaq and SEC rules (“Independent Director”) and one of which would qualify to serve on the audit committee; provided, that the Founder holds in aggregate at least 80% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the closing of the Transaction, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations;

(ii)            three (3) individuals, at least one (1) of which would qualify as an Independent Director; provided, that the Founder holds in aggregate at least 50% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the closing of the Transaction, but less than 80% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the closing of the Transaction, in each case, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations; or

(iii)            two (2) individuals, none of which are required to qualify as an Independent Director; provided, that the Founder holds in aggregate at least 30% of number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as of the closing of the Transaction, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations, (the “Founder Directors” and each a “Founder Director”).

For so long as Pubco maintains an Audit Committee, Compensation Committee or Nominating Committee, and the Founder holds the requisite number of Pubco Ordinary Shares as described in the Director Nomination Agreement, such committees shall each include at least one (1) Founder Director (but only to the extent such director (A) qualifies as an Independent Director and (B) with respect to membership on the Audit Committee or Compensation Committee, meets the heightened independence requirements applicable to audit committees and compensation committees, as applicable, under the SEC and within the context of the criteria applicable to Pubco as established by the listing rules of the stock exchange on which the Pubco Ordinary Shares are listed).

The Director Nomination Agreement terminates: (a) on the earlier of (i) the third anniversary of the closing of the Transactions, and (ii) the first date that the Founder holds less than 30% of the number of issued and outstanding Pubco Ordinary Shares that were held by the Founder as the closing of the Transactions, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations, or upon the mutual written agreement of the parties there; or (b) upon mutual written agreement of the parties.

Registration Rights Agreement

In connection with the Closing, Pubco, the Original Holders and the New Holders will enter into a Registration Rights Agreement which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights Agreement, Pubco agreed that, within 45 calendar days after the closing date, it will file with the SEC a registration statement registering the resale of certain Pubco Ordinary Shares held by the Original Holders and the New Holders, and Pubco will use its reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than 90th calendar day (or 120th calendar day if the SEC notifies Pubco that it will “review” the registration statement) following the Closing.

Assignment, Assumption and Amendment Agreement

In connection with the Closing, Pubco, CIIG II and Continental Stock Transfer & Trust Company, as warrant agent, will enter into an Assignment, Assumption and Amendment Agreement, pursuant to which, in connection with the consummation of the Business Combination, (i) each CIIG II Warrant that is outstanding immediately prior to the consummation of the Business Combination will no longer represent a right to acquire shares of CIIG II Common Stock and will instead represent the right to acquire the same number of Pubco Ordinary Shares under the same terms as set forth in the Warrant Agreement, entered into in connection with CIIG II’s initial public offering and (ii) CIIG II will assign to Pubco all of CIIG II’s right, title and interest in and to the existing Warrant Agreement and Pubco will assume, and agree to pay, perform, satisfy and discharge in full, all of CIIG II’s liabilities and obligations under the existing Warrant Agreement arising from and after the consummation of the Business Combination.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” generally refer to CIIG II.

In the opinion of Weil, the following are the material U.S. federal income tax considerations for holders of Class A Common Stock and Public Warrants (collectively, the “CIIG II Securities”) of (i) the Merger and related transactions, (ii) electing to have shares of Class A Common Stock redeemed for cash if the Merger is completed, and (iii) the ownership and disposition of Pubco Ordinary Shares and Pubco Public Warrants (collectively, the “Pubco Securities”) acquired pursuant to the Merger and related transactions. This discussion only applies to holders of CIIG II Securities that hold their CIIG II Securities, and will hold their Pubco Securities, as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant to holders of CIIG II Securities or Pubco Securities in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, such as:

•	banks, thrifts, mutual funds and other financial institutions or financial services entities;

•	insurance companies;

•	tax-exempt organizations, pension funds or governmental organizations;

•	regulated investment companies and real estate investment trusts;

•	U.S. expatriates and former citizens or former long-term residents of the U.S.;

•	persons that acquired securities pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the CIIG II Securities or Pubco Securities;

•	brokers or dealers in securities or foreign currency;

•	individual retirement and other deferred accounts;

•	persons holding their CIIG II Securities or Pubco Securities as part of a “straddle,” hedge, conversion, constructive sale or other risk reducing transactions;

•	persons who purchase or sell their shares as part of a wash sale for tax purposes;

•	Sponsor or Sponsor Persons;

•	grantor trusts;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders that are “controlled foreign corporations” or “passive foreign investment companies,” referred to as “PFICs,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•

persons required to accelerate the recognition of any item of gross income with respect to CIIG II Securities or Pubco Securities as a result of such income being recognized on an applicable financial statement;

•	U.S. holders that are holders of both CIIG II Securities and Zapp Securities (as defined below) prior to the Business Combination;

•	U.S. holders actually or constructively owning 5% or more of the Class A Common Stock or the Pubco Ordinary Shares; or

•	persons who own or are deemed to own 10% or more (by vote or value) of the equity of CIIG II or Pubco.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our securities, or will hold Pubco Securities, through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of CIIG II Securities, or will be the beneficial owner of Pubco Securities, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.

This discussion also does not address or consider the tax treatment of direct or indirect holders of Zapp Ordinary Shares, Zapp Warrants, or Zapp options (collectively, “Zapp Securities”), Private Placement Warrant holders, Pubco Exchange Warrant holders, Pubco Exchange Option holders or Class B Common Stock holders. This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders of CIIG II securities and of Pubco Securities are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of Pubco

Treatment of Pubco as a Non-U.S. Corporation for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia. Accordingly, under the generally applicable U.S. federal income tax rules, Pubco, which is not a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia but is instead a Cayman Island incorporated entity, would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Pubco should be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, Pubco would be liable for U.S. federal income tax on its income just like any other U.S. corporation and certain distributions made by Pubco to non-U.S. holders of Pubco Ordinary Shares would be subject to U.S. withholding tax.

The rules under Section 7874 of the Code are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the shareholders of the acquired U.S. corporation before the acquisition hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “80% Ownership Test”).

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, former holders of Common Stock are expected to be treated as holding less than

80% (by both vote and value) of Pubco Ordinary Shares by reason of their former ownership of Common Stock, and therefore Pubco is not expected to satisfy the 80% Ownership Test. As a result, Pubco is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, whether the 80% Ownership Test has been satisfied must be finally determined after the completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury Regulations relating to the 80% Ownership Test is subject to uncertainty, and there is limited guidance regarding their application. In addition, changes to the rules in Section 7874 of the Code or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect Pubco’s status as a non-U.S. corporation for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

Treatment of Pubco as a “Surrogate Foreign Corporation” for U.S. Federal Income Tax Purposes

In addition to the potential U.S. federal income tax consequences discussed above, Section 7874 of the Code can also apply to limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, cause dividends paid by the non-U.S. acquiring corporation to not be treated as “qualified dividend income,” and may subject the U.S. affiliates (including the acquired U.S. corporation) of the non-U.S. acquiring corporation to additional taxes under Section 59A of the Code (as discussed below). These limitations will potentially apply if: (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the shareholders of the acquired U.S. corporation before the acquisition hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “60% Ownership Test”).

If each of these conditions is met, then the taxable income of the U.S. corporation (and any U.S. person considered to be related to the U.S. corporation pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporation’s properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain. Further, the Tax Cuts and Jobs Act (the “TCJA”) imposed additional requirements on a U.S. corporation that has failed the substantial business activities test and met the 60% ownership test, including that such U.S. corporation must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related foreign person within the meaning of Section 59A of the Code. The TCJA also precludes dividends paid by the non-U.S. acquiring corporation to qualify for a reduced rate of tax as “qualified dividend income,” discussed below under “—U.S. Holders—Taxation of Distributions” when such dividends are received by stockholders of the non-U.S. acquiring corporation.

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, former holders of Common Stock are expected to be treated as holding less than 60% (by both vote and value) of Pubco Ordinary Shares by reason of their former ownership of Common Stock, and therefore Pubco is not expected to satisfy the 60% Ownership Test. Accordingly, the limitations and other rules described above are not expected to apply to Pubco or its U.S. affiliates, including CIIG II, after the Merger. However, whether the 60% Ownership Test has been satisfied must be finally determined after the completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury Regulations relating to the 60% Ownership Test is subject to uncertainty, and there is limited guidance regarding their application, such that any changes to the rules in Section 7874 of the Code or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect Pubco and its U.S. affiliates, including CIIG II. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

U.S. Holders

For purpose of this discussion, a “U.S. holder” is a beneficial owner of CIIG II securities or Pubco Securities who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

ALL HOLDERS OF CIIG II SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE TRANSACTIONS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

The Merger

Subject to the discussions below of Public Warrants and Section 367(a) of the Code, the surrender by Public Stockholders of Class A Common Stock (and, if such Public Stockholders also hold Public Warrants, the conversion of such Public Warrants into Pubco Public Warrants pursuant to the terms of the Public Warrants) and the acquisition of Pubco Ordinary Shares by holders of Class A Common Stock in exchange therefor resulting from the Merger, taken together with the related transactions, is expected to qualify as a transfer of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under a Section 351 Exchange.

It is uncertain whether the Merger could also qualify as a Reorganization. To qualify as a Reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as CIIG II, the qualification of the Merger as a Reorganization is not free from doubt and the IRS or a court could take a position that the Merger does not qualify as a Reorganization.

For the reasons discussed herein, the qualification of the Merger as a Reorganization is subject to significant factual and legal uncertainties. As a result of these legal and factual uncertainties, no opinion of counsel has or will be provided regarding the qualification of the Merger as a Reorganization. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Merger qualify as either a Section 351 Exchange or Reorganization, and CIIG II does not intend to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. Accordingly, no assurance can be given that the IRS will not assert that the Merger do not qualify as either a Section 351 Exchange or Reorganization or that a court will not sustain a challenge by the IRS.

U.S. holders of Class A Common Stock and Public Warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a “reorganization” under Section 368(a)(2)(E) or Section 368(a)(1)(B) of the Code. Moreover, the qualification of the Merger as a Reorganization will be based on facts and representations which cannot be confirmed until the time of Closing or following the Closing.

U.S. Holders Exchanging Class A Common Stock for Pubco Ordinary Shares

Subject to the discussion below under “—Section 367(a) of the Code,” if the Merger qualifies as a Section 351 Exchange or a Reorganization, a U.S. holder that owns only shares of Class A Common Stock but not Public Warrants and that exchanges such Class A Common Stock for Pubco Ordinary Shares as a result of the Merger and related transactions, generally, is not expected to recognize gain or loss. If so treated, the aggregate tax basis for U.S. federal income tax purposes of the Pubco Ordinary Shares received by such U.S. holder should be the same as the aggregate adjusted tax basis of the Class A Common Stock exchanged therefor. For U.S. federal income tax purposes, the holding period of the Pubco Ordinary Shares received by such U.S. holder will include the period during which the shares of Class A Common Stock exchanged therefor were held by such U.S. holder.

U.S. Holders whose Public Warrants become Pubco Public Warrants

The U.S. federal income tax consequences of the exchange by U.S. holders of Public Warrants for Pubco Public Warrants in the Merger depends on whether the Merger qualifies as a Reorganization. If the Merger so qualifies, subject to the discussed below under “—Section 367(a) of the Code,” then no gain or loss is expected to be recognized by a U.S. holder that exchanges Public Warrants for Pubco Public Warrants in the Merger, and accordingly, the adjusted tax basis of the Pubco Public Warrants received by such a U.S. holder of Public Warrants in the Merger is expected to be the same as the adjusted tax basis of the Public Warrants surrendered in exchange therefor. In addition, the holding period of the Pubco Public Warrants received in the Merger by such a U.S. holder of Public Warrants is expected to include the period during which the U.S. holder held such Public Warrants through the date of the Merger.

If the Merger does not qualify as a Reorganization, but only as a Section 351 Exchange, subject to the discussion below under “—Section 367(a) of the Code,” a U.S. holder that owns only Public Warrants but not Class A Common Stock and whose Public Warrants convert into Pubco Public Warrants is expected to recognize gain or loss upon conversion of Public Warrants into Pubco Public Warrants equal to the difference between the fair market value of the Pubco Public Warrants received and such U.S. holder’s adjusted tax basis in such U.S. holder’s Public Warrants. A U.S. holder’s tax basis in Pubco Public Warrants deemed received in the Merger and related transactions will equal the fair market value of such Pubco Public Warrants. A U.S. holder’s holding period in such U.S. holder’s Pubco Public Warrants should begin on the day after the Merger.

U.S. Holders exchanging Class A Common Stock and Public Warrants for Pubco Ordinary Shares and Pubco Public Warrants

Subject to the discussion below under “—Section 367(a) of the Code,” if the Merger qualifies as a Reorganization, the U.S. federal income tax treatment of a U.S. holder exchanging Class A Common Stock and Public Warrants for Pubco Ordinary Shares and Pubco Public Warrants generally will correspond to the U.S. federal income tax treatment of a U.S. holder exchanging Class A Common Stock for Pubco Ordinary Shares, as described under “—U.S. holders exchanging Class A Common Stock for Pubco Ordinary Shares,” above, and the U.S. federal income tax treatment of a U.S. holder exchanging Public Warrants for Pubco Public Warrants, as described under “—U.S. Holders whose Public Warrants become Pubco Public Warrants,” above.

Subject to the discussion below under “—Section 367(a) of the Code,” if the Merger does not qualify as a Reorganization but only as Section 351 Exchange, the treatment of a U.S. holder that receives Pubco Ordinary Shares in exchange for such U.S. holder’s Class A Common Stock and whose Public Warrants convert to Pubco Public Warrants in the Merger and related transactions is uncertain. It is possible that the outstanding Public Warrants, which are currently exercisable for one share of Class A Common Stock and will be exercisable for one Pubco Ordinary Share following the Merger, are treated for U.S. federal income tax purposes as having been “exchanged” by the holders of such warrants for “new warrants.” In such case, a U.S. holder is required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the Pubco Public Warrants held by such U.S. holder immediately following the Merger and the adjusted tax basis of the Public Warrants held by such U.S. holder immediately prior to the Merger.

Alternatively, it is also possible that a U.S. holder of Public Warrants could be treated as transferring its Public Warrants and Class A Common Stock to Pubco in exchange for Pubco Public Warrants and Pubco Ordinary Shares in a Section 351 Exchange. If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Pubco Public Warrants treated as received by such holder and the Pubco Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the Public Warrants and Class A Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the Pubco Public Warrants treated as having been received by such holder in such exchange.

Gain, if any, described in the previous paragraph that is recognized by a U.S. holder will generally be long-term capital gain to the extent it is allocated to exchanged Class A Common Stock or Public Warrants converted pursuant to their terms into Pubco Public Warrants that were held by such U.S. holder for more than one year at the time of the Merger. A U.S. holder should be able to “tack on” the U.S. holder’s holding period in the exchanged Class A Common Stock to such U.S. holder’s holding period in its Pubco Ordinary Shares received in exchange therefor. A U.S. holder’s holding period in the Pubco Public Warrants received pursuant to the conversion of the Public Warrants should begin on the day after the Merger.

Section 367(a) of the Code

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for transactions to qualify as a Section 351 Exchange or a Reorganization with respect to transactions where a U.S. person transfers stock or securities in a U.S. corporation to a non-U.S. corporation in exchange for stock or securities in a non-U.S. corporation. U.S. holders of Class A Common Stock will be deemed to transfer shares of such stock to Pubco in exchange for Pubco Ordinary Shares, so that these requirements will apply.

In general, for an exchange of Class A Common Stock for Pubco Ordinary Shares by a U.S. holder in the Merger to meet these additional requirements, certain reporting requirements must be satisfied and each of the following conditions must be met: (i) no more than 50% of both the total voting power and the total value of the stock of Pubco is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership); (ii) no more than 50% of each of the total voting power and the total value of the stock of Pubco is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of CIIG II; (iii) either (A) the U.S. holder is not a “five-percent transferee shareholder” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of Pubco or (B) the U.S. holder is a “five-percent transferee shareholder” of Pubco and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (iv) the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) Pubco, or one or more of its “qualified subsidiaries” (as defined in the Treasury Regulations), to be engaged in an “active trade or business” outside of the U.S. for the 36-month period immediately before the transfer and neither the transferors nor Pubco to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of Pubco to be at least equal to the fair market value of CIIG II, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i), (ii), and (iv) are more likely than not to be met and that, as a result, the Merger and related transactions are expected to satisfy the applicable requirements under Section 367 of the Code on account of such conditions. It should be noted, however, that satisfaction of these requirements depends on an interpretation of legal authorities and facts relating to the Business Combination, and that there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, the determination of whether Section 367(a) of the Code will apply to U.S. holders of Class A Common Stock cannot be made until the Merger is completed, and no rulings will be sought regarding the tax consequences of the Business Combination. Accordingly, there can be no assurance that Section 367(a) of the Code will not apply to U.S. holders of Class A Common Stock that participate in the Merger.

To the extent that a U.S. holder of Class A Common Stock is required to recognize gain under Section 367(a) of the Code for any of the foregoing reasons, such U.S. holder would generally recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the Pubco Ordinary Shares (and, if such Public Stockholders also hold Public Warrants that pursuant to the terms of the Public Warrants convert into Pubco Public Warrants, the converted Pubco Public Warrants) received over (ii) such holder’s adjusted tax basis in such Class A Common Stock (and Public Warrants, if any). Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the Class A Common Stock (and Public Warrants, if any) exceeded one year at the time of the Merger. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the Class A Common Stock may suspend the running of the applicable holding period for this purpose. The U.S. holder would not recognize any loss in such holder’s Class A Common Stock (and Public Warrants, if any) and would not be permitted to net any such losses against any gain recognized with respect to other shares of Class A Common Stock (and Public Warrants, if any). The consequences of an exchange of CIIG II Warrants in the Merger by a U.S. holder of Public Warrants that does not also hold Class A Common Stock will be as described above under “—U.S. holders whose Public Warrants become Pubco Public Warrants.”

Redemption of Class A Common Stock Pursuant to the CIIG II Stockholder Redemption

In the event that a U.S. holder’s shares of Class A Common Stock are redeemed for cash pursuant to the CIIG II Stockholder Redemption, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A Common Stock under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Common Stock treated as held by the U.S. holder relative to all of the shares of Common Stock outstanding both before and after the redemption. For this purpose, the shares outstanding after the redemption should take into account shares owned by Pubco as a result of the Merger.

The redemption of Class A Common Stock generally will be treated as a sale of the Class A Common Stock (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. holder’s interest in CIIG II, (ii) is “substantially disproportionate” with respect to the U.S. holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder generally should take into account not only Common Stock actually owned by the U.S. holder, but also Common Stock constructively owned by it including, as appropriate, shares owned by Pubco after the Merger. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock or Pubco Ordinary Shares which could be directly or constructively acquired pursuant to the exercise of Public Warrants or Pubco Public Warrants.

There will be a complete termination of a U.S. holder’s interest if either (i) all of the Common Stock actually and constructively owned by the U.S. holder is redeemed or (ii) all of the Common Stock actually owned by the U.S. holder is redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of our outstanding voting stock actually or constructively owned by a U.S. holder immediately following the redemption generally must be less than 80% of our voting stock actually or constructively owned by such U.S. holder immediately prior to the redemption. The redemption of the Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in CIIG II. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in CIIG II will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. holders should consult with their tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Class A Common Stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s Class A Common Stock generally will equal the acquisition cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock.

Taxation of Distributions on Pubco Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. holder generally will be required to include in gross income the amount of any cash distribution paid on the Pubco Ordinary Shares treated as a dividend. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by Pubco will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. holder’s basis in such holder’s shares (but not below zero), and any excess will be treated as gain from the sale or exchange of such shares as described below under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Public Warrants.” It is not expected that Pubco will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” any dividends received by a U.S. holder (including any withheld taxes) will be includable in such U.S. holder’s gross income as ordinary income on the day actually or constructively received by such U.S. holder. Such dividends received by a non-corporate U.S. holder will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to non-corporate U.S. holders, certain dividends, referred to as “qualified dividend income,” received from a “qualified foreign corporation” may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. A foreign corporation is also treated as a “qualified foreign corporation” with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. The U.S. Treasury Department guidance indicates that Pubco Ordinary Shares, which are intended to be listed on the Nasdaq, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that Pubco Ordinary Shares will be considered readily tradable on an established securities market in later years or that Pubco will be eligible for the benefits of such a treaty. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of Pubco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends received from Pubco if it is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year (see “—Passive Foreign Investment Company Rules” below) or if Pubco is treated as a surrogate foreign corporation after the completion of the Merger (see “—Tax Treatment of Pubco—Treatment of Pubco as a Surrogate Foreign Corporation for U.S. Federal Income Tax Purposes” above).

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Public Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” upon a sale or other taxable disposition of Pubco Ordinary Shares or Pubco Public Warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Pubco Ordinary Shares or Pubco Public Warrants.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Pubco Ordinary Shares or Pubco Public Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Pubco Ordinary Shares or Pubco Public Warrants so disposed of.

Exercise or Lapse of a Pubco Public Warrant

Except as discussed below with respect to the cashless exercise of a Pubco Public Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a Pubco Ordinary Share on the exercise of a Pubco Public Warrant for cash. A U.S. holder’s tax basis in a Pubco Ordinary Share received upon exercise of the Pubco Public Warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the Public Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Pubco Ordinary Share received upon exercise of the Pubco Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pubco Public Warrant and will not include the period during which the U.S. holder held the Pubco Public Warrant. If a Pubco Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in such Pubco Public Warrant.

The tax consequences of a cashless exercise of a Pubco Public Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Pubco Ordinary Shares received would equal the holder’s basis in the Pubco Public Warrants exercised therefore. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Pubco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pubco Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Ordinary Shares would include the holding period of the Pubco Public Warrants exercised therefore. It is also possible that a cashless exercise of a Pubco Public Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Pubco Public Warrants treated as converted to pay the exercise price of the Pubco Public Warrants (the “converted Warrants”). The U.S. holder would recognize capital gain or loss with respect to the converted Warrants in an amount generally equal to the difference between (i) the fair market value of the Pubco Ordinary Shares that would have been received with respect to the converted Warrants in a regular exercise of the Pubco Public Warrants and (ii) the sum of the U.S. holder’s tax basis in the converted Warrants and the aggregate cash exercise price of such Warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the Pubco Ordinary Shares received would equal the U.S. holder’s tax basis in the Pubco Public Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the converted Warrants. A U.S. holder’s holding period for the Pubco Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Pubco Public Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Pubco Public Warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Pubco Public Warrants.

Possible Constructive Distributions

The terms of each Pubco Public Warrant provide for an adjustment to the number of Pubco Ordinary Shares for which the Pubco Public Warrant may be exercised or to the exercise price of the Pubco Public Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Pubco Public Warrant would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the holder’s proportionate interest in the Pubco’s assets or earnings and profits (e.g., through an increase in the number of Pubco Ordinary Shares that would be obtained upon exercise of such Pubco Public Warrant) as a result of a distribution of cash or other property to the holders of the Pubco Ordinary Shares which is taxable to the U.S. holders of such shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such Pubco Public Warrant received a cash distribution from Pubco equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders of the Pubco Securities could be materially different from that described above if Pubco is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such non-U.S. corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a non-U.S. corporation is a PFIC is based upon the composition of such non-U.S.

corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder or warrantholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder or warrantholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Zapp believes it will not be a PFIC in the taxable year that includes the date of the Business Combination or in subsequent taxable years; however, Zapp believes it was classified as a PFIC in certain taxable years prior to the taxable year that includes the Business Combination. Based on the composition of Pubco’s income and assets (including goodwill), which will include Zapp’s income and assets (including goodwill), Pubco may be classified as a PFIC for its taxable year that includes the date of the Business Combination or in the foreseeable future. The tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of Pubco is expected to depend, in part, upon (a) the market value of the Pubco Ordinary Shares, and (b) the composition of the assets and income of Pubco. Further, because Pubco may value its goodwill based on the market value of the Pubco Ordinary Shares, a decrease in the market value of the Pubco Ordinary Shares and/or an increase in cash or other passive assets including as a result of the Business Combination) would increase the relative percentage of its passive assets. Moreover, Pubco may be classified as a PFIC for its taxable year that includes the date of the closing of the Business Combination as a result of interest income that Pubco earns on its deposits and foreign currency exchanges, which generally will be treated as passive income. The application of the PFIC rules is subject to significant factual and legal uncertainties in several respects and, therefore, no assurances can be provided that Pubco is not or will not be (or that the IRS will not assert that Pubco is) a PFIC for the taxable year that includes the date of the Business Combination or in any future taxable year, and no assurances can be provided that Zapp is not or will not be (or that the IRS will not assert that Zapp is) a PFIC for the taxable year that includes the date of the Business Combination or in any future taxable year. As a result of these legal and factual uncertainties, no opinion of counsel has been or will be provided regarding Pubco’s or Zapp’s status as a PFIC in any prior, current, or future taxable year. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel with respect to the PFIC status of Pubco or Zapp for any taxable year. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership of Pubco Ordinary Shares or Pubco Warrant.

If Pubco is or becomes a PFIC during any year in which a U.S. holder holds Pubco Ordinary Shares or Pubco Public Warrants, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a corporation that is a PFIC, or a corporation that was a PFIC in the taxable year preceding the year in which the dividend is paid, are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime. If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your Pubco Ordinary Shares, and (ii) any “excess distribution” you receive on your Pubco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Pubco Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

•	the gain or excess distribution will be allocated ratably over the period during which you held your Pubco Ordinary Shares;

•	the amount allocated to the current taxable year, will be treated as ordinary income; and

•

the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your Pubco Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime. A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. holder. Thus, the U.S. holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. Pubco Shareholders that are U.S. holders subject to U.S. federal income tax should not expect that they will receive cash distributions from Pubco sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, under current tax law U.S. holders of Pubco Public Warrants will not be able to make a QEF election with respect to their warrants.

The timely QEF election also allows the electing U.S. holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to our shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. holder may over time be taxed on amounts that as an economic matter exceed our net profits.

A U.S. holder’s tax basis in Pubco Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as QDI. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. You should consult your tax advisors as to the manner in which QEF income inclusions may affect your allocable share of Pubco’s income and your basis in your Pubco Ordinary Shares.

In order to comply with the requirements of a QEF election, a U.S. holder must receive certain information from Pubco. If Pubco determines that it is a PFIC for any taxable year, Pubco will endeavor to provide all of the information that a U.S. holder making a QEF election is required to obtain to make and maintain a QEF election upon request, but there is no assurance that Pubco will timely provide such information. There is also no assurance that Pubco will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. In addition, if Pubco holds an interest in a lower-tier PFIC (including, without limitation, in any PFIC subsidiaries), U.S. holders will generally be subject to the PFIC rules described above with respect to any such lower-tier PFICs. There can be no assurance that a portfolio company or subsidiary in which Pubco holds an interest will not qualify as a PFIC, or that a PFIC in which Pubco holds an interest will provide the information necessary for a QEF election to be made by a U.S. holder (in particular if Pubco does not control that PFIC).

Mark-to-Market Regime. Alternatively, a U.S. holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded”

on a national securities exchange that is registered with the Securities Exchange Commission or on the national market system established under Section 11A of the Securities and Exchange Act of 1934; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that Pubco Ordinary Shares, which are expected to be listed on Nasdaq will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that Pubco Ordinary Shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Pubco Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly-traded holding company (such as Pubco) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We advise you to consult your own tax advisor to determine whether the mark-to-market tax election is available to you and the consequences resulting from such election. In addition, under current tax law U.S. holders of Pubco Public Warrants will not be able to make a mark-to-market election with respect to their warrants.

PFIC Reporting Requirements. A U.S. holder of Pubco Ordinary Shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Pubco Securities, subject to certain exceptions (including an exception for Pubco Securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold Pubco Securities. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Pubco Securities.

Non-U.S. Holders

This section applies to a non-U.S. holder. A “non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of CIIG II Securities or Pubco Securities who or that is not a U.S. holder, including:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences a redemption of Class A Common Stock that is characterized as a sale or other disposition of Pubco Securities.

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Class A Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Class A Common Stock, as described above. Subject to the discussion below under “—FATCA,” to the extent that the redemption of a non-U.S. holder’s Class A Common Stock is characterized as a dividend for U.S. federal income tax purposes, any non-U.S. holder generally will be subject to U.S. withholding tax at a 30% rate or a lower applicable tax treaty rate, unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). To the extent that the redemption of a non-U.S. holder’s Class A Common Stock is characterized as a sale for U.S. federal income tax purposes, any redeeming non-U.S. holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing U.S. federal income tax liability unless one of the exceptions described below applies.

Dividends (including constructive dividends described under “U.S. Holders—Possible Constructive Distributions”) paid or deemed paid to a non-U.S. holder in respect of Pubco Ordinary Shares (or, with respect to constructive dividends, on Pubco Public Warrants) generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain (or be able to utilize for such purpose a loss) attributable to a sale or other disposition of Pubco Ordinary Shares or Pubco Public Warrants unless such gain (or loss) is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, special rules may apply to a non-U.S. holder that is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met. Holders that are such an individual should consult their tax advisors regarding the U.S. federal income tax consequences of the sale or other disposition of Pubco’s Securities.

Dividends and gains that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Pubco Public Warrant, or the lapse of a Pubco Public Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Pubco Public Warrant by a U.S. holder, as described under “—U.S. Holders—Exercise or Lapse of a Pubco Public Warrant,” above, however, a non-U.S. holder will not be able to utilize a loss recognized upon lapse of a Pubco Public Warrant against the non-U.S. holder’s U.S. federal income tax liability unless the loss is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the non-U.S. holder is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met. To the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Pubco Ordinary Shares and Pubco Public Warrants.

FATCA Reporting

Under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to payments of U.S.-source dividends (including a redemption that is treated as a dividend pursuant to the CIIG II Stockholder Redemption, as discussed above) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail significant administrative burden). Public Stockholders are urged to consult their tax advisors regarding the application of FATCA to a redemption of Class A Common Stock pursuant to the CIIG II Stockholder Redemption.

Reporting and Backup Withholding

Dividend payments with respect to the Pubco Ordinary Shares and proceeds from the sale, exchange or redemption of the Pubco Ordinary Shares or Pubco Public Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Following the Effective Date, CIIG II will prepare and file in accordance with Treasury Regulations (including by posting a copy on the investor relations section of its website) an IRS Form 8937 with respect to the Business Combination. It is anticipated that information regarding the qualification of the Business Combination as part of an overall exchange described in Section 351(a) of the Code will be made available on such Form 8937 following the consummation of the Business Combination.

A non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (on an appropriate IRS Form W-8 or an applicable substitute form). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH PUBLIC STOCKHOLDER. PUBLIC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in Pubco Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of Pubco Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Pubco Ordinary Shares, as the case may be, nor will gains derived from the disposal of Pubco Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of Pubco Securities or on an instrument of transfer in respect of a Pubco Security.

Pubco has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained undertakings from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Act

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (as amended) of the Cayman Islands the following undertaking is hereby given to Pubco:

(a)	That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Pubco or its operations; and

(b)	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable

(i)	on or in respect of the shares debentures or other obligations of Pubco; or

(ii)	by way of the withholding in whole or part of any relevant payment as defined in the Tax Concessions Act.

These concessions shall be for a period of THIRTY years from the 18th day of November 2022.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to Pubco levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

CIIG II STOCKHOLDER PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

As discussed in this proxy statement/prospectus, CIIG II stockholders are being asked to consider and vote on the Business Combination Proposal. You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, you are directed to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

Vote Required for Approval

The Business Combination Proposal will be approved and adopted only if the holders of a majority of the outstanding shares of CIIG II Common Stock entitled to vote thereon at the special meeting vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

CIIG II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS

COMBINATION PROPOSAL.

CIIG II STOCKHOLDER PROPOSAL NO. 2—THE STOCKHOLDER ADJOURNMENT PROPOSAL

The Stockholder Adjournment Proposal

The Stockholder Adjournment Proposal, if adopted, will allow CIIG II’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Stockholder Adjournment Proposal will only be presented to CIIG II’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting. In no event will CIIG II’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under CIIG II’s Amended and Restated Certificate of Incorporation and Delaware law.

Consequences if the Stockholder Adjournment Proposal is Not Approved

If the Stockholder Adjournment Proposal is not approved by CIIG II’s stockholders, CIIG II’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal.

Vote Required for Approval

The Stockholder Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of CIIG II Common Stock represented in person or by proxy and voted thereon at the special meeting vote “FOR” the Stockholder Adjournment Proposal. Adoption of the Stockholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

CIIG II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCKHOLDER ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ZAPP

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Zapp Electric Vehicles Limited and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination.

Background

We are addressing an approximately $130 billion per year and currently growing mobility market for P2Ws (the “P2W Market”). In addition to the underlying organic growth in the P2W Market, the market is expected to accelerate its conversion from internal ICE vehicles to EVs. We believe consumers in the P2W Market today are ready to either trade up directly to a premium EVP2W from their current small capacity ICEP2W, or to downsize directly to an EVP2W from their large capacity ICEP2W.

Vision

Zapp’s vision is to realize a new consumer experience in premium urban mobility, which will be enabled by electrification, digital transformation and direct-to-customer (“DTC”) developments that have historically been ignored by legacy P2W companies. We believe our vision will position Zapp to capture market share from the legacy P2W peers in a rapidly growing global P2W Market.

We have developed a multi-faceted strategy for the P2W Market, which leverages our deep understanding of the P2W Market, the required technologies behind electrification to design a high-performance EVP2W as well as a diversified technology supply chain, with the aim of creating a new:

•	category of product;

•	vehicle design and architecture;

•	level of vehicle performance and practicality;

•	customer purchase experience;

•	customer ownership experience; and

•	manufacturing model.

About Zapp

Our product’s positioning enabled by our core design and technology innovations

We aim to redefine urban mobility and create a new product category with our high-performance EVP2Ws. Our vehicles combine the convenience and ease-of-use of a “step-through” form factor, with specifications and performance attributes usually associated with “step-over” models.

Our proprietary exoskeleton architecture creates a brand DNA that we believe is easily identifiable by consumers. Our first product, the i300, has won multiple international design awards, including the US Good Design Award, German Design Award, European Product Design Award, Australian Good Design Award, Korean Good Design Award, Muse Design Award, and A’ Design Award. Furthermore, the exoskeleton provides significant performance benefits by lowering the center of gravity and overall weight of the vehicle relative to many key competitors’ products.

The design of our vehicle is further enhanced by our use of premium motorcycle components. The i300’s product positioning and differentiation includes outstanding acceleration times of 0 to 30mph in 2.3 seconds and 0 to 50mph in 5.0 seconds as well as compact dimensions, offering greater urban agility and recognizable premium suspension and braking components, including anti-lock braking system (“ABS”) brakes. These product attributes allow us to position ourselves as a premium British brand worldwide at a competitive price point.

Our portable battery pack driving product differentiation

Our high volumetric energy density battery packs are fully portable, rather than being merely removable, and can be fully charged via any 220/110V wall socket in less than an hour using our fast charger. Without the need for specialized charging infrastructure or battery swapping outlets, our battery packs alleviate consumer range anxiety and address the needs of daily commuters who do not wish to rely on public or private charging infrastructure.

Our business model differentiators

We have an asset-light and capital expenditure-light business model, enabled by our contract manufacturing partnership with Summit in Thailand. Summit is a large and established automotive manufacturing company based in Southeast Asia, serving global automobile brands. We expect that our partnership will allow us to quickly scale production capacity to up to 300,000 units by 2026 without incurring significant capital expenditures and minimum volume commitments.

Our exoskeleton design simplifies our manufacturing process. The i300 consists of only 165 total component parts. Our vehicle assembly process requires just 82 steps and can produce finished vehicles every 30 minutes, assuming we are operating at a scaled production capacity of 10,000 vehicles. Some ICEP2W manufacturers are estimated to require more than 2,000 components for each vehicle and up to 150 steps, with an estimated completion time of more than 200 minutes to convert from subassemblies. As at the date of this proxy statement/prospectus, we are start of production ready.

Furthermore, we are qualified for and have obtained a receivables financing credit line from the Thai EXIM. The receivables financing significantly lowers our working capital requirements since we are not required to finance the initial upfront capital for the procurement and production of our vehicles. We believe this capital-efficient financing structure, together with our asset-light production requirements supported by Summit, could enable us to achieve higher gross margins when compared to our peers and position us to achieve positive free cash flow in a shorter time frame compared to other selected EV peers.

Our customer experience differentiators

We believe our differentiated customer experience, which include the following factors, will position us to appeal to a broader P2W consumer base:

Personalization: Our website offers and displays automotive levels of personalization via an online vehicle configurator, which will allow customers to select and view extensive combinations for direct ordering without having to take the desired configuration to a local dealer.

Drop-ship-direct-to-customers (DSDTC): We anticipate that our DSDTC process will create a seamless customer experience for Zapp customers, from the first time they visit our website to the moment they take delivery of their vehicle at their location. Fulfillment will be handled by our Zappers (franchised delivery technicians) in our liveried delivery vans directly to the customer’s location. Zappers then follow through with easy-to-coordinate at-home vehicle maintenance throughout the period of ownership.

Omnichannel: We use a multipronged marketing effort to establish our brand and drive customer demand. Our marketing efforts will include digital, influencer, outdoor, live event and other forms of paid media. Our website forms the front end of our full-stack e-commerce platform. We plan to expand our fixed-price, agency-based, physical retail point-of-sale program through authorized resellers in key urban cities. Our first point-of-sale location is already open in Paris, France. We are at various stages of planning a number of other boutiques globally, and are in the process of establishing an agency model for the appointment of online resellers. We plan to engage nationally and internationally recognized influencers, artists, and personalities as our online resellers to gain brand recognition through their audiences. All channels, including all resellers, will be directed to our full-stack e-commerce platform.

Order processing: Our full-stack e-commerce platform generates purchase orders, which will be distributed to Summit, Thai EXIM, our customer relationship management team, and our consumer leasing and insurance partners. We believe this will provide for a seamless process for consumers within our DSDTC platform.

Our Market Opportunity

P2W Market

Our first product, the i300, is uniquely positioned in the current P2W landscape due to its superbike-like specifications, high technology materials, and safety equipment in a scooter form factor. As incomes rise in emerging markets and acceptance increases for EVP2W’s in established markets, we believe there will be higher consumer demand from traditional lower performance and lower priced P2W buyers who are more willing to increase monthly spending moderately for a higher-performance EVP2W. Additionally, our strategy is to occupy the current white space in the premium P2W Market by offering high performance and active safety technology at a competitive mid-point price. Based on our market research, we believe that the sophisticated consumer may be willing to accept a downsized P2W with limited performance compromises to satisfy their urban mobility needs. We believe that we are well-positioned to successfully convert customers from the step-over and step-through markets.

According to Fortune Business Insights, the overall P2W market, including both ICE and EVP2Ws, is expected to be $130 billion in 2022, of which $27 billion is attributable to the EVP2W market, representing 21% penetration. The overall P2W market is expected to grow at an 8% CAGR from $130 billion in 2022 to $224 billion by 2029, while the EVP2W market is expected to increase at a CAGR of approximately 13% to $64 billion during the same period.

Furthermore, we believe favorable regulatory tailwinds will accelerate the electrification of the P2W market. More and more cities, especially in Europe, are implementing fossil fuel prohibition and penalization for ICEP2Ws. In addition, financial incentives from local governments are believed to be a key factor to drive adoption of EVP2Ws.

Select European Cities with Target Years to Transition from Fossil Fuel through Low Emission Zone Implementation and ICE Vehicle Bans

City	Year with Low Emission Zone Affecting ICEP2W	City	Target Year for ICE Vehicle Ban
Rome	2021	Barcelona	2030
Bristol	2022	Berlin	2030
Oxford	2022	Birmingham	2030
London	2023	Copenhagen	2030
Paris	2024	Heidelberg	2030
Amsterdam	2025	Liverpool	2030
Antwerp	2025	Madrid	2030
Athens	2025	Oslo	2030
Brussels	2025	Rotterdam	2030
Milan	2025	Warsaw	2030

Competitive Landscape

We offer high utility motorcycle attributes for an urban environment without significant sacrifice in terms of vehicle performance and do not believe that we have any direct, pure-play EVP2W competitors who offer products with features like ours at this price point as at the date of this proxy statement/prospectus. As an example, although Livewire and BMW offer EVP2W vehicles, their batteries are not removable, and their step-over or maxi-scooter form factors limit maneuverability, which we believe is less suitable for urban mobility use. While Vespa introduced its EVP2W, Elettrica, in 2018, the Elettrica’s battery is not removable and has a high price relative to its performance. Some pure-play EVP2W competitors, such as Gogoro, Niu and Silence, offer removable battery solutions. However, charging may require designated charging locations and batteries are heavier, sacrificing vehicle performance. As a result, these vehicles take more than 3.5 seconds to accelerate 0 to 30 mph.

Our Solution

We are building a technology-enabled, capital-light, EVP2W business model that we believe will be among the first of its kind and is well positioned for the future state of the automotive industry. This involves innovations in vehicle development, customer experience, sales and service that improve the personal mobility experience through technological innovation, ease of use and flexibility. The Zapp team brings a background in design, product and commercial development expertise from leading automotive companies. Central to our business model is our manufacturing simplicity, where our proprietary design, centered around an innovative exoskeleton architecture, aims to minimize the parts required to assemble our vehicles. Our innovative business model combines our strategic decision-making, focused supply chain management and outsourced manufacturing, which we believe reduces development cost and time to market, thus giving us an advantage in bringing vehicles to market faster, more efficiently, and with more modern and advanced technology than some of our competitors.

Our goal is to revolutionize how customers view personal mobility and P2W ownership. Our first product, the i300, is positioned as a design-oriented, premium lifestyle product with high performance and safety features for advanced mobility riders that are looking to combine the sustainability of an EV with better performance. Convenience is also at the center of our customer experience, driven by our portable battery pack that only weighs 13 pounds, or 6 kilograms, and which can be charged anywhere with a standard 220/110V wall socket, thus alleviating range anxiety. We plan to employ a high-quality DSDTC process that combines a customer-focused, seamless buying experience with the convenience of having vehicles delivered directly to customers’ homes. We plan a go-to-market strategy with both authorized resellers and web-based sales that will limit reliance on traditional physical “sales-and-service” dealer networks. Prospective customers would be able to

“touch and feel” our vehicles at our authorized resellers, which will serve as a physical retail point of sales location for customers who have a preference for an in-person experience. We anticipate launching several point-of-sales locations in key strategic cities across Europe. Once a customer places an online order, their selected model will be processed and conveniently delivered directly to their home by “Zappers,” who are independent service agents that perform deliveries in dedicated and purpose-designed plug-in hybrid service vans. Zappers will also provide at-home inspection, service and support throughout the life of the vehicle. As part of Zapp’s full-stack e-commerce platform, customers are also expected to have access to competitive leasing and insurance solutions. Zapp believes that this customer-focused approach will drive user engagement in our products, brand and technology, and result in a positive customer experience, product loyalty and a potential repurchase.

Zapp’s Manufacturing Approach

Rather than constructing our own production facilities, we partnered with a leading automotive manufacturer to produce products on our behalf. In September 2020, we entered into a contract manufacturing agreement with Summit for the assembly of Zapp’s vehicles.

Summit will be responsible for the procurement of our parts, the manufacturing and assembly of our vehicles, and the logistics and delivery of our vehicles to the destination shipping ports, as well as warranty of the final products. This contract manufacturing approach is intended to significantly lower our upfront capital requirements compared to building our own production facilities.

Summit will manufacture our vehicles in Thailand. With its geographic location and government support, Thailand has become one of the largest automobile producers in Southeast Asia. Global automotive brands including Ford, BMW, Mercedes Benz, Nissan, Ducati, Harley Davidson, Triumph and Royal Enfield all have manufacturing bases in Thailand. Thailand has Free Trade Agreements with 18 countries around the world and is considered an important trade partner of both the US and the EU. The Thai government also established Thai EXIM in 1993 with the aim of promoting and supporting Thai exports, imports and investments by providing businesses with credit facilities, guarantees, insurances and other services.

An important advantage of working with Summit is that they are deeply integrated within the existing automotive supply chain. Summit will procure parts directly from suppliers specified by Zapp. Summit will also be responsible for ensuring that such parts meet the design and quality specifications agreed upon by Zapp and Summit. The maturity of supply chain relationships is critical and is reflected in the connectivity of business systems and IT infrastructure. A typical P2W consists of numerous individual parts and assemblies, each of which is sourced from a global supply chain consisting of hundreds of suppliers. Compounding this complexity is the inherent intricacy of building vehicle specifications to suit customer choice. Parts must be delivered to the final point of assembly at a rate and in a sequence that matches planned vehicle production. The streamlined running of this logistics effort becomes critical to the production efficiency of the operation. We benefit from Summit’s organizational optimization, which is the result of decades of experience and cannot be easily replicated.

As such, our partnership with Summit is a key advantage and differentiator. However, and importantly, the underlying manufacturing process required to assemble one of our vehicles stands apart from our selected peers. Some ICEP2W manufacturers are estimated to require more than 2,000 components and up to 150 steps to assemble each vehicle. Our first vehicle, the i300, requires only 165 components and 82 steps. This represents an advantage that Zapp believes should result in reduced assembly times.

Summit has allocated capacity to manufacture up to 10,000 vehicles for Zapp in 2023 and has the capacity to increase production of our vehicles to up to 300,000 units annually by 2026. As of the date of the proxy statement/prospectus, Summit has allocated space in their manufacturing facilities to Zapp to increase production to such levels, and is expected to fund the expenditure required to meet such expanded production capacity, such as investments in machineries and allocation of Summit personnel. Summit has designed and tested a four station, non-belt production line to achieve high efficiency and yield. As at the date of this proxy statement/prospectus, we are start of production ready.

Charging Solution

Our differentiated approach to battery packs aims to address concerns that many existing and potential customers have with range anxiety and the lack of charging network availability. We have designed an easy-to-use removable and light-weight battery pack that can be charged via any standard 220/110V wall socket. While many of our competitors rely on designated charge points or swapping kiosks as part of their product offering, our customers can easily carry our battery packs and charge them at the office, at home or elsewhere with an available wall socket. Each battery pack weighs only 13 pounds, which is a fraction of the weight of many of our removable battery competitors. In addition, several of our other competitors do not have removable batteries and thus require the entire vehicle to be near the charging source. Our battery pack charges from 20% to 80% in approximately 40 minutes, using our fast charger. Two batteries can be used within the i300, either individually or in combination. An optional third battery could also be purchased by customers and stored in the underseat storage box to further increase range.

Our battery packs and chargers are manufactured according to our specifications by an established supplier based in China that supplies various electrical products to the U.S., EU and other markets. Summit has entered into an agreement with such supplier for the supply of battery packs and chargers and is responsible for ensuring that the products meet the design and quality specifications agreed upon by Zapp and Summit. Through our supply chain development process, we believe other comparable manufacturers who can provide battery packs and chargers that meet our specifications are available and we continue to evaluate opportunities with such manufacturers.

Vehicle Maintenance

Important elements of vehicle ownership to consumers are maintenance and servicing. We plan to offer a new approach to service that we expect to result in less required infrastructure, higher efficiency, and higher customer satisfaction. We expect that our vehicles will be serviced at a customer-specified location by Zappers, who are independent delivery and service agents who use purpose-designed Zapper vans. Zapper technicians will be Zapp franchised and trained, while Zapper vans are expected to be owned and operated by these individual franchisees. A Zapper franchisee could also own multiple vans and cover multiple cities. Each Zapper van will be fully equipped with a full tool set and spare parts inventory. This process aims to avoid the inconvenience that service stops at dealerships and service centers present to consumers today. We believe this service model delivers a better, faster, and more convenient customer experience. We also believe this model drastically reduces cost, as we do not need to construct and operate dealerships nor service centers.

Gen-2 Sustainability

We place a strong emphasis on full-cycle sustainability in every aspect of our product lifecycle, including design, manufacturing, sourcing, end of life and battery recycling. We designed our first product, the i300, to have fewer components and a simplified assembly process, thus simplifying the manufacturing process and lowering the number of assembly steps and resources required. We source our bodywork from composites with green-to-make materials such as NONA (no-oven no autoclave)-carbon fiber composite, bio-flax composite and ocean-recycled plastic. Substantially all of our components are recyclable at the end of our product’s life, including our batteries, which can be refurbished for second use.

Our Competitive Strengths

We have the following competitive strengths:

Our products occupy a unique white space in a growing P2W Market. Zapp’s vehicles are uniquely positioned as “design-led, performance city bikes,” addressing an underserved market for users who want the convenience of a step-through P2W commuter vehicle and the performance of a step-over motorcycle. Our competitive assessments suggest that at our current price point of €6,900, the i300’s performance, including acceleration and peak power output, compares favorably with other P2Ws in the market today. Moreover, our market research indicates that consumers today exhibit strong preferences for environmentally sustainable products, with both our manufacturing processes and the materials we utilize in our vehicles addressing these preferences.

Our product’s architecture is a key differentiator. Our unique and innovative exoskeleton architecture combines both strength and reduced weight versus other P2Ws, while creating simplified, efficient and low-cost assembly. Our exoskeleton design reduces the number of components in the vehicle and simplifies manufacturing assembly, improving margins and reducing complexity, thereby improving scalability of manufacturing. Additionally, the exoskeleton allows us to produce a vehicle with a lower weight and center-of-gravity than many competitors’ products, allowing for an easier and more enjoyable ride with better handing, regardless of the size of the rider. This vehicle architecture also allows for more flexible under-seat storage options for users.

Our vehicles do not require any specialized charging infrastructure. Our ultra-lightweight and portable battery packs can be easily removed and charged at any time using any standard 220/110V wall socket. Testing indicates that our batteries can charge from 20% to 80% in approximately 40 minutes by a fast charger and can achieve long life cycles. Our battery and charging architecture is distinct from a number of our largest competitors, who require the added difficulty and/or expense of installation of specific charging infrastructure or the utilization of public infrastructure, which has not yet achieved a critical threshold of availability in many geographies.

Unlike many of our competitors, we do not manufacture or assemble our products ourselves. Our relationship with Summit, a major Asian contract auto manufacturer, enables us to produce our products quickly and precisely, without the significant capital expenditures that many EV companies have encountered. We are in discussions with Summit to increase production of our vehicles to up to 300,000 units annually by 2026, with potential for increased capacity across Summit’s eight locations. This strategy provides us the flexibility to manage free cash flow the high volume commitments that are typically required in order to achieve free cash flow positive based on capital outlays and production line operating expenses. Given Summit’s historical relationships with key OEMs and suppliers in the automotive industry, a proven track record of tooling expertise, experienced and well-trained labor force, and extensive logistics capabilities, we believe Zapp is well-positioned to grow profitably and address anticipated market demand for our products. Currently, we are start of production ready.

Our low capital requirements are further enhanced by receivables financing through Thai EXIM. The receivables financing significantly lowers our working capital requirements since we do not have to finance the initial upfront capital requirements for the procurement and production of our EVP2W vehicles. This capital-light financing, when combined with our asset-light production requirements supported by Summit, could enable us to achieve higher gross margins when compared to our peers and position us to achieve positive free cash flow in a shorter time frame compared to other selected EV peers.

We employ an omnichannel strategy, which eliminates a traditional dealer distribution model. We are establishing a fixed-price agency-based authorized reseller and online reseller networks and are at various stages of planning and opening of several other boutiques globally. We anticipate that these channels will drive customer traffic to our full-stack e-commerce platform. This agency model allows us to limit the upfront investments required to open and operate boutiques globally.

Our executive team is led by a number of individuals with decades of experience in the global vehicle market, including manufacturing, design, marketing, and distribution. The Zapp team brings a background in design, product and commercial development expertise from leading automotive companies. Our production team has deep automotive manufacturing experience, including managing vehicle production for Mitsubishi Motors, Ford Motors and Toyota Tsusho in Thailand.

Our Strategy

The key elements of our strategy include:

Premium lifestyle brand positioning. Zapp aims to establish our European premium lifestyle brand position in the opinion-leader cities across Europe, before expanding into Asia Pacific, Australasia, Americas and the Middle East to seek additional revenue and profit opportunity.

Daily commuter market opportunity. Our EVP2Ws target the daily urban commuter. Based on our mid-point price combined with potential consumer financing options, we believe these consumers will be able to obtain attractive monthly payment options. For a modest incremental monthly payment, we believe that certain daily urban commuters may opt to purchase a Zapp EVP2W to experience high performance and style. Furthermore, we believe that the cost of owning a Zapp EVP2W, after factoring in EV tax benefits and excluding gasoline costs and in-city operating surcharges, will narrow the monthly payment difference compared to traditional ICEP2W vehicles.

Recruitment of authorized resellers and online resellers. Our go-to-market approach is omnichannel, with offline and online channels. We are seeking out and appointing well-established retailers of premium and luxury automotive brands across Europe as our first authorized resellers, thereby positioning our brand and products alongside their existing portfolio. In addition, they bring expertise in retailing premium branded products to consumers in their markets. Online resellers and affinity partners will be recruited to drive additional sales leads through their owned channels to our e-commerce site. Zappers will provide delivery and mobile service from Zapper Vans, through our DSDTC approach.

Responsible expansion of markets. Based on our research of premium P2W volume sales, favorable market characteristics and policies, and the status of certain countries as global opinion-leaders for premium P2W products, we plan to launch first in France, Spain and Italy, before wider expansion across Europe and globally. We have chosen to launch the Zapp brand and the i300 product lineup in 2023 in Paris, which has the highest concentration of premium P2Ws in Europe. In addition, we believe Paris’ pledge to phase out all ICE vehicles by 2030 will accelerate demands toward electrification. The Paris rollout will serve as a blueprint for our near-term expansion into other major European cities.

Continuous development of our products. Once we have penetrated each of our target markets with the i300, we plan to introduce future models and derivatives, at both higher and lower price positions, in adjacent market segments.

Upselling and brand extension strategy. In addition to our base vehicle unit sales, we plan to use option packages, accessories and personalization to upsell and drive additional revenue and profit per unit, as well as through Zapp-branded merchandise for consumers.

Our Vehicles

The i300

The i300 was designed and will be built with a commitment to environmental sustainability, while retaining the high-performance characteristics typical of a traditional ICEP2W. This has been achieved through a focus on implementing new technologies and finding new applications for existing ones.

The i300 offers the following features and benefits:

•

Stylish design – The i300 was designed to balance form with function. The i300 components combine to create a striking design, along with product quality and high performance. The distinctive ‘Z’-shaped exoskeleton, the rear swing arm, the upside-down front forks, four-piston brake calipers, fully floating cross-drilled disc brakes, single-sided rear swing arm and pre-load adjustable pushrod rear coil over are all integrated design elements creating a stylish, yet mid-priced EVP2W. Many of the i300 features are normally only found on high-performance road bikes.

•

Performance – Our ultra-high power 14kW (peak) electric motor enables the i300 to accelerate to 30 mph in 2.3 seconds and to its top speed of 60 mph in under 6.0 seconds, providing riders with motorcycle acceleration experience.

•

Charging convenience – The i300 comes with two super-compact, lightweight, portable lithium-ion battery packs weighing 6 kilograms each, with a leather carrying handle. These removable battery packs can be charged via any standard 220/110V domestic socket using the supplied charger, thus eliminating the need for on-street charging at charging stations or swapping batteries at swapping stations.

•

Roadholding – The true pushrod mono rear swing-arm and gas coilover suspension is coupled with ultra-low-profile tires. These features, including the unique vehicle architecture with very low center of gravity, contribute to the i300 having better overall road handlings.

•

Safety – The i300 is equipped with an ultra-high performance brake system that includes large diameter full floating cross-drilled brake discs, radial mounted four-piston calipers, steel braided brake hoses and DOT4 brake fluid.

•

Security – The i300 offers up to seven layers of security. Standard layers include an RFID key, physical key, removable battery packs (with a lockable cover) and vehicle rain cover. For an additional cost, customers can purchase a brake disk lock with alarm, road wheel lock and chain, and GPS tracker.

•

Sustainability – The i300’s portable battery packs eliminate the requirement for on-street charging infrastructure, thereby minimizing the i300’s environmental footprint when compared to other EV charging requirements. Once the battery packs are at the end of their first life, they can be sold and re-used as energy storage units.

•

Personalization – Zapp places a strong emphasis on personalization. A wide range of options are available, including seat colors, diamond-cut alloy wheels, carbon fiber elements, accessory frames, and carrier boxes.

•	Zapp has a uniquely designed easily-interchangeable fender feature that allows consumers to personalize and change the color and patterns on the fender.

•	The flexibility to incorporate the various design options at the time of order provides consumers the ability to incorporate their own personal preferences into the style of the Zapp vehicle.

•	Zapp’s technology design, manufacturing process and consumer connectivity position the Company to evolve its range of product options as consumers’ style preferences change.

•

Storage Options – As our battery packs are stored under the foot compartment, Zapp offers several underseat storage options to consumers unlike most EVP2Ws which use underseat space to store batteries. For the launch edition, the standard i300 comes with an underseat carbon fiber tray large enough to store a tablet computer, a wallet and a Zapp standard compact charger. Consumers have an option to purchase an accessory frame or a 25.7 liters storage box to fit under the seat.

Go-To-Market Strategy

We plan to position Zapp as a premium, lifestyle brand that produces high-performance vehicles with innovative designs and is manufactured with high-tech, lightweight materials such as carbon composite. It is anticipated that the i300 will address customer needs in the market as a premium, step-through EVP2W, in order to attract sales from the conventional, retro-styled, low-power scooter market and from the step-over motorcycle segment. We plan to begin our marketing launch of the i300 during the second quarter of 2023 and begin delivering our vehicles in the third quarter of 2023.

We plan to utilize an omnichannel sales and marketing approach through both offline and online approaches. The typical Zapp customer journey will begin through Zapp’s digital platform. We plan to utilize social media, such as Instagram, Facebook and TikTok to educate customers regarding our brand and value proposition of our products. Furthermore, we plan to leverage influencers and affinity partners as online resellers to broaden our reach to potential customers. These initial engagements aim to drive customers to Zapp’s website to learn more about our story and the i300. On the website, customers can experience the Zapp online vehicle configurator, which provides an immersive and customizable opportunity to interact with our vehicles in a virtual setting. From there, Zapp expects to provide the customer with the option to either place a reservation online or visit our boutique locations. We believe that our DSDTC sales model, combined with a digitally enhanced premium experience through our website and a refined in-store experience, creates opportunities for us to tailor to each customer’s purchase and ownership preferences. Customers will have the option to visit a boutique in person, make their inquiries entirely online, or a combination of the two experiences.

Zapp’s boutique locations will serve as sales channels and as marketing tools in high-foot-traffic areas within urban areas. We have recently established our first boutique in Paris, France.

Our Paris boutique

We plan to utilize third-party authorized resellers as mono-brand boutiques located in high footfall locations or strategically placed near high luxury brands. The authorized resellers will serve as a point of sales for customers that still enjoy the retail experience. The authorized reseller locations will also be designed to allow potential customers the opportunity to test ride the i300, which will provide them the opportunity to experience the high-performance characteristics of the EVP2W. Authorized resellers will act as agents and earn a fixed commission based on the price offered on our website, on which they must transact all purchases. This will avoid haggling, which is a major negative customer experience reported with respect to the dealership models. We have received approximately 200 reseller applications globally and have signed multiple letters of intent with certain authorized resellers as of the date of this proxy statement/prospectus.

From time to time, Zapp may also operate pop-up stores and guerilla roadshows and utilize online resellers and influencers as part of Zapp’s marketing strategy. For example, Zapp has previously held events at Goodwood Festival of Speed in the UK and at Bicester Motion. This will allow Zapp to increase its physical and virtual touchpoints with customers in a cost-efficient manner and to leverage Zapp’s purpose-built direct-to-customer sales infrastructure.

Drop-Ship-Direct-To-Customer Process

Purchase orders from all sales channels are consolidated through our full-stack, global e-commerce platform, which is directly linked to our customer relationship management, production and assembly systems. Purchase orders are passed on to Summit, our contract manufacturer, who manufactures our vehicles according to customer specifications. All purchase orders to Summit are supported by a letter of credit issued by Thai EXIM, which reduces the burden of having to pay for upfront inventory costs. Our vehicles are then shipped to our short-term warehouse facilities where our service agents “Zappers” complete pre-delivery inspection and customer documentation before delivering the vehicles directly to our customers.

Customer Service

We plan to provide premium after-sales service to our customers through our Zapp-trained service agents, who operate our purpose-built mobile service vehicles. Customers will be able to book appointments with Zappers at specified times for a range of services.

Our vehicles are designed to not require the routine maintenance or servicing typically associated with ICEP2W vehicles, apart from the annual inspection. Our Zappers will be equipped to perform annual inspections, as well as general maintenance, servicing and repairs. Our Zappers will also be qualified to upgrade and customize our customers’ vehicles with various options and accessories, such as new fenders or seats.

Our Zapper strategy is designed to reduce customer wait times for any repairs or service, to eliminate unnecessary travel to service locations, and to improve overall customer satisfaction.

Sustainability

Zapp vehicles have been developed based on our founders’ commitment to full-cycle sustainability and minimizing environmental impact. Substantially all components of Zapp vehicles are fully recyclable or reusable. Zapp’s exoskeletons are made from recyclable alloy and certain body parts are made from a range of sustainable materials, including NONA carbon composite, bio composite, and ocean-recycled plastics. Additionally, Zapp’s battery packs can be reused at energy storage farms after the end of their useful life as vehicle batteries.

The mobile service vehicles utilized by Zapper’s for DSDTC deliveries and after-sales care are petrol-hybrid powered. Zapp plans to transition these to fully electric vans in the near future.

Green to Make philosophy

Zapp has a ‘Green to Make’ philosophy that aims to maximize the use of recyclable or recycled materials. Substantially all of Zapp’s components are recyclable and the battery packs have potential for a second use.

The i300 was designed from the ground up with the ‘Green to Make’ philosophy, with a focus on using the smallest number of components possible in each vehicle. The i300 has a total of only 165 parts. Each Zapp vehicle is assembled using no glue, paint or other toxic materials.

Recyclability

There are only 165 components in total in the i300, in the following groups:

•	Metallic parts: All the steel and aluminum parts of the vehicles are recyclable.

•

Composite and polymer parts: The materials of the main body of the i300 are recyclable made from either NONA carbon fiber and natural fiber core (both of which use only 1% of the typical composite component) or ocean-recycled polypropylene.

•	Electronics: The i300 is manufactured with recyclable electronic components which are compliant with the Waste from Electrical and Electronic Equipment (WEEE) directive (Directive 2012/19/EU).

•	Tires: The i300 is manufactured with tires made from recyclable materials.

Environmental Impact and Carbon Saving

Assuming 5,000 miles per annum usage of the vehicle, driving an i300 produces 0.8 metric tons less carbon dioxide equivalent greenhouse gas (CO2e) per year than an equivalent 300cc ICE motorcycle and 1.6 metric tons less CO2e than a EURO5 small hatchback car. Based on these assumptions, there would be annual CO2e savings of 8,000 to 16,000 metric tons for every 10,000 units of i300 sold. Comparing to public transport vehicles, 50 units of i300s could replace one 50-seat electric bus, with net savings of 6.0 metric tons in lithium-ion battery cells.

The i300’s architecture and production process also results in substantial savings in CO2 and other greenhouse gases. The vehicle has a low number of components and few painted areas. No toxic materials (such as adhesives), liquid lubricants or coolants are used, and there is no steam, hot water, ice, chilled water, or compressed air used in the assembly process of the i300. The i300 is designed with a long product use life in mind and substantially all the vehicle components of the i300 are recyclable.

Summit

In September 2020, we entered into an agreement with Summit, a large and established automotive manufacturing firm based in Southeast Asia, to assemble and produce our vehicles. Summit produces our vehicles at a dedicated facility in Rayong, Thailand, which is located near Thailand’s main container port. Summit’s production platform can produce our initial volumes of EVP2Ws in a cost-effective manner, with the flexibility to efficiently expand production capacity to up to 300,000 vehicles per year by 2026 as we scale our business. Additionally, we are in discussions with Summit, who intends to dedicate up to 215,000 square feet of factory space in their site in Rayong, Thailand for Zapp by 2026 to support our growth plans.

We believe that this asset-light production model, combined with Summit’s flexible production platform, reduces our upfront capital requirements. This strategy provides us with the flexibility to manage our free cash flow without requiring us to provide minimum volume commitments, in line with our aim to achieve positive free cash flow based on capital outlays and production line operating expenses.

In addition to the assembly of our vehicles, Summit will handle shipping of our vehicles to international port destinations. We will benefit from their existing infrastructure and distribution relationships, which we believe will further improve our operating margins.

Intellectual Property

Intellectual property is critical to Zapp. Zapp’s commercial success depends on its ability to maintain and protect its portfolio of intellectual property and other proprietary technology.

As of December 31, 2022, Zapp had 28 Patent Cooperation Treaty (PCT) international applications, national patent and petty patent applications related to the design, architecture and innovations making up its EVP2Ws in various territories around the world. As of the date of this proxy statement/prospectus, five petty and design patents have been granted. Zapp intends to continue to regularly assess opportunities for seeking patent protection for those aspects of its technology, designs, and methodologies that Zapp believes provide it with a meaningful competitive advantage.

Zapp expects to develop additional intellectual property and proprietary technology in various areas of EVP2W, including designs, architectures (such as the exoskeleton) and construction materials, suspension, brakes and traction control, e-motors, controllers, battery packs and management systems.

We have registered the Zapp trademarks in the UK and EU, as well as certain other jurisdictions that we anticipate expanding into. Zapp regularly assesses whether additional trademark or patent applications or other intellectual property registrations are appropriate. Zapp relies on a combination of patent, design, trademark, copyright, unfair competition, and trade secret laws, as well as limited access, confidentiality procedures and contractual arrangements and restrictions with its employees, consultants, and other third parties, to establish, maintain and protect its proprietary rights.

Zapp cannot be certain that it will be able to adequately develop and protect its intellectual property rights, or that other companies will not claim that it is infringing upon their intellectual property rights. See “Risk Factors—Risk Relating to Zapp’s Business and Industry—We may need to defend ourselves against intellectual property right infringement claims, which may be time-consuming and would cause us to incur substantial costs. We may incur significant costs and expenses in connection with protecting and enforcing its intellectual property rights, including through litigation.” and “If we are unable to maintain, protect or enforce our rights in our proprietary technology, brands or other intellectual property, our competitive advantage, business, financial condition and results of operations could be harmed.”

Cybersecurity and Privacy

Zapp collects, uses, handles, stores, receives, transmits and otherwise processes different types of information about a range of individuals, including our customers, our employees and job applicants, and employees of companies we do business with (such as our partners and suppliers). As a result, we are and may become subject to existing and emerging laws and regulations related to the privacy, security and protection of such information.

Our operations in Europe and the United Kingdom are subject to laws, regulations and standards covering data protection, marketing and advertising, including the EU General Data Protection Regulation (GDPR) and the United Kingdom data protection regime, consisting primarily of the UK General Data Protection Regulation and the UK Data Protection Act (together referred to as the UK GDPR). The GDPR and UK GDPR regulate the processing of data relating to an identifiable individual (personal data) and impose stringent data protection requirements on organizations with significant penalties for noncompliance. We are committed to safeguarding the privacy of our customers and have adopted a data privacy policy that is compliant with GDPR and UK GDPR requirements. In addition, our customer relationship management tools have an integrated GDPR and UK GDPR compliance function.

The European Data Protection Board has also released data guidelines for connected vehicles, and the upcoming ePrivacy Regulation is in its final stages.

Regulators and legislators in jurisdictions around the world continue to propose and enact more stringent data protection and privacy laws. New laws as well as any significant changes to applicable laws, regulations, interpretations of laws or regulations, or market practices regarding privacy and data protection or regarding the manner in which we seek to comply with applicable laws and regulations could require us to make modifications to our products, services, policies, procedures, notices and business practices. Many large geographies which may become important to our future success, including in North America and the Asia Pacific, have passed or are considering comparable data privacy legislation or regulations. Until prevailing compliance practices standardize, the impact of worldwide privacy regulations on our business could be negatively impacted.

Employees

Zapp’s employees have significant experience working in the automotive space, including for well-respected OEMs and automotive engineering firms. As of December 31, 2022, we had 32 full-time employees, comprising 28 employees in Thailand and four employees in the United Kingdom and Ireland. To date, Zapp has not experienced any work stoppages and considers its relationship with its employees to be in good standing. None of Zapp’s employees are either represented by a labor union or subject to a collective bargaining agreement. We also have four contract staff.

Seasonality

As a seller of EVP2Ws, we expect to be impacted seasonally, primarily by weather. Orders for our vehicles are expected to be higher during warmer months and lower during winter or colder months.

In Europe we expect revenue to be higher in the months of March through September, correlating with high deliveries and when we plan to offer most of our potential customer ride experiences. During the months of October through February, we will be focused on order bank building.

Regulatory Landscape

Zapp is, and will be, subject to extensive vehicle safety and testing and environmental regulations in the European Union, the United Kingdom and other jurisdictions in which it sells its vehicles. Government regulations regarding the sale of Zapp’s vehicles are subject to future change. Zapp cannot predict what effect, if any, such changes will have upon its business. Violations of these regulations may result in substantial civil and criminal fines, penalties and/or orders to cease the operations in violation or to conduct or pay for corrective work. In some instances, violations may also result in the suspension or revocation of permits and licenses.

Below is a brief description of the more material regulatory requirements in European Union and United Kingdom, which are the initial jurisdictions where Zapp plans to sell most of its vehicles. Zapp does not expect that regulatory requirements in most other jurisdictions in which it plans to expand its business will be materially different than those described below.

Environmental, Health and Safety Regulations in the European Union

Europe Type Approval. Zapp must obtain pre-approval from regulators to import and sell its EVs into the EU and countries that recognize EU certification or have regulatory regimes aligned with the EU (collectively referred to as “Europe”). The process for certification in Europe is known as “Type Approval” and requires Zapp to demonstrate to a regulatory agency in the EU, referred to as the Competent Authority, that our vehicles meet all EU safety and emission standards.

Type Approval is accomplished through witness testing of vehicles as well as inspection of a representative vehicle intended for production and sale. Once the vehicle type is approved, all vehicles manufactured based on the approved type of vehicle may be produced or imported and sold in Europe.

Any changes to an approved vehicle type must go through updated Type Approval by the Competent Authority.

EU Emissions Regulations. We believe Europe’s regulatory environment is generally conducive to the development, production and sale of EVs. Through emission legislation, tax incentives and direct subsidies, EU and non-EU countries in Europe are taking a progressive stance in reducing carbon emissions in the transport sector which may lead to increasing demand for EVs.

This is reflected in the EU-wide target of a 90% reduction in greenhouse gas emissions from the transport sector by 2050 (compared to 1990 levels), as part of an economy-wide carbon-neutral target. Moving forward, the European Commission has proposed legislation that would (i) introduce a “cap and trade” carbon pricing system that would apply to the transport sector from 2026; and (ii) require increased levels of national greenhouse gas reduction commitments (which include the transport sector) pursuant to a revision of the Effort Sharing Regulation, as part of efforts to reduce EU emissions by 55% by 2030 (compared to 1990 levels).

Hazardous Substances. Should we expand into the EU, we would also be subject to regulations governing the proper handling, and disposal of products containing hazardous substances in the EU, including the EU Waste Framework Directive. In relation to our batteries, disposal would be governed by the Batteries Directive, which imposes, among other obligations, certain requirements in relation to the disposal of batteries, such as that producers of batteries and producers of other products that incorporate a battery are responsible for the waste management of batteries that they place on the market, in particular the financing of collection and recycling schemes.

In December 2020, the EU proposed a new Batteries Regulation, which, if passed, would include obligations with respect to the amount of recycled content required in batteries placed on the EU market and would introduce mandatory supply chain due diligence obligations with respect to the materials used in our batteries.

Environmental, Health and Safety Regulations in the United Kingdom

The United Kingdom government has proposed that all new motorcycles are to be fully zero emissions at the tailpipe from 2035, or earlier if it is determined that a faster transition seems feasible. This proposal is subject to feedback from a consultation process which is currently ongoing, but reflects the UK’s broader strategy to phase out new combustion engines in all transport (including heavy duty vehicles) by 2040.

Facilities

We have a corporate office in Bangkok, Thailand that consists of approximately 2,023 square feet of leased office space, accommodating the majority of our executive officers. We also lease a space for our Design and Technology Campus of approximately 3,186 square feet in Bangkok, Thailand, near the Bangkok Cybertech District and in the automotive manufacturing hub of Thailand. Our Design and Technology Campus serves as our research and development workshop and houses our design, prototyping, development and testing teams, as well as our front and back-office functions.

Our experience center in Bicester Heritage Park in the United Kingdom consists of a full-service workshop, retail store and office space of approximately 969 square feet of leased space. This location also serves as the global sales and technical training center for Zapp’s network of authorized resellers and employees. In the near future, we plan to use this experience center for customers to test ride Zapp’s vehicles at a shared test track, as well as customize and order products.

Our boutique located in downtown Paris, France, is the first point of sales for our vehicles in Europe. The boutique is approximately 43 square feet in leased space and is located on Boulevard Poissonniere, close to Galeries Lafayette Haussmann. The boutique serves as the starting point for Zapp’s product demonstration and customers’ test rides.

We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of its business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters.

We have registered the “Zapp” logo as trademarks in the UK and EU, as well as certain other jurisdictions that we anticipate expanding into. Additionally we are the registered proprietors of the registered EU and UK trademarks for the word mark “ZAPP”. As at the date of this proxy statement/prospectus, we have threatened legal action against a UK-based entity due to their alleged infringing use of a logo containing the word “Zapp” in the UK in connection with their business, as well as on their vehicles and numerous other items upon which the logo appears. We have also filed opposition proceedings against their trademark applications for such logo in the UK. If we are unable to resolve such dispute in an amicable manner or on terms acceptable to us, the value of our trade mark could diminish and we may be required to litigate to protect our intellectual property rights, which may be expensive, could cause a diversion of resources, and may not be successful, even when our rights have been infringed, misappropriated, or otherwise violated.

We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which management believes, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations. For additional information about the legal proceedings we may be subject to and risks to our business relating to litigation, see “Risk Factors.”

Our History and Corporate Structure

Zapp was first incorporated in 2017 as Zapp Scooters Limited, as a private company limited by shares registered in England and Wales, and unveiled the proof-of-concept of our first product, the i300, in 2019. The list below provides an overview of key events in our history.

2019

•	i300 proof-of-concept unveiled

•	i300 won multiple design awards including European Product Design Awards, Muse Design Award, A’Design Award

2020

•	Signed contract manufacturing agreement with Summit

•	Signed loan agreement with Thai EXIM

2021

•	Began point of sales rollout

2022

•	Completed pilot production of the i300 with Summit

•	Start of production ready

The following summary diagram illustrates our corporate structure as of the date of this proxy statement/prospectus.

Notes:

(1)	Mr. Swin Chatsuwan, Mr. Kiattipong Arttachariya and Mrs. Siriwaree Patravanich each hold one ordinary share in Zapp Scooters (Thailand) Co., Ltd.
(2)	Mr. Swin Chatsuwan holds 50.98% and Mr. Kiattipong Arttachariya and Mrs. Siriwaree Patravanich each hold one ordinary share in Zapp Manufacturing (Thailand) Co., Ltd.

ZAPP MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Zapp and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the information under “Selected Historical Financial Data of Zapp” and our historical consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma financial information as of September 30, 2022 and the years ended September 30, 2022 and 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

We aim to redefine urban mobility and create a new product category with our high-performance EVP2W vehicles. Our vehicles combine the convenience and ease-of-use of a “step-through” form factor, with specifications and performance attributes usually associated with “step-over” models. Our proprietary exoskeleton architecture creates a brand DNA that we believe is easily identifiable by consumers. Our first product, the i300, has won multiple international design awards, including the US Good Design Award, German Design Award, European Product Design Award, Australian Good Design Award, Korean Good Design Award, Muse Design Award, and A’ Design Award. Furthermore, the exoskeleton provides significant performance benefits by lowering the center of gravity and overall weight of the vehicle relative to many key competitors’ products.

The design of our vehicle is further enhanced by our use of premium motorcycle components. The i300’s product positioning and differentiation includes outstanding acceleration times of 0-30mph in 2.3 seconds and 0-50mph in 5.0 seconds as well as compact dimensions, offering greater urban agility and recognizable premium suspension and braking components, including anti-lock braking system (“ABS”) brakes. These product attributes allow us to position ourselves as a premium British brand worldwide at a competitive price point.

We have an asset-light and capital expenditure-light business model, enabled by our contract manufacturing partnership with Summit in Thailand. Summit is a large and established automotive manufacturing company based in Southeast Asia, serving global automobile brands. We expect that our partnership will allow us to quickly scale production capacity to up to 300,000 units by 2026 without incurring significant capital expenditures and minimum volume commitments.

Recent Developments

Convertible financing

As part of the convertible financing being undertaken by the Company pursuant the Merger Agreement, it is anticipated that certain investors will enter into agreements with the Company to purchase up to $20.0 million in an aggregate principal amount of senior unsecured convertible loan notes due 2025 (the “Zapp Convertible Loan Notes”) prior to the closing of the Business Combination. As of the date of this proxy statement/prospectus, certain investors (comprising existing Zapp shareholders and other high-net-worth individuals) have purchased an aggregate principal amount of $6.1 million in Zapp Convertible Loan Notes. The Zapp Convertible Loan Notes will be automatically redeemed at the principal amount by conversion into Zapp Ordinary Shares at a conversion price per Zapp Ordinary Share of an amount equal to 70% of the consideration per Zapp Ordinary

Share payable to shareholders of the Company in connection with the Business Combination, either prior to or simultaneously with the closing of the Business Combination. Accrued interest on the Zapp Convertible Loan Notes will be waived if conversion occurs in accordance with the terms of the Zapp Convertible Loan Notes prior to the redemption date of such Zapp Convertible Loan Notes. Prior and as a condition to the conversion of the Zapp Convertible Loan Notes and allotment of Zapp Ordinary Shares, investors are obligated to execute and deliver an agreement to exchange the Zapp Ordinary Shares for Pubco Ordinary Shares on substantially similar terms as those set out in the Investor Exchange and Support Agreement (other than with respect to any earn-out, contingent consideration or lock-ups).

Key Factors Affecting Our Results of Operations

Zapp is a pre-revenue company and believes that its future success and financial performance depend on a number of factors that present significant opportunities for its business, but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Ability to attract new customers through authorized resellers and online resellers

Our growth will depend on our ability to achieve vehicle delivery targets, including our ability to attract new customers, which in turn depends in part on our ability to execute on our retail strategy and produce effective marketing initiatives to expand our brand perception with prospective customers. We have received approximately 200 reseller applications globally and have signed multiple letters of intent with certain authorized resellers as of the date of this proxy statement/prospectus. Based on preliminary indications, our initial launch product, the i300, appears to resonate with customers. It is critical for us to successfully manage production ramp-up and quality control in order to deliver vehicles to customers in adequate volume and quality once production starts. To successfully grow our vehicle production and sales further, we must also continue to design and produce new and high quality vehicle models.

With respect to branding and marketing, we plan to raise brand awareness through both traditional and social media channels and connect with customers through physical touchpoints such as pop-up stores and guerilla roadshows, including trade/industry events. We believe that effective marketing can boost our brand awareness and contribute to increased pre-orders. In addition, we intend to provide superior customer experience through “Zappers,” franchised and trained technicians who will provide delivery and after-sales care at our customer’s location. An inability to attract new customers would substantially impact our ability to grow revenue or improve our financial results.

Establishing contract manufacturing capacity

Achieving growth for our vehicles requires us to increase our contract manufacturing capacity. The amount and timing of our future contract manufacturing capacity requirements, and resulting capital expenditures, will depend on many factors, including the pace and results of our research and development efforts to meet technological development goals, our ability to develop and launch new electric vehicles, our ability to achieve sales and capture customer demand for our vehicles at the levels we anticipate, our ability to utilize planned capacity in our existing contract manufacturer’s facilities, our ability to retain contract manufacturing relationships and our ability to enter new international markets. We will benefit from our relationship with Summit, one of Southeast Asia’s largest automotive manufacturers, by leveraging their engineering expertise, manufacturing footprint, distribution, supply chain infrastructure and global logistics capabilities. We are in discussions with Summit to increase production of our vehicles to up to 300,000 units annually by 2026. We believe our relationship with Summit will allow us to scale with low capital investments under our asset-light business model.

Ability to manage our supply chain and inflation

The global supply chain and logistics disruptions due to Covid-19 and other geopolitical events continue to impact the automotive industry and Zapp. Our ability to manufacture vehicles is dependent on the continued

supply of input materials and components. Fluctuations in the cost of input materials or components and supply interruptions or shortages could materially impact our business. For example, following the launch of a military action in Ukraine by Russia in February 2022, commodity prices, including the price of oil, gas, nickel, copper and aluminum, increased. The ongoing military action between Russia and Ukraine, sanctions and other measures imposed in response to such actions by the U.S. and other countries and bodies around the world, as well as the existing and potential further responses from Russia or other countries subject to such sanctions, tensions and military action, could result in further significant volatility in commodity prices and supply of raw materials and energy resources. In addition, our vehicles are manufactured in Thailand and we depend on our logistics provider to deliver our vehicles abroad before we make deliveries to end-customers around the globe. The global logistics industry has experienced challenges in recent years, such as delays as a result of port congestion, vessel availability, container shortages and rising freight costs. As a result of these challenges, Zapp has experienced cost increases for logistics, raw materials and purchased components as well as increased manufacturing conversion costs. While Zapp has not experienced significant impact to date given that Zapp has only recently commenced production of vehicles, Zapp expects that supply chain challenges and higher costs may become more significant as production volumes increase. Such challenges may be mitigated by our contract manufacturing arrangement with Summit, which allows us to leverage its established relationships with suppliers and procurement services.

Ability to expand to international markets

We plan to enter selected international markets that offer identified growth opportunities and favorable government policies including the EU, North America and the Asia-Pacific region. Many of these markets, particularly in Europe, have adopted stricter regional emission regulations, implemented fossil fuel prohibition and penalties for P2Ws, and have offered financial incentives for EVs, driving broader adoptions of EVs. We believe we are well-positioned for international expansion given healthy global demand for EVs and for the P2W segments. We anticipate that our direct-to-customer approach and partnership with authorized resellers will allow us to expand quickly without a significant investment in physical retail, aiding our successful international growth.

However, our international expansion also has significant associated costs, such as spending related to marketing, delivery and service operations and personnel. International expansion is also subject to a variety of risks, including local competition, multilingual customer support and servicing, delivery logistics, compliance with foreign laws and regulations related to vehicle sales, data privacy, financing, taxes, labor and employment, and foreign exchange.

Ability to maintain and improve operating efficiency

Our ability to achieve profitability is dependent on our ability to further improve operational efficiency and reduce the total operating expenses as a percentage of our revenues. By scaling our business and increasing our sales volumes while controlling costs, we can improve our margins and achieve profitability as the business matures. We expect selling and distribution costs and administrative expenses to increase as we begin and continue to scale and build out sales and service operations globally. At the same time, we expect our selling and distribution costs and administrative expenses as percentage of revenue to decrease over time due to economies of scale and improving operational efficiency. We believe that expected economies of scale will also enable savings on materials costs to improve over time, which would facilitate our cost of goods sold decreasing as a percentage of revenue. Based on current production volume growth expectations, this would translate to improving margins over time. We have also partnered with one of the industry-leading tier-one vehicle manufacturers, Summit, to leverage their capability in the development and manufacturing of vehicles. This will create rapid scale for us without asset-intense investments. Through such manufacturing partnerships, we believe we will be able to accelerate our time to market and reduce vehicle development costs.

Market trends and competition

Zapp offers innovative and high-performance vehicles and intends to expand our market share in the EVP2W market that Zapp believes will grow as consumers transition to EVs. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Additionally, Zapp’s competition includes other types of alternative fuel vehicles, plug-in hybrid EVs and high fuel-economy ICE vehicles. If our market share does not grow due to increased competition, or the market fails to expand as we expected, our revenue and ability to generate profits in the future may be impacted.

Regulatory landscape

We operate in an industry that is subject to extensive environmental, safety and other laws and regulations, which include vehicle emissions, vehicle safety and testing, as well as battery safety and disposal. These requirements create additional costs and possible production delay in connection with the testing and manufacturing of our vehicles. We also benefit from environmental regulations in our target markets which include economic incentives to purchasers of electric vehicles and tax credits for electric vehicle manufacturers. As such, while we expect environmental regulations to provide a tailwind to our growth, it is possible for other regulations to result in margin pressures.

Basis of Presentation

Currently, Zapp conducts business through one operating segment for the sale of its vehicles. As of the date of this proxy statement/prospectus, Zapp is a pre-revenue company. Zapp’s historical results are reported in IFRS as issued by the IASB. For more information about Zapp’s basis of presentation, refer to Note 2 in the accompanying financial statements of Zapp included elsewhere in this proxy statement/prospectus.

Key Components of Results of Operations

Revenue and Cost of Sales

Zapp has not begun shipment of its vehicles and has not generated revenue to date. Once significant production and delivery commence, which is expected to be in the third quarter of 2023, we expect that most of our revenue will be derived from the direct sale of our vehicles and thereafter other related products and services.

Selling and distribution expenses

Selling and distribution expenses consist of commissions to resellers and marketing and advertising expenses.

Zapp expects its selling and distribution expenses to increase for the foreseeable future as we invest to support the growth of the business.

General and administrative expenses

General and administrative expenses consist of personnel related expenses, expenses for third party professional services, including legal and audit and advisory services and general office related costs as well as depreciation and amortization and travel expenses. Personnel related expenses include salaries, benefits and share-based payment costs.

Zapp expects general and administrative expenses to increase for the foreseeable future as it scales up headcount, expands hiring of engineers, designers and non-operational staff, continues to invest in new vehicle model design and development of technology in order to drive the growth of the business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Unrealized loss (gain) in derivatives

Unrealized loss (gain) in derivatives consist of unrealized loss (gains) from convertible note and warrants.

Foreign exchange loss (gain), net

Foreign exchange loss (gain), net consists of both actual realized and unrealized loss (gain) from sales and purchases made in foreign currencies, costs and expenses paid in foreign currencies, as well as loss (gain) arising from the revaluation of our foreign currency monetary assets and liabilities to the functional currencies in line with fluctuations in foreign exchange rates.

Net finance costs

Finance income consists primarily of interest income. Finance costs consists primarily of interest calculated on convertible loans and the unwind of discounting on leases and other financial liabilities.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for each of the periods presented.

	Year ended September 30,
($, except percentages)	2022	2021	$ Change	% Change
Income
Other income	3,944	6,261	(2,317)	(37)

Total income	3,944	6,261	(2,317)	(37)

Expenses
Selling and distribution expenses	423,123	45,103	378,020	838
General and administrative expenses	3,187,006	1,167,406	2,019,600	173
Unrealized loss (gain) in derivatives	62,687	(60,274)	122,961	204
Foreign exchange loss (gain), net	(394,072)	127,463	(521,535)	(409)

Total expenses	3,278,744	1,279,698	1,999,046	156

Operating loss	(3,274,800)	(1,273,437)	(2,001,363)	(157)

Finance income	2,693	1,051	1,642	156
Finance costs	(305,483)	(289,046)	(16,437)	(6)

Net finance costs	(302,790)	(287,995)	(14,795)	(5)

Share of profit (loss) of associate, net of tax	—	(526)	526	—

Loss before income tax	(3,577,590)	(1,561,958)	(2,015,632)	(129)
Income tax expense	—	—	—	—

Loss for the year	(3,577,590)	(1,561,958)	(2,015,632)	(129)

Comparison of the Years Ended September 30, 2022 and 2021

Selling and distribution expenses

Selling and distribution expenses increased by $0.4 million, or 838%, to $0.4 million for the year ended September 30, 2022 from $45,103 for the year ended September 30, 2021. The increase was primarily due to an increase in marketing expenses as we engaged marketing advisors to prepare to scale up our marketing efforts ahead of our first product launch.

General and administrative expenses

General and administrative expenses increased by $2.0 million, or 173%, to $3.2 million for the year ended September 30, 2022 from $1.2 million for the year ended September 30, 2021. The increase was primarily due to an increase in personnel costs of $0.7 million related to higher headcount, increases in professional services costs of $1.0 million related primarily to audit, legal and other professional services and an increase in travel costs of $0.2 million related to higher headcount.

Unrealized loss (gain) in derivatives

Unrealized loss (gain) in derivatives increased by $0.1 million, or 204%, to a loss of $62,687 for the year ended September 30, 2022 from a gain of $60,274 for the year ended September 30, 2021. The increase was primarily due to changes to the fair value of outstanding warrants due to the extension of the expiration date from May 28, 2023 to May 28, 2024.

Foreign exchange loss (gain), net

Foreign exchange loss (gain), net decreased by $0.5 million, or 409%, to $0.4 million for the year ended September 30, 2022 from a loss of $0.1 million for the year ended September 30, 2021. The increase was primarily due to gains made on revaluation of intercompany balances due to the appreciation of the British pound sterling against Thai Baht.

Net finance costs

Net finance costs increased by $14,795, or 5%, to $302,790 for the year ended September 30, 2022 from $287,995 for the year ended September 30, 2021.

Loss for the year

As a result of the foregoing, our loss for the year increased by $2.0 million, or 129%, to $3.6 million for the year ended September 30, 2022 from $1.6 million for the year ended September 30, 2021.

Liquidity and Capital Resources

As of the date of this proxy statement/prospectus, we have yet to generate any revenue from our business operations. Our operations have been financed primarily through net proceeds from the sale of our securities and from a small amount of borrowings.

Our loss for the year was $3.6 million and $1.6 million for the years ended September 30, 2022 and 2021, respectively. We had accumulated losses of $7.5 million and $4.0 million as of September 30, 2022 and 2021, respectively.

As of September 30, 2022, we had $2.0 million of cash and cash equivalents. Our cash and cash equivalents primarily comprise cash on hand and bank deposits that can be withdrawn at any time. Zapp has historically managed liquidity risk by effectively managing its working capital, capital expenditures and cash flows, raising additional financing through securities issuances and from a small amount of borrowings, as and when considered necessary. We currently maintain our cash and cash equivalents predominantly in THB and do not currently enter into any hedging arrangements. Going forward, we expect that the majority of our cash and cash equivalents will be held in U.S. dollars, with smaller amounts held in other currencies to meet local cash flow requirements.

Our short-term liquidity requirements are primarily linked to our business operations, including payments of personnel and other operating expenses. Our long-term liquidity requirements are primarily linked to continued expansion of our business including customer service platform and our geographical footprint in the EU, North

America and the Asia Pacific region and other markets. We expect our capital expenditures and working capital requirements to increase substantially in the near future, as we seek to produce our vehicles, develop customer support and marketing infrastructure and continue research and development efforts. Specifically, near-term capital requirements through 2023 leading to the initial deliveries of the i300 are estimated to total $7.4 million, primarily for personnel and operating expenses, excluding rollout and expansion budgets which we may adjust depending on the net proceeds available from the Business Combination.

We believe that our cash on hand following the consummation of the Business Combination, as well as from the net proceeds of our issuance of the Zapp Convertible Loan Notes, will be sufficient to meet our working capital and capital expenditure requirements for the next twelve months from the date of this proxy statement/prospectus and sufficient to fund our operations until we begin production of our vehicles as currently contemplated. As of the date of this proxy statement/ prospectus, certain investors (comprising existing Zapp shareholders and other high-net-worth individuals) have purchased an aggregate principal amount of $6.1 million in Zapp Convertible Loan Notes. Assuming a maximum redemption scenario and that Zapp issues aggregate principal amount of $6.1 million in Zapp Convertible Loan Notes by Zapp and obtains short-term borrowings of $11.5 million in order to partially fund the payment of preliminary estimated direct and incremental transaction costs of $19.6 million under the maximum redemption scenario prior to the closing of the Business Combination, Pubco is expected to have cash and cash equivalents of approximately $0.2 million upon closing of the Business Combination, based on assumptions and estimates underlying the unaudited pro forma adjustments, further details of which are set forth in “Unaudited Pro Forma Condensed Combined Financial Information.” In the event that the proceeds of the Business Combination are lower than anticipated due to excessive redemptions, the proceeds from the issuance of Zapp Convertible Loan Notes are lower than anticipated or there are any delays in the production and delivery of our vehicles, Pubco may require additional funding. Given our asset-light operating model, we do not believe that our production and expansion plans will be materially and adversely affected unless we experience excessive redemptions from CIIG II’s stockholders, do not raise sufficient proceeds from the issuance of Zapp Convertible Loan Notes and are otherwise unable to obtain alternative financing sources to meet our working capital and capital expenditure requirements. Depending on the level of redemptions and the aggregate principal amount of Zapp Convertible Loan Notes that are issued prior to the closing of the Business Combination, we may adjust our marketing and rollout budgets for 2023 and 2024, as well as the speed and scale of our rollout and delivery plans.

We plan to enter into certain financing arrangements following the consummation of the Business Combination, such as equity line of credit or substantially similar transaction, pursuant to which a third party will be obligated to purchase Pubco Ordinary Shares (or securities convertible into Pubco Ordinary Shares) over a period of time from Pubco on terms to be agreed. As of the date of this proxy statement/prospectus, we have not identified a provider for such financing arrangements. If we were to require additional funding or otherwise determined that it would be beneficial to seek additional sources of financing, there can be no assurance that such financing would be available to Pubco on favorable terms or at all. If financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in product development or scale back our operations, which could have an adverse impact on our business and financial prospects.

As an early-stage company, our net losses incurred since inception are consistent with our strategy and budget. We will continue to incur net losses in accordance with our operating plan as we continue to expand our operations to meet anticipated demand. However, we expect our asset-light business model supported by an established contract manufacturer to drive positive free cash flow in the near to mid-term.

Cash Flows

The following table summarizes our cash flows for each of the periods presented.

	Years Ended September 31,
($)	2022	2021
Net cash used in operating activities	(2,802,859)	(635,126)
Net cash used in investing activities	(466,246)	(261,630)
Net cash from financing activities	5,069,981	619,298

Net increase (decrease) in cash and cash equivalents	1,800,876	(277,458)
Cash and cash equivalents as at the beginning of the year	159,723	437,181
Effect of exchange rate fluctuation on cash held	2,488	—

Cash and cash equivalents as at the end of the year	1,963,087	159,723

Net cash used in operating activities

We had negative cash flow from operating activities during the years ended September 30, 2022 and 2021. Our cash flows used in operating activities to date have primarily consisted of costs related to development of our products, payroll and professional advisory fees.

Net cash used in operating activities was $2.8 million for the year ended September 30, 2022, primarily comprising loss for the year of $3.6 million and adjustments for certain non-cash items, including equity-settled share-based payments of $0.4 million, net finance costs of $0.3 million, depreciation and amortization of $0.2 million and equity-settled bonus payment of $0.1 million, partially offset by a net change in operating assets and liabilities of $0.1 million. The net change in operating assets and liabilities primarily included an increase in trade and other payables of $0.4 million as a result of the growth in scale of the business, as well as a decrease in prepaid expenses and other current assets of $0.1 million as a result of increases in tax receivables as a result of the growth in scale of the business.

Net cash used in operating activities was $0.6 million for the year ended September 30, 2021 primarily comprising loss for the year of $1.6 million and adjustments for certain non-cash items, including depreciation and amortization of $0.2 million, equity-settled share-based payments of $0.1 million and net finance costs of $0.3 million, partially offset by a net change in operating assets and liabilities of $0.2 million. The net change in operating assets and liabilities primarily included an increase in trade and other payables of $0.2 million as a result of the growth in scale of the business.

Net cash used in investing activities

Our cash flows used in investing activities to date have primarily consisted of costs related to the acquisition of property, plant and equipment and intangible assets.

Net cash used in investing activities was $0.5 million for the year ended September 30, 2022, primarily consisting of acquisitions of property, plant and equipment of $0.6 million and acquisitions of intangible assets of $0.1 million, partially offset by the release of restricted cash of $0.2 million previously held under a guarantee.

Net cash used in investing activities was $0.3 million for the year ended September 30, 2021, primarily consisting of the creation of restricted cash of $0.2 million held under a guarantee.

Net cash from financing activities

Our cash flows from financing activities to date have primarily consisted of proceeds from the issuance of the ordinary shares of Zapp.

Net cash from financing activities was $5.1 million for the year ended September 30, 2022, primarily consisting of proceeds from the issuance of the ordinary shares of Zapp of $5.2 million, partially offset by interest payments of $38,985 and payments of lease liabilities of $33,883.

Net cash from financing activities was $0.6 million for the year ended September 30, 2021, primarily consisting of proceeds from the issuance of the ordinary shares of Zapp of $0.7 million, partially offset by interest payments of $15,879 and payments of lease liabilities of $20,474.

Capital Expenditures

Our capital expenditures amounted to $0.7 million and $17,434 for the years ended September 30, 2022 and 2021, respectively. These capital expenditures primarily related to the acquisition of molds to be used in future production and the capitalization of spending on research and development.

Indebtedness

We entered into a loan agreement for an amount of £50,000 (approximately $60,000) in May 2020 with an interest rate of 2.5% per annum. As of December 31, 2022, £38,917 (approximately $49,786) was drawn down under such loan agreement, which we utilized for general corporate expenditures. Such amounts are repayable in monthly instalments until May 2026.

Zapp Scooters (Thailand) Co., Ltd. entered into a revolving loan agreement (the “Thai EXIM Facility”) with Thai EXIM in September 2020 providing for the issuance of short-term letters of credit and/or trust receipts up to an aggregate amount of THB10.0 million (approximately $269,833) for the purposes of purchase orders and production orders. As of the date of this proxy statement/prospectus, no amounts were outstanding under the Thai EXIM Facility.

Commitments, Contractual Obligations and Contingencies

The following table sets forth our contractual obligations and commitments as of September 30, 2022.

	Contractual cash flows as of September 30, 2022
($)	Total	Less than 1 year	1 to 5 years	More than 5 years
Trade payables and other current liabilities	905,132	905,132	—	—
Bank loans	49,615	13,531	36,084	—
Lease liabilities	459,016	67,861	231,222	159,933

Total	1,413,763	986,524	267,306	159,933

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include credit risk, liquidity risk, foreign currency risk and interest rate risk. See Note 22 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.

Credit risk

Credit risk is the risk of financial loss to us if customers or counterparties to financial instruments fail to meet their contractual obligations, which arises principally from our cash and cash equivalents. We do not have significant exposure to a single counterparty. As of September 30, 2022 and 2021, our cash and cash equivalents amounted to $2.0 million and $0.2 million respectively. Our cash and cash equivalents are held with reputable and high quality financial institutions.

Liquidity risk

Liquidity risk is the risk that we will encounter difficulties in meeting the obligations associated with our financial liabilities that are settled by delivering cash or other financial assets. Our approach to managing liquidity is to ensure, as far as possible, that we will always have sufficient liquidity to meet our liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to our reputation.

We monitor our liquidity risk and maintain a level of cash and bank balances deemed adequate by management to finance our operations and to mitigate the effects of fluctuation in cash flows.

Currency risk

We are exposed to transactional foreign exchange risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables, cash and cash equivalents and borrowings that are denominated in a currency other than our functional currencies. The functional currencies of our entities are primarily the currency of the country in which the entity operates. The currencies in which these transactions primarily are denominated are also in the currency in which the entity operates. The currencies in which these transactions are primarily denominated are the British Pound and Thai Baht. Accordingly, changes in the exchange rates are reflected in reported income and loss included in our consolidated statement of operations. A continued strengthening of the U.S. dollar would therefore reduce reported revenue and expenses included our consolidated statement of operations.

Interest on external borrowings is denominated in the currency of the borrowing. Generally, our entities’ external borrowings are denominated in currencies that match the cash flows generated by the underlying operations of the Group, which is also the currency of the country in which the entity operates.

Based on the above, we believe we are not exposed to significant currency transactional foreign currency risk. We may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results operations.

Interest rate risk

Interest risk is the risk that the fair value or contractual future cash flows of a financial instrument will be affected due to changes in market interest rates, such as loans bearing floating interest rates. Our principal interest-bearing assets are deposits with high quality financial institutions. Our principal interest-bearing liabilities are convertible note bearing interest and bank loan at fixed rate. Currently, we have no interest-bearing liabilities with variable interest rate. Hence, we are not subject to interest rate risk.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity or contractual arrangements that support the credit, liquidity or market risk for such transferred assets. Moreover, we do not have any variable interest in any unconsolidated entity.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with IFRS requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, expenses and other comprehensive income that are reported and disclosed in the financial statements and accompanying notes. These estimates are based on management’s best knowledge of current events, historical experience, actions that we may undertake in the future and on various other assumptions that management believes to be reasonable under the circumstances.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated financial statements. Some of our accounting policies require higher degrees of judgment than others in their application.

We consider the policies discussed below to be critical to an understanding of our consolidated financial statements as their application places significant demands on the judgment of our management. You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and the notes thereto and other disclosures included in this proxy statement/prospectus. For more information on our policies with respect to financial assets and financial liabilities, see Notes 2 and 3 of our audited consolidated financial statements.

Intangible assets

Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, its future economic benefits are probable and we intend to and have sufficient resources to complete development and to use or sell the asset resulting from such development. Otherwise, it is recognized in profit or loss as incurred. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses.

Other intangible assets

Other intangible assets, including software, patents and trademarks, that are acquired by us and have finite useful lives are measured at cost less accumulated amortization and any accumulated impairment losses.

Amortization

Amortization is calculated based on the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives, from the date that they are available for use and is recognized in profit or loss. The amortization is included in “General and administrative expenses.”

The estimated useful lives for current and comparative periods are as follows:

Capitalized development costs	10 years
Patents and trademarks	10 years
Software	10 years

Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Convertible note and warrants

On May 28, 2020, our Board of Directors passed a resolution to issue a convertible note of £500,000 (equivalent to $649,351) with interest charged at 12.5%, payable at a redemption date on May 28, 2022. The transaction costs were £81,000 (equivalent to $105,195). The convertible note can be converted to Zapp Ordinary Shares at the option of the holder, when the number of shares to be issued is not fixed and varies with changes in fair value. Both host contract and embedded derivative are classified as financial liabilities.

The noteholder also received the following warrants:

•	Tranche 1 warrants, which can be subscribed into 4,000,000 ordinary shares at a subscription price of a lower of £0.35 per share or listing price if less than £0.35 per share.

•	Tranche 2 warrants, which can be subscribed into 2,000,000 ordinary shares at a subscription price of £2 per share.

The initial expiration date of warrants was May 28, 2023; however, on May 31, 2022, our Board of Directors approved to extend the expiration date to May 28, 2024. Tranche 1 warrants are classified as a financial liability, while Tranche 2 warrants are classified as equity.

The host contract component of convertible note was initially recognized at the fair value of a similar liability that did not have a conversion option. The embedded conversion option and Tranche 1 warrants were also initially recognized at fair value. The amount allocated to equity instrument, Tranche 2 warrants, was the residual amount after deducting the fair value of the financial liability components from the fair value of the entire financial instruments. Any directly attributable transaction costs were allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the host contract of the convertible note was measured at amortized cost using the effective interest method. The embedded conversion option and Tranche 1 warrants were remeasured at each reporting period using FVTPL. The equity instrument, Tranche 2 warrants, was not remeasured. Interest related to the host contract was recognized in profit or loss.

On May 28, 2022, the noteholder exercised their conversion option to convert the convertible note to ordinary shares. The financial liability (i.e. host contract and embedded conversion option) was reclassified to equity and no gain or loss was recognized.

Share-based payments

Since 2019, we have granted options to purchase Zapp Ordinary Shares to our selected employees, officers, directors and consultants and non-employee directors. The share options are considered equity-settled share-based payment arrangements.

The fair value of the share options have been measured using the Black-Scholes option-pricing model, see Note 20 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Expected volatility has been based on the weighted-average historical share price volatility of comparable publicly traded companies. The expected term has been estimated based on the simplified method. The risk-free interest rate has been based on the 6-month GBP LIBOR interest rate in effect at the time of grant.

The grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognized as an expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant-date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

Financial instruments

Financial assets

On initial recognition, a financial asset is classified as measured at amortized cost for trade and other receivables. A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at fair value through profit or loss (“FVTPL”):

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These financial assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss.

Financial liabilities

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expenses and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

Measurement of fair values - valuation techniques and significant unobservable inputs

For the valuation techniques used in measuring Level 3 fair values for financial instruments in the statement of financial position, as well as the significant unobservable inputs used, see Note 22 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The estimated fair value of our embedded conversion option and warrant shares would increase if the volatility of stock price were higher and would decrease if the volatility were lower.

Internal Control Over Financial Reporting

Our financial reporting function and system of internal controls are less developed in certain respects than those of similar companies and may not provide our management with as much or as accurate or timely information. A deficiency in internal controls exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct, misstatements on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis.

Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in connection with the audit of our consolidated financial statements as of and for the years ended September 30, 2022 and 2021, our management and our independent registered public accounting firm identified deficiencies such as (a) a lack of formal records relating to internal control procedures, key management estimates and judgments, significant business decisions and the monitoring of related party transactions, (b) a lack of formal inventory management procedures, and (c) a lack of formal review procedures relating to asset impairment and intercompany transactions, that we concluded represented significant deficiencies in our internal control over financial reporting. While we plan to take measures to remedy these significant deficiencies, we have not yet implemented these measures and cannot predict the success of such measures or the outcome of our assessment of these measures or the time it will take to remedy such deficiencies, assuming we are able to do so. We may incur significant costs in the implementation of such measures, and can give no assurance that these measures will remediate the significant deficiencies in internal control or that additional significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. See “Risk Factors—Risk Relating to Zapp’s Business and Industry—We have identified significant deficiencies in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Recently Issued Accounting Pronouncements

For a description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows, see Note 3.17 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Trend Information

Please refer to “Zapp Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Factors Affecting our Results of Operations” for a discussion of the factors that present significant opportunities for our business, but also pose risks and challenges.

We believe that our cash on hand following the consummation of the Business Combination, as well as from the net proceeds of our issuance of the Zapp Convertible Loan Notes, will be sufficient to meet our working capital and capital expenditure requirements for the next twelve months from the date of this proxy statement/prospectus and sufficient to fund our operations until we begin production of our vehicles as currently contemplated. As of the date of this proxy statement/ prospectus, certain investors (comprising existing Zapp shareholders and other high-net-worth individuals) have purchased an aggregate principal amount of $6.1 million in Zapp Convertible Loan Notes. Assuming a maximum redemption scenario and that Zapp issues aggregate principal amount of $6.1 million in Zapp Convertible Loan Notes by Zapp and obtains short-term borrowings of $11.5 million in order to partially fund the payment of preliminary estimated direct and incremental transaction costs of $19.6 million under the maximum redemption scenario prior to the closing of the Business Combination, Pubco is expected to have cash and cash equivalents of approximately $0.2 million upon closing of the Business Combination, based on assumptions and estimates underlying the unaudited pro forma adjustments, further details of which are set forth in “Unaudited Pro Forma Condensed Combined Financial Information.” In the event that the proceeds of the Business Combination are lower than anticipated due to excessive redemptions, the proceeds from the issuance of Zapp Convertible Loan Notes are lower than anticipated or there are any delays in the production and delivery of our vehicles, Pubco may require additional funding. Given our asset-light operating model, we do not believe that our production and expansion plans will be materially and adversely affected unless we experience excessive redemptions from CIIG II’s stockholders, do not raise sufficient proceeds from the issuance of Zapp Convertible Loan Notes and are otherwise unable to obtain alternative financing sources to meet our working capital and capital expenditure requirements. Depending on the level of redemptions and the aggregate principal amount of Zapp Convertible Loan Notes that are issued prior to the closing of the Business Combination, we may adjust our marketing and rollout budgets for 2023 and 2024, as well as the speed and scale of our rollout and delivery plans.

We plan to enter into certain financing arrangements following the consummation of the Business Combination, such as equity line of credit or substantially similar transaction, pursuant to which a third party will be obligated to purchase Pubco Ordinary Shares (or securities convertible into Pubco Ordinary Shares) over a period of time from Pubco on terms to be agreed. As of the date of this proxy statement/prospectus, we have not identified a provider for such financing arrangements. If we were to require additional funding or otherwise determined that it would be beneficial to seek additional sources of financing, there can be no assurance that such financing would be available to Pubco on favorable terms or at all. If financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in product development or scale back our operations, which could have an adverse impact on our business and financial prospects.

Zapp’s business is also subject to a number of risks, including (a) Zapp’s nature as an early-stage company in a competitive early-stage industry and (b) Zapp’s future growth and success being highly dependent on a number of factors, including consumer demands, the rate of EV adoption, potential delays and risks in design, supply chain, production and launch of products, changes in government incentives for EV products, Zapp’s ability to obtain future debt or equity financing, potential challenges in Zapp’s international operations and business expansion, as well as risks associated with Zapp’s protection of its intellectual property, brand building, insurance, product quality, internal controls, business growth management and cybersecurity. These risks may not prove to be exhaustive and are based on certain assumptions made by Pubco, CIIG II and Zapp, which later may prove to be incorrect or incomplete. Pubco, CIIG II and Zapp may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party.

Other than as disclosed in this section, we are not aware of any trends, uncertainties, demands, commitments or events since September 30, 2022 that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

CERTAIN ZAPP AND PUBCO RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Zapp and Pubco Relationships and Related Party Transactions

Novation, Assumption and Amendment Agreement

On May 28, 2020, Zapp and Michael Joseph, a shareholder of Zapp, entered into the Zapp warrant instrument, pursuant to which Zapp issued an aggregate of 6,000,000 Zapp Warrants to Michael Joseph. Pursuant to the terms of the Novation, Assumption and Amendment agreement to be entered into among Pubco, Zapp and Michael Joseph, all Zapp Warrants that are outstanding immediately prior to the Effective Time will be assumed by Pubco and converted into 3,482,158 Pubco Exchange Warrants.

See “Description of Pubco Securities—Pubco Exchange Warrants.”

Equity Incentive Plans

Zapp has granted options with respect to Zapp Ordinary Shares to certain executive officers, directors and employees pursuant to individual employee share option contracts with such persons. As part of the Business Combination, each Zapp option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be released and cancelled in exchange for the grant by Pubco of Pubco Exchange Options, pursuant to the Pubco Exchange Option Agreements to be entered into among the Company, Pubco and the relevant holder of such Zapp options.

See “Management of Pubco following the Business Combination—Equity Incentive Plans.”

Employment Agreements and Indemnification Agreements

See “Management of Pubco following the Business Combination—Employment Agreements and Indemnification Agreements.”

Registration Rights Agreement

See “Shares Eligible for Future Sale—Registration Rights.”

Related Party Transaction Policy

Upon the closing of the Business Combination, it is anticipated that the Pubco board of directors will adopt a written related party transaction policy, which sets forth the policies and procedures for the review and approval or ratification or related person transactions.

INFORMATION ABOUT CIIG II

References in this section to “we”, “our”, “us”, the “Company”, or “CIIG II” generally refer to CIIG II.

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting an initial business combination. While we may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, we have focused our search in the technology, media and telecommunications industries and on companies with sustainability business models (“TMTS”) that are enabled by technology. Our sponsor is an entity that was formed by our management team. We believe our management team’s extensive operational and financial experience coupled with their experience in identifying and executing acquisitions globally with a collectively vast network to source and structure additional acquisition opportunities, make us attractive in the marketplace.

Initial Public Offering

On September 17, 2021, we consummated our initial public offering of 28,750,000 units. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant of the Company, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $287,500,000.

Simultaneously with the closing of the initial public offering, we completed the private sale of an aggregate of 12,062,500 warrants to our sponsor and anchor investors at a purchase price of $1.00 per private placement warrant, generating gross proceeds of $12,062,500.

A total of $291,812,500, comprised of $287,500,000 of the proceeds from the initial public offering and a portion of the proceeds of the sale of the private placement warrants was placed in the trust account maintained by Continental, acting as trustee.

It is the job of our sponsor and management team to complete our initial business combination. Our management team is led by Peter Cuneo, our Executive Chairman, Gavin Cuneo, our Co-Chief Executive Officer, and Michael Minnick, our Co-Chief Executive Officer, who have many years of experience, relationships and connectivity in the TMTS sector. We must complete our initial business combination by March 17, 2023, 18 months from the closing of our initial public offering (or September 17, 2023 if we extend the period of time to consummate our initial business combination). If our initial business combination is not consummated by March 17, 2023 (or September 17, 2023 if we extend the period of time to consummate our initial business combination), then our existence will terminate, and we will distribute all amounts in the Trust Account unless we extend or amend such date as permitted by our Amended and Restated Certificate of Incorporation.

Anchor Investors

In connection with the IPO, the anchor investors each purchased 2,156,250 Units consisting of one share of Class A Common Stock (for each anchor investor, the “initial share allocation”) and one half of one Public Warrant. The direct anchor investors also purchased 2,010,417 Private Placement Warrants in connection with the IPO.

In addition, in connection with CIIG II’s IPO, each of the anchor investors entered into a separate agreement with the Sponsor pursuant to which (i) the direct anchor investor agreed to purchase Class B Common Stock from the Sponsor upon the closing of CIIG II’s initial business combination and (ii) the indirect anchor investors agreed to purchase an indirect interest in Class B Common Stock and Private Placement Warrants at the closing of the IPO. In connection therewith, each anchor investor committed $2,010,417 for rights to (i) 718,750 shares of Class B Common Stock (assuming no redemptions) and (ii) 2,010,417 Private Placement Warrants. The primary purpose for the Anchor Investor Agreements was to obtain capital to partially fund the purchase price of the Private Placement Warrants.

Pursuant to the Anchor Investor Agreements, the anchor investors agreed with the Sponsor that, if such anchor investor (a) does not own its initial share allocation (i) at the time of any stockholder vote with respect to an initial business combination or (ii) on the business day immediately prior to the consummation of CIIG II’s initial business combination or (b) redeems all or a portion of such shares of Class A Common Stock in connection with an initial business combination such that as of the time of such initial business combination it does not own a number of shares at least equal to its initial share allocation, or in the case of the indirect anchor investors (c) fails to vote its shares of Class A common stock in favor of our initial business combination, then the number of Class B Common Stock to be sold or distributed to each anchor investor shall be reduced by up to 70%. In the case of the direct anchor investors, such reduction is pro rata based on the amount of Class A Common Stock they elect to redeem in connection with CIIG II’s initial business combination. The indirect anchor investors will have their allocation of Class B Common Stock reduced by 70% regardless of the number of shares redeemed. Notwithstanding any of the above, any such reductions will not cause the number of Class B Common Stock to be sold or distributed to the direct or indirect anchor investors to be reduced by more than 70%. As such, our anchor investors may have different interests with respect to a vote on the Business Combination than other Public Stockholders. Up to 1,509,375 shares of Class B Common Stock in the aggregate are subject to forfeiture by the anchor investors to the Sponsor pursuant to the Anchor Forfeiture. Such shares have an aggregate market value of approximately $             based on the closing price of CIIG II Class A Common Stock of $             on Nasdaq on             , the record date for the special meeting of stockholders. Such shares would become worthless if CIIG II does not complete a business combination.

Assuming there is no Anchor Forfeiture, each anchor investor shall hold 718,750 Pubco Ordinary Shares, upon conversion of their Class B Common Stock in connection with the consummation of the Business Combination.

Aside from the Private Placement Warrants purchased separately by the direct anchor investors, the anchor investors have not been granted any material additional stockholder or other rights. The indirect anchor investors were only issued membership or economic interests in our Sponsor in connection with the IPO with no right to control our Sponsor or vote or dispose of their allocable Class B Common Stock or Private Placement Warrants (which will continue to be held by the Sponsor until following the closing of the Business Combination). Since our anchor investors will not receive the Class B Common Stock to which they are entitled until the closing of the Business Combination, they will not be able to vote such shares prior to the closing of the Business Combination. The anchor investors will have the same rights to the funds held in the Trust Account with respect to the Class A Common Stock they purchased in the IPO as the rights afforded to the other Public Stockholders.

The table below illustrates the Sponsor, its affiliates’ and the anchor investors’ total potential ownership interest in the combined company (assuming exercise, conversion and vesting of all securities each respective party is entitled to) following the closing of the Business Combination assuming (i) no redemptions and (ii) 100% redemptions by the CIIG II Public Stockholders.

The number of shares outstanding following the Business Combination, assuming no redemptions, is calculated based on a total of 121,750,010 Pubco Ordinary Shares outstanding, consisting of (a) 28,750,000 shares of Class A Common Stock convertible into Pubco Ordinary Shares, (b) 7,187,500 shares of Class B Common Stock (including the Earn Out Shares) convertible into Pubco Ordinary Shares, (c) 50,000,000 Pubco Ordinary Shares to be issued to Zapp shareholders (including shares underlying the Pubco Exchange Warrants and Pubco Exchange Options) and holders of Zapp Convertible Loan Notes, (d) 8,518,290 Zapp Earnout Shares, (e) 856,720 Pubco Ordinary Shares potentially issuable to SAP as described further herein, and (f) 26,437,500 Pubco Ordinary Shares underlying Pubco Public Warrants.

The number of shares outstanding following the Business Combination, assuming 100% redemptions, is calculated based on a total of 93,000,010 Pubco Ordinary Shares outstanding, consisting of (a) 0 shares of Class A Common Stock convertible into Pubco Ordinary Shares, (b) 7,187,500 shares of Class B Common Stock

(including the Earn Out Shares) convertible into Pubco Ordinary Shares, (c) 50,000,000 Pubco Ordinary Shares to be issued to Zapp shareholders (including shares underlying the Pubco Exchange Warrants and Pubco Exchange Options) and holders of Zapp Convertible Loan Notes, (d) 8,518,290 Zapp Earnout Shares, (e) 856,720 Pubco Ordinary Shares potentially issuable to SAP as described further herein and (f) 26,437,500 Pubco Ordinary Shares underlying Pubco Public Warrants.

Total Potential Ownership in the Combined Company

(Assuming exercise, conversion and vesting of all securities each respective party is entitled to)

	No Redemptions			100% Redemptions
	Number		Percentage	Number		Percentage
The Sponsor(1)	11,062,499	(2)	9.1%	12,571,874	(4)	13.5%
Direct Anchor Investor	5,963,542	(3)	4.9%	3,304,167	(5)	3.6%
Each individual Indirect Anchor Investor	5,963,542	(3)	4.9%	3,304,167	(5)	3.6%

(1)

Peter Cuneo, our Executive Chairman, Gavin Cuneo our Co-Chief Executive Officer and Director, and Michael Minnick our Co-Chief Executive Officer and Director, are the managing members of our sponsor. Consequently, such persons may be deemed the beneficial owner of the shares held by our sponsor and have voting and dispositive control over such securities. Such persons disclaim beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. Each of our officers and directors are members of our Sponsor and have an economic interest in the Sponsor. The indirect anchor investors are also passive limited members in our sponsor and have an economic interest in the Sponsor. The ownership of the indirect anchor investors is illustrated as a separate line item above (and is thus excluded from the ownership of the Sponsor).

(2)

Includes (i) 5,031,250 Pubco Ordinary Shares issuable upon conversion of Class B Common Stock in connection with the Business Combination, including 754,687 Sponsor’s Pubco Ordinary Shares that will be unvested at the closing of the Business Combination and subject to certain vesting conditions and (ii) 6,031,249 Pubco Ordinary Shares underlying Private Placement Warrants.

(3)

Includes (i) 2,156,250 Pubco Ordinary Shares issuable upon conversion of Class A Common Stock in connection with Business Combination, (ii) 718,750 Pubco Ordinary Shares issuable upon conversion of the Class B Common Stock in connection with the Business Combination, (iii) 1,078,125 Pubco Ordinary Shares underlying Public Warrants and (iv) 2,010,417 Pubco Ordinary Shares underlying Private Placement Warrants.

(4)

Includes (i) 6,540,625 Pubco Ordinary Shares issuable upon conversion of Class B Common Stock in connection with the Business Combination, including (A) 754,687 Sponsor’s Pubco Ordinary Shares that will be unvested at the closing of the Business Combination and subject to certain vesting conditions and (B) 1,509,375 Anchor Forfeiture Shares and (ii) 6,031,249 Pubco Ordinary Shares underlying Private Placement Warrants.

(5)

Includes (i) 215,625 Pubco Ordinary Shares issuable upon conversion of Class B Common Stock in connection with the Business Combination, (ii) 1,078,125 Pubco Ordinary Shares underlying Public Warrants and (iii) 2,010,417 Pubco Ordinary Shares underlying Private Placement Warrants.

Initial Business Combination

Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account at the time of the agreement to enter into the initial business combination. If our board is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of FINRA, or an independent accounting firm with respect to the satisfaction of such criteria. Our stockholders may not be provided with a copy of such opinion, nor will they be able to rely on such opinion. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors.

Financial Position

With funds available for a business combination in the amount of approximately $296 million as of December 31, 2022, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt or leverage ratio.

Permitted Purchases of CIIG II’s Securities

In the event we seek stockholder approval of our business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The potential purpose of such purchases would be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination This may result in the completion of our business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the business combination. Our sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Holders of Public Shares

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. As of December 31, 2021, the amount in the trust account was approximately $10.30 per public share and such amount may be increased by $0.10 per public share for the 6-month extension of our time to consummate our initial business combination, as described in proxy statement/prospectus. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our business combination for no consideration. The anchor investors, conversely, have not agreed to waive their redemption rights and accordingly have the right to redeem their Public Shares in connection with the Business Combination; however, as described herein, pursuant to Anchor Investor Agreements, if an anchor investor elects to redeem all or a portion of such Public Shares in connection with an initial business combination such that as of the time of such initial business combination it does not own a number of shares at least equal to its initial share allocation, then the number of shares of Class B Common Stock to be sold or distributed to each anchor investor in connection with the closing of the Business Combination shall be reduced. In the case of the direct anchor investors, such reduction is pro rata based on the amount of Class A Common Stock they elect to redeem in connection with CIIG II’s initial business combination. The indirect anchor investors will have their allocation of Class B Common Stock reduced by 70% regardless of the number of shares redeemed. Notwithstanding any of the above, any such reductions will not cause the number of Class B Common Stock to be sold or distributed to the direct or indirect anchor investors to be reduced by more than 70%.

Limitation on Redemption Rights

Our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our initial public offering, which we refer to as the “Excess Shares.” We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in our initial public offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our initial public offering, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, our amended and restated certificate of incorporation does not restrict our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our business combination.

Redemption of Public Shares and Liquidation if No Business Combination

Our amended and restated certificate of incorporation provides that we will have only until March 17, 2023, to complete our initial business combination (or by September 17, 2023 if we extend the period of time to consummate our initial business combination in accordance with the terms described in proxy statement/prospectus). If we are unable to complete our business combination by March 17, 2023 (or by September 17, 2023, if applicable), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination by March 17, 2023 (or by September 17, 2023, if applicable).

Our sponsor, officers and directors have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination by March 17, 2023 (or by September 17, 2023 if we extend the period of time to consummate our initial business combination in accordance with the terms described in this proxy statement/prospectus) for no consideration. However, if our sponsor, officers, directors or anchor investors acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination by March 17, 2023 (or by September 17, 2023, if applicable).

Our sponsor, officers and directors have agreed, pursuant to a letter agreement with us that they will not propose any amendment to our amended and restated certificate of incorporation that would modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by March 17, 2023 (or by September 17, 2023 if we extend the period of time to consummate our initial business combination in accordance with the terms described herein), unless we provide our public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes divided by the number of then outstanding public shares. However, we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement (described above) we would not proceed with the amendment or the related redemption of our public shares.

If we do not consummate our initial business combination set forth in our amended and restated certificate of incorporation, we expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $42,858 of proceeds held outside the trust account as of December 31, 2022, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.30. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.30. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Grant Thornton, our independent registered public accounting firm will not execute agreements with us waiving such claims to the monies held in the trust account, nor will the underwriters of our initial public offering.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.15 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then our sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our sponsor, which is a newly formed entity, has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company. We have not asked our sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.30 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.30 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our sponsor to reserve for such indemnification obligations and we cannot assure you that our sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.30 per public share.

We have sought and will continue to seek to reduce the possibility that our sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. As of December 31, 2022, we have access to up to approximately $42,858 from the proceeds of our initial public offering with which to pay any such potential claims. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors. As of December 31, 2022, the amount held outside of the trust account was $42,858.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our business combination by March 17, 2023 (or by September 17, 2023, if we extend the period of time to consummate our initial business combination in accordance with the terms described herein) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our business combination March 17, 2023 (or by September 17, 2023 if we extend the period of time to consummate our initial business combination in accordance with the terms described herein), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our business combination by March 17, 2023 (or by September 17, 2023 if we extend the period of time to consummate our initial business combination in accordance with the terms described herein), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following March 17, 2023 (or September 17, 2023, if applicable) and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.30 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.30 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the trust account only on the earliest of (a) the completion of our initial business combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by March 17, 2023 (or by September 17, 2023 if we extend the period of time to consummate our initial business combination in accordance with the terms described herein) or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of our public shares if we are unable to complete our business combination by March 17, 2023 (or by September 17, 2023 if we extend the period of time to consummate our initial business combination in accordance with the terms described herein), subject to applicable law. Stockholders who do not exercise their rights to the funds in connection with an amendment to our certificate of incorporation would still have rights to the funds in connection with a subsequent business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights as described above.

Legal Proceedings

From time to time, CIIG II may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of its business.

Employees

We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

CIIG II’s directors and executive officers are as follows:

Name	Age	Position
Peter Cuneo	78	Executive Chairman
Gavin M. Cuneo	46	Co-Chief Executive Officer and Director
Michael Minnick	56	Co-Chief Executive Officer and Director
David Flowers	68	Director
Kenneth P. West	64	Director
Patricia Wilber	61	Director
Chris Rogers	64	Director

The experience of our directors and executive officers is as follows:

Peter Cuneo has been Executive Chairman of our board of directors since inception. After the closing of the Arrival transaction (Nasdaq: ARVL) in March 2021 until November 2022, Mr. Cuneo served as Non-Executive Chairman of Arrival’s board of directors. From November 2022 through January 2023, Mr. Cuneo served as interim Chief Executive Officer of Arrival. From 2019 until March 2021, he was Chief Executive Officer and Chairman of CIIG Merger Corp. (“CIIC”). Mr. Cuneo currently serves as Chairman of BeyondView LLC, a digital twin technology company, since 2017 and as a Director of electroCore, Inc. (Nasdaq: ECOR), a medical technology company, since 2020.Mr. Cuneo has also been the Managing Principal of Cuneo & Company, LLC, a private investment and management company, since 2010. Mr. Cuneo served as Chairman of the Board at Iconix Brand Group (Nasdaq: ICON), a brand management company and owner of a portfolio of global consumer brands, from January 2019 to August 2021. Mr. Cuneo previously served as Executive Chairman of Iconix’s board of directors from January 2018 to May 2018 and from April 2016 through December 2016. From 2015 to 2018, and while not serving as Executive Chairman, Mr. Cuneo served as Chairman of the Board of Iconix. He also served as Interim Chief Executive Officer of Iconix from May to October 2018 and 2015 until 2016. He is a recognized leader in corporate value creation and has reshaped the operations of seven distressed companies in the global media and consumer products sectors in the past 35 years. Business Insider called Mr. Cuneo one of the best turnaround CEOs. From 1999 to 2009, Mr. Cuneo was first President and Chief Executive Officer and then Vice Chairman of the Board of Marvel Entertainment Inc. (NYSE:MVL). His tenure ended with Marvel’s more than $4 billion sale to Disney at the end of 2009. From 1993 to 1996, Mr. Cuneo was President and Chief Executive Officer of Remington Products Company. Previously, Mr. Cuneo has also served as President of the Security Hardware Group of the Black & Decker Corporation (NYSE: SWK), President of Bristol-Myers Squibb Co.’s (NYSE: BMY) Pharmaceutical Group in Canada and President of the Clairol Personal Care Division. Mr. Cuneo’s involvement in non-profit organizations includes currently serving on the board of the National Archives, the board of the National Police Foundation and the board of trustees of Alfred University, where he was previously Chairman. Mr. Cuneo served two tours as a Lieutenant in the U.S. Navy in the Vietnam War. Mr. Cuneo received his M.B.A. from Harvard Business School and a B.S. from Alfred University. He is Gavin Cuneo’s father.

Gavin M. Cuneo, has been our Co-Chief Executive Officer and a member of our board of directors since inception. From 2010 to present, Mr. Cuneo has been a partner of Cuneo & Company, a private venture investment company focused on early stage media, technology and consumer growth businesses. Mr. Cuneo has also been the co-Chief Executive Officer of Crown PropTech Acquisitions since January 2023. From 2019 until March 2021, he was Chief Operating Officer and director of CIIC. Mr. Cuneo has served and currently serves on the board of a number of private companies. From 2011 to 2018, Mr. Cuneo was the Chief Operating Officer and Chief Financial Officer of Valiant Entertainment LLC. Cuneo & Company initially capitalized the dormant comic book publisher to relaunch the business as an IP-centric multimedia company. Under this new management, Valiant grew into one of the leading print and digital publishers in comics, established a marquee licensing businesses and built a film and television division including a multi-picture partnership with Sony Pictures. Valiant was sold to DMG Entertainment in 2018. From 2005 to 2009, Mr. Cuneo was an investment banker in the consumer industry coverage group at Bank of America Merrill Lynch and its predecessor Merrill Lynch & Co. where he executed debt and equity financings and advised on mergers and acquisitions for leading companies in the consumer and retail industries. From 1998 to 2004, Mr. Cuneo held a number of positions at U.S. Trust Company (later acquired by Bank of America), including as an Assistant Vice President in Equity Research, functioning as an equity analyst and associate portfolio manager, and as an Assistant Vice President of corporate strategy. Mr. Cuneo holds an M.B.A. from Tuck School of Business at Dartmouth, graduated with a B.A. in Economics and Business from Lafayette College and is a Chartered Financial Analyst. He is Peter Cuneo’s son.

Michael Minnick, our Co-Chief Executive Officer and a member of our board of directors since inception, is a Co-Founder and has been a Managing Partner at IIG Holdings since 2014. Mr. Minnick has also been the co-Chief Executive Officer of Crown PropTech Acquisitions since January 2023. Mr. Minnick has also served as a Director, Co-Founder and Managing Partner of Opus Music Group Investments, LLC since December 2021. From 2019 until March 2021, he was Chief Investment Officer and director of CIIC. Prior to forming IIG Holdings, he was a Co-Founder and Senior Managing Director of Interlink Investment Group, from 2012 to 2014 Mr. Minnick has experience in more than $190 billion in transaction volume, including advisory and debt and equity capital executions at JPMorgan Chase & Co. (NYSE:JPM) and The Royal Bank of Scotland Group plc (NYSE:RBS), or RBS. Mr. Minnick served in various capacities at RBS, from 2004 to 2011, culminating in his service as a Managing Director and Head of Corporate Finance in the Telecom, Media & Technology Group. From 2003 to 2004, Mr. Minnick was the Founder and Chief Executive Officer of Traffic Networks, a startup that developed mobile and online real-time traffic information for the New York Metropolitan markets. From 1996 to 2002, Mr. Minnick served in different positions within Investment Banking at JPMorgan Chase & Co. including the Telecom, Media & Technology Group and the Global Syndicated Finance Group. Prior to joining JPMorgan Chase & Co., Mr. Minnick was an Associate at The Bank of Nova Scotia in the Corporate Finance and Syndications division from 1994 to 1996. Mr. Minnick began his career at AT&T (NYSE:T) where he served in several analyst capacities from 1989 to 1992, including as a Financial Analyst in the Market Analysis & Forecasting Division for Business Communications Services within the Chief Financial Officer division. From 2012 to 2019, he served as a Director of Paystar Inc., a privately-held FinTech company. Mr. Minnick received a M.B.A. from Cornell University and a B.A. from The University of St. Thomas.

David Flowers has served as a member of our board of directors since September 2021. Mr. Flowers is currently the Founder and Chairman of Clean Water Innovations LLC, a wastewater technology company. From 2019 until March 2021, he was a director of CIIC. Mr. Flowers has over 40 years of experience in the media industry and in corporate finance and served as a Board Member for several companies including Sirius XM Holdings Inc. (Nasdaq: SIRI) a satellite radio company, from 2010 until the end of 2014, ILG Inc. (Nasdaq:ILG), a provider of professionally delivered vacation experiences, from 2008 until 2018, and Digital Globe Services Ltd., a provider of online customer acquisition solutions for large, consumer-facing organizations, from 2015 until 2016. Until 2017, he was a Board Member of Blinker Inc., an app-based purchase, sale and finance tool for automobile ownership. Before his retirement in 2014, Mr. Flowers served as Senior Vice President and Managing Director of Alternative Investments at Liberty Media as well as other roles at Liberty Media since 1995 including Principal Financial Officer and Treasurer at Liberty Capital Group and Senior Vice President, Treasurer and Principal Financial Officer at Liberty Interactive. During his tenure as an executive officer at Liberty Media, Mr. Flowers was responsible for the financing of all the Liberty Media entities. Prior to Liberty Media, Mr. Flowers worked in the Media and Telecommunications Group in the Investment Banking Division of Toronto Dominion Bank. Mr. Flowers received a B.S.A. from Carleton University in Canada. Mr. Flowers is also a Chartered Financial Analyst.

Kenneth P. West has served as a member of our board of directors since September 2021. From 2019 until March 2021, he was a director of CIIC, and from 2019 through its sale in 2022, he was a Director of FaZe Clan, the professional esports and entertainment organization. From 2017 until his retirement in June 2019, Mr. West served as Chief Financial Officer of Fareportal Inc., one of the largest online travel technology companies powering a next generation travel concierge service whose brands include CheapOair, OneTravel and Travelong. Mr. West served as Executive Vice President, Chief Financial Officer and Treasurer of Martha Stewart Living Omnimedia (NYSE:MSO) from 2011 to 2015. Mr. West previously served as Executive Vice President and Chief Financial Officer of Marvel Entertainment Inc., (NYSE:MVL) a brand-driven licensing and media company from 2002 to 2010. From 2010 to 2011, he served as an independent consultant to media and entertainment companies. Prior to 2002, Mr. West, a certified public accountant, was Chief Financial Officer of two middle-market, privately held companies, and spent over 15 years with the Stamford, Connecticut office of Ernst & Young LLP, principally in the auditing division. Mr. West received a B.S from Carnegie Mellon University.

Patricia Wilber has served on our board of directors since October 2022. Ms. Wilber has also served as a member of the board of directors and a member of the audit committee of electroCore, Inc. since March 2022. Since July 2022, she has also served on the board of directors of Vibrant Emotional Health, a nonprofit organization. Ms. Wilber has been a Chief Marketing Officer, global business strategist, and board member who delivers organizational and cultural transformation for branding. She is a pioneer in new franchise models and branded partnerships. Ms. Wilber last served as the Executive Vice President, CMO, and Managing Director of Partnerships, EMEA, the highest position in the marketing department at Disney from 2015 to 2018, where she drove growth for Walt Disney Company’s marquee brands by leading marketing and communications for Disney, Pixar, Star Wars, and Marvel. Additionally, she established and led EMEA’s 40-country integrated marketing, franchise and partnership functions, including a major reorganization of the EMEA channels to boost growth and profitability by significantly reducing expenses. She served on the board of Euro Disney SCA from 2015 to 2018, and Magical Cruise Company, more commonly known as the Disney Cruise Line from 2013 to 2018. Ms. Wilber holds a B.A. in History from Brown University.

Chris Rogers has served as a member of our board of directors since September 2021. Mr. Rogers has over 30 years of operating and investing experience and has served in his current capacity as Partner at Lumia Capital LLC since 2013. From 2019 until March 2021, he was a director of CIIC. He co-founded Nextel Communications in 1987, which later sold to Sprint Corporation (NYSE:S) in 2005. Mr. Rogers served as Senior Vice President at Nextel, implementing numerous strategies and campaigns. Mr. Rogers moved to Sprint in 2005 after Nextel was acquired, where he served as a Senior Vice President of Corporate Development and Spectrum until 2012. He oversaw mergers, acquisitions, divestitures, equity investments and joint ventures in the role and was also responsible for management and oversight of wireless spectrum licenses and Sprint’s portfolio of emerging technology investments. Mr. Rogers received his B.A. from Tufts University and his J.D. from the Catholic University of America.

Number and Terms of Office of Officers and Directors

We currently have seven directors. Holders of our founder shares have the right to elect all of our directors prior to consummation of our initial business combination and holders of our public shares will not have the right to vote on the election of directors during such time. These provisions of our amended and restated certificate of incorporation may only be amended if approved by at least 90% of our common stock voting at a stockholder meeting.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. West, Flowers, Wilber and Rogers are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

As of the date hereof, none of our officers or directors has received any cash compensation for services rendered to us. We pay an affiliate of our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support and we will continue to do so through the earlier of the consummation of our initial business combination and our liquidation. No compensation of any kind, including finder’s and consulting fees, has been or will be paid to our sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates. As of the date hereof, our sponsor, officers and directors and their affiliates had incurred no unpaid reimbursable expenses. On December 15, 2022, CIIG II issued the Promissory Note, pursuant to which CIIG II may borrow up to an aggregate principal amount of $100,000. The Promissory Note is non-interest bearing and payable upon the consummation of a business combination. Upon consummation of a business combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Promissory Note, into Working Capital Warrants, at a price of US$1.00 per Working Capital Warrant.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination.

We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

Following a business combination, to the extent we deem it necessary, we may seek to recruit additional managers to supplement the incumbent management team of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below.

Audit Committee

We have established an audit committee of the board of directors. Messrs. West, Flowers and Rogers serve as members of our audit committee with Mr. Flowers as chair. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Messrs. West, Flowers and Rogers meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Flowers qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Mr. Rogers and Ms. Wilber serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Mr. Rogers and Ms. Wilber meet the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

We have adopted a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officers’ compensation, evaluating our Chief Executive Officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officers based on such evaluations;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our sponsor of $10,000 per month, until March 17, 2023 (or September 17, 2023, if applicable), for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, has been or will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our Audit and Compensation Committee charters as exhibits to the registration statement for our initial public offering. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that during the year ended December 31, 2022, all reports applicable to our executive officers, directors and greater than 10% beneficial owners were filed in a timely manner in accordance with Section 16(a) of the Exchange Act, except as set forth below:

During the fiscal year ended December 31, 2022, Ms. Wilber, a member of the board of directors, failed to timely file one Form 3.

Compensation Discussion and Analysis

As of the date hereof, none of our officers or directors has received any cash compensation for services rendered to us. We pay an affiliate of our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support and we will continue to do so through the earlier of the consummation of our initial business combination and our liquidation. No compensation of any kind, including finder’s and consulting fees, has been or will be paid to our sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates. As of the date hereof, our sponsor, officers and directors and their affiliates had incurred no unpaid reimbursable expenses. On December 15, 2022, CIIG II issued the Promissory Note, pursuant to which CIIG II may borrow up to an aggregate principal amount of $100,000. The Promissory Note is non-interest bearing and payable upon the consummation of a business combination. Upon consummation of a business combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Promissory Note, into Working Capital Warrants, at a price of US$1.00 per Working Capital Warrant.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known.

We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

Following a business combination, to the extent we deem it necessary, we may seek to recruit additional managers to supplement the incumbent management team of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Principal Accountant Fees and Services

The following is a summary of fees paid or to be paid to Grant Thornton for services rendered.

Audit Fees

Audit fees consist of fees for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Grant Thornton in connection with regulatory filings. The aggregate fees of Grant Thornton for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) to December 31, 2021 totaled approximately $57,250 and approximately $42,000, respectively. The above amounts include interim procedures and audit fees, fees associated with review of the registration statement on Form F-4 filed by Pubco in connection with the Business Combination and the delivery by Grant Thornton of consents in connection therewith as well as attendance at audit committee meetings.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the year ended December 31, 2022 and for the period from January 6, 2021 (inception) to December 31, 2021 we did not pay Grant Thornton any audit-related fees.

Tax Fees

We did not pay Grant Thornton for tax services, planning or advice for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021.

All Other Fees

We did not pay Grant Thornton for any other services for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

CIIG II MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we”, “our”, “us”, the “Company”, or “CIIG II” generally refer to CIIG II.

Overview

We are a blank check company formed under the laws of the State of Delaware on January 6, 2021 for the purpose of effecting an initial business combination. We intend to effectuate our initial business combination using cash from the proceeds of the initial public offering and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from January 6, 2021 (inception) through December 31, 2022 were organizational activities, those necessary to prepare for the initial public offering, described below, and identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2022, we had a net loss of $1,716,378, which consists of formation and operational costs of $5,493,089 and provision for income taxes of $906,414, offset by interest earned on cash and marketable securities held in the trust account of $4,683,125.

For the period from January 6, 2021 (inception) through December 31, 2021, we had a net loss of $1,518,280, which consists of formation and operational costs of $1,548,562, offset by interest earned on marketable securities held in the trust account of $30,282.

Liquidity and Capital Resources

On September 17, 2021, we consummated the initial public offering of 28,750,000 units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 units, at $10.00 per unit, generating gross proceeds of $287,500,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 12,062,500 private placement warrants at a price of $1.00 per private placement warrant in a private placement to the Sponsor and anchor investors generating gross proceeds of $12,062,500.

Following the initial public offering, the full exercise of the over-allotment option, and the sale of the private placement warrants, a total of $291,812,500 was placed in the trust account. We incurred $16,342,432 in initial public offering related costs, including $5,750,000 of underwriting fees and $529,932 of other offering costs.

For the year ended December 31, 2022, cash used in operating activities was $1,355,363. Net loss of $1,716,378 was affected by interest earned on cash and marketable securities held in the trust account of $4,683,125 and deferred tax provision $502,902. Changes in operating assets and liabilities provided $4,541,238 of cash from operating activities.

For the period from January 6, 2021 (inception) through December 31, 2021, cash used in operating activities was $836,504. Net loss of $1,518,280 was affected by interest earned on marketable securities held in the trust account of $30,282. Changes in operating assets and liabilities provided $712,058 of cash from operating activities.

As of December 31, 2022, we had marketable securities held in the trust account of $295,886,250 (including approximately $4,683,125 of interest income) consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the trust account may be used by us to pay taxes. Through December 31, 2022, we withdrew $639,657 interest earned from the trust account.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete our initial business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2022, we had cash of $42,858. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that an initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such working capital loans may be converted into warrants of the post initial business combination entity at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants.

We will need to raise additional capital through loans or additional investments from our Sponsor or an affiliate of our Sponsor or certain of our directors and officers. Our Sponsor or an affiliate of our Sponsor or certain of our directors and officers may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 205-40, “Basis of Presentation—Going Concern,” management has determined that the expected shortfall in working capital over the period of time between the date the financial statements are issued and our estimated initial business combination date raises substantial doubt about our ability to continue as a going concern until the earlier of the consummation of our initial business combination or the date we are required to liquidate. Based on the above factors, management determined there is substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued. The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern. Our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies.

Class A Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Class A common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of our condensed balance sheets.

Net Income (Loss) Per Share of Common Stock

Net loss per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. We have two classes of common stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of common stock. This presentation contemplates an initial business combination as the most likely outcome, in which case, both classes of common stock share pro rata in our loss. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per share of common stock as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the FASB issued ASU Topic No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU Topic 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU Topic 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU Topic 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We adopted ASU Topic 2020-06 effective as of January 06, 2021. The adoption of ASU Topic 2020-06 did not have an impact on our financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Company will agree to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. We began incurring these fees on September 14, 2021 and will continue to incur these fees monthly until the earlier of the completion of the initial business combination and our liquidation.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

CERTAIN CIIG II RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

References in this section to “we”, “our”, “us”, the “Company”, or “CIIG II” generally refer to CIIG II. In January 2021, our sponsor acquired 8,625,000 founder shares for an aggregate purchase price of $25,000. In July 2021, our sponsor forfeited 2,156,250 founder shares, resulting in our sponsor holding 6,468,750 founder shares, up to 843,750 of which were subject to forfeiture. Prior to the initial investment in the company of $25,000 by our sponsor, the company had no assets, tangible or intangible. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of our initial public offering. In September 2021, we effected a stock dividend of 0.11111111 shares for each founder share outstanding, resulting in our sponsor holding an aggregate number of 7,187,500 founder shares. All share and per-share amounts have been retroactively restated to reflect the share cancellation. As a result of the underwriters’ election to fully exercise their over-allotment option at the close of the initial public offering, a total of 937,500 founder shares are no longer subject to forfeiture.

Our sponsor and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (the “direct anchor investors”) have purchased an aggregate of 12,062,500 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of our initial public offering, generating gross proceeds of $12,062,500. Each private placement warrant entitles the holder to purchase one share of our Class A common stock at $11.50 per share. The private placement warrants (including the warrants that may be issued upon conversion of extension loans and working capital loans and the Class A common stock issuable upon exercise of such warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. There will be no redemption rights or liquidating distributions with respect to our founder shares or warrants, which will expire worthless if we fail to complete our business combination within the by March 17, 2023 (or by September 17, 2023, if applicable).

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations to other entities that may take priority over their duties to us. We may, at our option, pursue an affiliated joint acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by making a specified future issuance to any such entity.

We will have until March 17, 2023, to consummate an initial business combination. However, if we anticipate that we may not be able to consummate our initial business combination by March 17, 2023, we may, but are not obligated to, extend the period of time to consummate a business combination by an additional six months (until September 17, 2023), for a total of up to 24 months to complete a business combination); provided that our sponsor (or its designees) must deposit into the trust account funds equal to one percent (1.0%) of the gross proceeds of the offering for such extension, in exchange for a non-interest bearing, unsecured promissory note. Such loan may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. Our public stockholders will not be afforded an opportunity to vote on our extension of time to consummate an initial business combination from 18 months to 24 months described above or redeem their shares in connection with such extension. However, our public stockholders will be entitled to vote and/or redeem their shares in connection with a stockholder meeting held to approve an initial business combination undertaken in connection with such an initial business combination if we propose such a business combination during any 6-month extension period.

No compensation of any kind, including finder’s and consulting fees, has been or will be paid to our sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

We pay an affiliate of our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

On February 26, 2021, the sponsor agreed to loan us an aggregate of up to $300,000 to cover expenses related to the initial public offering (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of September 30, 2021 or the completion of the initial public offering. We borrowed a total of $167,417 under the Promissory Note, which was repaid on September 20, 2021. In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. On December 15, 2022, CIIG II issued a promissory note to the Sponsor, pursuant to which CIIG II may borrow up to an aggregate principal amount of $100,000. The Promissory Note is non-interest bearing and payable upon the consummation of a business combination. Upon consummation of a business combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Promissory Note, into Working Capital Warrants, at a price of US$1.00 per Working Capital Warrant. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to CIIG II outside of the Trust Account. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Our anchor investors have purchased an aggregate of approximately 22.5% of the units in the initial public offering. Further, each of the anchor investors has entered into a separate agreement with our sponsor pursuant to which (i) the direct anchor investor has agreed to purchase founder shares from our sponsor upon the closing of our initial business combination and (ii) the indirect anchor investors have agreed to purchase an indirect interest in founder shares and private placement warrants upon closing of this offering.

Related Party Policy

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. A form of the code of ethics was filed as an exhibit to the registration statement filed in connection with our initial public offering.

In addition, our audit committee, pursuant to a written charter that we have adopted, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. A form of the audit committee charter was filed as an exhibit to the registration statement filed in connection with our initial public offering. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. No finder’s fees, reimbursements or cash payments will be made to our sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination. However, the following payments were, or will be made to our sponsor, officers or directors, or our or their affiliates, none of which were or will be made from the proceeds of our initial public offering held in the trust account prior to the completion of our initial business combination:

•

Repayment of an aggregate of up to $300,000 in loans made to us by our sponsor under a note; as of June 30, 2021, there was $139,407 outstanding under the note; the note was repaid in full on September 20, 2021;

•	Payment to an affiliate of our sponsor of $10,000 per month, for up to 18 (or 24) months, for office space, utilities and secretarial and administrative support;

•	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination;

•

Repayment of loans which may be made by our sponsor (or its designees) to extend our term from 18 to 24 months. Such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants; and

•

Repayment of loans which may be made by our sponsor or an affiliate of our sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. On December 15, 2022, CIIG II issued a promissory note to the Sponsor, pursuant to which CIIG II may borrow up to an aggregate principal amount of $100,000. The Promissory Note is non-interest bearing and payable upon the consummation of a business combination. Upon consummation of a business combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Promissory Note, into Working Capital Warrants, at a price of US$1.00 per Working Capital Warrant. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to CIIG II outside of the Trust Account. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates.

INFORMATION RELATED TO PUBCO

The information provided below pertains to Pubco prior to the Business Combination. As of the date of this proxy statement/prospectus, Pubco has not conducted any material activities other than those incident to its formation and to the matters related to effectuating the Business Combination, such as the making of certain required SEC filings, the establishment of Merger Sub and the preparation of this proxy statement/prospectus. Upon the consummation of the Merger Agreement, Pubco will become the ultimate parent of Zapp. For information about Pubco’s management and corporate governance following the Business Combination, see the section titled “Management of Pubco Following the Business Combination.”

Incorporation

Pubco was incorporated as an exempted company with limited liability under the laws of Cayman Islands on November 15, 2022, solely for the purpose of effectuating the Business Combination.

Pubco was incorporated with an authorized share capital of $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 per share. One such share is currently issued and outstanding. For descriptions of Pubco Ordinary Shares, please see the section titled “Description of Pubco Securities.” At incorporation, its assets consisted of the par value contributed for its sole outstanding share.

Pubco’s corporate purpose is unrestricted and Pubco has the full power and authority to carry out any object not prohibited by the Cayman Islands Companies Act or any other law of the Cayman Islands.

Pubco will, immediately after the consummation of the Business Combination, qualify as a foreign private issuer as defined in Rule 3b-4 under the Exchange Act.

Pubco will, immediately after the consummation of the Business Combination, be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Even after Pubco no longer qualifies as an “emerging growth company,” as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Pubco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Memorandum and Articles of Association

At the consummation of the Business Combination, the Amended Pubco Articles shall be substantially in the form attached to this proxy statement/prospectus as Exhibit 3.2. See section entitled “Description of Pubco Securities.”

Principal Executive Office

After the consummation of the Business Combination, the mailing address and principal executive office of Pubco will be 87/1 Wireless Road, 26/F Capital Tower, All Seasons Place, Lumpini, Patumwan, Bangkok 10330, Thailand and its telephone number will be +66 2654 3550.

Financial Year

Pubco has no material assets and does not operate any businesses. Accordingly, no financial statements of Pubco have been included in this proxy statement/prospectus.

Pubco’s financial year ends on September 30 of each year. Pubco’s auditor after the consummation of the Business Combination is expected to be PKF Littlejohn LLP, located at 15 Westferry Circus, London E14 4HD, United Kingdom.

Subsidiaries

Merger Sub is a newly incorporated a Delaware corporation and direct, wholly-owned subsidiary of Pubco. As of the date of this proxy statement/prospectus, Merger Sub has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Merger Agreement.

Sole Shareholder

Prior to the consummation of the Business Combination, the sole shareholder of Pubco is Jonathan Salmon, an officer of Zapp. Upon the consummation of the Business Combination, Pubco will become a new public company owned by the prior stockholders of CIIG II and the prior holders of Zapp Shares, Zapp options, Zapp Warrants, CIIG II Warrants.

Board of Directors

Prior to the consummation of the Business Combination, the director of Pubco is Mr. Kiattipong Arttachariya, who is the Co-Founder and Acting Chief Financial Officer of Pubco. As of the closing of the Business Combination, the number of directors of Pubco shall be increased to seven persons, Mr. Kiattipong Arttachariya will cease to be a director of Pubco, and Mr. Anthony Posawatz, Mr. Swin Chatsuwan, Mr. Jeremy North, Kenneth West, Patricia Wilber, Patchara Rattakul and Edouard Meylan are expected to become the directors of Pubco.

The NASDAQ listing rules permit a foreign private issuer like Pubco to follow the corporate governance practices of its home country. Under the corporate governance practices in the Cayman Islands, among other things, Pubco is not required to have a majority of the board of directors consist of independent directors.

Legal Proceedings

As of the date of this proxy statement/prospectus, Pubco was not party to any material legal proceedings. In the future, Pubco may become party to legal matters and claims arising in the ordinary course of business.

Properties

Pubco currently does not own or lease any physical property.

Employees

Pubco currently has no employees.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Directors and Executive Officers

The following table sets forth the names, ages, and positions of the persons who are expected to serve as the directors and executive officers of Pubco immediately after the consummation of the Business Combination.

Directors and Executive Officers	Age	Position/Title
Directors:
Anthony Posawatz	62	Chairman and Independent Director
Swin Chatsuwan	59	Founder and Chief Executive Officer
Jeremy North	61	Co-Founder and President
Kenneth West	64	Independent Director
Patricia Wilber	61	Independent Director
Major General Patchara Rattakul (Retired)	60	Independent Director
Edouard Meylan	46	Non-Executive Director

Executive Officers:(1)
Warin Thanathawee	38	Co-Founder and Chief Design Officer
David McIntyre	50	Chief Commercial Officer
Kiattipong Arttachariya(2)	36	Co-Founder and Head of Corporate Affairs
David Sturgeon(2)	53	Chief Financial Officer
Pongsatorn Sukhum	58	Chief Technology Officer
Belinda Vinke	53	Chief Brand Officer

Note:

(1)	Other than directors who are also executive officers.
(2)

Kiattipong Arttachariya will also serve as acting Chief Financial Officer of Zapp until Closing. David Sturgeon currently serves as Chief Financial Officer designate of Zapp and will serve as Chief Financial Officer of Pubco upon Closing.

Anthony Posawatz will serve as the Chairman of Pubco’s board of directors and an Independent Director of Pubco. He has served as a Non-Executive Director of Zapp since 2022. He currently serves as the President and Chief Executive Officer of Invictus iCAR LLC, an automotive and technology innovation consulting company. He is also currently serving on the board of directors of a number of automotive technology companies including INRIX, Inc., Nexeon Ltd., Beam Global and Lucid Group, Inc. Prior to joining Zapp, he served as President and Chief Executive Officer of Fisker Automotive from 2012 to 2013. Previously, he has also held leadership positions at General Motors, where he was the Executive of Global Electric Vehicle Development and Vehicle Line Director of Chevrolet Volt from 2006 to 2012. While at General Motors, he led his product development teams to numerous awards and accolades, including the Motor Trend “Truck of the Year” and “Car of the Year” honors. Mr. Posawatz received his Master of Business Administration from the Tuck School of Business at Dartmouth College and Bachelor of Science in Mechanical Engineering from Wayne State University.

Swin Chatsuwan is Zapp’s founder and will serve as the Chief Executive Officer of Pubco. He has led and grown Zapp’s business as Chief Executive Officer since its establishment in 2017. He is also currently serving as an Independent Director of Haadthip PLC. Prior to founding Zapp, Mr. Chatsuwan founded and has served as the Managing Partner of Paragon Partners Co., Ltd., a corporate solutions boutique specializing in the hospitality, automotive and retail sectors, since 1996. In its 26 years of operations, Paragon Partners has executed more than 50 transactions and developed private equity and proprietary positions in leading companies and brands. Notable transactions of Paragon Partners include the successful acquisition, business development and exit of the Hertz and Volkswagen (Audi) automotive franchises in Thailand. Previously, he has also served as Country Head (Thailand) at CLSA from 1990 to 1995. Mr. Chatsuwan began his career as an Information Technology Analyst in the London and New York offices of Morgan Stanley, from 1987 to 1988. Mr. Chatsuwan received his Master of Science in Economics (Information Systems) from the London School of Economics and Bachelor of Science in Accounting and Finance from Loughborough University.

Jeremy North is Zapp’s co-founder and will serve as the President of Pubco. He has served as a director of Zapp since 2018. He is also currently serving as a non-executive Director of Art House Ukraine (a Canadian non-profit) and since 2016 as Managing Director and Chief Financial Officer of CloudMade Limited, a 50/50 joint venture with Valeo SE. From 2011 to 2015, he served as Chief Financial Officer of Dearman Engine Company Limited. He also served as Chief Financial Officer of Highview Power Storage, between 2010 and 2013. Mr. North received his Bachelor of Arts (Politics) from Nottingham University and was formerly a member of the Institute of Chartered Accountants of England and Wales from 1986 to 2003.

Kenneth West will serve as an Independent Director of Pubco. Mr. West has served as a Director of CIIG II since September 2021 and as a Director of Fadel Inc. since June 2011. From 2019 until March 2021, he was a Director of CIIG Merger Corp., and from 2019 until July 2022 he was a Director of FaZe Clan, the professional esports and entertainment organization. From 2017 until his retirement in June 2019, Mr. West served as Chief Financial Officer of Fareportal Inc., one of the largest online travel technology companies powering a next generation travel concierge service whose brands include CheapOair, OneTravel and Travelong. Mr. West served as Executive Vice President, Chief Financial Officer and Treasurer of Martha Stewart Living Omnimedia (NYSE:MSO) from 2011 to 2015. Mr. West previously served as Executive Vice President and Chief Financial Officer of Marvel Entertainment Inc., (NYSE:MVL) a brand-driven licensing and media company from 2002 to 2010. From 2010 to 2011, he served as an independent consultant to media and entertainment companies. Prior to 2002, Mr. West, a certified public accountant, was Chief Financial Officer of two middle-market, privately held companies, and spent over 15 years with the Stamford, Connecticut office of Ernst & Young LLP, principally in the auditing division. Mr. West received a B.S. from Carnegie Mellon University.

Patricia Wilber will serve as an Independent Director of Pubco. Ms. Wilber has served as a member of the board of directors of CIIG II since October 2022, and a member of the board of directors of electroCore, Inc. since March 2022. Since July 2022, she has also served on the board of directors of Vibrant Emotional Health, a nonprofit organization. Ms. Wilber has been a Chief Marketing Officer, global business strategist, and board member who delivers organizational and cultural transformation for branding. She is a pioneer in new franchise models and branded partnerships. Ms. Wilber last served as the Executive Vice President, CMO, and Managing Director of Partnerships, EMEA, the highest position in the marketing department at Disney from 2015 to 2018, where she drove growth for Walt Disney Company’s marquee brands by leading marketing and communications for Disney, Pixar, Star Wars, and Marvel. Additionally, she established and led EMEA’s 40-country integrated marketing, franchise and partnership functions, including a major reorganization of the EMEA channels to boost growth and profitability by significantly reducing expenses. She served on the board of Euro Disney SCA from 2015 to 2018, and Magical Cruise Company, more commonly known as the Disney Cruise Line from 2013 to 2018. Ms. Wilber holds a B.A. in History from Brown University.

Patchara Rattakul will serve as an Independent Director of Pubco. He joined Haadthip PLC in 2003 and currently serves as its Chief Executive Officer. In addition, he currently serves on the board of directors of Haadthip PLC and its subsidiaries, and chairs the Corporate Governance subcommittee of Haadthip PLC. Mr. Rattakul received his Bachelor of Arts and Master of Arts in Philosophy, Politics and Economics from St. John’s College, Oxford University. He also attended the Royal Military Academy Sandhurst for his military training and served in the Royal Thai Army before joining Haadthip PLC.

Edouard Meylan will serve as a Non-Executive Director of Pubco. He has served as Chief Executive Officer of H. Moser & Cie, a leading independent Swiss watch brand, since 2013. Mr. Meylan also currently serves on the board of directors of MELB Holding, Precision Engineering AG, Heinrich und Henri Moser Stiftung and MELB Luxe. Previously, Mr. Meylan was co-founder and co-Chief Executive Officer at Celsius X VI II SA, from 2008 to 2012. Prior to that, he served as General Manager of Desco de Schulthess from 2004 to

2006. Mr. Meylan began his career as Consultant at Pricewaterhouse Coopers from 2001 to 2003. He received his Master of Science in Engineering from the Swiss Federal Institute of Technology and his Master of Business Administration from the Wharton School of the University of Pennsylvania.

Warin Thanathawee is Zapp’s co-founder and will serve as the Chief Design Officer of Pubco. He has served as Zapp’s Chief Design Officer since 2017. In his capacity as Chief Design Officer, Mr. Thanathawee is responsible for Zapp’s product design efforts. His designs have received a number of international awards, including iF Design Award, Red Dot Design Award and US’ Good Design Award. Mr. Thanathawee is also the founder of CORdesign studio, a Bangkok-based design agency. Prior to joining Zapp, he held the position of Design Director at Nomono Co. from 2015 to 2017. Mr. Thanathawee received his bachelor’s degree from the Department of Industrial Design at King Mongkut’s Institute of Technology Ladkrabang.

David McIntyre will serve as the Chief Commercial Officer of Pubco. He has served as Zapp’s Chief Commercial Officer since 2021. Prior to joining Zapp, he was the Regional Director (Asia-Pacific and China) of Group Lotus between 2019 and 2021 and the Chief Executive Officer of Simpson Marine Limited from 2017 to 2018. Mr. McIntyre joined Simpson Marine Limited from McLaren Automotive Ltd, where he was Managing Director of the Asia-Pacific region from 2015 to 2017. Previously, Mr. McIntyre has also served as Managing Director and Chief Executive Officer of Jaguar Land Rover Korea from 2012 to 2015 and General Manager (Asia-Pacific and China) at Bentley Motors from 2005 to 2012. Before relocating to the Asia-Pacific, he was Global Corporate Marketing Manager at Aston Martin Lagonda Ltd from 2001 to 2005 and from 1997 to 2001, he served in several roles for Porsche – in Dealer Development for Porsche Cars Great Britain, as Sales Manager for Latin America at Porsche AG and Regional Marketing Manager for Porsche Latin America. Mr. McIntyre received his Bachelor of Science in International Business and Modern Languages (German) from Aston University.

Kiattipong Arttachariya is Zapp’s co-founder and will serve as Head of Corporate Affairs of Pubco. He has served as Zapp’s Head of Corporate Affairs since its establishment in 2017 and will serve as acting Chief Financial Officer of Zapp until Closing. In his capacity as Head of Corporate Affairs, he is responsible for overseeing all aspects of Zapp’s business activities, including fundraising, corporate development and product development, among others. Prior to founding Zapp, Mr. Arttachariya was Vice President at Paragon Partners Ltd from 2014 to 2017. Previously, he has also served as a Senior Investment Banking Analyst at Bangkok Bank PCL from 2011 to 2013. Mr. Arttachariya received his Master of Business Administration from the University of Oxford Said Business School and Bachelor of Science in Economics from George Washington University.

David Sturgeon will serve as Chief Financial Officer of Pubco. He has served as the Chief Financial Officer designate of Zapp since February 2023. Mr. Sturgeon is currently serving on the board of directors at Quarterworld Capital Limited. Prior to this, Mr. Sturgeon has held various roles at Central European Media Enterprises Ltd, a leading media and entertainment company in Central and Eastern Europe which was listed on NASDAQ until its sale in October 2020. At Central European Media Enterprises Ltd, Mr. Sturgeon held a series of senior financial positions since he joined in 2005, until his appointment to Executive Vice President and Chief Financial Officer from 2014 to 2020. Previously, he was Head of Corporate Accounting from 2002 to 2005 at Equant N.V., a NYSE-listed company that provided communications solutions to multi-national companies. Mr. Sturgeon began his career as Senior Manager at Arthur Andersen’s Technology, Media and Communications practice, from 1990 to 2002. He is a Fellow of the Institute of Chartered Accountants in England and Wales. Mr. Sturgeon received his Master of Arts in Philosophy, Politics and Economics from St. Catherine’s College, Oxford University.

Pongsatorn Sukhum will serve as the Chief Technology Officer of Pubco. He has served as Zapp’s Chief Technology Officer since 2022. He has also been Managing Director of Infowave (Thailand) Co., Ltd. since 1995, Director at PSK Summa Co., Ltd. since 1988 and Senior Consultant at Wealth Management System Limited since 2010. Mr. Sukhum has also held teaching roles at the Asian Institute of Technology (School of Engineering & Technology) from 2010 to 2011 and the Command and General Staff College of the Royal Thai

Army from 2002 to 2006. Prior to that, Mr. Sukhum served as the Special Projects Manager at Philips Semiconductors (Thailand) Co. Ltd., from 1988 to 1994. Mr. Sukhum received both his Master of Science in Integrated Circuit Systems Design and Bachelor of Science in Electronics from the University of Manchester Institute of Science and Technology.

Belinda Vinke will serve as the Chief Brand Officer of Pubco. She has served as Zapp’s Chief Brand Officer since 2017. Prior to joining Zapp, Ms. Vinke served as Chief Operating Officer of Paragon Partners Co., Ltd. from 2004 to 2017. While at Paragon Partners, she was responsible for the overall management of the launch and roll-out of its proprietary investments, including the Hertz automotive franchise. Previously, she has also held roles as General Manager of Harvest Enterprises Co. Ltd. from 2002 to 2003 and Retail Manager at Jaspal & Sons Co., Ltd. from 1999 to 2002. Ms. Vinke began her career in the advertising space, serving as Account Executive at Lintas Thailand (Lowe Worldwide) from 1993 to 1995 before moving to SPA Advertising Co., Ltd. as Account Manager from 1996 to 1998. Ms. Vinke received her Bachelor of Science in Business and Hospitality Management from the University of Hawaii.

Family Relationships

There are no family relationships between any of the persons that are expected to serve as the executive officers and directors of Pubco following the closing of the Business Combination, except that Swin Chatsuwan and Belinda Vinke are husband and wife.

Pubco Board of Directors

The board of directors of Pubco will initially consist of seven directors immediately after the consummation of the Business Combination and shall include at least four independent directors or such higher number of independent directors as may be required by the rules of the Nasdaq corporate governance rules to the extent applicable to Pubco from time to time.

Except as provided in the Amended Pubco Articles, a director may vote in respect of any contract or transaction in which he/she is interested provided that the nature of the interest of any director in any such contract or transaction is disclosed at a meeting of the directors or by general notice to the directors, and such director may be counted in the quorum at any meeting of directors at which any such contract or transaction is considered.

Terms of Directors

Following the closing of the Business Combination, Pubco board of directors will be divided into three staggered classes of directors. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors or the special resolution appointing such director, with each class serving for staggered three (3)-year terms:

•	the Class I directors will comprise Patricia Wilber and Patchara Rattakul;

•	the Class II directors will comprise Kenneth West and Edouard Meylan; and

•	the Class III directors will comprise Swin Chatsuwan, Jeremy North and Anthony Posawatz.

A director of Pubco shall hold office until such time as he or she resigns from office by notice in writing to Pubco, is removed from office in accordance with the Amended Pubco Articles or is otherwise disqualified from acting as a director (including pursuant to the Companies Act).

Board Committees

Following the closing of the Business Combination, Pubco’s board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee.

Pursuant to the Director Nomination Agreement, for so long as Pubco maintains an audit committee, compensation committee or nominating committee, and the Founder holds the requisite number of Pubco Ordinary Shares as described in the Director Nomination Agreement, such committees shall each include at least one (1) Founder Director (but only to the extent such director (A) qualifies as an Independent Director and (B) with respect to membership on the Audit Committee or Compensation Committee, meets the heightened independence requirements applicable to audit committees and compensation committees, as applicable, under the SEC and within the context of the criteria applicable to Pubco as established by the listing rules of the stock exchange on which the Pubco Ordinary Shares are listed).

Audit Committee

Under Nasdaq corporate governance rules, Pubco will be required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Following the closing of the Business Combination, Pubco’s audit committee will consist of Anthony Posawatz, Kenneth West and Patricia Wilber. Anthony Posawatz will serve as chairperson of the audit committee. All members of Pubco’s audit committee will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq corporate governance rules. Pubco’s board of directors has determined that Kenneth West is an audit committee financial expert as defined by the SEC rules and is financially literate as defined by Nasdaq corporate governance rules.

Pubco’s board of directors has determined that each member of the audit committee will be independent, as such term is defined in Rule 10A3(b)(1) under the Exchange Act.

Pubco’s board of directors will adopt an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the SEC rules and Nasdaq corporate governance rules. These responsibilities include among others:

•	overseeing the accounting and financial reporting processes of Pubco;

•	ensuring Pubco’s compliance with legal and regulatory requirements;

•	designing and implementing Pubco’s internal audit function;

•	reviewing the performance of Pubco’s internal audit function and the independent auditor;

•	the appointment, compensation, retention and oversight of Pubco’s independent auditors and any other registered public accounting firm engaged by Pubco;

•	pre-approving audit and non-audit services to be provided by the independent auditor;

•	reviewing and discussing with the independent auditor all relationships the independent auditor has with Pubco in order to evaluate the independent auditor’s continued independence;

•	reviewing and discussing with the independent auditor any audit problems or difficulties and management’s response;

•	reviewing and discussing with management and the independent auditor Pubco’s annual and quarterly financial statements;

•	overseeing the design and maintenance of Pubco’s internal controls over financial reporting and disclosure controls and procedures, as applicable;

•	reviewing and discussing with management and the independent auditor any significant risks or exposures and Pubco’s policies and processes with respect to risk assessment and risk management; and

•	establishing procedures for handling complaints regarding accounting, internal accounting controls and auditing matters.

Nominating and Corporate Governance Committee

Following the closing of the Business Combination, Pubco’s nominating and corporate governance committee will consist of Patricia Wilber, Patchara Rattakul and Edouard Meylan. Patricia Wilber will serve as chairperson of the nominating and corporate governance committee. Pubco’s board of directors will adopt a nominating and corporate governance committee charter setting forth the responsibilities of the nominating and corporate governance committee, which will include:

•	identifying and recommending nominees for election of directors;

•	overseeing the evalution of the members of the board of directors and Pubco’s management;

•	reviewing Pubco’s environmental, social and governance strategy, initiatives, policies and risk oversight structure; and

•	developing and recommending to the board of directors a set of corporate governance guidelines.

Compensation Committee

Following the closing of the Business Combination, Pubco’s compensation committee will consist of Kenneth West, Anthony Posawatz and Patchara Rattakul. Anthony Posawatz will serve as chairperson of the compensation committee. The purpose of the compensation committee will be to oversee the discharge of the responsibilities of Pubco’s board of directors relating to compensation of Pubco’s executive officers and directors. Pubco’s board of directors will adopt a compensation committee charter setting forth the responsibilities of the compensation committee, which will include:

•

reviewing and approving the compensation paid to Pubco’s Chief Executive Officer, including reviewing and approving corporate goals and objectives relevant to the compensation of Pubco’s Chief Executive Officer;

•	reviewing and making recommendations to the board of directors regarding the compensation of directors and other executive officers besides Pubco’s Chief Executive Officer;

•	administering Pubco’s equity-based compensation plans for employees and consultants; and

•	reviewing and approving or making recommendations to the board of directors regarding Pubco’s incentive compensation and equity-based plans and arrangements.

Code of Business Conduct and Ethics

Following the closing of the Business Combination, Pubco will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of its employees (whether permanent or temporary), contractors, officers, and directors. This includes Pubco’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. Pubco intends to disclose on its website any future amendments of the Code of Conduct or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or directors from provisions in the Code of Conduct.

Compensation of Directors and Executive Officers

Zapp incurred an aggregate of US$0.7 million in cash compensation and benefits in kind (excluding share-based compensation) to its executive officers as a group for the financial year ended September 30, 2022. Zapp’s executive officers do not receive pension, retirement or other similar benefits, and Zapp has not set aside or accrued any amount to provide such benefits to its executive officers.

Zapp did not pay any cash compensation to its independent directors for the financial year ended September 30, 2022. Except as disclosed in the section entitled “—Employment Agreements and Indemnification Agreements” below, Zapp is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

For information regarding share options granted to Zapp’s directors and executive officers, see the section entitled “—Equity Incentive Plans” below.

Employment Agreements and Indemnification Agreements

Each of Zapp’s executive officers is party to an employment agreement with Zapp Scooters (Thailand) Company Limited or Zapp Electric Vehicles Limited, being Pubco’s subsidiaries in Thailand and England and Wales, respectively. The employment of the executive officers under these employment agreements is for an indefinite period, but may be terminated by the employer for cause at any time without advance notice or for any other reason by giving prior written notice or by paying specified amounts of compensation, and the executive officer may terminate his or her employment at any time by giving the employer prior written notice. The employment agreements with the executive officers also include confidentiality and non-disclosure restrictions and non-competition and non-solicitation restrictions that apply during employment for certain periods following termination of employment.

Pubco will enter into indemnification agreements with each of its directors. Under these agreements, Pubco may agree to indemnify its directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of Pubco.

Equity Incentive Plans

Pubco Exchange Options

As part of the Business Combination, each Zapp option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be released and cancelled by each holder of Zapp options in exchange for the grant by Pubco of an option to purchase Pubco Ordinary Shares (“Pubco Exchange Options”), pursuant to appropriate release, exchange and grant instruments (the “Pubco Exchange Option Agreements”) to be entered into among the Company, Pubco and the relevant holder of such Zapp options. The following summarizes the material terms of the Pubco Exchange Options granted pursuant to the Pubco Exchange Option Agreements:

•	Transferability. The options are exercisable only by the option holder and are not assignable or transferable.

•	Exercise. The options are exercisable by notice in writing in whole or in part any time after they have vested.

•

Lapse. The options (or any unexercised part) will lapse and cease to be exercisable on the first to occur of the following: (i) the option is transferred, assigned, mortgaged, charged or otherwise disposed of; (ii) the date the option holder’s employment ceases (a) if the employment was terminated by reason of his misconduct; or (b) if the option is unvested on such date; (iii) expiry of the applicable period after the option holder’s death; (iv) expiry of the applicable period after a Company Event (as defined in the Pubco Exchange Option Agreement); (v) the date on which the option holder becomes bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors; (vi) the date on which the option holder is deprived of legal or beneficial ownership of the option; (vii) the date on which the option holder makes or proposes any scheme or arrangement in relation to his debts with his creditors; or (viii) the tenth anniversary of the option grant date.

•

Death of the option holder. Upon the death of the option holder, all of the outstanding unvested options shall immediately vest, and the option holder’s personal representative will be able to exercise the relevant options within 12 months after the date of his death.

•

Cessation of Employment. Upon cessation of the option holder’s employment by reason of (i) injury, ill-health or disability; (ii) redundancy; (iii) the transfer of the option holder’s employing entity outside the Pubco Group or (iv) any other reason apart from misconduct, the options may be exercised to the extent vested. The unvested portion of the option shall lapse on the employment cessation date.

•

Company Event. Upon the occurrence of a Company Event (as defined in the Pubco Exchange Option Agreement), the option (or any unexercised part) may be exercised during the applicable period set out in the Pubco Exchange Option Agreement. The Pubco directors have the discretion to determine whether the Company Event will accelerate the vesting of the options.

•

Capitalization Adjustment. In the event Pubco’s ordinary share capital is varied (including by way of a capitalization, rights issue, sub-division, consolidation or reduction), the Pubco directors may make adjustments (which they consider to be fair and reasonable) to (i) the number of Pubco Ordinary Shares subject to the options; and (ii) the exercise price per share of Pubco Ordinary Shares, provided that the total amount payable on the exercise of the option is not increased and the exercise price is not reduced below the nominal value of a Pubco Ordinary Share.

Outstanding Pubco Exchange Options

Following the consummation of the Business Combination, assuming that all Zapp options (including unvested options) are converted into Pubco Exchange Options (including unvested options), as is envisaged by the Merger Agreement and the Pubco Exchange Option Agreements, there would be a total of 3,511,176 Pubco Ordinary Shares underlying grants of outstanding options (including unvested options) that are held by Pubco’s executive officers and directors as a group, which would include the following:

•

Anthony Posawatz (Chairman and Independent Director), who owns less than 1% of outstanding Pubco Ordinary Shares on an as-converted basis, has outstanding options to purchase Pubco Ordinary Shares at a per-share exercise price of $0.7715, with a grant date of November 7, 2022 and an expiration date of September 30, 2032;

•

Swin Chatsuwan (Founder and Chief Executive Officer) has outstanding options to purchase a total of 2,031,259 Pubco Ordinary Shares at a per-share exercise price of $0.000022, with a grant date of August 14, 2019 and an expiration date of August 13, 2029;

•

Jeremy North (Co-Founder and President) has outstanding options to purchase a total of 1,044,647 Pubco Ordinary Shares at a per-share exercise price of $0.000022, with a grant date of October 15, 2019 and an expiration date of October 14, 2029;

•

Edouard Meylan (Non-Executive Director), who owns less than 1% of outstanding Pubco Ordinary Shares on an as-converted basis, has outstanding options to purchase Pubco Ordinary Shares at a per-share exercise price of $0.7715, with a grant date of November 7, 2022 and an expiration date of September 30, 2032;

•

David McIntyre (Chief Commercial Officer), who owns less than 1% of outstanding Pubco Ordinary Shares on an as-converted basis, has outstanding options to purchase Pubco Ordinary Shares at a per-share exercise price of $0.7715, with a grant date of October 1, 2021 and an expiration date of September 30, 2031; and

•

Pongsatorn Sukhum (Chief Technology Officer), who owns less than 1% of outstanding Pubco Ordinary Shares on an as-converted basis, has outstanding options to purchase Pubco Ordinary Shares at a per-share exercise price of $2.0941, with a grant date of November 7, 2022 and an expiration date of August 14, 2032.

The per-share exercise prices of the original options to purchase Zapp Ordinary Shares held by the Pubco director nominees and executive officers ranged from £0.00001 to £0.95 at the times that such options were granted. At the closing of the Business Combination, outstanding options to purchase Zapp Ordinary Shares will be assumed by Pubco and converted into options to purchase Pubco Ordinary Shares in accordance with the Merger Agreement and the terms of the Pubco Exchange Option Agreements. In connection with such assumption and conversion, both the number of Pubco Ordinary Shares underlying such options, and the per-share exercise prices of such options, will be adjusted in accordance with the ratio at which Zapp Ordinary Shares are exchanged for Closing Transaction Consideration at the Closing pursuant to the Exchange and Support Agreements.

Except as set out above, no director nominees or executive officers of Pubco have been granted options with respect to Pubco Ordinary Shares.

Pubco Equity Incentive Plan

Pubco anticipates that it will establish an equity incentive plan following the closing of the Business Combination (“Pubco Equity Incentive Plan”) on terms to be approved by Pubco’s board of directors and compensation committee. Since Pubco is a foreign private issuer, the establishment of such Pubco Equity Incentive Plan will not require the approval of Pubco’s shareholders and will only be approved by Pubco’s board of directors and compensation committee.

DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the securities of Pubco following the closing of the Business Combination includes a summary of specified provisions of the amended and restated memorandum and articles of association of Pubco (the “Amended Pubco Articles”) that will be in effect upon closing of the Business Combination. This description is qualified by reference to the Amended Pubco Articles as will be in effect upon consummation of the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated in this proxy statement/prospectus by reference. In this section, the terms “we,” “our” or “us” refer to Pubco following the closing of the Business Combination, and all capitalized terms used in this section are as defined in the Amended Pubco Articles, unless elsewhere defined herein.

Pubco is a Cayman Islands exempted company (company number 395443) and its affairs are governed by the Amended Pubco Articles, the Cayman Companies Act and the common law of the Cayman Islands.

Pubco has an authorized share capital of $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 per share (“Pubco Ordinary Shares”).

Pubco currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another.

As of the date of this proxy statement/prospectus, there is one Pubco Ordinary Share issued and outstanding.

New Ordinary Shares

General

Holders of Pubco Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. None of the holders of Pubco Ordinary Shares have different voting rights from the other holders after the completion of this offering.

Holders of Pubco Ordinary Shares will not have any conversion, pre-emptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Pubco Ordinary Shares.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of Pubco’s board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, Pubco’s overall financial condition, available distributable reserves and any other factors deemed relevant by Pubco’s board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in Pubco being unable to pay its debts as they fall due in the ordinary course of its business.

Even if Pubco’s board of directors decides to pay dividends, the form, frequency and amount will depend upon Pubco’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that Pubco’s board of directors may deem relevant. In addition, Pubco is a holding company and depend on the receipt of dividends and other distributions from its subsidiaries to pay dividends on Pubco Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, Pubco’s board of directors will consider, among other things:

•	Pubco’s results of operations and cash flow;

•	Pubco’s expected financial performance and working capital needs;

•	Pubco’s future prospects;

•	Pubco’s capital expenditures and other investment plans;

•	other investment and growth plans;

•	dividend yields of comparable companies globally;

•	restrictions on payment of dividend that may be imposed on us by financing arrangements; and

•	the general economic and business conditions and other factors deemed relevant by our board of directors and statutory restrictions on the payment of dividends.

Pubco is a holding company and depends on the receipt of dividends and other distributions from its subsidiaries to pay dividends on Pubco Ordinary Shares. With respect to Thailand, where Pubco’s significant subsidiary is incorporated, while Thai laws allow the outward remittance from Thailand of dividends, it is required that the dividend payment in Baht currency (after payment of applicable Thai taxes) must be converted into foreign currency prior to the outward remittance from Thailand as the Bank of Thailand has a general policy not to allow any person to bring Baht currency out of Thailand, with certain exceptions for outward remittance of Baht currency to Vietnam and countries bordering Thailand of an amount of not more than two million Baht.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Pubco Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Transfers of Shares

Subject to the restrictions contained in the Amended Pubco Articles and the rules or regulations of the Designated Stock Exchange (as defined in the Amended Pubco Articles) or any relevant securities laws, any Pubco shareholders may transfer all or any of his or her Pubco Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Pubco directors.

Subject to the rules of any Designated Stock Exchange on which the Pubco Ordinary Shares in question may be listed and to any rights and restrictions for the time being attached to any Pubco Ordinary Shares and/or Pubco Preference Shares, the Pubco directors shall not unreasonably decline to register any transfer of Pubco Ordinary Shares, and shall upon making any decision to decline to register any transfer of Pubco Ordinary Shares assign an appropriate reason therefor. If the Pubco directors refuse to register a transfer of any Pubco Ordinary Shares, Pubco, within two (2) months after the date on which the transfer request was lodged with Pubco, shall send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. In this context, it shall not be unreasonable for the Pubco directors to decline to register any transfer of a Pubco Ordinary Share if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange on which the Pubco Ordinary Shares may be listed; or (ii) applicable law or regulation.

Calls on Shares and Forfeiture of Shares

Pubco’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Pubco Ordinary Shares. Any Pubco Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Act, Pubco may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or Pubco. The redemption of such shares will be effected in such manner and upon such other terms as Pubco’s directors determine before the issue of the shares. Pubco may also purchase its own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with the relevant shareholder(s).

Variations of Rights of Shares

If at any time the share capital of Pubco is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Pubco Public Warrants

Pursuant to the Assignment, Assumption and Amendment Agreement, CIIG II will assign to Pubco all of CIIG II’s right, title and interest in and to the existing Warrant Agreement and Pubco will assume, and agree to pay, perform, satisfy and discharge in full, all of CIIG II’s liabilities and obligations under the existing Warrant Agreement arising from and after the consummation of the Business Combination.

Each Pubco Public Warrant is exercisable to purchase one Pubco Ordinary Share and only whole warrants are exercisable. The exercise price of the Pubco Public Warrants is $11.50 per share, subject to adjustment as described in the Warrant Agreement. A Pubco Public Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Merger Agreement, and terminating five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The foregoing description of the Assignment, Assumption and Amendment Agreement is not complete and is qualified in its entirety by reference to such agreement, which is attached as Exhibit 4.3 to this proxy statement/prospectus and is incorporated herein by reference.

Pubco Exchange Warrants

Pursuant to the Novation, Assumption and Amendment Agreement, all Zapp Warrants outstanding immediately prior to the Effective Time shall cease to be warrants with respect to Zapp Ordinary Shares and be assumed by Pubco and converted into 3,482,158 Pubco Exchange Warrants to purchase 3,482,158 Pubco Ordinary Shares at an exercise price per Pubco Ordinary Share equal to: (i) $0.77 in relation to 2,321,439 Pubco Exchange Warrants; and (ii) $4.41 in relation to 1,160,719 Pubco Exchange Warrants, in each case subject to certain adjustments. The Pubco Exchange Warrants may be exercised only during the period commencing upon the Effective Time, and terminating at 5:00 p.m., New York City time, on May 28, 2024 (the “Exercise Period”). During the Exercise Period, without the prior written consent of the board of directors of Pubco, a holder of Pubco Exchange Warrants is not permitted to effect, undertake, enter into or announce any (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to, any Pubco Exchange Warrant, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Pubco Exchange Warrant, whether or not any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Differences in Company Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modelled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (i) a special resolution (usually a majority of two thirds of the voting shares voted at a general meeting) of the shareholders of each company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, and schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, Pubco will be the proper plaintiff in any claim based on a breach of duty owed to Pubco, and a claim against (for example) Pubco’s officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

Pubco is an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Amended Pubco Articles permit indemnification of Pubco’s directors, secretary, assistant secretary and other officers (but not including Pubco’s auditors) (each an “Indemnified Person”) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of Pubco’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning Pubco or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally similar to that permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, Pubco intends to enter into indemnification agreements with Pubco’s directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Amended Pubco Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Pubco’s directors, officers or persons controlling us under the foregoing provisions, Pubco has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Amended Pubco Articles

Some provisions of the Amended Pubco Articles may discourage, delay or prevent a change of control of Pubco or management that shareholders may consider favourable, including provisions that restrict the requisition of general meetings by shareholders holding less than 10% of the paid up voting share capital of Pubco (as described further below) and restrict the appointment and removal of the directors of Pubco by the shareholders except by way of an ordinary resolution (as described further below).

Such provisions could be applied to delay or prevent a change in control of Pubco or make removal of management more difficult. This may cause the price of Pubco Ordinary Shares to fall.

However, under Cayman Islands law, Pubco’s directors may only exercise the rights and powers granted to them under the Amended Pubco Articles for a proper purpose and for what they believe in good faith to be in the best interests of Pubco.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has fiduciary duties to the corporation and its shareholders. There are two particular duties: the duty of care and the duty of loyalty. The duty of care requires that a director act with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction in certain circumstances. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for the purpose of securing personal gain or advantage. This duty mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. The duty of loyalty also includes an obligation to act in good faith, with an honesty of purpose, and to take steps to cause the corporation to comply with its legal obligations. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties or, in certain circumstances, the existence of certain conflicts of interest. Should such evidence be presented concerning a transaction, directors may be obligated to prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation. Under Delaware law, there are also certain circumstances in which the Delaware courts apply a heightened standard of review to directors’ compliance with their fiduciary duties, such as in a sale of control of the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith and in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty of trusteeship of the company’s assets;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

General Meetings of Shareholders

Pubco directors may convene a general meeting at such time and place as they may determine. At least 14 clear days’ notice in writing counting from the date of service shall be given for any general meeting. The board of directors of Pubco may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition in writing of shareholders holding at least 10% of the paid up voting share capital of Pubco. One or more shareholders holding at least a majority of the paid up voting share capital of Pubco present in person or by proxy and entitled to vote will be a quorum for all purposes.

Shareholder Resolutions in Writing

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation.

The Amended Pubco Articles permit the shareholders to pass ordinary resolutions and special resolutions in writing in lieu of a general meeting. Resolutions of the shareholders can be approved in writing by all of the Shareholders entitled to vote at a general meeting of Pubco in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

Shareholder Requisition of General Meetings

Under the Delaware General Corporation Law, a shareholder has the right to put proposals before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended Pubco Articles permit Pubco’s shareholders together holding at least 10% of Pubco’s paid up voting share capital to requisition a general meeting. As a Cayman Islands exempted company, Pubco is not obliged by law to call shareholders’ annual general meetings, however the Amended Pubco Articles provided for the calling of annual general meetings (as described above).

Matters Requiring Shareholder Approval by Special Resolution

A “special resolution” (being a resolution (i) passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of Pubco of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or (ii) passed by written resolution signed by all Shareholders), is required to:

•	amend the Amended Pubco Articles;

•	register Pubco by way of continuation in a jurisdiction outside the Cayman Islands;

•	merge or consolidate Pubco by way of a Cayman Islands statutory merger;

•	reduce Pubco’s share capital or any capital redemption reserve in any manner authorized by law;

•	change Pubco’s name;

•	appoint an inspector to examine the affairs of Pubco;

•	recall a liquidation of Pubco; or

•	wind-up Pubco voluntarily.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

As permitted under Cayman Islands law, the Amended Pubco Articles do not provide for cumulative voting. As a result, Pubco’s shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation might be provided.

Appointment and Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under the Amended Pubco Articles, Pubco’s board may comprise of no more than seven (7) directors (or such greater number as may be approved by special resolution of the shareholders). The directors shall be appointed and removed by ordinary resolution of the shareholders. Directors may also be appointed (but not removed) by a resolution of Pubco’s board. The removal of a director by ordinary resolution may be for any reason and need not be for cause. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; or (iv) is removed from office pursuant to any other provision of the Amended Pubco Articles.

The directors shall be divided into three (3) classes designated as Class I Directors, Class II Directors and Class III Directors, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors or the special resolution appointing such director, with each class serving for staggered three (3)-year terms commencing as follows:

(a)

at the first annual general meeting of Pubco following the Listing Date, the term of office of the Class I Directors shall expire and replacement Class I Directors may be appointed by ordinary resolution for a full term of three (3) years (or, if later, until the first annual general meeting of the Company to occur after such three (3) year term). If no replacement Class I Directors are appointed in accordance with the foregoing, the existing Class I Directors shall be automatically re-appointed for a further term of three (3) years;

(b)

at the second annual general meeting of Pubco following the Listing Date, the term of office of the Class II Directors shall expire and replacement Class II Directors may be appointed by ordinary resolution for a full term of three (3) years (or, if later, until the second annual general meeting of the Company to occur after such three (3) year term). If no replacement Class II Directors are appointed in accordance with the foregoing, the existing Class II Directors shall be automatically re-appointed for a further term of three (3) years; and

(c)

at the third annual general meeting of Pubco following the Listing Date, the term of office of the Class III Directors shall expire and replacement Class III Directors may be appointed by ordinary resolution for a full term of three (3) years (or, if later, until the third annual general meeting of the Company to occur after such three (3) year term). If no replacement Class III Directors are appointed in accordance with the foregoing, the existing Class III Directors shall be automatically re-appointed for a further term of three (3) years.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to certain Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested stockholder” for three years following the date that such person becomes an interested stockholder unless certain conditions are met. An interested stockholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of, among other things, limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not restrict transactions with such holders if, among other things, prior to the date on which such shareholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder. This encourages potential acquirers of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, Pubco cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves a proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Amended Pubco Articles, if Pubco is wound up, the liquidator of Pubco shall apply Pubco’s assets in such manner and order as the liquidator thinks fit in satisfaction of creditors’ claims. The liquidator will distribute the remaining assets of Pubco (if any) among the shareholders in proportion to their shareholding and may, with the sanction of an ordinary resolution of the shareholders, divide and distribute some or all of the remaining assets of Pubco in specie or in kind.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may amend the rights of a class of shares with the approval of the board of directors and a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Amended Pubco Articles, If at any time the share capital of Pubco is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to any rights or restrictions for the time being attached to any class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, and a corporation’s certificate of incorporation may be amended with the approval of the board of directors of the corporation and a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. Under the Delaware General Corporation Law, subject to certain restrictions, a corporation’s bylaws may also be amended by the board of directors without shareholder action if the corporation’s certificate of incorporation so provides.

As permitted by Cayman Islands law, the Amended Pubco Articles may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Amended Pubco Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Pubco’s shares. In addition, there are no provisions in the Amended Pubco Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, Pubco’s board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of Pubco’s shares have no general right under Cayman Islands law to inspect or obtain copies of Pubco’s register of members or Pubco’s corporate records.

Changes in Capital

Pubco may from time to time by ordinary resolution:

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•

subdivide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•

cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the share so cancelled.

Enforceability of Civil Liability under Cayman Islands Law

The courts of the Cayman Islands are unlikely (i) to recognize, or enforce against Pubco, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Cayman Islands court. The Cayman Islands court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. Pubco understands that the Cayman Islands court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

Anti-Money Laundering—Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection—Cayman Islands

Pubco has certain duties under the Data Protection Act (as amended) of the Cayman Islands (the “DPL”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts Pubco’s shareholders on notice that through your investment in Pubco you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). In the following discussion, the “company” refers to us and Pubco’s affiliates and/or delegates, except where the context requires otherwise.

Investor Data

Pubco will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. Pubco will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct Pubco’s activities of on an ongoing basis or to comply with legal and regulatory obligations to which Pubco is subject. Pubco will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In Pubco’s use of this personal data, Pubco will be characterized as a “data controller” for the purposes of the DPL, while Pubco’s affiliates and service providers who may receive this personal data from us in the conduct of Pubco’s activities may either act as Pubco’s “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

Pubco may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in Pubco, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How Pubco May Use a Shareholder’s Personal Data

Pubco, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

•	where this is necessary for the performance of Pubco’s rights and obligations under any purchase agreements;

•	where this is necessary for compliance with a legal and regulatory obligation to which Pubco is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

•	where this is necessary for the purposes of Pubco’s legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should Pubco wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), Pubco will contact you.

Why Pubco May Transfer Your Personal Data

In certain circumstances Pubco may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

Pubco anticipates disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on Pubco’s behalf.

The Data Protection Measures Pubco Takes

Any transfer of personal data by us or Pubco’s duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

Pubco and Pubco’s duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

Pubco shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

COMPARISON OF RIGHTS OF PUBCO SHAREHOLDERS AND CIIG II STOCKHOLDERS

General

CIIG II is incorporated as a Delaware corporation and the rights of CIIG II stockholders are currently governed by the DGCL, the its amended and restated certificate of incorporation and its bylaws.

Pubco is incorporated as a Cayman Islands exempted company and the rights of Pubco shareholders will be governed by the laws of the Cayman Islands, including the Cayman Companies Act, and by the Pubco Articles.

Following the Business Combination, the rights of the CIIG II stockholders who become Pubco shareholders will be governed by the laws of the Cayman Islands and the Amended Pubco Articles.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of CIIG II stockholders under CIIG II’s amended and restated certificate of incorporation (left column), and the rights of Pubco shareholders under the Amended Pubco Articles (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of CIIG II’s amended and restated certificate of incorporation, and the Amended Pubco Articles, as well as the relevant provisions of the Cayman Companies Act.

CIIG II	Pubco
Authorized Capital

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which CIIG II is authorized to issue is 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including (i) 200,000,000 shares of Class A Common Stock, and (ii) 20,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock.	$50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 per share.

Number of Directors

The CIIG II board of directors shall exclusively fix from time to time the number of directors pursuant to a resolution adopted by the majority of the board.	Pubco’s board of directors shall consist of no more than seven directors (or such higher number as may be approved by special resolution) and shall include at least three independent directors or such higher number of independent directors as may be required by the rules of the designated stock exchange to the extent applicable to Pubco from time to time.

Classified Board of Directors

Classified board with staggered elections; three classes of directors.	Classified board with staggered elections; three classes of directors.

Nomination Rights

Prior to the closing of the initial Business Combination, the holders of Class B Common Stock shall have the exclusive right to elect and remove any director with or without cause, and the holders of Class A Common Stock shall have no right to vote on the election or removal of any director.	Shareholders do not have any nomination rights in the Amended Pubco Articles.

CIIG II	Pubco
Alternate Directors / Proxy

CIIG II’s amended and restated certificate of incorporation does not provide for alternate directors.	Any director may in writing appoint another natural person to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing director, but shall not be authorized to sign such written resolutions where they have been signed by the appointing director, and to act in such director’s place at any meeting of the directors. Every such alternate shall be entitled to attend and vote at meetings of the directors as the alternate of the director appointing them and where they are director to have a separate vote in addition to their own vote. A director may at any time in writing revoke the appointment of an alternate appointed by them.

Filling Vacancies on the Board of Directors

The directors shall have the sole and exclusive power to fill vacancies by majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director.	The directors shall have power at any time and from time to time to appoint any person to be a director, either as a result of a casual vacancy or as an additional director, subject to the maximum number of directors.

Removal of Directors by Stockholders/Shareholders

Prior to the closing of the initial Business Combination, the holders of Class B Common Stock shall have the exclusive right to elect and remove any director with or without cause, and the holders of Class A Common Stock shall have no right to vote on the election or removal of any director.	A director can be removed, with or without cause, by an ordinary resolution of Pubco’s Shareholders.

Stockholder/Shareholder Meeting Quorum

The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of CIIG II representing a majority of the voting power of all outstanding shares of capital stock of CIIG II entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.	One or more shareholders holding at least a majority of the paid up voting share capital of Pubco present in person or by proxy and entitled to vote at that meeting shall form a quorum at a shareholders’ meeting. If it is proposed that the rights attaching to any class of shares be materially adversely varied or abrogated, the necessary quorum shall be one or more persons at least holding or representing by proxy one-third in nominal or par value amount of the issued shares of the relevant class.
Calling a Special/General Meeting of Shareholders

Special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the	Any Shareholder or Shareholders entitled to attend and vote at general meetings of Pubco holding at

CIIG II	Pubco
board, a co-chief executive officer, or the board of directors pursuant to a resolution adopted by a majority of the board of directors, and may not be called by any other person.	least ten (10%) of the paid up voting share capital of Pubco may requisition general meetings.

Advance Notice of Meetings

Not less than 10 nor more than 60 days’ notice in writing before the date of the meeting.	The directors may, whenever they think fit, convene a general meeting of Pubco. At least 14 clear days’ notice in writing counting from the date service must be given of any general meeting of Pubco.

Restrictions on Outside Compensation of Directors

No restrictions on outside remuneration of directors.	No restrictions on outside remuneration of directors.

Stockholder/Shareholder Action by Written Resolution

Any action required or permitted to be taken by the stockholders of CIIG II must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock.	Resolutions of the shareholders can be approved in writing by all of the Shareholders entitled to vote at a general meeting of Pubco in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

Voting Requirements for Amendments to Charter

CIIG II reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the amended and restated certificate of incorporation; provided, however, that Article IX of the amended and restated certificate of incorporation may be amended only as provided therein.	Special resolution (being (i) a resolution passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of Pubco of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or (ii) a resolution in writing signed by all Shareholders entitled to vote at a general meeting) required to amend or add to the Amended Pubco Articles.
Indemnification of Directors and Officers

The Bylaws permit indemnification of CIIG II’s directors and officers against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses reasonably incurred in connection with such proceeding.	The Amended Pubco Articles permit indemnification of Pubco’s directors, secretary, assistant secretary and other officers (but not including Pubco’s auditors) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of Pubco’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice

CIIG II	Pubco
to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning Pubco or its affairs in any court whether in the Cayman Islands or elsewhere.

Forum Selection Provision

Unless CIIG II consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the CIIG II, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of CIIG II to CIIG II or CIIG II’s stockholders, (iii) any action asserting a claim against CIIG II, its directors, officers or employees arising pursuant to any provision of the DGCL or the Bylaws, or (iv) any action asserting a claim against CIIG II, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

These provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless CIIG II consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Unless Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by relevant law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, regardless of whether such legal suit, action, or proceeding also involves parties other than Pubco.

Unless Pubco consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with the Amended Pubco Articles or otherwise, including any questions regarding their existence, validity, formation or termination. For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to Pubco, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Pubco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Pubco to Pubco or Pubco’s shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the Cayman Companies Act or the Amended Pubco Articles including but not limited to any purchase or acquisition of shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against Pubco concerning its internal affairs. The foregoing provisions of this paragraph shall not apply to claims or causes of action brought to enforce a duty or liability created by the United States Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any other claim based on securities laws for which claim the federal district courts of the United States have exclusive jurisdiction.

CIIG II	Pubco

Waiver of Corporate Opportunity

Prior to the consummation of CIIG II’s initial business combination, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to CIIG II or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Charter or in the future, and CIIG II renounces any expectancy that any of the directors or officers of CIIG II will offer any such corporate opportunity of which he or she may become aware to CIIG II. In addition to the foregoing, prior to the consummation of CIIG II’s initial business combination, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of CIIG II unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of CIIG II and such opportunity is one that CIIG II is legally and contractually permitted to undertake and would otherwise be reasonable for CIIG II to pursue and the director or officer is permitted to refer that opportunity to CIIG II without violating any legal obligation.	No explicit waiver of obligation to provide business opportunities to Pubco provided for directors and officers.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the consummation of the Business Combination, Pubco will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, 77,384,573 Pubco Ordinary Shares issued and outstanding. In addition, Pubco is expected to have (a) 26,437,500 Pubco Public Warrants issued and outstanding (not including any Working Capital Warrants or extension loan warrants that may be issued as described further herein), with each Pubco Public Warrant exercisable for one Pubco Ordinary Share at $11.50 per share, (b) 4,489,082 Pubco Ordinary Shares underlying Pubco Exchange Options (of which 4,154,650 Pubco Ordinary Shares underlying vested Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination) and (c) 3,482,158 Pubco Ordinary Shares underlying Pubco Exchange Warrants (all of which have vested as at the date of this proxy statement/prospectus). All of the Pubco Ordinary Shares issued to the CIIG II stockholders in connection with the Business Combination will be freely transferable by persons other than by Pubco “affiliates” or CIIG II’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Pubco Ordinary Shares in the public market could adversely affect prevailing market prices of Pubco Ordinary Shares. Prior to the Business Combination, there has been no public market for Pubco Ordinary Shares. Pubco intends to apply for listing of the Pubco Ordinary Shares and Pubco Public Warrants on Nasdaq, but cannot assure you that a regular trading market will develop in the Pubco Ordinary Shares and Pubco Public Warrants.

Lock-up

Investor Exchange and Support Agreement

In connection with the execution of the Merger Agreement, Zapp, Pubco and certain shareholders of Zapp (each an “Investor”) entered into an Investor Exchange and Support Agreement (the “Investor Exchange and Support Agreement”) pursuant to which each Investor has agreed (i) to transfer its respective Zapp Ordinary Shares and Zapp Warrants to Pubco in exchange for Pubco Ordinary Shares and Pubco Exchange Warrants respectively, and (ii) not to transfer, subject to certain limited exceptions, 80% of the Pubco Ordinary Shares received by such Investor pursuant to the Company Exchange for a period beginning on the Closing Date and ending on (A) with respect to the first third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s first quarterly earnings release that occurs at least 60 days after the Closing Date, (B) with respect to the second third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s second quarterly earnings release after the Closing Date and (C) with respect to the final third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s third quarterly earnings release after the Closing Date. Pursuant to the Investor Exchange and Support Agreements, certain Investors shall be entitled to receive additional Pubco Ordinary Shares subject to the closing price of the Pubco Ordinary Shares equaling or exceeding for any 20 trading days during a 30 day consecutive trading period, $12.00 per share, $14.00 per share and $16.00 per share respectively.

For more information about the Investor Exchange and Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Investor Exchange and Support Agreement.”

Management Exchange and Support Agreement

In connection with the execution of the Merger Agreement, Zapp, Pubco and certain members of Zapp’s management (each a “Management Shareholder”) entered into a Management Exchange and Support Agreement (the “Management Exchange and Support Agreement”) pursuant to which each Management Shareholder agreed to (i) transfer its respective Zapp Ordinary Share to Pubco in exchange for Pubco Ordinary Shares and (ii) not transfer, subject to certain limited exceptions, 80% of the Pubco Ordinary Shares received by such Management Shareholder pursuant to the Company Exchange for a period beginning on the Closing Date and ending (A) with respect to the first third of such Pubco Ordinary Shares, 360 days after the Closing Date, (B) with respect to the second third of such Pubco Ordinary Shares, 540 days after the Closing Date and (C) with respect to the final third of such Pubco Ordinary Shares, 720 days after the Closing Date. Pursuant to the Management Exchange and Support Agreement, each Management Shareholder shall be entitled to receive additional Pubco Ordinary Shares subject to the closing price of the Pubco Ordinary Shares equaling or exceeding for any 20 trading days during a 30 day consecutive trading period, $12.00 per share, $14.00 per share and $16.00 per share respectively.

For more information about the Management Exchange and Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Management Exchange and Support Agreement.”

Amended and Restated Sponsor Agreement

In connection with the execution of the Merger Agreement, CIIG II amended and restated that certain letter agreement (the “Sponsor Agreement”), dated September 14, 2021, by and among CIIG II, CIIG Management II LLC (the “Sponsor”) and the other signatories thereto (certain of such signatories, the “Insiders”), pursuant to which, among other things, the Sponsor and the Insiders agreed (i) to vote any shares of CIIG II’s securities in favor of the Transactions and other CIIG II Stockholder Matters, (ii) not to redeem any shares of CIIG II’s Class A Common Stock or Class B Common Stock, (iii) not to vote in favor of an alternative business combination or any liquidation or other change in CIIG II’s corporate structure or business, (iv) not to transfer 80% its of Pubco Ordinary Shares for a period beginning on the Closing Date and ending on (A) with respect to the first third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s first quarterly earnings release that occurs at least 60 days after the Closing Date, (B) with respect to the second third of such Pubco Ordinary Shares, the date of the issuance of Pubco’s second quarterly earnings release after the Closing Date and (C) with respect to the final third of such Pubco Ordinary Shares, the date of issuance of Pubco’s third quarterly earnings release after the Closing Date, and (v) to be bound to certain other obligations as described therein (the “Amended and Restated Sponsor Agreement”). Following the Closing of the Transactions, 754,687 of Sponsor’s Pubco Ordinary Shares (the “Sponsor Earnout Shares”) will be unvested and shall vest at such time the closing price of Pubco Ordinary Shares equals or exceeds $14.00 for any 20 trading days during a 30 consecutive trading-day period; provided, that, the Sponsor Earnout Shares shall be forfeited on the date that is 5 years after the Closing Date if the vesting condition is not met with such forfeited Sponsor Earnout Shares being transferred to Pubco for the purposes of Pubco equity compensation arrangements.

For more information about the Amended and Restated Sponsor Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Amended and Restated Sponsor Agreement.”

Registration Rights

Registration Rights Agreement

In connection with the Closing, Pubco, certain persons and entities holding CIIG’s Class B Common Stock (the “Original Holders”) and certain shareholders of Zapp (the “New Holders”), will enter into a Registration Rights Agreement which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights, Pubco agreed that, within 45 calendar days after the Closing Date, it will file with the SEC a registration statement registering the resale of certain Pubco Ordinary Shares held by the Original Holders and the New Holders, and Pubco will use its reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than 90th calendar day (or 120th calendar day if the SEC notifies Pubco that it will “review” the registration statement) following the Closing.

For more information about the Registration Rights, see the section entitled “Certain Agreements Related to the Business Combination—Registration Rights Agreement.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Pubco Ordinary Shares (including Pubco Ordinary Shares issuable upon the exercise of Pubco Exchange Warrants) or Pubco Public Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of Pubco’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Pubco Ordinary Shares (including Pubco Ordinary Shares issuable upon the exercise of Pubco Exchange Warrants) or Pubco Public Warrants for at least six months but who are Pubco’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of Pubco Ordinary Shares then issued and outstanding; or

•	the average weekly reported trading volume of the Pubco Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Pubco’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•

at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of CIIG II’s Common Stock as of the date hereof based on information obtained from the persons named below, with respect to the beneficial ownership of CIIG II Common Stock, by:

•	each person known by CIIG II to be the beneficial owner of more than 5% of its outstanding common stock;

•	each of CIIG II’s executive officers and directors that beneficially owns its common stock; and

•	all of CIIG II’s executive officers and directors as a group.

In the table below, percentage ownership is based on 35,937,500 shares of CIIG II Common Stock, consisting of (i) 28,750,000 shares of Class A Common Stock and (ii) 7,187,500 shares of Class B Common Stock, issued and outstanding as of the date hereof.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the CIIG II Warrants.

	Class A Common Stock		Class B Common Stock		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
CIIG Management II LLC(3)(2)	—	—	7,187,500	100.0%	20.0%
Peter Cuneo(2)	—	—	7,187,500	100.0%	20.0%
Gavin Cuneo(2)	—	—	7,187,500	100.0%	20.0%
Michael Minnick(2)	—	—	7,187,500	100.0%	20.0%
David Flowers	—	—	—	—	—
Kenneth West	—	—	—	—	—
Patricia Wilber	—	—	—	—	—
Chris Rogers	—	—	—	—	—
All executive officers and directors as a group (7 individuals)	—	—	7,187,500	100.0%	20.0%
Other 5% Stockholders
Adage Capital Partners, L.P.(4)	1,800,000	6.3%	—	—	5.0%
Magnetar Financial LLC(5)	2,156,250	7.5%	—	—	6.0%
BlackRock, Inc.(6)	2,156,250	7.5%	—	—	6.0%
Group consisting of Atalaya Special Purpose Investment Fund II LP, et. al.(7)	2,156,520	7.5%	—	—	6.0%
Highbridge Capital Management, LLC(8)	2,021,719	7.0%	—	—	5.6%
Taconic Capital Advisors LP(9)	1,500,000	5.2%	—	—	4.2%
Shaolin Capital Management LLC(10)	1,553,578	5.4%	—	—	4.3%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o CIIG Capital Partners II, Inc., 40 West 57th Street, 29th Floor, New York, New York 10019.
(2)

The Sponsor is the record holder of such shares. Peter Cuneo, CIIG II’s Executive Chairman, Gavin Cuneo, its Co-Chief Executive Officer and Director, and Michael Minnick, its Co-Chief Executive Officer and Director, are the managing members of the Sponsor. Consequently, such persons may be deemed the beneficial owner of the shares held by the Sponsor and have voting and dispositive control over such securities. Such persons disclaim beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. Each of CIIG II’s officers and directors are members of the Sponsor.

(3)	Certain investment funds and accounts managed by Magnetar Financial LLC and certain investment funds and accounts managed by Atalaya Capital Management LP are passive limited members in the Sponsor.

(4)

According to a Schedule 13G filed on September 27, 2021, Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson, and Phillip Gross held 1,800,000 shares of Class A common stock. The business address is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(5)

According to a Schedule 13G filed on February 2, 2023, Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC, and David J. Snyderman held 2,156,250 shares of Class A common stock. The business address is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(6)	According to a Schedule 13G filed on February 4, 2022, BlackRock, Inc. held 2,156,250 shares of Class A common stock. The business address is 55 East 52nd Street, New York, NY 10055.
(7)

According to a Schedule 13G filed on December 14, 2021, Atalaya Special Purpose Investment Fund II LP (“ASPIF II”) held 228,023 shares of Class A common stock, ACM ASOF VII (Cayman) Holdco LP (“ASOF”) held 718,742 shares of Class A common stock, ACM Alameda Special Purpose Investment Fund II LP (“Alameda”) held 401,342 shares of Class A common stock, Corbin ERISA Opportunity Fund, Ltd. (“CEOF”) held 538,385 shares of Class A common stock, Corbin Opportunity Fund, L.P. (“COF”) held 269,758 shares of Class A common stock and Corbin Capital Partners GP, LLC (“Corbin GP”) held 808,143 shares of Class A common stock. As ASPIF II, ASOF and Alameda’s investment manager, Atalaya Capital Management LP has the power to vote and direct the disposition of all shares held by ASPIF II, ASOF and Alameda. As CEOF and COF’s investment manager, Corbin Capital Partners, L.P. has the power to vote and direct the disposition of all Shares held by CEOF and COF. The business address of each of ASPIF II, ASOF and Alameda is One Rockefeller Plaza, 32nd Floor, New York, NY 10020. The business address of each of CEOF, COF and Corbin GP is 590 Madison Avenue, 31st Floor, New York, NY 10022.

(8)

According to a Schedule 13G filed on February 2, 2023, Highbridge Capital Management, LLC held 2,021,719 shares of Class A common stock. The business address is 277 Park Avenue, 23rd Floor, New York, New York 10172.

(9)

According to a Schedule 13G filed on February 10, 2023, Taconic Capital Advisors L.P. (Taconic Advisors LP), Taconic Capital Advisors UK LLP (Taconic Advisors UK), Taconic Associates LLC (Taconic Associates), Taconic Capital Partners LLC (Taconic Capital), Taconic Capital Performance Partners LLC (Taconic Partners) and Frank P. Brosens (Mr. Brosens) held 1,500,000 shares of Class A common stock. The address of the principal business office of each of Taconic Advisors LP, Taconic Associates, Taconic Partners, Taconic Capital and Mr. Brosens is c/o Taconic Capital Advisors L.P., 280 Park Avenue, 5th Floor, New York, NY 10017. The address of the principal business office of Taconic Advisors UK is 55 Grosvenor Street, 4th Floor, London, W1K 3HY, UK.

(10)

According to a Schedule 13G filed on February 14, 2023, Shaolin Capital Management LLC held 1,553,578 shares of Class A common stock. The business office of Shaolin Capital Management LLC is 230 NW 24th Street, Suite 603, Miami, FL 33127.

The following table sets forth information regarding the expected beneficial ownership of Pubco Ordinary Shares immediately following the consummation of the Business Combination by:

•	each person who is expected to beneficially own 5.0% or more of the outstanding Pubco Ordinary Shares;

•	each executive officer and director nominee of Pubco; and

•	all of those executive officers and director nominees of Pubco as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The beneficial ownership of Pubco Ordinary Shares pre-Business Combination is based on one Pubco Ordinary Share issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of shares of Pubco Ordinary Shares immediately following the consummation of the Business Combination assumes two scenarios:

•	a “no redemption” scenario where no CIIG II Public Stockholders exercise redemption rights with respect to their Class A Common Stock; and

•

a “maximum redemption” scenario where CIIG II Public Stockholders holding 28,750,000 shares of Class A Common Stock will exercise their redemption rights and that such stock is redeemed for their pro rata shares of the funds in CIIG II’s trust account.

The table below illustrates the ownership levels in Pubco (excluding the impact of (i) earn-out shares potentially issuable to existing Zapp shareholders as described further herein, (ii) 754,687 of Sponsor’s Pubco Ordinary Shares that will be unvested at the closing of the Business Combination and subject to certain vesting conditions as described further herein, (iii) the Pubco Ordinary Shares underlying the Pubco Public Warrants, (iv) 4,489,082 Pubco Ordinary Shares underlying the Pubco Exchange Options (of which 4,154,650 Pubco Ordinary Shares underlying vested Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination), (v) 3,482,158 Pubco Ordinary Shares underlying the Pubco Exchange Warrants (all of which have vested as at the date of this proxy statement/prospectus), and (vi) any contingent consideration payable to SAP following closing of the Business Combination)) immediately after the Closing based on the assumptions described above. Based on the foregoing assumptions, there would be 77,384,573 Pubco Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 48,634,573 Pubco Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. In both scenarios, holders of Zapp Ordinary Shares, Convertible Loan Notes, Zapp options and Zapp Warrants would receive an aggregate of 50,000,000 Pubco Ordinary Shares.

Prior to the closing of the Business Combination, Zapp may sell and issue an aggregate principal amount of up to $20,000,000 in Zapp Convertible Loan Notes. The maximum amount Zapp will raise from the issuance of the Zapp Convertible Loan Notes will not exceed $20,000,000. The Zapp Convertible Loan Notes will be automatically redeemed at the principal amount by conversion into Zapp Ordinary Shares, either prior to or simultaneously with the closing of the Business Combination. Prior and as a condition to the conversion of the Zapp Convertible Loan Notes and allotment of Zapp Ordinary Shares, investors are obligated to execute and deliver an agreement to exchange the Zapp Ordinary Shares for Pubco Ordinary Shares on substantially similar terms as those set out in the Investor Exchange and Support Agreement (other than with respect to any earn-out, contingent consideration or lock-ups). The consideration to be paid to shareholders of Zapp (including holders of Zapp options and Zapp Warrants) and holders of Zapp Convertible Loan Notes will be equal to an aggregate of 50,000,000 Pubco Ordinary Shares. The number of Pubco Ordinary Shares to be issued to holders of Zapp Ordinary Shares and Zapp Convertible Notes, the number of Pubco Exchange Warrants to be issued to the holder of Zapp Warrants and the number of Pubco Exchange Options to be issued to holders of Zapp options will depend on the aggregate principal amount of Zapp Convertible Loan Notes issued prior to the Closing and will be adjusted in accordance with the ratio at which Zapp Ordinary Shares are exchanged for Closing Transaction Consideration at the Closing pursuant to the Exchange and Support Agreements.

The table below has been prepared on the assumption that Zapp does not issue any Zapp Convertible Loan Notes. Based on the foregoing assumption, 42,028,760 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 3,482,158 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,489,082 Pubco Exchange Options will be issued to holders of Zapp options (of which 4,154,650 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination). Assuming Zapp issues an aggregate principal amount of $10,000,000 in Zapp Convertible Loan Notes, 40,827,938 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 1,428,571 Pubco Ordinary Shares will be issued to holders of Zapp Convertible Loan Notes, 3,382,668 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,360,823 Pubco Exchange Options will be issued to holders of Zapp options (of which 4,035,946 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination). Assuming

Zapp issues an aggregate principal amount of $20,000,000 in Zapp Convertible Loan Notes, 39,627,117 Pubco Ordinary Shares will be issued to holders of Zapp Ordinary Shares, 2,857,142 Pubco Ordinary Shares will be issued to holders of Zapp Convertible Loan Notes, 3,283,178 fully vested Pubco Exchange Warrants will be issued to the holder of Zapp Warrants and 4,232,563 Pubco Exchange Options will be issued to holders of Zapp options (of which 3,917,241 Pubco Exchange Options will be fully vested immediately after the closing of the Business Combination). For further details of the Zapp Convertible Loan Notes, see “Zapp Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments.”

If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

	Pre- Business Combination		Post-Business Combination
Name of Beneficial Owner(1)	Number of Pubco Ordinary Shares	% of Pubco Ordinary Shares	Number of Pubco Ordinary Shares (assuming no redemptions)	Number of Pubco Ordinary Shares (assuming maximum redemptions)	% of Pubco Ordinary Shares (assuming no redemptions)	% of Pubco Ordinary Shares (assuming maximum redemptions)
5% Holders
CIIG Management II LLC(2)	—	—	4,276,563	5,785,938	5.5	11.9
Peter Cuneo(2)	—	—	4,276,563	5,785,938	5.5	11.9
Gavin Cuneo(2)	—	—	4,276,563	5,785,938	5.5	11.9
Michael Minnick(2)	—	—	4,276,563	5,785,938	5.5	11.9
Michael Joseph(3)	—	—	6,383,956	6,383,956	7.9	12.3
Directors Nominees and Executive Officers
Anthony Posawatz(4)	—	—	*	*	*	*
Swin Chatsuwan(5)	—	—	21,189,230	21,189,230	26.7	41.8
Jeremy North(6)	—	—	1,102,683	1,102,683	1.4	2.2
Warin Thanathawee	—	—	2,768,316	2,768,316	3.6	5.7
David McIntyre(7)	—	—	*	*	*	*
Kiattipong Arttachariya	—	—	2,006,884	2,006,884	2.6	4.1
David Sturgeon	—	—	—	—	—	—
Pongsatorn Sukhum	—	—	—	—	—	—
Belinda Vinke	—	—	*	*	*	*
Kenneth West	—	—	—	—	—	—
Patricia Wilber	—	—	—	—	—	—
Patchara Rattakal	—	—	—	—	—	—
Edouard Meylan(8)	—	—	*	*	*	*
All Director Nominees and Executive Officers as a group (13 individuals)	—	—	27,760,273	27,760,273	34.2	53.0

*	Less than 1%.

Notes:

1.	Unless otherwise noted, the business address of each of those listed in the table above is 5 Technology Park, Colindeep Lane, England, London, NW9 6BX, United Kingdom.
2.

CIIG II’s sponsor is the record holder of such shares. Peter Cuneo, CIIG II’s Executive Chairman, Gavin Cuneo, CIIG II’s Co-Chief Executive Officer and Director, and Michael Minnick, CIIG II’s Co-Chief Executive Officer and Director, are the managing members of our sponsor. Consequently, such persons may be deemed the beneficial owner of the shares held by our sponsor and have voting and dispositive control over such securities. Such persons disclaim beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. Each of CIIG

II’s officers and directors are members of the Sponsor. Excludes shares that will be distributed to the indirect anchor investors upon consummation of the Business Combination pursuant to the Anchor Investor Agreements.
3.

Consists of (a) 2,901,798 Pubco Ordinary Shares directly held by Michael Joseph and (b) 3,482,158 Pubco Ordinary Shares issuable upon the exercise of Pubco Exchange Warrants following Pubco’s assumption of the Zapp Warrants. Michael Joseph’s registered address is 20 Sylvan Avenue, Emerson Park, Hornchurch, RM11 2PN, United Kingdom.

4.	Consists of Pubco Ordinary Shares issuable upon the exercise of Pubco Exchange Options.
5.	Consists of (a) 19,157,971 Pubco Ordinary Shares directly held by Swin Chatsuwan and (b) 2,031,259 Pubco Ordinary Shares issuable upon the exercise of Pubco Exchange Options.
6.	Consists of (a) 58,036 Pubco Ordinary Shares directly held by Jeremy North and (b) 1,044,647 Pubco Ordinary Shares issuable upon the exercise of Pubco Exchange Options.
7.	Consists of Pubco Ordinary Shares directly held by David McIntyre and Pubco Ordinary Shares issuable upon the exercise of Pubco Exchange Options.
8.	Consists of Pubco Ordinary Shares directly held by Edouard Meylan and Pubco Ordinary Shares issuable upon the exercise of Pubco Exchange Options.

PRICE RANGE OF SECURITIES AND DIVIDENDS

CIIG II

Price Range of CIIG II Securities

CIIG II’s Units, the CIIG II Public Shares and the CIIG II Public Warrants are each traded on Nasdaq under the symbols “CIIGU,” “CIIG” and “CIIGW,” respectively.

The closing price of the Units, CIIG II Public Shares and CIIG II Public Warrants on November 21, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $10.00, $10.06, and $0.02 respectively. As of                , 2023, the record date for the special meeting, the most recent closing price for each Unit, CIIG II Public Share and CIIG II Public Warrant was $                , $                and $                , respectively.

Holders of the Units, CIIG II Public Shares and CIIG II Public Warrants should obtain current market quotations for their securities. The market price of CIIG II’s securities could vary at any time before the Business Combination.

Dividends

CIIG II has not paid any cash dividends on the CIIG II Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Zapp

Price Range of Zapp Securities

Historical market price information regarding Zapp is not provided because Zapp is a privately held company and there is no public market for Zapp’s securities.

Dividends

Zapp has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Pubco

Price Range of Pubco Securities

Historical market price information regarding Pubco is not provided because there is no public market for its securities. We are applying to list the Pubco Ordinary Shares and Pubco Public Warrants on Nasdaq upon the Closing.

Dividends

Pubco has not paid any cash dividends to date and does not intend to pay cash dividends prior to the completion the Business Combination.

ADDITIONAL INFORMATION

Annual Meeting Shareholder Proposals

If the Business Combination is consummated, you shall be entitled to attend and participate in Pubco’s annual meetings of shareholders. If Pubco holds a 2023 annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting shall be held. As a foreign private issuer, Pubco will not be subject to the SEC’s proxy rules.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, CIIG II and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, CIIG II will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify CIIG II of their requests by calling or writing CIIG II at its principal executive offices at (212) 796-4796 and 40 West 57th Street, 29th Floor, New York, New York 10019.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of common stock of CIIG II and Pubco and the warrant agent for CIIG II’s warrants is Continental Stock Transfer & Trust Company. CIIG II has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

LEGAL MATTERS

The validity of the Pubco Ordinary Shares and Pubco Public Warrants to be issued in connection with the Business Combination will be passed upon by Walkers (Singapore) Limited Liability Partnership with respect to Cayman Islands law, the validity of the Pubco Public Warrants in connection with the Business Combination will be passed upon by Orrick, Herrington & Sutcliffe LLP, and the material U.S. federal income tax consequences of the Business Combination will be passed upon by Weil, Gotshal & Manges LLP.

EXPERTS

The consolidated financial statements of Zapp Electric Vehicles Limited as of September 30, 2022 and 2021 and for each of the years in the two-year period ended September 30, 2022 included in this proxy statement/prospectus have been audited by PKF Littlejohn LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of CIIG Capital Partners II, Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, Pubco will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. CIIG II files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read CIIG II’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone, by email or in writing:

CIIG Capital Partners II, Inc.

40 West 57th Street

29th Floor

New York, New York 10019

info@ciigpartners.com

You may also obtain these documents by requesting them in writing or by telephone from CIIG II’s proxy solicitation agent at the following address, telephone number and email:

Morrow Sodali LLC

333 Ludlow Street,

5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: CIIG.info@investor.morrowsodali.com

If you are a stockholder of CIIG II and would like to request documents, please do so by                , 2023 to receive them before the CIIG II special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information in this proxy statement/prospectus relating to CIIG II has been supplied by CIIG II, and all such information relating to Zapp has been supplied by Zapp. Information provided by either CIIG II or Zapp does not constitute any representation, estimate or projection of any other party.

Zapp does not file any annual, quarterly and current reports, proxy statements and other information with the SEC.

None of CIIG II, Pubco or Zapp has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

CIIG Capital Partners II, Inc.

Opinion on the financial statements

We have audited the accompanying balance sheets of CIIG Capital Partners II, Inc. (a Delaware corporation) (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company expects a working capital shortfall during the period of twelve months from the issuance date of the financial statements or through completion of a Business Combination, if sooner. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Philadelphia, Pennsylvania

February 14, 2023

CIIG CAPITAL PARTNERS II, INC.

BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$42,858	$675,364
Prepaid expenses	249,104	604,011

Total current assets	291,962	1,279,375
Cash and marketable securities held in trust account	295,886,250	291,842,782

TOTAL ASSETS	$296,178,212	$293,122,157

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$5,456,235	$1,316,069
Accrued offering costs	—	16,800
Income taxes payable	46,165	—

Total current liabilities	5,502,400	1,332,869
Convertible note - related party	100,000	—
Deferred tax liability	502,902	—
Deferred underwriting fee payable	10,062,500	10,062,500

Total Liabilities	16,167,802	11,395,369

Commitments
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 28,750,000 shares subject to redemption at redemption value as of December 31, 2022 and 2021	295,711,374	291,812,500
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding as of December 31, 2022 and 2021	719	719
Accumulated deficit	(15,701,683)	(10,086,431)

Total Stockholders’ Deficit	(15,700,964)	(10,085,712)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$296,178,212	$293,122,157

The accompanying notes are an integral part of the financial statements.

CIIG CAPITAL PARTNERS II, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	For the Period from January 6, 2021 (Inception) through December 31, 2021
Formation and operational costs	$5,493,089	$1,548,562

Loss from operations	(5,493,089)	(1,548,562)
Other income:
Interest earned on marketable securities held in Trust Account	4,683,125	30,282

Total other income	4,683,125	30,282
Loss before provision for income taxes	(809,964)	(1,518,280)
Provision for income taxes	(906,414)	—

Net loss	$(1,716,378)	$(1,518,280)

Weighted average shares outstanding, Class A common stock	28,750,000	8,488,858

Basic and diluted net loss per share, Class A common stock	$(0.05)	$(0.10)

Weighted average shares outstanding, Class B common stock	7,187,500	6,524,199

Basic and diluted net loss per share, Class B common stock	$(0.05)	$(0.10)

The accompanying notes are an integral part of the financial statements.

CIIG CAPITAL PARTNERS II, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND

FOR THE PERIOD FROM JANUARY 6, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 6, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Sale of 12,062,500 Private Placement Warrants	—	—	—	—	12,062,500	—	12,062,500
Accretion for Class A common stock to redemption amount	—	—	—	—	(12,086,781)	(8,568,151)	(20,654,932)
Net loss	—	—	—	—	—	(1,518,280)	(1,518,280)

Balance – December 31, 2021	—	$—	7,187,500	$719	$—	$(10,086,431)	$(10,085,712)
Accretion for Class A common stock to redemption amount	—	—	—	—	—	(3,898,874)	(3,898,874)
Net loss	—	—	—	—	—	(1,716,378)	(1,716,378)

Balance – December 31, 2022	—	$—	7,187,500	$719	$—	$(15,701,683)	$(15,700,964)

The accompanying notes are an integral part of the financial statements.

CIIG CAPITAL PARTNERS II, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	For the Period from January 6, 2021 (Inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net loss	$(1,716,378)	$(1,518,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in trust account	(4,683,125)	(30,282)
Deferred tax provision	502,902	—
Changes in operating assets and liabilities:
Prepaid expenses	354,907	(604,011)
Accrued expenses	4,140,166	1,316,069
Income taxes payable	46,165	—

Net cash used in operating activities	(1,355,363)	(836,504)

Cash Flows from Investing Activities:
Investment of cash in trust account	—	(291,812,500)
Cash withdrawn from trust account to pay franchise and income taxes	639,657	—

Net cash provided by (used in) investing activities	639,657	(291,812,500)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	281,750,000
Proceeds from sale of Private Placements Warrants	—	12,062,500
Proceeds from promissory note – related party	—	167,417
Repayment of promissory note – related party	—	(167,417)
Proceeds from convertible promissory note – related party	100,000	—
Payment of offering costs	(16,800)	(513,132)

Net cash provided by financing activities	83,200	293,324,368

Net Change in Cash	(632,506)	675,364
Cash – Beginning of period	675,364	—

Cash – End of period	$42,858	$675,364

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$16,800

Deferred underwriting fee payable	$—	$10,062,500

Accretion for Class A Common Stock to redemption amount	$3,898,874	$20,654,932

The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CIIG Capital Partners II, Inc. (the “Company”) was incorporated in Delaware on January 6, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the technology, media and telecommunications industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from January 6, 2021 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on September 14, 2021. On September 17, 2021, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 12,062,500 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to CIIG Management II LLC, a Delaware limited liability company (the “Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (the “Direct Anchor Investors”, the Direct Anchor Investors, together with the Sponsor, are the “initial stockholders”), generating gross proceeds of $12,062,500, which is described in Note 4.

Transaction costs amounted to $16,342,432, consisting of $5,750,000 of underwriting fees, $10,062,500 of deferred underwriting fees and $529,932 of other offering costs.

Following the closing of the Initial Public Offering on September 17, 2021, an amount of $291,812,500 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the definitive agreement for a Business

Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The amount in the Trust Account will initially be approximately $10.15 per Public Share and such amount may be increased by $0.10 per Public Share for a 6-month extension of time to consummate the Business Combination, as described herein. The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, unless otherwise required by applicable law, regulation or stock exchange rules, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until March 17, 2023 to complete a Business Combination (or up to September 17, 2023 if it extends the period of time to consummate a Business Combination in accordance with the terms described below; the “Combination Period”). If the Company anticipates that it may not be able to consummate a Business Combination by March 17, 2023, it may, but is not obligated to, extend the period of time to consummate a Business Combination by an additional six months (for a total of up to 24 months to complete a Business Combination); provided that the Sponsor (or its designees) must deposit into the Trust Account funds equal to an aggregate of $2,875,000 ($0.10 per Public Share) for such extension on or prior to the date of the deadline for such extension, in exchange for a non-interest bearing, unsecured promissory note (the “Extension Loan”). Such Extension Loan may be convertible into Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less $10.15 per Unit.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2022, the Company had $42,858 in its operating bank accounts, and a working capital deficit of $5,035,562, which excludes $213,711 of interest earned on the Trust Account that is available to pay franchise and income taxes payable.

The Company will need to raise additional capital through loans or additional investments from its initial stockholders, officers or directors or their affiliates. The Company’s initial stockholders, officers or directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, “Basis of Presentation — Going Concern,” management has determined that the expected shortfall in working capital over the period of time between the date these financial statements are issued and its estimated Business Combination date raises substantial doubt about the Company’s ability to continue as a going concern through the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. Based on the above factors, management determined there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company may seek support from its Sponsor, officers and directors to finance working capital needs. However, the Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Marketable Securities Held in Trust Account

At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on marketable securities held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounted to $16,342,432 were charged to stockholders’ deficit upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

At December 31, 2022 and 2021, the Class A common stock reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$287,500,000
Less:
Class A common stock issuance costs	(16,342,432)
Plus:
Accretion of carrying value to redemption value	20,654,932

Class A common stock subject to possible redemption, December 31, 2021	291,812,500
Plus:
Accretion of carrying value to redemption value	3,898,874

Class A common stock subject to possible redemption, December 31, 2022	$295,711,374

Convertible Notes

The Company reviews its convertible notes under ASC 815, Derivatives and Hedging (“ASC 815”) and ASC 470, Debt (“ASC 470”). The Company has reviewed the convertible note and identified no conditions that would require the instrument to be accounted for at fair value as allowed by ASC 825, Financial Instruments (“ASC 825”), additionally no elements were identified to require the bifurcation of the embedded conversion option and not significant premium associated with the convertible debt were identified. As such no accounting for the conversion feature was deemed necessary.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC Topic 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC Topic 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2022 and December 31, 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was (112.0)% and 0.0% for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) to December 31, 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2022, due to changes in Merger and Acquisition costs and the valuation allowance on the deferred tax assets.

ASC Topic 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

While ASC Topic 740 identifies usage of the effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the ETR for the Company is complicated due to the potential impact of the Company’s change in fair value of warrants (or any other change in fair value of a complex financial instrument), the timing of any potential business combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in the current period based on 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (or benefit) but is otherwise able to make a reliable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the unusual elements that can impact its annualized book income and its impact on ETR.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income of the Company. Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per share of common stock as the redemption value approximates fair value.

The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events and (iii) the 100,000 warrants that would be issued under the convertible note which the conversion options is available upon consummation of the business Combination. The warrants are exercisable to purchase 26,437,500 shares of Class A common stock in the aggregate. As of December 31, 2022 and 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the period presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the Year Ended December 31, 2022		For the Period from January 6, 2021 (Inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(1,373,102)	$(343,276)	$(858,484)	$(659,796)
Denominator:
Basic and diluted weighted average shares outstanding	28,750,000	7,187,500	8,488,858	6,524,199

Basic and diluted net loss per common share	$(0.05)	$(0.05)	$(0.10)	$(0.10)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account and the Trust Account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Updates (“ASU”) Topic No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU Topic 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU Topic 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU Topic 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU Topic 2020-06 effective as of January 06, 2021. The adoption of ASU Topic 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,875,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Direct Anchor Investors purchased an aggregate of 12,062,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $12,062,500, in a private placement. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. The Private Placement Warrants are identical to the Public Warrants underlying the Units to be sold in the Initial Public Offering, except as described in Note 8. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the underlying securities will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In January 2021, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In July 2021, the Sponsor forfeited 2,156,250 Founder Shares, resulting in the Sponsor holding 6,468,750 Founder Shares. In September 2021, the Company effected a stock dividend of 0.11111111 shares for each Founder Share outstanding, resulting in the Sponsor holding an aggregate number of 7,187,500 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise their over-allotment option at the close of the Initial Public Offering, a total of 937,500 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

Commencing on September 14, 2021, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021, the Company incurred and paid $120,000 and $30,000 in fees for these services, respectively.

Promissory Note — Related Party

On February 26, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of September 30, 2021 or the completion of the Initial Public Offering. The Company borrowed a total of $167,417 under the Promissory Note, which was repaid on September 20, 2021. Borrowings are no longer available under the Promissory Note.

NOTE 6. COMMITMENTS

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”).

If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, there were no outstanding Working Capital Loans.

Convertible Note — related party

On December 15, 2022, the Company entered into a convertible promissory note with the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $100,000 (the “Convertible Note”). The Convertible Note is non-interest bearing and due on the earlier of March 17, 2023 and the date on which the Company consummates its initial business combination. If the Company completes a business combination, it would repay such additional loaned amounts, without interest, upon consummation of the business combination. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such additional loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $100,000 of such additional loans (if any) may be convertible into warrants, at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The issuance of the Convertible Promissory Note was approved by the board of directors and the audit committee on December 15, 2022. The conversion feature was reviewed under ASC 815 and noted no conditions that would require bifurcation of the conversion feature. As of December 31, 2022, there was $100,000 outstanding under the Convertible Note.

Risks and Uncertainties

Various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the U.S. and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a business combination and the value of the Company’s securities.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Registration Rights

On September 14, 2021, the Company entered into a registration rights agreement with respect to the Founder Shares, the Private Placement Warrants (and their underlying shares), and warrants (and their underlying shares) that may be issued upon conversion of Extension Loans and Working Capital Loans and the shares of Class A common stock issuable upon conversion of the Founder Shares. The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Extension Loans and Working Capital Loans (and in each case holders of their underlying shares, as applicable) will have registration rights to require the Company to register the sale of the securities held by them. The holders of the majority of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,062,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Entry Into a Material Agreement

Merger Agreement

On November 22, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales (“Zapp”), Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Pubco”) and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”).

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Zapp Business Combination”) pursuant to which, among other things, (i) Pubco, Zapp and certain shareholders of Zapp entered into an Investor Exchange and Support Agreement or Management Exchange and Support Agreement pursuant to which such shareholders will transfer their respective ordinary shares of Zapp to Pubco in exchange for ordinary shares of Pubco (“Pubco Common Shares”, and such exchange, the “Zapp Exchange”) and (ii) immediately following the Zapp Exchange, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the merger (the “Merger”) and each outstanding share of common stock of the Company (other than certain excluded shares) will convert into the right to receive one Pubco Common Share (collectively, the “Transactions”).

The proposed Zapp Business Combination is expected to be consummated after the required approval by the stockholders of the Company and the satisfaction of certain other conditions summarized below.

Consideration Paid to the Shareholders of Zapp

The consideration to be paid to the shareholders of Zapp, subject to certain adjustments in accordance with the Merger Agreement, will be equal to an aggregate of (i) 50,000,000 Pubco Common Shares plus (ii) a number of Pubco Common Shares equal to the amount of any convertible financing received by Zapp in excess of $20,000,000 in the aggregate and actually converted to ordinary common shares of Zapp in advance of the closing of the Transaction divided by the effective conversion price. With respect to clause (ii) the effective conversion price shall be equal to the dollar amount raised in such convertible financing divided by the number of ordinary shares deliverable to the investor in connection with such financing.

Consideration Paid to Zapp Stockholders — Effects of the Merger

At the effective time of the Merger (the “Effective Time”), each share of the Company’s Class A common stock and the Company’s Class B common stock, par value $0.0001 per share, will be cancelled and automatically deemed for all purposes to represent the right to receive one Pubco Common Share. At the Effective Time, each of the Company’s public warrants that are outstanding immediately prior to the Effective Time will, pursuant to and in accordance with the Warrant Agreement dated September 14, 2021 with respect to the Company’s warrants (the “Warrant Agreement”), automatically and irrevocably be modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of share(s) of the Company’s common stock set forth therein and in substitution thereof such warrant will entitle the holder thereof to acquire the same number of Pubco Common Shares per warrant on the same terms.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties thereto with respect to, among other things, (i) entity organization, formation and authority, (ii) authorization to enter into the Merger Agreement, (iii) capital structure, (iv) consents and approvals, (v) financial statements, (vi) liabilities, (vii) litigation, (viii) compliance with laws, (ix) material contracts, (x) employee matters, (xi) taxes, (xii) licenses and permits, (xiii) real estate, (xiv) environmental matters, (xv) absence of changes, (xvi) intellectual property and data privacy, (xvii) suppliers and (xviii) related party transactions. The representations and warranties of the parties contained in the Merger Agreement will terminate and be of no further force and effect as of the closing of the Transactions.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 28,750,000 shares issued and outstanding, including 28,750,000 shares of Class A common stock subject to possible redemption, which are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 7,187,500 shares of Class B common stock issued and outstanding. As a result of the underwriters’ election to fully exercise their over-allotment option at the close of the Initial Public Offering, a total of 937,500 Founder Shares are no longer subject to forfeiture.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).

Warrants — As of December 31, 2022 and 2021, there were 14,375,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants were issued upon separation of the Units and only whole warrants trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

Redemptions of Warrants for Cash — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to each warrant holder.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants for Shares of Class A Common Stock — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants (including the Private Placement Warrants):

•	in whole and not in part;

•

at a price of $0.10 per warrant, upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cash basis, prior to redemption and receive that number of shares of Class A common stock to be determined, based on the redemption date and the fair market value of the Company’s Class A common stock; or

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share and is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days (the “Reference Days”) within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) to be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

As of December 31, 2022 and 2021, there were 12,062,500 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public

Offering, except that the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and are non-redeemable.

NOTE 8. INCOME TAX

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets
Net operating loss carryforward	$—	$35,062
Startup/Organization Expenses	1,392,466	283,777
Unrealized gain/loss - Trust	(502,902)	—

Total deferred tax assets	889,564	318,839
Valuation allowance	(1,392,466)	(318,839)

Deferred tax assets, net of allowance	$(502,902)	$—

The income tax provision consists of the following:

	For the year ended December 31, 2022	For the period from January 6, 2021 (inception) Through December 31, 2021
Federal
Current	$403,512	$—
Deferred	(570,725)	(318,839)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	1,073,627	318,839

Income tax provision	$906,414	$—

As of December 31, 2022 and 2021, the Company had $0 and $166,960 of U.S. federal and state net operating loss carryovers available to offset future taxable income, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $1,073,627 and $318,839, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in valuation allowance	(132.6)%	(21.0)%

Income tax provision	(112.0)%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2022, assets held in the Trust Account were comprised of $10,918 in cash and $295,875,332 in U.S. Treasury securities. At December 31, 2021, assets held in the Trust Account were comprised of $1,139 in cash and $291,841,643 in U.S. Treasury securities. During the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021, the Company withdrew $639,657 and $0 of interest income from the Trust Account, respectively.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2022 and 2021 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain (loss)	Fair Value
December 31, 2022	U.S. Treasury Securities (Mature on 01/19/23)	1	$295,875,332	$122,344	$295,997,675

December 31, 2021	U.S. Treasury Securities (Mature on 04/21/22)	1	$291,841,643	$(8,860)	$291,832,783

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of Directors of Zapp Electric Vehicles Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Zapp Electric Vehicles Limited (the “Company”) and its subsidiaries (the “Group”) as of September 30, 2022 and 2021, the related consolidated statements of profit or loss, other comprehensive income, changes in equity, and cash flows, for each of the two years in the period ended September 30, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of September 30, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2022, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, no were we engaged to perform, an audit of its internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.

/s/ PKF Littlejohn LLP

London, United Kingdom

December 16, 2022, except for Note 25, as to which the date is February 24, 2023

ZAPP ELECTRIC VEHICLES LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(in U.S. dollars)

	Notes	September 30, 2022	September 30, 2021	October 1, 2020
Assets
Current assets
Cash and cash equivalents	5	1,963,087	159,723	437,181
Inventories	6	111,734	21,060	—
Prepaid expenses and other current assets	7	195,188	60,529	28,983
Restricted cash	24	—	245,247	—

Total current assets		2,270,009	486,559	466,164

Non-current assets
Investment in associate	8	—	—	525
Property, plant and equipment	9	803,881	324,254	46,924
Intangible assets	11	1,018,878	1,221,299	1,432,443
Loans to related parties	21	21,407	7,541	7,972
Other non-current assets	12	111,233	123	14,125

Total non-current assets		1,955,399	1,553,217	1,501,989

Total assets		4,225,408	2,039,776	1,968,153

Liabilities and Equity
Current liabilities
Trade payables and other current liabilities	13	905,132	1,275,930	505,112
Loans and borrowings	16	74,233	29,276	20,663
Convertible note, current	15	—	457,744	—
Derivative liabilities, current	15	323,864	343,836	—

Total current liabilities		1,303,229	2,106,786	525,775

Non-current liabilities
Loans and borrowings, non-current	16	305,944	85,350	86,272
Convertible note, non-current	15	—	—	258,250
Derivative liabilities, non-current	15	—	—	383,117
Severance liabilities	19	102,659	70,021	30,729
Other non-current liabilities	14	1,136	1,370	108,124

Total non-current liabilities		409,739	156,741	866,492

Total liabilities		1,712,968	2,263,527	1,392,267

Equity
Share capital and share premium	18	8,995,232	2,798,183	2,142,532
Reserves	18, 20	1,061,548	944,816	838,146
Accumulated losses		(7,544,340)	(3,966,750)	(2,404,792)

Total equity		2,512,440	(223,751)	575,886

Total liabilities and equity		4,225,408	2,039,776	1,968,153

The accompanying notes form an integral part of these consolidated financial statements.

ZAPP ELECTRIC VEHICLES LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF PROFIT OR LOSS

(in U.S. dollars)

		Years ended September 30,
	Notes	2022	2021
Income
Other income		3,944	6,261

Total income		3,944	6,261

Expenses
Selling and distribution expenses	23	423,123	45,103
General and administrative expenses	23	3,187,006	1,167,406
Unrealized loss (gain) on derivatives		62,687	(60,274)
Foreign exchange loss (gain), net		(394,072)	127,463

Total expenses		3,278,744	1,279,698

Operating loss		(3,274,800)	(1,273,437)

Finance income		2,693	1,051
Finance costs		(305,483)	(289,046)

Net finance costs		(302,790)	(287,995)
Share of profit (loss) of associate, net of tax	8	—	(526)

Loss before income tax		(3,577,590)	(1,561,958)
Income tax	17	—	—

Loss for the year		(3,577,590)	(1,561,958)

Earnings per share
Basic and diluted loss	4	(0.05)	(0.02)

The accompanying notes form an integral part of these consolidated financial statements.

ZAPP ELECTRIC VEHICLES LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(in U.S. dollars)

	Years ended September 30,
	2022	2021
Loss for the year	(3,577,590)	(1,561,958)
Other comprehensive income (loss)
Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences	(245,632)	6,807

Other comprehensive income (loss) for the year, net of tax	(245,632)	6,807

Total comprehensive loss for the year	(3,823,222)	(1,555,151)

The accompanying notes form an integral part of these consolidated financial statements.

ZAPP ELECTRIC VEHICLES LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(in U.S. dollars)

	Notes	Share capital	Share premium	Accumulated losses	Share option reserve	Foreign currency translation reserve	Total equity
Year ended September 30, 2021
Balance at October 1, 2020		822	2,141,710	(2,404,792)	838,146	—	575,886
Total comprehensive income (loss) for the year
Loss for the year		—	—	(1,561,958)	—	—	(1,561,958)
Other comprehensive income
Foreign currency translation differences		—	—	—	—	6,807	6,807

Total other comprehensive income		—	—	—	—	6,807	6,807

Total comprehensive income (loss) for the year		—	—	(1,561,958)	—	6,807	(1,555,151)

Transactions with owners, recorded directly in equity
Shares issued for cash	18	19	655,632	—	—	—	655,651
Share-based payment	20	—	—	—	99,863	—	99,863

Total contributions by owners		19	655,632	—	99,863	—	755,514

Balance at September 30, 2021		841	2,797,342	(3,966,750)	938,009	6,807	(223,751)

	Notes	Share capital	Share premium	Accumulated losses	Share option reserve	Foreign currency translation reserve	Total equity
Year ended September 30, 2022
Balance at October 1, 2021		841	2,797,342	(3,966,750)	938,009	6,807	(223,751)
Total comprehensive loss for the year
Loss for the year		—	—	(3,577,590)	—	—	(3,577,590)
Other comprehensive income
Foreign currency translation differences		—	—	—	—	(245,632)	(245,632)

Total other comprehensive loss		—	—	—	—	(245,632)	(245,632)

Total comprehensive loss for the year		—	—	(3,577,590)	—	(245,632)	(3,823,222)

Transactions with owners, recorded directly in equity
Shares issued for cash	18	72	5,155,472	—	—	—	5,155,544
Conversion from convertible note	18	26	919,944	—	—	—	919,970
Shares issued to employee	18	1	121,534	—	—	—	121,535
Share-based payment	20	—	—	—	362,364	—	362,364

Total contributions by owners		99	6,196,950	—	362,364	—	6,559,413

Balance at September 30, 2022		940	8,994,292	(7,544,340)	1,300,373	(238,825)	2,512,440

The accompanying notes form an integral part of these consolidated financial statements.

ZAPP ELECTRIC VEHICLES LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in U.S. dollars)

		Years ended September 30,
	Notes	2022	2021
Cash flows from operating activities
Loss for the year		(3,577,590)	(1,561,958)
Adjustment for:
Depreciation of property, plant and equipment	9	114,042	28,214
Amortization of intangible assets	11	135,045	143,880
Equity-settled share-based payment	20	362,364	99,863
Equity-settled bonus payment	18	121,535	—
Share of loss of associates, net of tax		—	526
Gain on lease agreement termination		—	(459)
Unrealized gain on derivatives		62,687	(60,275)
Unrealized currency (gains) losses		(182,583)	60,997
Finance income		(2,693)	(1,051)
Finance costs		305,483	289,046

		(2,661,710)	(1,001,217)
Changes in:
- Inventories		(90,674)	(21,060)
- Prepaid expenses and other current assets		(134,659)	(31,546)
- Trade and other payables		162,890	366,962
- Other non-current assets		(111,110)	14,002
- Other non-current liabilities		(234)	(1,559)
- Severance liabilities		32,638	39,292

Cash generation from operating activities		(2,802,859)	(635,126)
Income tax paid		—	—

Net cash used in operating activities		(2,802,859)	(635,126)

Cash flows from investing activities
Acquisition of property, plant and equipment		(633,102)	550
Acquisition of intangible assets		(65,668)	(17,984)
Loan to related parties		(15,416)	—
Interest received		2,693	1,051
Restricted cash	24	245,247	(245,247)

Net cash used in investing activities		(466,246)	(261,630)

Cash flows from financing activities
Repayment of loans	16	(12,695)	—
Payment of lease liabilities	10	(33,883)	(20,474)
Proceeds from issuance of ordinary shares of the Company	18	5,155,544	655,651
Interest paid		(38,985)	(15,879)

Net cash from financing activities		5,069,981	619,298

Net increase (decrease) in cash and cash equivalents		1,800,876	(277,458)
Cash and cash equivalents at October 1, 2021 and 2020		159,723	437,181
Effect of exchange rate fluctuation on cash held		2,488	—

Cash and cash equivalents at September 30, 2022 and 2021	5	1,963,087	159,723

Non-cash transactions
Accounts payable from acquisition of property, plant and equipment		15,946	318,248
Accounts payable from acquisition of intangible assets		5,811	15,767
Acquisition of right-of-use assets		349,810	55,739
Conversion of convertible note to ordinary shares		919,970	—

The accompanying notes form an integral part of these consolidated financial statements.

ZAPP ELECTRIC VEHICLES LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in U.S. dollars unless otherwise noted)

The consolidated financial statements were authorized for issue by the Board of Directors on December 16, 2022, except for note 25 authorized on February 24, 2023.

1.	Business and organization

Zapp Electric Vehicles Limited (formerly known as Zapp Scooters Limited) (“Zapp” or the “Company”) was incorporated in the United Kingdom on July 18, 2017. The Company passed a special resolution on November 9, 2021 changing its name from Zapp Scooters Limited to Zapp Electric Vehicles Limited.

Zapp’s registered office is at 5 Technology Park, Colindeep Lane, Colindale, London, United Kingdom, NW9 6BX. The “Group” refers to Zapp and its subsidiaries as a group.

The Group designs, manufactures and sells high performance electric vehicles, including maintenance and repair of electric vehicles and related parts and accessories. The principal subsidiaries of Zapp include Zapp Electric Vehicles (Sales) Limited (formerly known as “Zapp Scooters Sales Limited”), Zapp Scooters Limited (formerly known as “Zapp Electric Vehicles Limited”), Zapp Scooters Sales France, and Zapp Scooters (Thailand) Co., Ltd.

2.	Basis of presentation

2.1.	Statement of compliance

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

2.2.	First-time adoption of IFRS

These consolidated financial statements, for the year ended September 30, 2022, are the first the Group has prepared in accordance with IFRS. For periods up to and including the year ended September 30, 2021, the Group prepared its consolidated financial statements in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (“FRS 102”) and the requirements of the Companies Act 2006 in the United Kingdom.

Accordingly, the Group has prepared consolidated financial statements that comply with IFRS applicable as at September 30 2022, together with the comparative period data for the year ended September 30, 2021 as described in the summary of significant accounting policies. In preparing the consolidated financial statements, the Group’s opening consolidated statement of financial position was prepared as at October 1, 2020, the Group’s date of transition to IFRS.

An explanation of how the transition to IFRS has affected the reported financial position, financial performance and cash flows of the Group is provided in note 26.

2.3.	Functional and presentation currency

The Company’s functional currency is British pound (“£” or “GBP”) and the Group’s presentation currency is United States dollars (“$” “U.S. dollars” or “USD”). The financial information of all reporting units included in the consolidated financial statements are measured using the currency of the primary environment in which the reporting unit operates (functional currency). The Group’s foreign operations are mainly in France and Thailand, with Euro (“€” or “EUR”) and Thai Baht (“Baht” or “THB”) as their functional currencies, respectively. All financial information in the consolidated financial statements and notes to the consolidated financial statements is presented in U.S. dollars unless otherwise noted.

2.4.	Use of estimates and judgements

In preparing these consolidated financial statements, management has made critical estimates and judgements that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively. Relevant information is included in the following notes:

Note 10	Leases—Whether an arrangement contains a lease; reasonably certain to exercise extension or termination options; sub-lease; determining the incremental borrowing rate;

Note 11	Intangible assets—establishing the applicable criteria for capitalization of appropriate product development costs; and the key inputs to this assessment including the determination of the point at which the assets will start to generate income;

Note 15	Convertible note and warrants—Debt/equity classification; and key valuation assumptions;

Note 20	Share-based payment—Key valuation assumptions; and

Note 22	Financial instruments—Determining the fair value of financial instruments on the basis of significant unobservable inputs.

2.5.	Measurement of fair value

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

As part of an established control framework, significant unobservable inputs and valuation adjustments are regularly reviewed. If third party information, such as broker quotes or pricing services, is used to measure fair values, such information is assessed to support the conclusion that such valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which such valuations should be classified.

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement (with Level 3 being the lowest).

The Group recognizes transfers between levels of the fair value hierarchy as of the end of the reporting year during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following notes:

Note 20 - Share-based payment

Note 22 - Financial instruments

2.6.	Going concern

As of September 30, 2022, the Group’s consolidated current assets exceed current liabilities by $966,780, although there were accumulated losses of $7,544,340. For the year ended September 30, 2022, the Group incurred a cash outflow on operating activities of $2,802,859, a cash outflow on investment activities of $466,246 and a cash inflow from financing activities of $5,069,981. The Group had cash and cash equivalents of $1,963,087 and undrawn lines of credit of $269,833 (Baht 10 million).

Historically, the Group has relied principally on non-operational sources of equity and debt financing to fund its operations and business development. In addition, the Group can adjust the pace of its operation expansion and control the operating expenses of the Group. Management believe they will be able to obtain further equity or debt financing such as an issuance of convertible notes on reasonable terms, as necessary, to meet the Group’s operational needs.

Additionally, upon the consummation of the transaction as described in Note 25—Subsequent event, the remaining balance of the cash in trust held by CIIG Capital Partners II, Inc. will be made available to the Group. This is expected to be sufficient to meet the needs to the business for at least 12 months from the date of the signing of these consolidated financial statements.

At the time of approving the consolidated financial statements, the directors have a reasonable expectation that the group has adequate resources to continue in operational existence for the foreseeable future. Thus, the directors continue to adopt the going concern basis of accounting in preparing the consolidated financial statements.

3.	Summary of significant accounting policies

The Group has consistently applied the following accounting policies to all years presented in these consolidated financial statements.

3.1.	Basis of consolidation

a)	Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

b)	Non-controlling interests

Non-controlling interests (“NCI”) are measured initially at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

c)	Interests in equity-accounted investees

The Group’s interests in equity-accounted investees comprise interests in an associate.

An associate is an entity in which the Group has significant influence, but not control or joint control, over the financial and operating policies.

Interests in associates are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income (“OCI”) of equity-accounted investees, until the date on which significant influence ceases.

Where the Group’s share of losses in an equity-accounted investment equals or exceeds its interest in the entity, the group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the other entity.

d)	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses (except for foreign currency transaction gains or losses) arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

3.2.	Foreign currency transactions and translation

The consolidated financial statements are presented in USD. The Company’s functional currency is GBP and the Group’s foreign operations are mainly in France and Thailand, with EUR and Baht as their functional currencies.

a)	Foreign currency transactions

Transactions in foreign currencies are translated into the respective functional currencies of Group companies at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss.

b)	Foreign operations

The assets and liabilities of foreign operations are translated into the Company’s functional currency and then translated to the Group’s presentation currency at the exchange rates at the reporting date. The income and expenses of foreign operations are translated into the Company’s functional currency and then translated to the Group’s presentation currency at the average exchange rates.

Foreign currency differences are recognized in OCI and accumulated in the foreign currency translation reserve, except to the extent that the translation difference is allocated to NCI.

3.3.	Inventory

Inventory is stated at the lower of cost and net realizable value. The cost of inventories is based on the first-in, first-out allocation method. In the case of manufactured inventories, cost comprises direct materials, direct labor and an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs of purchased inventory are determined after deducting rebates and discounts. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs to complete and to make the sale.

3.4.	Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

At commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices.

Some property leases contain extension options exercisable by the Group up to one and three years before the end of the non-cancellable contract period. Where practicable, the Group seeks to include extension options in new leases to provide operational flexibility. The extension options held are exercisable only by the Group and not by the lessors. The Group assesses at the lease commencement date whether it is reasonably certain to exercise the extension options. The Group reassesses whether it is reasonably certain to exercise the options if there is a significant event or significant changes in circumstances within its control.

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

The Group determines its incremental borrowing rate, being the rate at which a similar borrowing could be obtained from a financial institution and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

•	fixed payments, including in-substance fixed payments;

•	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date; and

•

lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Group presents right-of-use assets that do not meet the definition of investment property in ‘property, plant and equipment’ and lease liabilities in ‘loans and borrowings’ in the consolidated statement of financial position.

Short-term leases and leases of low-value assets

The Group has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases, including IT equipment. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

3.5.	Property, plant and equipment

Items of property, plant and equipment are measured at cost, which includes capitalized borrowing costs, less accumulated depreciation and any accumulated impairment losses.

If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment.

Any gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss.

Depreciation is calculated to write off the cost of items of property, plant and equipment less their estimated residual values using the straight-line method over their estimated useful lives, and is generally recognized in profit or loss.

Depreciation is recognized from the date the property, plant and equipment are installed and are ready for use, or in respect of internally constructed assets, from the date that the asset is completed and ready for use.

The estimated useful lives of property, plant and equipment for current and comparative periods are as follows:

Leasehold and leasehold improvements	3 - 10 years
Furniture, fixtures and office equipment	3 - 10 years
Plant equipment	5 years
Vehicles	4 and 5 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

3.6.	Intangible assets

a)	Recognition and measurement

Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and the Group intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognized in profit or loss as incurred. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses.

Other intangible assets

Other intangible assets, including software, patents and trademarks, that are acquired by the Group and have finite useful lives are measured at cost less accumulated amortization and any accumulated impairment losses.

b)	Amortization

Amortization is calculated based on the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives, from the date that they are available for use and is recognized in profit or loss. The amortization is included in ‘General and administrative expenses’.

The estimated useful lives for current and comparative periods are as follows:

Capitalized development costs	10 years
Patents and trademarks	10 years
Software	10 years

Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

3.7.	Financial instruments

a)	Recognition and initial measurement

Trade receivables are initially recognized when they are originated. All other financial assets and liabilities are initially recognized when the Group becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for an item not at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

The Group had no trade receivables as at September 30, 2022, September 30, 2021 and October 1, 2020.

b)	Classification and subsequent measurement

Financial assets

On initial recognition, a financial asset is classified as measured at amortized cost for trade and other receivables. A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These financial assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss.

Financial liabilities

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expenses and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

c)	Derecognition

Financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

Where the Group enters into transactions whereby it transfers assets recognized in its consolidated statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets, the transferred assets are not derecognized.

Financial liabilities

The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

d)	Offsetting

Financial assets and financial liabilities are offset and the net amount presented in the consolidated statement of financial position when, and only when, the Group currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

e)	Cash and cash equivalents

All highly liquid investments with original maturities of three months or less from the date of purchase are classified as cash equivalents. Cash and cash equivalents consist of cash on hand, and cash deposited held at call with banks.

f)	Restricted cash

Restricted cash consists of cash balances held by subsidiaries that operate in countries where legal restrictions apply, meaning the balance is not available for general use by the Company or other subsidiaries.

g)	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from equity.

3.8.	Impairment of non-derivative financial assets

The Group recognizes loss allowances for expected credit loss on financial assets measured at amortized costs.

Loss allowances of the Group are measured on either of the following bases:

•

12-month expected credit losses (“ECLs”): these are ECLs that result from default events that are possible within the 12 months after the reporting date (or for a shorter period if the expected life of the instrument is less than 12 months); or

•	Lifetime ECLs: these are ECLs that result from all possible default events over the expected life of a financial instrument or contract asset.

Simplified approach

The Group applies the simplified approach to provide for ECLs for all trade receivables. The simplified approach requires the loss allowance to be measured at an amount equal to lifetime ECLs.

General approach

The Group applies the general approach to provide for ECLs on all other financial instruments. Under the general approach, the loss allowance is measured at an amount equal to 12-month ECLs at initial recognition.

At each reporting date, the Group assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When credit risk has increased significantly since initial recognition, loss allowance is measured at an amount equal to lifetime ECLs.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment and includes forward-looking information.

If credit risk has not increased significantly since initial recognition or if the credit quality of the financial instruments improves such that there is no longer a significant increase in credit risk since initial recognition, loss allowance is measured at an amount equal to 12-month ECLs.

The Group considers a financial asset to be in default when:

•	the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held); or

•	the financial asset is more than 90 days past due (more than 120 days past due for trade receivables).

Measurement of ECLs

ECLs are probability-weighted estimates of credit losses. Credit losses are measured at the present value of all cash shortfalls (i.e., the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Group expects to receive). ECLs are discounted at the effective interest rate of the financial asset.

Credit-impaired financial assets

At each reporting date, the Group assesses whether financial assets carried at amortized cost are ‘credit-impaired’. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•	significant financial difficulty of the borrower or issuer;

•	a breach of contract such as a default or being more than 90 days past due (more than 120 days past due for trade receivables);

•	the restructuring of a loan or advance by the Group on terms that the Group would not consider otherwise;

•	it is probable that the borrower will enter bankruptcy or another financial reorganization; or

•	the disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECLs in the consolidated statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Group’s procedures for recovery of amounts due.

3.9.	Impairment of non-financial assets

Non-financial assets, which have definite useful life such as property, plant and equipment and intangible assets, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets (cash-generating units). Non-financial assets that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period. An impairment loss is reverse only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

3.10.	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk.

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

When one is available, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then the Group uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

If an asset or a liability measured at fair value has a bid price and an ask price, then the Group measures assets and long positions at a bid price and liabilities and short positions at an ask price. The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price - i.e., the fair value of the consideration given or received. If the Group determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is wholly supported by observable market data or the transaction is closed out.

3.11.	Interest expense

Interest expense is recognized using the effective interest method. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial instrument to the amortized cost of the financial liability.

In calculating interest expense, the effective interest rate is applied to the gross carrying amount of the amortized cost of the financial liability.

Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest rate method.

3.12.	Employee benefits

a)	Defined contribution plan

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized in profit or loss in the years during which related services are rendered by employees.

b)	Severance liabilities

In certain countries in which the Group operates, employment law entitles employees to severance pay in certain situations. The entitlement to severance pay varies according to an individual employee’s tenure with the Group. The Group accounts for these severance liabilities based on an actuarial valuation using the Projected Unit Credit Method. There are no separate plan assets held in respect to these liabilities.

Severance liabilities are recognized in the Group’s consolidated statement of financial position under non-current liabilities. The related expenses, if incurred during the period, are recognized in the Group’s consolidated statements of profit or loss. Prior service cost is initially recognized to other comprehensive income (loss) at the date of plan amendment. Such prior service cost is amortized as expenses as a component of net periodic pension cost using the weighted average remaining years of service to full eligibility date for active employees.

c)	Employee leave entitlements

Employee entitlements to annual leave are recognized when earned by the employee. On termination of employment, accrued employee entitlement to annual leave is paid in cash for the employees in the U.K. only.

d)	Share-based compensation

The grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognized as an expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant-date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

3.13.	Income taxes

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except items recognized directly in equity or in OCI.

a)	Current tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date.

Current tax assets and liabilities are offset only if certain criteria are met.

b)	Deferred tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax is not recognized for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; and

•

temporary differences related to investments in subsidiaries and associates to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. For this purpose, the carrying amount of investment property measured at fair value is presumed to be recovered through sale, and the Group has not rebutted this presumption. Deferred tax assets and liabilities are offset only if certain criteria are met.

3.14.	Earnings per share

The Group presents basic and diluted loss per share data for its ordinary shares. Basic loss per share is calculated by dividing the loss attributable to owners of the Company by the weighted-average number of ordinary shares outstanding during the year. Diluted loss per share is calculated by giving effect to all potential weighted average dilutive ordinary shares. The dilutive effect of outstanding share options, convertible note and warrants is reflected in diluted loss per ordinary share by application of the treasury stock method.

3.15.	Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Group’s other components. The operating results are reviewed regularly by the Group’s chief executive officer (the Chief Operating Decision Maker or “CODM”) to make decisions about resources to be allocated to the segment and to assess its performance, and for which discrete financial information is available. Segment results that are reported to the Group’s CODM include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly corporate assets, head office expenses, and tax assets and liabilities.

Management considers that the Group operates in a single line of business, namely “Electric Vehicles”, and has, therefore, only one reportable segment. Additionally, the Group does not have revenue from third party customers yet and the Group’s non-current assets are mainly located in Thailand.

3.16.	Provisions

A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

Provision for dismantlement, removal and restoration are recognized when the Group has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation and the amounts have been reliably estimated. The Group recognizes the estimated costs of dismantlement, removal or restoration of items of property, plant and equipment arising from the acquisition or use of assets. This provision is estimated based on the best estimate of the expenditure required to settle the obligation, taking into consideration time value.

Changes in the estimated timing or amount of the expenditure or discount rate for asset dismantlement, removal and restoration costs are adjusted against the cost of the related property, plant and equipment, unless the decrease in the liability exceeds the carrying amount of the assets or the asset has reached the end of its useful life. In such cases, the excess of the decrease over the carrying amount of the asset or the changes in the liability is recognized in profit or loss immediately.

3.17.	New accounting pronouncements—not yet adopted by the Group

A number of new standards are effective for annual periods beginning after October 1, 2022 and earlier application is permitted; however, the Group has not early adopted the new or amended standards in preparing these consolidated financial statements. Based on an initial assessment, the following new and amended standards are not expected to have a significant impact on the consolidated financial statements.

•	Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16—Interest Rate Benchmark Reform—phase 2

•	IAS 16 (Amendments)—Property, plant and equipment: proceeds before intended use

•	IAS 37 (Amendments)—Onerous contract—cost of fulfilling a contract

•	IAS 1 (Amendments)—Classification of liabilities as current and non-current

•	Amendments to IAS 1 and IFRS Practice Statement 2—Disclosure of Accounting Policies

•	Amendments to IAS 8—Definition of Accounting Estimates

•	Amendments to IAS 28 and IFRS 10—Sale or contribution of assets between an investor and its associate or joint venture

4.	Earnings per share

The following table sets forth the computation of basic and diluted loss per share for the years ended September 30, 2022 and 2021:

(in U.S. dollars, except share data)	2022	2021
Basic loss per share
Loss for the year	(3,577,590)	(1,561,958)
Basic weighted average ordinary shares outstanding	68,977,906	63,811,767

Basic loss per share	(0.05)	(0.02)

Diluted loss per share	(0.05)	(0.02)

As the Group incurred net loss for the years ended September 30, 2022 and 2021, basic loss per share was the same as diluted loss per share.

The following weighted-average effects of potentially dilutive outstanding ordinary share awards, including share options, convertible note and warrants, were excluded from the computation of diluted loss per share because their effects would have been anti-dilutive for the years ended September 30, 2022 and 2021:

	2022	2021
Share-based payment	2,411,791	2,270,344
Convertible note	—	1,989,361
Warrants	4,000,000	4,000,000

Total	6,411,791	8,259,705

5.	Cash and cash equivalents

	September 30,	September 30,	October 1,
(in U.S. dollars)	2022	2021	2020
Cash on hand	705	4,052	4,445
Cash at banks	1,962,382	155,671	432,736

Cash and cash equivalents	1,963,087	159,723	437,181

6.	Inventories

	September 30,	September 30,	October 1,
(in U.S. dollars)	2022	2021	2020
Raw materials	57,404	21,060	—
Goods in transit	2,185	—	—
Finished goods	52,145	—	—

Total	111,734	21,060	—

For the year ended September 30, 2022 and 2021, none of inventories were recognized as an expense. There were no write-downs nor reversals made during the years.

7.	Prepaid expenses and other current assets

	September 30,	September 30,	October 1,
(in U.S. dollars)	2022	2021	2020
Value added tax receivable	115,056	39,795	14,395
Prepayment to suppliers	30,425	8,056	—
Advances to staff	38,205	12,303	13,064
Others	11,502	375	1,524

Total	195,188	60,529	28,983

8.	Investment in associate

As at September 30, 2022, September 30, 2021 and October 1, 2020, the Group has a 49% shareholding interest in Zapp Manufacturing (Thailand) Co., Ltd., which was incorporated in Thailand for the purpose of receiving a government grant for innovative projects. The Group’s interest in Zapp Manufacturing (Thailand) Co., Ltd. was accounted for using the equity method in the consolidated financial statements.

Investment in associate as at September 30, 2022, September 30, 2021 and October 1, 20210 were as follows:

	September 30,	September 30,	October 1,
(in U.S. dollars)	2022	2021	2020
Cost basis	1,322	1,478	1,563
Equity method	—	—	525

The accumulated unrecognized share of loss of associate was $64 and $1,056 as at September 30, 2022 and 2021, respectively.

The associate did not declare dividend for the years ended September 30, 2022 and 2021. As at September 30, 2022, September 30, 2021 and October 1, 2020, the associate had no contingent liabilities or capital commitments.

9.	Property, plant and equipment, net

(in U.S. dollars)	Leasehold and leasehold improvements	Furniture, fixtures and office equipment	Plant equipment	Vehicles	Assets under construction and installation	Total
Cost
At October 1, 2020	42,000	6,772	—	—	—	48,772
Additions	29,028	269	61,542	26,711	238,618	356,168
Disposals	(42,081)	—	—	—	—	(42,081)
Effect of movements in exchange rates	(1,539)	(382)	(3,436)	(445)	(13,323)	(19,125)

At September 30, 2021	27,408	6,659	58,106	26,266	225,295	343,734
Additions	409,394	76,210	136,398	58,606	—	680,608
Transfers	—	—	217,625	—	(217,625)	—
Effect of movements in exchange rates	(43,087)	(6,718)	(32,321)	(8,497)	(7,670)	(98,293)

At September 30, 2022	393,715	76,151	379,808	76,375	—	926,049

Accumulated depreciation and impairment losses
At October 1, 2020	—	1,848	—	—	—	1,848
Depreciation for the year	12,130	1,704	7,702	6,678	—	28,214
Disposals	(9,711)	—	—	—	—	(9,711)
Effect of movements in exchange rates	(135)	(194)	(430)	(112)	—	(871)

At September 30, 2021	2,284	3,358	7,272	6,566	—	19,480
Depreciation for the year	31,329	3,762	67,838	11,113	—	114,042
Effect of movements in exchange rates	(2,998)	(642)	(5,786)	(1,928)	—	(11,354)

At September 30, 2022	30,615	6,478	69,324	15,751	—	122,168

Carrying amounts
At October 1, 2020
Owned assets	—	4,924	—	—	—	4,924
Right-of-use assets	42,000	—	—	—	—	42,000

	42,000	4,924	—	—	—	46,924

At September 30, 2021
Owned assets	—	3,302	50,834	—	225,295	279,431
Right-of-use assets	25,123	—	—	19,700	—	44,823

	25,123	3,302	50,834	19,700	225,295	324,254

At September 30, 2022
Owned assets	60,175	60,427	310,484	49,571	—	480,657
Right-of-use assets	302,924	9,247	—	11,053	—	323,224

	363,099	69,674	310,484	60,624	—	803,881

At each reporting date, the Group reviewed the impairment indicators of property, plant and equipment and found that there were no impairment indicators on the principal assets.

There were no fully depreciated property, plant and equipment that still in use as at September 30, 2022, September 30, 2021 and October 1, 2020.

Information relating to leases are disclosed in note 10.

10.	Leases

The Group leases assets including buildings, office equipment, and vehicles. The weighted-average incremental borrowing rates applied at September 30, 2022, September 30, 2021 and October 1, 2020 are 5.75% per annum. Information about leases for which the Group is a lessee is presented as below.

Right-of-use assets

Right-of-use assets related to leased properties that do not meet the definition of investment property are presented as property, plant and equipment (see Note 9).

Amounts recognized in profit or loss

(in U.S. dollars)	September 30, 2022	September 30, 2021
Interest on lease liabilities	9,719	2,883
Expenses relating to short-term leases	15,494	17,833
Expenses relating to leases of low-value assets, excluding short-term leases of low-value assets	1,684	511

Amounts recognized in consolidated statement of cash flows

For the years ended September 30, 2022 and 2021, total cash outflow for leases of the Group were $33,883 and $20,474, respectively.

11.	Intangible assets

(in U.S. dollars)	Capitalized development costs (a)	Patents and trademarks	Software	Prototype under development (a)	Total
Cost
At October 1, 2020	—	25,002	—	1,409,119	1,434,121
Additions	—	2,171	—	—	2,171
Transfers	1,411,857	—	—	(1,411,857)	—
Effect of movements in exchange rates	(78,827)	(1,470)	—	2,738	(77,559)

At September 30, 2021	1,333,030	25,703	—	—	1,358,733
Additions	19,960	34,811	941	—	55,712
Effect of movements in exchange rates	(142,117)	(5,396)	(69)	—	(147,582)

At September 30, 2022	1,210,873	55,118	872	—	1,266,863

Accumulated amortization and impairment losses
At October 1, 2020	—	1,678	—	—	1,678
Amortization for the year	141,186	2,694	—	—	143,880
Effect of movements in exchange rates	(7,883)	(241)	—	—	(8,124)

At September 30, 2021	133,303	4,131	—	—	137,434
Amortization for the year	129,473	5,568	4	—	135,045
Effect of movements in exchange rates	(23,642)	(852)	—	—	(24,494)

At September 30, 2022	239,134	8,847	4	—	247,985

Carrying amounts
At October 1, 2020	—	23,324	—	1,409,119	1,432,443

At September 30, 2021	1,199,727	21,572	—	—	1,221,299

At September 30, 2022	971,739	46,271	868	—	1,018,878

(a)	Representing the development cost of the prototype vehicles and other components paid to a related party based on the contractual terms.

At each reporting date, the Group reviewed the impairment indicators of intangible assets and found that there were no impairment indicators on the intangible assets. For the year ended September 30, 2022 and 2021, the Group recognized amortization expenses of $135,045 and $143,880, respectively in general and administrative expenses.

12.	Other non-current assets

	September 30,	September 30,	October 1,
(in U.S. dollars)	2022	2021	2020
Deposits (a)	111,233	—	14,125
Others	—	123	—

Total	111,233	123	14,125

(a)	Mainly related to office rental deposits and deposits for external service providers.

13.	Trade payables and other current liabilities

	September 30,	September 30,	October 1,
(in U.S. dollars)	2022	2021	2020
Trade payables	230,546	167,854	149,484
Payables for property, plant, and equipment and intangible assets	21,758	334,015	48,848
Loans from director	—	17,173	6,569
Accrued professional fees	448,312	10,190	2,232
Accrued employee expenses	90,656	291,217	237,613
Accrued consultancy fees	32,486	22,970	—
Accrued marketing and advertising expenses	23,363	—	—
Customer deposits	23,111	20,245	22,675
Accrued withholding tax	10,892	17,894	724
Accrued interest expenses	—	118,690	27,056
Accrued transaction costs	—	110,959	—
Share subscription received in advance	—	150,698	—
Others	24,008	14,025	9,911

Total	905,132	1,275,930	505,112

14.	Other non-current liabilities

	September 30,	September 30,	October 1,
(in U.S. dollars)	2022	2021	2020
Accrued transaction costs	—	—	105,195
Accrued interest expenses	—	—	1,631
Others	1,136	1,370	1,298

Total	1,136	1,370	108,124

15.	Convertible note and warrants

On May 28, 2020, the Board of Directors passed a resolution to issue a convertible note of £500,000 (equivalent to $649,351) with interest charged at 12.5%, payable at a redemption date on May 28, 2022. The transaction costs were £81,000 (equivalent to $105,195). The convertible note can be converted to ordinary shares at the option of the holder, when the number of shares to be issued is not fixed and varies with changes in fair value. Both host contract and embedded derivative are classified as financial liabilities.

The noteholder also received the following warrants:

•	Tranche 1 warrants, which can be subscribed into 4,000,000 ordinary shares at a subscription price of a lower of £0.35 per share or listing price if less than £0.35 per share.

•	Tranche 2 warrants, which can be subscribed into 2,000,000 ordinary shares at a subscription price of £2 per share.

The initial expiration date of warrants was May 28, 2023; however, on May 31, 2022, the Board of Directors approved to extend the expiration date to May 28, 2024. Tranche 1 warrants are classified as a financial liability, while Tranche 2 warrants are classified as equity.

The host contract component of convertible note was initially recognized at the fair value of a similar liability that did not have a conversion option. The embedded conversion option and Tranche 1 warrants were also initially recognized at fair value. The amount allocated to equity instrument, Tranche 2 warrants, was the residual amount after deducting the fair value of the financial liability components from the fair value of the entire financial instruments. Any directly attributable transaction costs were allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the host contract of the convertible note was measured at amortized cost using the effective interest method. The embedded conversion option and Tranche 1 warrants were remeasured at each reporting period using FVTPL. The equity instrument, Tranche 2 warrants, was not remeasured. Interest related to the host contract was recognized in profit or loss.

On May 28, 2022, the Noteholder exercised their conversion option to convert the convertible note to ordinary shares. The financial liability (i.e., host contract and embedded conversion option) was reclassified to equity and no gain or loss was recognized.

The carrying amount of the convertible note, embedded conversion option and warrants at each reporting year is arrived at as follows:

	September 30,	September 30,	October 1,
(in U.S. dollars)	2022	2021	2020
Current liabilities
Convertible note, current, at amortized cost	—	457,744	—
Derivative liabilities, current:
Embedded conversion option, at FVTPL	—	20,548	—
Tranche 1 warrants, at FVTPL	323,864	323,288	—

	323,864	801,580	—

Non-current liabilities
Convertible note, non-current, at amortized cost	—	—	258,250
Derivative liabilities, non-current:
Embedded conversion option, at FVTPL	—	—	32,468
Tranche 1 warrants, at FVTPL	—	—	350,649

	—	—	641,367

The carrying amount of Tranche 2 warrants were nil as at September 30, 2022, September 30, 2021 and October 1, 2020.

The reconciliation of movement of host contract of convertible note to cash flows is presented in Note 16, loans and borrowings.

16.	Loans and borrowings

	September 30,	September 30,	October 1,
(in U.S. dollars)	2022	2021	2020
Current
Bank loan	12,490	11,974	—
Lease liabilities	61,743	17,302	20,663

	74,233	29,276	20,663

Non-current
Bank loan	34,871	57,092	64,935
Lease liabilities	271,073	28,258	21,337

	305,944	85,350	86,272

	380,177	114,626	106,935

At September 30, 2022, the Group maintains a line of credit of $269,833 (Baht 10 million) comprising an overdraft facility that is unsecured.

Terms and conditions of outstanding loans and borrowings (including lease liabilities) are as follows:

	Currency	Nominal interest rate %	Year of maturity	Carrying amount $
September 30, 2022
Bank loan	GBP	2.50	2026	47,361
Lease liabilities	THB, EUR and GBP	5.75	2024 - 2032	332,816

				380,177

September 30, 2021
Bank loan	GBP	2.50	2026	69,066
Lease liabilities	THB and EUR	5.75	2024	45,560

				114,626

October 1, 2020
Bank loan	GBP	2.50	2026	64,935
Lease liabilities	THB	5.75	2022	42,000

				106,935

Movements during the years ended September 30, 2022 and 2021 were as follows:

(in U.S. dollars)	Convertible note (Note 15)	Bank loan	Lease liabilities
Balance at October 1, 2020	258,250	64,935	42,000
Drawdown	—	—	—
Recognition of lease liabilities	—	—	55,739
Payment of bank loan	—	—	—
Payment of lease liabilities	—	—	(20,474)
Derecognition of lease liabilities	—	—	(32,829)
Interest	185,343	—	—
Effect of movements in exchange rates	14,151	4,131	1,124

Balance at September 30, 2021	457,744	69,066	45,560
Drawdown	—	—	—
Recognition of lease liabilities	—	—	349,809
Payment of bank loan	—	(12,695)	—
Payment of lease liabilities	—	—	(33,883)
Interest	212,171	—	—
Converted to ordinary shares	(669,915)	—	—
Effect of movements in exchange rates	—	(9,010)	(28,670)

Balance at September 30, 2022	—	47,361	332,816

17.	Income tax

a)	Reconciliation of effective tax rate

The Group has not recognized any current income tax for the years ended September 30, 2022 and 2021 as the Group incurred tax losses during such periods. The following table presents the reconciliation of effective tax rate for the years ended September 30, 2022 and 2021:

(in U.S. dollars)	2022	2021
Loss before income tax	3,577,590	1,561,958

	20.31%	19.95%
Income tax at the domestic rates applicable to profits in the countries where the Group operates	726,609	311,611
Non-deductible expenses	98,838	38,272
Current year losses for which no deferred tax asset is recognized	643,122	231,980
Others	(15,351)	41,359

Income tax	—	—

b)	Unrecognized deferred tax assets

Deferred tax assets have not been recognized in respect of the following items because it is not probable that future taxable profits will be available against which the Group entities can utilize benefits therefrom as at September 30, 2022, and 2021:

(in U.S. dollars)	2022	2021
Severance liabilities	20,532	14,004
Leases	1,880	—
Tax losses	924,653	365,295

Total	947,065	379,299

Deferred tax assets are recognized in the consolidated financial statements only to the extent that it is probable that future taxable profits will be available against which the Group can utilize the benefits. The use of these tax losses is subject to the agreement of the tax authorities and compliance with certain provisions of the tax legislations of the respective countries in which the group companies operate.

c)	Tax losses carried forward

Generally, tax losses in Thailand can be carried forward and expire in 5 years from the occurrence date of losses, but tax losses in the United Kingdom and France have no expiration date and can be carried forward indefinitely. The table below summarize tax loss carried forward, which will be expired in the future periods, as at September 30, 2022:

(in U.S. dollars)
Tax loss carried forward expiring at September 30,
2023	10,958
2024	51,315
2025	439,217
2026	678,930
2027	1,268,578
No expiration	2,243,993

4,692,991

18.	Capital and reserves

a)	Share capital and share premium

Ordinary shares have a par value of £0.00001 per share. Amounts received above the par value are recorded as share premium. Holders of these shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All rights attached to the Company’s shares held by the Group are suspended until those shares are reissued.

Movements during the year ended September 30, 2022 and 2021 of ordinary shares were as follows:

(in U.S. dollars, except share data)	Number of shares	Share capital	Share premium
At October 1, 2020	63,283,483	822	2,141,710
Issued for cash	1,368,929	19	655,632

At September 30, 2021	64,652,412	841	2,797,342
Issued for cash	5,666,058	72	5,155,472
Conversion from convertible note	2,000,000	26	919,944
Issued to employee	100,000	1	121,534

At September 30, 2022	72,418,470	940	8,994,292

b)	Reserves

The share option reserve comprises the cumulative value of employee services received for issue of Share Options.

The foreign currency translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations.

c)	Dividends

The Company did not declare any dividend for the years ended September 30, 2022 and 2021.

19.	Severance liabilities

The Group is obligated to pay severance to its employees on forced termination or retrenchment or in the event that the employee reaches the retirement age of 60. This exposes the Group to actuarial risks, such as longevity risk, currency risk, interest rate risk and market (investment) risk.

Present value of the severance obligations
(in U.S. dollars)	September 30, 2022	September 30, 2021
At the beginning of the year	70,021	30,729
Include in profit or loss:
Current service cost	41,201	42,453
Interest on obligation	2,022	921

	43,223	43,374

Included in other comprehensive income
Effect of movements in exchange rates	(10,585)	(4,082)

	(10,585)	(4,082)

Benefit paid	—	—

At the end of the year	102,659	70,021

Principal actuarial assumptions	September 30, 2022	September 30, 2021
	(%)
Discount rate	2.99	2.99
Future salary growth	5.00	5.00
Turnover rate	1.91 - 22.92	1.91 - 22.92

Assumptions regarding future mortality have been based on published statistics and mortality tables.

At September 30, 2022 and 2021, the weighted-average duration of the severance obligation was 12 years.

Sensitivity analysis

Reasonably possible changes at the reporting date to one of the relevant actuarial assumptions, holding other assumptions constant, would have affected the severance obligations by the amounts shown below.

Effect to the severance obligations	1% increase in assumption		1% decrease in assumption
At September 30,	2022	2021	2022	2021
	(in U.S. dollars)
Discount rate	(1,986)	(1,355)	2,291	1,563
Future salary growth	2,222	1,515	(1,968)	(1,343)

Although the analysis does not take into account the full distribution of cash flows expected under the plan, it does provide an approximation of the sensitivity of the assumptions shown.

20.	Share-based payment

Since 2019, the Group has granted options to purchase its ordinary shares (‘Share Options’) to selected employees, officers, directors and consultants of the Company and its subsidiaries and non-employee directors of the Company. The Share Options are considered equity-settled share-based payment arrangements.

The Share Options generally vest based on the following conditions:

•	Vest based on listing success, which is considered non-market performance condition;

•	Fully vest as at the grant date; or

•	Vest over a two-or-three-year period, which is considered service condition.

For Share Options vested based on listing success, the Company estimated the vesting period of 5 years from October 2019. However, as at September 30, 2022 the Company re-assessed the vesting period and changed to 4 years from October 2019.

The maximum term of Share Options does not exceed ten years from the date of grant. The Share Options granted to employees do not have the right of the Ordinary Shares until the Share Options are vested, exercised and recorded into the register of members of the Company.

a)	Reconciliation of outstanding Share Options

The number and weighted-average exercise prices of Share Options were as follows:

	Number of Share Options	Weighted average exercise price per share ($)	Weighted average remaining contractual life (in years)
As of October 1, 2020	6,520,000	0.05	2.46
Granted	120,000	0.48
Exercised	—	—
Cancelled and forfeited	(600,000)	0.07

As of September 30, 2021	6,040,000	0.06	1.89
Granted	300,000	0.45
Exercised	—	—
Cancelled and forfeited	(70,000)	0.45

As of September 30, 2022	6,270,000	0.06	0.63

Exercisable
As of September 30, 2021	2,110,000	0.07

As of September 30, 2022	2,395,000	0.10

b)	Share-based payment expenses

For the years ended September 30, 2022 and 2021, the Group recorded expenses in relation to Share Options of $362,364 and $99,863, respectively. The charge is included in ‘General and administrative expenses’ in profit or loss.

c)	Measurement of fair values

The fair value of the Share Options has been measured using the Black-Scholes option-pricing model. The inputs used in the measurement of the fair values at grant date were as follow:

	Grant date at October 1, 2021	Grant date at January 1, 2021 and September 1, 2021	Grant date prior to October 1, 2020
Fair value at grant date (weighted average)	0.15	0.17	0.25
Share price at grant date (weighted average)	0.40	0.48	0.45
Exercise price at grant date (weighted average)	0.45	0.48	0.05
Expected volatility	53.66%	53.48%	51.28%
Expected terms (years)	10	10	10
Expected dividend	0.00%	0.00%	0.00%
Risk-free interest rate	1.18%	0.56%	0.71%

Expected volatility has been based on the weighted-average historical share price volatility of comparable publicly traded companies. The expected term has been estimated based on the simplified method. The risk-free interest rate has been based on the 6-month GBP LIBOR interest rate in effect at the time of grant.

21.	Related parties

For the purposes of these consolidated financial statements, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control or jointly control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

The pricing policies for transactions with related parties are explained further below:

Transactions	Pricing policies
Receiving services	Contractual prices

a)	Transactions with key management personnel compensation

The compensation to Directors and executive officers of the Group for the years ended September 30, 2022 and 2021 comprised the following:

(in U.S. dollars)	September 30, 2022	September 30, 2021
Key management personnel
Short-term employee benefits	630,755	64,411
Post-employment benefits	41,160	42,328
Share-based payment	354,680	194,658

	1,026,595	301,397

The aggregate value of transactions and outstanding balances related to key management personnel is insignificant.

b)	Other related party transactions

A summary of related party transactions for the years ended September 30, 2022 and 2021 is as follows:

(in U.S. dollars)	September 30, 2022	September 30, 2021
Related party
Other income	44	30
Prototype fixing expenses	—	70,504
Office service fees	18,015	69,955
Office utility and electricity expenses	1,020	756
Office rental expenses	8,217	9,010
Office equipment rental expense	1,380	1,505
Software maintenance expenses	—	42,979
Consultancy fees	—	111,240

A summary of related party balances is as follows:

(in U.S. dollars)	September 30, 2022	September 30, 2021	October 1, 2020
Prepaid expenses and other current assets
Related party	38,205	12,303	13,063
Loans to related parties
Associate	21,021	7,541	7,972
Related party	386	—	—
Trade payables and other current liabilities
Related party	340	17,788	9,360

22.	Financial instruments

a)	Financial risk management

The Group has exposure to the following risks from its use of financial instruments:

•	Credit risk;

•	Liquidity risk; and

•	Market risk.

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital.

Risk management framework

The Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework. Group management establishes policies and procedures around risk identification, measurement, and management; and setting and monitoring risk limits and controls, in accordance with the objectives and underlying principles in the risk management framework approved by the Board of Directors. Risk management policies and procedures are reviewed regularly to reflect changes in market conditions and the Group’s activities.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s cash and cash equivalents. The Group does not have significant credit exposure to a single counterparty.

•	Cash and cash equivalents

At September 30, 2022, September 30, 2021 and October 1, 2020, the Group held cash and cash equivalents of $1,963,087, $159,723, and $437,181, respectively. The cash and cash equivalents are held with reputable and high-quality financial institutions.

Impairment on deposits with a maturity of 12 months or less from reporting date and cash and cash equivalents has been measured on the 12-month expected loss basis and reflects the short maturities of the exposures. Impairment on deposits with a maturity of more than 12 months from reporting date has been measured on an expected loss basis that reflects the longer maturities of the exposures. The Group considers that these amounts have low credit risk based on the external credit ratings of the counterparties and therefore have insignificant provision for expected credit losses.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s objective when managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

The Group monitors its liquidity risk and maintains a level of cash and bank balances deemed adequate by management to finance the Group’s operations and to mitigate the effects of fluctuation in cash flows.

As part of their overall liquidity management, the Group maintains sufficient levels of funds to meet its working capital requirements. The Group’s operations are financed mainly through the issuance of ordinary shares to new or existing investors. In addition, at September 30, 2022 the Group maintains the lines of credit of $269,833 (Baht 10 million) overdraft facility that is unsecured.

The following are the contractual maturities of financial liabilities. The amounts are gross and undiscounted and include contractual interest payments.

		Cash flows
(in U.S. dollars)	Carrying amount	Contractual cash flows	Less than 1 year	1 to 5 years	More than 5 years
September 30, 2022
Financial liabilities
Trade payables and other current liabilities	905,132	905,132	905,132	—	—
Bank loans	47,361	49,615	13,531	36,084	—
Lease liabilities	332,816	459,016	67,861	231,222	159,933

	1,285,309	1,413,763	986,524	267,306	159,933

September 30, 2021
Financial liabilities
Trade payables and other current liabilities	1,275,930	1,275,930	1,275,930	—	—
Bank loans	69,066	73,403	13,593	59,810	—
Lease liabilities	45,560	51,520	18,014	33,506	—

	1,390,556	1,400,853	1,307,537	93,316	—

October 1, 2020
Financial liabilities
Trade payables and other current liabilities	505,112	505,112	505,112	—	—
Bank loans	64,935	69,590	—	69,590	—
Lease liabilities	42,000	44,983	20,761	24,222	—

	612,047	619,685	525,873	93,812	—

Market risk

Market risk is the risk that changes in market prices – e.g., foreign exchange rates, interest rates and equity prices—will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

•	Currency risk

The Group is exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables, cash and cash equivalents and borrowings that are denominated in a currency other than the respective functional currencies of Group entities. The functional currencies of Group entities are primarily the currency of the country in which the entity operates. The currencies in which these transactions primarily are denominated are also in the currency in which the entity operates. The currencies in which these transactions are primarily denominated are the British Pound and Thai Baht.

Interest on external borrowings is denominated in the currency of the borrowing. Generally, Group entities’ external borrowings are denominated in currencies that match the cash flows generated by the underlying operations of the Group, which is also the currency of the country in which the entity operates.

•	Interest rate risk

The Group’s principal interest-bearing assets are deposits with high quality financial institutions. The Group’s principal interest-bearing liabilities are convertible note bearing interest and bank loan at fixed rate. The Group has no interest-bearing liabilities with variable interest rate.

Fair value sensitivity analysis for fixed-rate instruments

Most fixed-rate financial assets and financial liabilities of the Group are not accounted for at FVTPL. Therefore, a change in interest rates at the reporting dates would not materially affect profit or loss.

b)	Capital management

The Group’s objectives in managing capital are to ensure that the Group will be able to continue as a going concern and to maintain an optimal capital structure so as to enable it to execute business plans and to maximize shareholder value. The Group defines capital as including all components of equity, convertible note and external borrowings.

The capital management strategy translates into the need to ensure that at all times the Group has the liquidity and cash to meet its obligations as they fall due while maintaining a careful balance between equity and debt to finance its assets, day-to-day operations and future growth. Having access to flexible and cost-effective financing allows the Group to respond quickly to opportunities.

The Group’s capital structure is reviewed on an ongoing basis with adjustments made in light of changes in economic conditions, regulatory requirements and business strategies affecting the Group. The Group balances its overall capital structure by considering the costs of capital and the risks associated with each class of capital. In order to maintain or achieve an optimal capital structure, the Group may issue new shares from time to time, and retire existing borrowings and/or obtain new borrowings.

There were no material changes in the Group’s approach to capital management during the financial years.

c)	Accounting classification and fair value

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

		Carrying amount				Fair value
(in U.S. dollars)	Notes	Measured at FVTPL	Measured at amortized cost	Non-financial assets and non- financial liabilities	Total	Level 1	Level 2	Level 3	Total
September 30, 2022
Financial assets not measured at fair value
Cash and cash equivalents	5	—	1,963,087	—	1,963,087
Prepaid expenses and other current assets	7	—	115,847	79,341	195,188
Loans to related parties	21	—	21,407	—	21,407
Other non-current assets	12	—	111,233	—	111,233

		—	2,211,574	79,341	2,290,915

Financial liabilities measured at fair value
Tranche 1 warrants	15	323,864	—	—	323,864	—	—	323,864	323,864

		323,864	—	—	323,864

Financial liabilities not measured at fair value
Trade payables and other current liabilities	13	—	905,132	—	905,132
Bank loans	16	—	47,361	—	47,361

		—	952,493	—	952,493

September 30, 2021
Financial assets not measured at fair value
Cash and cash equivalents	5	—	159,723	—	159,723
Restricted cash	24	—	245,247	—	245,247
Prepaid expenses and other current assets	7	—	39,864	20,665	60,529
Loans to related parties	21	—	7,541	—	7,541
Other non-current assets	12	—	123	—	123

		—	452,498	20,665	473,163

Financial liabilities measured at fair value
Embedded conversion option	15	20,548	—	—	20,548	—	—	20,548	20,548
Tranche 1 warrants	15	323,288	—	—	323,288	—	—	323,288	323,288

		343,836	—	—	343,836

Financial liabilities not measured at fair value
Trade payables and other current liabilities	13	—	1,275,930	—	1,275,930
Bank loans	16	—	69,066	—	69,066
Convertible note	15	—	457,744	—	457,744

		—	1,802,740	—	1,802,740

		Carrying amount				Fair value
(in U.S. dollars)	Notes	Measured at FVTPL	Measured at amortized cost	Non-financial assets and non- financial liabilities	Total	Level 1	Level 2	Level 3	Total
October 1, 2020
Financial assets not measured at fair value
Cash and cash equivalents	5	—	437,181	—	437,181
Prepaid expenses and other current assets	7	—	14,404	14,579	28,983
Loans to related parties	21	—	7,972	—	7,972
Other non-current assets	12	—	14,125	—	14,125

		—	473,682	14,579	488,261

Financial liabilities measured at fair value
Embedded conversion option	15	32,468	—	—	32,468	—	—	32,468	32,468
Tranche 1 warrants	15	350,649	—	—	350,649	—	—	350,649	350,649

		383,117	—	—	383,117

Financial liabilities not measured at fair value
Trade payables and other current liabilities	13	—	505,112	—	505,112
Bank loans	16	—	64,935	—	64,935
Convertible note	15	—	258,250	—	258,250

		—	828,297	—	828,297

d)	Measurement of fair values

Valuation techniques and significant unobservable inputs

The following tables show the valuation techniques used in measuring Level 3 fair values for financial instruments in the consolidated statement of financial position, as well as the significant unobservable inputs used.

Fair value measured at fair value

Assets/liabilities	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement
Embedded conversion option	Binomial tree	Volatility of stock price	The estimated fair value would increase (decrease) if the volatility were higher (lower).
Warrant shares	Binomial tree	Volatility of stock price	The estimated fair value would increase (decrease) if the volatility were higher (lower).

Level 3 fair value

The following table shows a reconciliation from the opening balances to the ending balances for Level 3 fair values:

(in shares)	Embedded conversion option	Tranche 1 warrants
Cost
At October 1, 2020	32,468	350,649
Net change in fair value (unrealized)	(13,699)	(46,575)
Effect of movements in exchange rates	1,779	19,214

At September 30, 2021	20,548	323,288
Net change in fair value (unrealized)	—	62,687
Converted to ordinary shares	(19,189)	—
Effect of movements in exchange rates	(1,359)	(62,111)

At September 30, 2022	—	323,864

23.	Expenses by nature

Total selling and distribution expenses, and general and administrative expenses for the years ended September 30, 2022 and 2021 include expenses of the following nature:

(in U.S. dollars)	September 30, 2022	September 30, 2021
Production expenses	65,538	79,389
Depreciation and amortization	249,087	172,094
Employee expenses	718,989	245,811
Insurance expenses	21,607	18,124
Marketing expenses	382,716	23,285
Office and other asset rental expenses	17,178	18,344
Service charge of facility	46,964	84,109
Professional fees	1,305,435	331,611
Software and hardware maintenance expenses	83,873	53,615
Telephone expenses	1,752	1,314
Transportation expenses	226,904	3,848
Equity-settled share-based payment	362,364	99,863
Others	127,722	81,102

Total	3,610,129	1,212,509

24.	Contingencies and commitments

a)	Contingencies

Letter of guarantees

As at September 30, 2021, the Company placed deposits at bank of $0.25 million (Baht 8.10 million) as collateral for issuance of letters of guarantee on behalf of the Company for normal operations (2022: Nil).

25.	Subsequent event

On November 22, 2022, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CIIG Capital Partners II, Inc. (“CIIG II”), a U.S. publicly listed blank check company, and

Zapp Electric Vehicles Group Limited (“Pubco”), an exempted company incorporated with limited liability under the laws of the Cayman Islands. The transaction is expected to be consummated after the required approval by the stockholders of CIIG II and the satisfaction of certain other conditions.

As of February 24, 2023, certain investors (comprising existing Zapp shareholders and other high-net-worth individuals) have purchased an aggregate principal amount of $6.1 million in Zapp Convertible Loan Notes. The Zapp Convertible Loan Notes will be automatically redeemed at the principal amount by conversion into Zapp Ordinary Shares, either prior to or simultaneously with the closing of the Business Combination as described above. Prior and as a condition to the conversion of the Zapp Convertible Loan Notes and allotment of Zapp Ordinary Shares, investors are obligated to execute and deliver an agreement to exchange the Zapp Ordinary Shares for Pubco Ordinary Shares on substantially similar terms as those set out in the Investor Exchange and Support Agreement (other than with respect to any earn-out, contingent consideration or lock-ups).

26.	Explanation of transition to IFRS

As stated in note 2.2, these are the Group’s first consolidated financial statements prepared in accordance with IFRS.

The accounting policies set out in note 3 have been applied in preparing the consolidated financial statements for the year ended September 30, 2022, the comparative information presented in these consolidated financial statements for the year ended September 30, 2021 and in the preparation of an opening IFRS consolidated statement of financial position at October 1, 2020 (the Group’s date of transition).

In preparing its opening IFRS consolidated statement of financial position, the Group has adjusted amounts reported previously in the consolidated financial statements prepared in accordance with FRS 102 and the requirements of the Company Act 2006 in the United Kingdom (“Previous GAAP”).

An explanation of how the transition from Previous GAAP to IFRS has affected the Group’s total comprehensive income (loss) and total equity is set out in the following tables and the notes that accompany the tables.

(in U.S. dollars)	Notes	Total comprehensive income (loss) for the year ended September 30, 2021	Total equity as at September 30, 2021	Total equity as at October 1, 2020
Previous GAAP		(1,336,938)	120,585	687,915
Reconciliation to IFRS:
Share-based payment	(a)	(23,151)	—	—
Convertible note and related derivative liabilities	(b)	(58,784)	(163,042)	(98,842)
Leases	(c)	(758)	(758)	—
Foreign currency translation reserve	(d)	50,381	—	—
(Under) / over recognition of expenses *	(e)	(2,367)	42,698	39,991
Recognition of severance liabilities *	(f)	19,541	(10,619)	(30,729)
Written off advances to suppliers *	(g)	—	(85,214)	(90,078)
Capitalization of intangible assets *	(h)	(522)	21,572	23,324
Intercompany transactions *	(i)	(205,243)	(150,698)	54,545
Others		2,690	1,725	(10,240)

IFRS		(1,555,151)	(223,751)	575,886

* – represents correction of error from Previous GAAP

Notes

(a)

Under Previous GAAP, the expense relating to share-based payment was recognized using the intrinsic value of the awards as of the grant date over the vesting period of the awards. However, under IFRS, the expense relating to share-based payment is recognized using the grant-date fair value over the vesting period of the awards. The effect is to decrease total comprehensive income by $23,151 for the year ended September 30, 2021. There is no impact on total equity as at September 30, 2021 and October 1, 2020.

(b)

Under Previous GAAP, the Group did not separately identify and recognize the embedded conversion option of the convertible note and warrants issued to the convertible noteholder. However, under IFRS the embedded conversion options and warrants are recognized as separate financial instruments. This requires the Group to re-allocate part of the cost of the convertible note to the conversion option and warrants, to recalculate the interest expense from the convertible note based on the effective interest rate method and to remeasure the fair value of the embedded conversion options and liability-classified warrants as at each reporting date, with changes in fair value recognized in profit or loss. The effects are to decrease total equity by $163,042 and $98,842 as at September 30, 2021 and October 1, 2020, respectively, and to decrease total comprehensive income by $58,784 for the year ended September 30, 2021.

(c)

Under Previous GAAP, leases were classified as operating leases. However, under IFRS those leases are classified as finance leases. The related right-of-use assets and lease liabilities are recognized in the consolidated statement of financial position. The effects are to decrease total comprehensive income by $758 for the year ended September 30, 2021 and to decrease total equity by $758 as at September 30, 2021. There is no impact on total equity as at October 1, 2020.

(d)

Under Previous GAAP, the Group chose GBP as its presentation currency. However, under IFRS, the Group has changed its presentation currency from GBP to USD. The effects are to increase total comprehensive income by $50,381 for the year ended September 30, 2021. There is no impact on total equity as at September 30, 2021 and October 1, 2020.

(e)

To adjust certain expenses recognized previously based on inaccurate estimates. The effects are to increase total equity by $42,698 and $39,991 as at September 30, 2021 and October 1, 2020, respectively, and to decrease total comprehensive income by $2,367 for the year ended September 30, 2021.

(f)

To recognize additional expense relating to severance pay based on the actuarial report performed by third party actuary. The effects are to decrease total equity by $10,619 and $30,729 as at September 30, 2021 and October 1, 2020, respectively, and to increase total comprehensive income by $19,541 for the year ended September 30, 2021.

(g)

In preparing the IFRS consolidated financial statements, certain advances to suppliers were written off as at September 30, 2021 and October 1, 2020. The effects are to decrease total equity by $85,214 and $90,078 as at September 30, 2021 and October 1, 2020, respectively. There is no impact on total comprehensive income for the year ended September 30, 2021.

(h)

Under Previous GAAP, the Group did not capitalize certain professional costs as patent and trademark intangible assets. However, under IFRS, such professional costs have been capitalized. The effects are to increase total equity by $21,572 and $23,324 as at September 30, 2021 and October 1, 2020, respectively, and to decrease total comprehensive income by $522 for the year ended September 30, 2021.

(i)

In preparing the IFRS consolidated financial statements, the timing of the recording of certain intercompany transactions was corrected to ensure that the correct eliminations could be carried out at September 30, 2021 and October 1, 2020. The effects are to decrease total equity by $150,698 as at September 30, 2021 and increase total equity by $54,545 as at October 1, 2020 and to decrease total comprehensive income by $205,243 for the year ended September 30, 2021.

ANNEXES

Annex A:	Merger Agreement
Annex B:	Proxy Card for Special Meeting of Stockholders

A-1

ANNEX A: MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

CIIG CAPITAL PARTNERS II, INC.

ZAPP ELECTRIC VEHICLES LIMITED,

ZAPP ELECTRIC VEHICLES GROUP LIMITED,

and

ZAPP ELECTRIC VEHICLES, INC.

dated as of

November 22, 2022

A-i

A-ii

EXHIBITS
Exhibit A-1	–	Investor Exchange and Support Agreement
Exhibit A-2	–	Management Exchange and Support Agreement
Exhibit B	–	Pubco Charter
Exhibit C	–	A&R Sponsor Agreement
Exhibit D	–	Registration Rights Agreement
Exhibit E	–	Warrant Assumption Agreement
Exhibit F	–	Director Nomination Agreement
Exhibit G	–	Certificate of Merger

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 22, 2022, by and among CIIG Capital Partners II, Inc. a Delaware corporation (“SPAC”), Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales with registered number 10870546, and having its registered office at 5 Technology Park, Colindeep Lane, England, London NW9 6BX (the “Company”), Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Pubco”) and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”). SPAC, the Company, Pubco and Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, SPAC is a special purpose acquisition company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Pubco is a newly incorporated entity, and was formed for the purpose of the Transactions, including to act as the publicly traded company for its Subsidiaries (and their businesses) after the Closing;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Pubco, and was formed for the sole purpose of the Merger;

WHEREAS, Pubco, the Company and certain shareholders of the Company, concurrently with the execution and delivery of this Agreement, are entering into an Investor Exchange and Support Agreement or Management Exchange and Support Agreement, as applicable, dated as of the date hereof (the “Exchange and Support Agreements”) substantially in the forms attached hereto as Exhibit A-1 and Exhibit A-2, pursuant to which such shareholders shall transfer their respective Company Common Shares to Pubco in exchange for Pubco Common Shares (the “Company Exchange”);

WHEREAS, immediately following the Company Exchange, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, including the Companies Act 2006, the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into SPAC (the “Merger”), with SPAC being the surviving corporation of the Merger (SPAC, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, the Company Exchange and the Merger, taken together, qualify for the Intended Tax Treatment;

WHEREAS, prior to the Effective Time, Pubco shall amend and restate the memorandum and articles of association of Pubco to be substantially in the form of Exhibit B attached hereto (the “Pubco Charter”);

WHEREAS, the board of directors of Pubco has unanimously (i) determined that it is in the best interests of Pubco and the shareholders of Pubco, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with applicable Law, (ii) approved this Agreement and the Transactions, including the Merger and the Company Exchange in accordance with applicable Law, as applicable, on the terms and subject to the conditions of this Agreement and (iii) approved the plan of merger set forth in this Agreement;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the shareholders of the Company to enter into this Agreement providing for the

Merger and the Company Exchange in accordance with applicable Law, and (ii) approved this Agreement and the Transactions, including the Merger and the Company Exchange in accordance with applicable Law, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the stockholders of SPAC, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of SPAC (the “SPAC Board Recommendation”);

WHEREAS, SPAC, CIIG Management II LLC (the “Sponsor”) and certain holders of SPAC Warrants (the “SPAC Investors”), concurrently with the execution and delivery of this Agreement, are entering into that certain letter agreement, dated as of the date hereof (the “A&R Sponsor Agreement”), substantially in the form attached hereto as Exhibit C, pursuant to which the Sponsor, SPAC and the SPAC Investors party to the A&R Sponsor Agreement have agreed to take certain actions to support the Transactions;

WHEREAS, in connection with the Closing, the Sponsor, Pubco and certain other parties shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D; and

WHEREAS, in connection with the Closing, SPAC, Pubco and Continental Stock Transfer & Trust Company shall enter into a Warrant Assumption Agreement (the “Warrant Assumption Agreement”) substantially in the form attached hereto as Exhibit E.

WHEREAS, in connection with the Closing, Pubco and Mr. Swin Chatsuwan will enter into the Director Nomination Agreement in the form attached as Exhibit F hereto (the “Director Nomination Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“A&R Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Acquisition Transaction” has the meaning specified in Section 9.06(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state, or local Laws relating to fraud or money laundering.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 5.08(a).

“Available Cash Amount” means, as of immediately prior to Closing, all available Cash and Cash Equivalents of SPAC, including all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 9.06(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, London, United Kingdom, the Cayman Islands or Bangkok, Thailand are authorized or required by Law to close.

“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, filed with the Secretary of State of the State of Delaware on September 14, 2021, as amended and in effect on the date hereof.

“Certificate of Merger” has the meaning specified in Section 2.01(a).

“Closing” has the meaning specified in Section 4.01.

“Closing Company Financial Statements” has the meaning specified in Section 7.04(a).

“Closing Date” has the meaning specified in Section 4.01.

“Closing Transaction Consideration” means (a) 50,000,000 Pubco Common Shares, plus (b) the Convertible Loan Note Share Amount, minus (c) the Exchange Agreement Deduction Amount.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Closing Statement” has the meaning specified in Section 4.04.

“Company Common Shares” means the ordinary shares of £0.00001 each in the capital of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Employees” has the meaning specified in Section 5.13(a).

“Company Exchange” has the meaning specified in the Recitals hereto.

“Company Option” means an option to purchase Company Common Shares pursuant to an incentive plan of the Company or its Subsidiaries.

“Company Parties” means the Company, Pubco and Merger Sub.

“Company Representations” means the representations and warranties of the Company Parties, expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company and, solely for the purposes of Section 5.03, Section 5.04 and Section 5.05, Pubco and Merger Sub.

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

“Company Transaction Expenses” has the meaning specified in Section 4.02(a).

“Company Warrants” means the warrants to purchase a total of 6,000,000 Company Common Shares issued on May 28, 2020.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, purchase orders, bonds, notes, indentures, mortgages, debt instruments, licenses or other instruments or obligations of any kind.

“Convertible Loan Note Share Amount” means (where the proceeds of any convertible financing described on Schedule 7.01(c) and actually converted to Company Common Shares in advance of the Closing exceeds $20,000,000 in the aggregate) such number of additional Pubco shares as is equal to (a) the proceeds of any such convertible financing in excess of the $20,000,000 aggregate amount, divided by (b) the effective conversion price applicable to such financing, where “effective conversion price” equals (x) the dollar amount raised divided by (y) the number of Company Common Shares deliverable to the investor in connection with such financing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“D&O Tail” has the meaning specified in Section 8.01(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Director Loans” means, collectively, those certain letter agreements between the Company and one or more of its Subsidiaries and certain of its directors set forth on Schedule 1.01(a).

“Director Nomination Agreement” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.01(a).

“EMI Optionholder” means a holder of EMI Options.

“EMI Options” means Company Options granted under Schedule 5 of ITEPA.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials.

“ERISA” has the meaning specified in the Section 5.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement Deduction Amount” means, with respect to any holder of Company Common Shares that fails to deliver a fully executed Exchange and Support Agreement prior to the Closing, an amount of Pubco Common Shares equal to that number of Pubco Common Shares that such holder of Company Common Shares would have been entitled received had such Exchange and Support Agreement been duly executed and delivered prior to the Closing.

“Exchange and Support Agreements” has the meaning specified in the Recitals hereto.

“Excise Tax” means any taxes imposed on the SPAC pursuant to Section 4501 of the Code with respect to the exercise by any SPAC Stockholders of their redemption rights, and any penalties or interest thereon.

“Excluded Share” means, without duplication, each share of (a) SPAC Common Stock for which redemption rights have been exercised in connection with the SPAC Stockholder Redemption, (b) SPAC Common Stock (if any), that, at the Effective Time, are held in the treasury of SPAC, and (c) SPAC Common Stock (if any), that is owned by the Company Parties, if any.

“Financial Statements” has the meaning specified in Section 5.08(a).

“Former Company Employees” has the meaning set forth in Section 5.13(a).

“Form F-4” means the registration statement on Form F-4 of Pubco with respect to the registration of the Pubco Common Shares to be issued in connection with the Transactions.

“Founder” or “Founders” means each of (a) the Sponsor, (b) BlackRock Credit Alpha Master Fund L.P. and (c) HC NCBR Fund.

“Founder Shares” means the SPAC Class A Common Stock that will be issued upon the automatic conversion of the shares of the SPAC Class B Common Stock on a one-for-one basis in connection with a Business Combination, in each case, owned by the Founders, and which shall equal 7,187,500 shares of SPAC Class A Common Stock as of the Closing.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Filings” has the meaning specified in Section 5.05.

“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision, sovereign wealth fund, or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality thereof, or for or on behalf of any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, per- and polyfluoralkyl substances, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HMRC” means His Majesty’s Revenue and Customs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligations of the type referred to in clauses (a)—(g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliate” has the meaning specified in Section 8.01(c).

“Intellectual Property” means all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates or the like and any foreign equivalents of any of the foregoing (including certificates of invention and any applications therefor) (“Patents”); (b) all trademarks, service marks, brand names, trade dress rights, logos, corporate names, trade names, other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, works of authorship, literary works, pictorial and graphic works, in each case whether or not registered or published, all applications, registrations, reversions, extensions and renewals of any of the foregoing and all moral rights, however denominated; (d) all Internet domain names and social media accounts; (e) all trade secrets, know-how, ideas, technology, Software, discoveries, improvements, formulae, confidential and proprietary information, databases, collections of data, technical information, techniques, inventions, designs, drawings, procedures, processes and models, in each case, whether or not patentable or copyrightable (collectively “Trade Secrets”); and (f) all other intellectual property and intellectual property rights.

“Intended Tax Treatment” has the meaning specified in Section 9.07(b).

“Interim Financial Statements” has the meaning specified in Section 5.08(a).

“Interim Period” has the meaning specified in Section 7.01.

“Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination of the foregoing that was not known to SPAC as of the date of this Agreement and does not relate to any Business Combination Proposal other than with the Company; provided, however, that (a) neither any change in the price or trading volume of SPAC Common Stock or SPAC Units nor the Company’s failure to meet or exceed any projections shall, in and of itself, be taken into account in determining whether or not an Intervening Event has occurred, and (b) no fact, circumstance, occurrence, event, development, change or condition or combination of the foregoing adversely affecting the results of operations or financial condition of the Company or its Subsidiaries shall constitute an Intervening Event unless the same constitutes at Material Adverse Effect.

“ITEPA” has the meaning set forth in Section 5.15(x).

“IT Systems” means all computer systems, servers, networks, databases, network equipment, websites, computer hardware and equipment used to process, store, maintain and operate data, information, functions, and other information technology systems, including any Software embedded or installed thereon, owned, licensed, leased or otherwise used by or on behalf of the Company or any of its Subsidiaries.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 5.18.

“Licensed Intellectual Property” has the meaning specified in the Section 5.19(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws, GAAP or IFRS or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of the Transaction Agreements, the pendency or consummation of the

Transactions or the performance of the Transaction Agreements, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of the Transaction Agreements, the taking of any action required or contemplated by the Transaction Agreements or with the prior written consent of SPAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any acts of terrorism or war (whether or not pursuant to the declaration of a national emergency or war), or the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political or social conditions, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company or any of its Subsidiaries’ compliance therewith and (j) any matter set forth on the Schedules; provided that in the case of clauses (a), (b), (d), (f) and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company or its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Material Suppliers” has the meaning specified in Section 5.12(a)(xv).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“NASDAQ” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the definition of open source (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, the Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Owned Company Software” means all Software that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Patents” has the meaning specified in the definition of Intellectual Property.

“Party” or “Parties” have the meanings specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 5.11(a).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith and, in each case, for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a physical inspection of such real property, or (iii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property (other than source code) granted to suppliers solely for the benefit of the Company and its Subsidiaries and entered into in the ordinary course of business, (f) Liens securing any Indebtedness of the Company and its Subsidiaries and (g) Liens described on Schedule 1.01(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Privacy Laws and applicable privacy policies and contracts, information in all forms, that identifies, relates to, describes, or is reasonably capable of being associated with, or could reasonably be linked (directly or indirectly) with an individual, device or household (including any current, prospective, or former customer, end user or employee), such as but not limited to a name, postal address, online identifier, Internet Protocol address, email address, account name, biometric information or identifiers, social security number, driver’s license number, account or credit card information, or similar identifiers.

“Policies” has the meaning specified in Section 5.16.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the Processing of Personal Information, including: (a) the Federal Trade Commission Act; (b) California Consumer Privacy Act; (c) Payment Card Industry Data Security Standard; (d) EU General Data Protection Regulation 2016/679/EU; (e) UK Data Protection Act 2018 and the UK GDPR as defined in the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) Regulations 2019, and the Privacy and Electronic Communications Regulations 2003; (f) the Privacy and Electronic Communications Directive 2002/58/EC; (g) Thailand Personal Data Protection Act; and (h) any and all applicable Laws relating to breach notification or marketing in connection with Personal Information; in each case, (i) through and including (h), as applicable and in force from time to time, and as amended, consolidated, re-enacted or replaced from time to time.

“Processing” or “Processed” means the receipt, collection, compilation, use, storage, processing, viewing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any data, including Personal Information.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form F-4, including (a) the proxy statement of SPAC to be used for the Special Meeting to approve the SPAC Stockholder Matters

(which shall also provide the SPAC Stockholders with the opportunity to redeem their shares of SPAC Common Stock in conjunction with a stockholder vote on the Business Combination) and (b) a prospectus with respect to the Pubco Common Shares to be offered and issued to the SPAC Stockholders and the effect of the Transactions on the SPAC Warrants, in all cases in accordance with and as required by the SPAC Organizational Documents, applicable Law, and the rules and regulations of the NASDAQ.

“Pubco” has the meaning specified in the preamble hereto.

“Pubco Charter” has the meaning specified in the Recitals hereto.

“Pubco Common Shares” means the ordinary shares, par value $0.0001 per share, of Pubco and any successors thereto.

“Pubco Shareholder Approval” has the meaning specified in the Recitals hereto.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Governmental Authorities with jurisdiction over enforcement of any applicable Law.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders and consultants of such Person.

“Scheduled Intellectual Property” has the meaning specified in the Section 5.19(a).

“Schedules” means the disclosure schedules of the Company and its Subsidiaries and the SPAC.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form F-4 effective and has confirmed that it has no further comments on the Proxy Statement / Prospectus.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) documentation, including user manuals, and other training documentation relating to, and descriptions, flow charts and other work product used to design, plan, organize or develop, any of the foregoing in (a) or (b).

“SPAC” has the meaning specified in the preamble hereto.

“SPAC Affiliate Agreement” means any transaction, agreement, arrangement or understanding, to which SPAC is a party, with any (i) present or former equityholder, executive officer or director of SPAC, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act).

“SPAC Board Recommendation” has the meaning specified in the Recitals hereto.

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning specified in Section 4.03.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Cure Period” has the meaning specified in Section 11.01(c).

“SPAC Investors” has the meaning specified in the Recitals hereto.

“SPAC Material Contracts” has the meaning specified in the Section 6.14.

“SPAC Organizational Documents” means the Certificate of Incorporation and SPAC’s bylaws, as amended and in effect on the date hereof.

“SPAC Representations” means the representations and warranties of SPAC expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules.

“SPAC Stockholder Approval” has the meaning specified in Section 6.02(b).

“SPAC Stockholder Matters” has the meaning specified in Section 9.03(a)(i).

“SPAC Stockholder Redemption” has the meaning specified in Section 9.03(a)(i).

“SPAC Stockholders” means the holders of shares of SPAC Common Stock.

“SPAC Transaction Expenses” has the meaning specified in Section 4.02(b).

“SPAC Units” means one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant” means warrants to purchase shares of SPAC Class A Common Stock as contemplated under the Warrant Agreement, with each warrant exercisable for the number of shares of SPAC Class A Common Stock stated in the applicable SPAC Warrant at an exercise price of $11.50.

“Special Meeting” means a meeting of the holders of SPAC Common Stock to be held for the purpose of approving the SPAC Stockholder Matters.

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member; provided, that, notwithstanding the foregoing, with respect to the Company, Zapp Manufacturing (Thailand) Co., Ltd. shall be considered a Subsidiary of the Company.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” or “Taxes” or “Taxation” means (i) any and all federal, state, provincial, territorial, local, or foreign taxes, charges, fees, levies or other assessments, including income, alternative or add-on minimum, franchise, gross receipts, employment (including employee withholding or employer payroll tax, PAYE income tax, national insurance contributions, apprenticeship levy or any similar or replacement taxes, charges or levies in any jurisdiction) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, escheat, real property, capital stock, profits, disability, registration, imposts, levies, contributions, value added (including VAT), estimated, customs duties, sales or use tax, or other tax of any kind or any charge of any kind in the nature (or similar to taxes whatsoever), (ii) any estimated taxes, deficiency assessments, interest, penalties, surcharges, fines, additions to tax or additional amounts imposed by a Governmental Authority (whether or not disputed), in each case, relating to items in clause (i) or this clause (ii), and (iii) any liability in respect of any items in clauses (i) and (ii) payable by reason of being a transferee or successor of another Person or member of an affiliated, consolidated, unitary, combined or other group pursuant to Law, Contract, assumption, Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Officer’s Certificates” has the meaning specified in Section 9.07(g).

“Tax Return” means any return, report, statement, refund, claim, declaration, surrender, disclaimer, notice, consent, computations, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Terminating SPAC Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(b).

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the A&R Sponsor Agreement, the Pubco Charter, the Exchange and Support Agreements, the Warrant Assumption Agreement, the Director Nomination Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the Company Transaction Expenses and SPAC Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement, including the Merger and the Company Exchange.

“Transfer Taxes” has the meaning specified in Section 9.07(a).

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“UK GAAP” means the Generally Accepted Accounting Practice in the UK.

“VAT” means any: (a) tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), (b) in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and

(c) other tax of a similar nature (including, without limitation, sales tax, use tax, consumption tax and goods and services tax), whether imposed in a member state of the European Union or in the United Kingdom in substitution for, or levied in addition to, such tax referred to in (a) or (b), or elsewhere.

“Warrant Agreement” means that certain Warrant Agreement, dated as of September 14, 2021, by and between SPAC and Continental Stock Transfer & Trust Company.

“Warrant Assumption Agreement” has the meaning specified in the Recitals hereto.

“Worker” means an individual who is a worker for the purposes of section 230(3)(b) of the United Kingdom Employment Rights Act 1996, and any analogous legislation in the Republic of Ireland.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) Unless the context requires otherwise, all accounting terms used herein and not expressly defined herein (i) in relation to the Company, shall have the meanings given to them under IFRS and (ii) in relation to the SPAC, shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” located at https://zappev-my.sharepoint.com/ set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) (i) References to “£” or “GBP” are to pounds sterling, the lawful currency of the United Kingdom and (ii) references to “$”, “dollar” or “dollars” shall be to the lawful currency of the United States, and the dollar equivalent amount of any foreign currency of such amount using the closing exchange rate published in the Wall Street Journal as of the date of determination.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, (a) in the case of the Company, the persons set forth on Schedule 1.03(a) and, (b) in the case of SPAC, the persons set forth on Schedule 1.03(b).

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding securities of the Company Parties or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by SPAC with respect to its shares of SPAC Common Stock or rights to acquire SPAC Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of securities of the Company Parties or shares of SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Pubco Common Shares, the holders of Company securities or the holders of SPAC Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit the Company Parties or SPAC to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

MERGER

Section 2.01 The Merger.

(a) Following the Company Exchange, on the terms and subject to the conditions set forth herein, on the Closing Date, SPAC and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit G attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and SPAC and specified in the Certificate of Merger (and which, for the avoidance of doubt, shall be after the effective time of the Company Exchange), being the “Effective Time”).

(b) At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub and SPAC shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Corporation after the Merger and as a direct, wholly owned subsidiary of Pubco.

Section 2.02 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 2.03 Governing Documents; Directors and Officers.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Zapp Electric Vehicles, Inc.”.

As at the Effective Time, the board of directors and officers of Merger Sub shall be the board of directors and officers of the Surviving Corporation.

(b) The memorandum and articles of association of Pubco shall be amended and restated so as to adopt the Pubco Charter.

Section 2.04 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Pubco with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC, Merger Sub and the Company, the applicable directors, officers, members and managers of SPAC, Merger Sub and the Company (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

CONSIDERATION; EFFECTS OF THE TRANSACTIONS; COMPANY EXCHANGE

Section 3.01 Shareholder Consideration. On the terms and subject to the conditions set forth herein and in the Exchange and Support Agreements, immediately prior to the Effective Time, without any further action on the part of any Party or the holders of any securities of the Company, the following shall occur:

(a) each issued and outstanding Company Common Share shall be transferred, free and clear of all Liens for the Closing Transaction Consideration in accordance with the Exchange and Support Agreements; and

(b) each holder of Company Common Shares shall cease to be the holder of such Company Common Shares and Pubco will, following the completion of any necessary procedural formalities relating to any applicable Transfer Taxes, be recorded as the sole registered holder of all of the Company Common Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof.

Section 3.02 Company Options. Separately from the Company Exchange, immediately prior to the Effective Time, each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be released and cancelled by each holder of Company Options in exchange for the grant by Pubco of an option to purchase Pubco Common Shares of equivalent value and on equivalent terms as regards vesting, exercise, indemnities and other provisions relating to tax as the Company Options pursuant to appropriate release, exchange and grant instruments among the Company, Pubco and the relevant holder of such Company Options. Except as otherwise agreed in writing, each option to purchase Pubco Common Shares so granted shall have and be subject to substantially the same terms and conditions as were applicable to the corresponding Company Option immediately prior to the Effective Time (including expiration date, vesting conditions and exercise provisions), except that the number of Pubco Common Shares for which it is exercisable and the exercise price payable in respect of such exercise shall be adjusted in accordance with the ratio at which Company Common Shares are exchanged for Closing Transaction Consideration at the Closing pursuant to the Exchange and Support Agreements.

Section 3.03 Company Warrants. Separately from the Company Exchange, immediately prior to the Effective Time, each Company Warrant outstanding immediately prior to the Effective Time shall cease to be a warrant with respect to Company Common Shares and be assumed by Pubco and converted into a warrant to purchase Pubco Common Shares pursuant to assignment and assumption instruments among the Company, Pubco and the relevant holder of such Company Warrants. Except as otherwise agreed among in writing, each Company Warrant so assumed shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, except that the number of Pubco Common Shares for which it is exercisable and the exercise price payable in respect of such exercise shall be adjusted in accordance with the ratio at which Company Common Shares are exchanged for Closing Transaction Consideration at the Closing pursuant to the Exchange and Support Agreements.

Section 3.04 SPAC Consideration; Effects of the Transactions. On the terms and subject to the conditions set forth herein, immediately after the Company Exchange, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of SPAC, the following shall occur:

(a) Each share of SPAC Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be cancelled, and the holders of SPAC Common Stock shall be entitled to receive for each share of SPAC Common Stock, one Pubco Common Share. All such shares of SPAC Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of stock certificates representing such shares of SPAC Common Stock shall thereafter cease to have any rights with respect to such securities.

(b) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of Class A common stock, par value $0.001 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of Class A common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Each Excluded Share shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.05 SPAC Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of SPAC Warrants, each SPAC Warrant that is outstanding immediately prior to the Effective Time shall automatically and irrevocably be modified to provide that such SPAC Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of SPAC Common Stock set forth therein and in substitution thereof such SPAC Warrant shall entitle the holder thereof to acquire such number of Pubco Common Shares per SPAC Warrant that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement. The parties shall cause the Warrant Agreement to be amended or exchanged as of immediately prior to the Effective Time to the extent necessary to give effect to this Section 3.05, including adding Pubco as a party thereto, with the effect that the SPAC Warrants outstanding immediately prior to the Effective Time will be exchanged for warrants to purchase Pubco Common Shares.

Section 3.06 Issuance of Pubco Common Shares. Unless otherwise determined by the board of directors of Pubco following the Closing, all Pubco Common Shares shall be uncertificated, with record of ownership reflected only in the register of members of Pubco.

Section 3.07 Fractional Shares. No fractional Pubco Common Shares shall be issued upon the surrender for exchange of the Company Common Shares, Company Options, Company Warrants, SPAC Common Stock or SPAC Warrants and the number of Pubco Common Shares to be issued to each holder in respect of such securities will be rounded down to the nearest whole share.

Section 3.08 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Parties shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. The Parties shall cooperate and use reasonable best efforts to minimize any such deduction or withholding to the extent reasonably permitted under applicable Tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Expense Amounts.

(a) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company (including its direct and indirect equityholders), (ii) the fees and expenses of accountants and other advisers to the Company set forth on Schedule 4.02(a)(i), (iii) the fees and disbursements of bona fide third-party investment bankers to the Company, and (iv) any premiums (including insurance premium tax, if any), fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of the Company, in each case, incurred in connection with the Transactions, including, in each case, any VAT thereon (collectively, the “Company Transaction Expenses”).

(b) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, the SPAC shall provide to the Company a written report setting forth a list of the following fees and expenses incurred by or on behalf of SPAC or any of its Affiliates in connection with any prior potential business combination transaction and in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to SPAC (including its direct and indirect equityholders), (ii) the fees and expenses of accountants to SPAC, (iii) the fees and expenses of the consultants and other advisors to SPAC set forth on Schedule 4.02(b)(i), (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to SPAC, (v) any premiums (including insurance premium tax, if any), fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of SPAC and (vi) any taxes imposed on SPAC, including any Excise Tax, in each case, incurred in connection with the Transactions, including, in each case, any VAT thereon (collectively, the “SPAC Transaction Expenses”).

(c) On the Closing Date and substantially concurrently with the Closing, subject to Section 12.05, the Surviving Corporation shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Transaction Expenses.

Section 4.03 SPAC Closing Statement. At least two (2) Business Days prior to the Special Meeting and in any event not earlier than the time that holders of SPAC Class A Common Stock may no longer elect redemption in accordance with SPAC Stockholder Redemption, SPAC shall prepare and deliver to the Company a statement (the “SPAC Closing Statement”) setting forth in good faith: (a) the aggregate amount of cash in the Trust

Account (prior to giving effect to SPAC Stockholder Redemption); (b) the aggregate amount of all payments required to be made in connection with SPAC Stockholder Redemption; (c) the Available Cash Amount resulting therefrom; and (d) the number of shares of SPAC Class A Common Stock to be outstanding as of the Closing after giving effect to SPAC Stockholder Redemption and confirmation that all SPAC Class B Common Stock has been converted into SPAC Class A Common Stock on a one-for-one basis and, in each case, including reasonable supporting detail therefor. The SPAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement until the Closing, SPAC shall (i) provide the Company and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of SPAC and to senior management personnel of SPAC, in each case, to the extent reasonably requested by the Company or any of its Representatives in connection with their review of the SPAC Closing Statement, (ii) cooperate with the Company and its Representatives in connection with their review of the SPAC Closing Statement and the components thereof and (iii) consider in good faith any comments to the SPAC Closing Statement provided by the Company prior to the Closing Date.

Section 4.04 Company Closing Statement. At least two (2) Business Days prior to the Special Meeting and in any event not earlier than the time that holders of SPAC Class A Common Stock may no longer elect redemption in accordance with SPAC Stockholder Redemption, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth, in good faith, the Closing Transaction Consideration, including reasonable supporting detail for the: (a) Closing Loan Note Share Amount and (b) the Exchange Agreement Deduction Amount. The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (i) provide SPAC and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Company and to senior management personnel of the Company, in each case, to the extent reasonably requested by SPAC or any of its Representatives in connection with their review of the Company Closing Statement, (ii) cooperate with SPAC and its Representatives in connection with their review of the Company Closing Statement and the components thereof and (iii) consider in good faith any comments to the Company Closing Statement provided by SPAC prior to the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company and, solely for the purposes of Section 5.03, Section 5.04 and Section 5.05, each Company Party represents and warrants to SPAC as follows:

Section 5.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a private limited company and is in good standing (or has the equivalent status under the laws of England and Wales) and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such corporate power and authority would not constitute a Material Adverse Effect. The copies of the organizational documents of the Company, as in effect on the date hereof, previously made available by the Company to SPAC (i) are true, correct and complete and (ii) are in full force and effect. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of its organizational documents.

Section 5.02 Subsidiaries. The Subsidiaries of the Company are set forth on Schedule 5.02, and, other than as set forth on Schedule 5.02, the Company directly or indirectly owns the legal and beneficial interest in each such Subsidiary. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except where such failure to have such power and authority would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Each Company Party (other than the Company) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 5.03 Due Authorization. Each Company Party has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors or equivalent governing body of the applicable Company Party and (other than the Pubco Shareholder Approval) no other corporate proceeding on the part of any Company Party is necessary to authorize this Agreement or such Transaction Agreements. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by each Company Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of each Company Party, enforceable against such Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which any Company Party is party by such Company Party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of, or result in the breach of or default under, the certificate of incorporation, bylaws or other organizational or constitutional documents of any Company Party, (b) violate any provision of, or result in the breach of or default by any Company Party under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except (x) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, and (y) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, “Governmental Filings”) is required on the part of any Company Party with respect to such Company Party’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the applicable Antitrust Laws, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (c) as otherwise disclosed on Schedule 5.05.

Section 5.06 Current Capitalization.

(a) Schedule 5.06(a) sets forth, as of the date hereof, the number and class of issued and outstanding shares of the Company, and all rights to acquire or in respect of, shares of the Company (including outstanding share options) the legal and beneficial owners thereof and the number and class of shares held by each such legal and beneficial owner. All of the shares in the capital of the Company or other equity interests of the Company have been duly authorized and validly allotted and are fully paid and nonassessable.

(b) Schedule 5.06(b) sets forth a true, correct and complete list of all outstanding Company Options and Company Warrants and other rights to purchase or receive Company Common Shares, and, for each such Company Option and Company Warrant and other right, (i) the number of Company Common Shares subject thereto, (ii) the terms of vesting (including the extent to which it will become accelerated as a result of the consummation by the Company of the Transactions) and vested status, (iii) the grant and expiration dates, (iv) the exercise price, if applicable, and (v) the name of the holder thereof.

Section 5.07 Capitalization of Subsidiaries. The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (a) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (b) obligations, options, warrants or other rights, commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (c) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (a)-(c), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (ii) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of capital stock are held in treasury by any Subsidiary of the Company.

Section 5.08 Financial Statements.

(a) Attached as Schedule 5.08 hereto are true, accurate and complete copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as at September 30, 2020 and September 30, 2021, and the related audited consolidated statements of profit and loss, comprehensive income, changes in equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) the unaudited consolidated condensed statement of financial position of the Company and its Subsidiaries, as at September 30, 2022 and the unaudited consolidated condensed statements of profit or loss, comprehensive income, changes in equity and cash flows for the twelve (12)-month period ended September 30, 2022 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with UK GAAP (in respect of the Audited Financial Statements) and IFRS (in respect of the Interim Financial Statements), as applicable (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 5.09 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any material liability, debt or obligation required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities and obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since September 30, 2022 in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses or (d)  disclosed in the Schedules.

Section 5.10 Litigation and Proceedings. Except for any Actions under any Tax Law or Environmental Law (as to which certain representations and warranties are made pursuant to Sections 5.15 and 5.20, respectively), as of the date of this Agreement there are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their properties, rights or assets that constitutes a Material Adverse Effect. There is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.11 Compliance with Laws.

(a) The Company and its Subsidiaries are, and since December 31, 2019 have been, in compliance with all applicable Laws and Governmental Orders. The Company and its Subsidiaries hold, and since December 31, 2019 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business. From December 31, 2019, (a) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (b) to the knowledge of the Company, no assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business). As of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened and no such investigations have been conducted by any

Governmental Authority since December 31, 2019, in each case, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Since December 31, 2019, (i) there has been no action taken by the Company, its Subsidiaries, or any of their officers, directors, managers, employees, or to the knowledge of the Company, consultants or agents, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law or Anti-Money Laundering Law, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law and (iv) neither the Company nor its Subsidiaries has received any written notice or citation or, to the knowledge of the Company, any non-written notice, from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law.

(c) None of the Company, its Subsidiaries or any of their respective officers, directors, managers, employees, or to the knowledge of the Company, consultants or agents, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury, (ii) has done any business, directly or indirectly, with or in any country or region that is the target of comprehensive territorial sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has violated any Laws relating to economic sanctions since December 31, 2019. The Company and its Subsidiaries are and since December 31, 2019 have been in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under Laws relating to economic sanctions, import, and export controls, including without limitation the Export Administration Regulations. Since December 31, 2019, neither the Company nor any of its Subsidiaries has made any material voluntary disclosure to any Governmental Authority relating to Laws regarding economic sanctions, import, or export controls; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 5.12 Contracts; No Defaults.

(a) Schedule 5.12(a) contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xvii) of this Section 5.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than Company Benefit Plans (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC or its agents or representatives.

(i) Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company or by or to any of its Subsidiaries of more than $100,000 in the calendar year ended December 31, 2022 or any subsequent calendar year;

(ii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries since December 31, 2019, in each case involving payments in excess of $100,000;

(iii) Each lease, rental or occupancy agreement, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $100,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv) Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company);

(v) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $100,000 in the aggregate;

(vi) Each Contract expressly prohibiting or restricting in any material respect the ability of the Company or its Subsidiaries to engage in any business, to sell or distribute any products, to operate in any geographical area or to compete with any Person;

(vii) Each Contract pursuant to which the Company or any of its Subsidiaries (x) is granted by any Person a license, right, permission, consent, non-assertion or release relating to any Intellectual Property (excluding end-user licenses for “off-the-shelf” Software generally commercially available to the public and licensed on standard, non-negotiated terms for annual aggregate fees of less than $100,000) or (y) grants to any Person any license, right, permission, consent, non-assertion or release relating to any Intellectual Property;

(viii) Contracts providing for the assignment or transfer of any ownership interest in any Intellectual Property by (x) any Person to the Company or any of its Subsidiaries (other than Personnel IP Agreements) or (y) the Company or any of its Subsidiaries to any Person;

(ix) Contracts providing for the discovery, conception, development, creation or reduction to practice of any Intellectual Property by (x) any Person for the Company or any of its Subsidiaries (other than Personnel IP Agreements), (y) the Company or any of its Subsidiaries for any Person or (z) jointly by the Company or any of its Subsidiaries and any Person;

(x) Each Contract with any labor union, works council, or labor organization or association;

(xi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary of the Company is a party, in each case that are material to the business of the Company and its Subsidiaries, taken as a whole;

(xii) Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any Indebtedness or borrowing of money by or from the Company or any of its Subsidiaries in excess of $100,000;

(xiii) Any Contract that is a currency or interest hedging arrangement material to the business of the Company and its Subsidiaries, taken as a whole;

(xiv) Any Contract under which the Company or any of its Subsidiaries has agreed to purchase or sell goods or services from a vendor, supplier or other person on a “most favored supplier” basis;

(xv) Any Contract with the top five (5) suppliers and distributors of the Company and its Subsidiaries, taken as a whole (the “Material Suppliers”) as determined by revenue and dollar volume of payments, respectively, in each case during the twelve (12)-month period prior to the date of this Agreement;

(xvi) (x) Any standard form Contract for the purchase, order or reservation of product and service offerings manufactured or sold by the Company or any of its Subsidiaries and any material Contract that materially deviates from such form and (y) a list of all orders or reservations of product and service offerings manufactured or sold by the Company or any of its Subsidiaries; and

(xvii) Any commitment to enter into agreement of the type described in clauses (i) through (xii) of this Section 5.12(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as whole, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.

Section 5.13 Company Benefit Plans.

(a) Schedule 5.13(a) sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject thereto), and any material stock purchase, stock option, severance, employment, individual consulting, retirement, pension, retention, change-in-control, health, welfare, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements under which (i) any current employee, Worker, officer, director or independent consultant or contractor of the Company or any of its Subsidiaries (the “Company Employees”) or any former employee, Worker, officer, director or independent consultant or contractor of the Company or any of its Subsidiaries (the “Former Company Employees”) (or, in each case, any beneficiary or dependent thereof) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has or could reasonably be expected to have any present or future liability (contingent or otherwise), other than any multiemployer pension plan (as defined in Section 3(37) of ERISA (whether or not subject thereto)) or any plan which is sponsored, administered or required to be maintained by a Governmental Authority (each, a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to SPAC or its agents or representatives copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description with respect to such Company Benefit Plan (and any material and relevant communications with any Company Employees or Former Company Employees regarding each Company Benefit Plan), (iii) any material correspondence with relevant Governmental Authorities (including relevant tax and pensions authorities) relating to each Company Benefit Plan, (iv) the most recent annual report and all attachments with respect to such Company Benefit Plan (if applicable), (v) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (vi) the most recent determination or opinion letter, if any, issued by any relevant tax authority with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws and all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made materially in compliance with applicable requirements and all material obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to any Company Benefit Plan, no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other material liability imposed by applicable Law.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Company Employees or Former Company Employees, except as may be required pursuant to applicable Law.

(f) Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point since its date of formation, a multiemployer pension plan (as defined in Section 3(37) of ERISA (whether or not subject thereto)).

(g) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, vesting or creation of any rights of any Company Employee to payments or benefits or increases in any payments or benefits or any loan forgiveness under any Company Benefit Plan or (ii) result in material severance pay or any material increase in severance pay upon any termination of employment of any Company Employee.

(h) Each Company Benefit Plan which is required to be registered or intended to meet certain regulatory or other requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements, in each case, in all material respects. All Company Benefit Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Company Benefit Plan that is not required to be funded, except, in any case, as has not resulted or would not result in a material liability to the Company and its Subsidiaries, taken as a whole.

(i) Schedule 5.13(i) sets forth a true and complete list of each share, share option or other equity-based incentive arrangement operated by the Company and the Company’s Subsidiaries and neither the Company, nor any of the Company’s Subsidiaries, has any other obligation in respect of, nor has made any other commitment to grant (in each case whether legally enforceable or not), shares, share options or other equity-based incentives to any person.

(j) There are no loans outstanding between the Company or any of the Company’s Subsidiaries (as lender) and any Company Employee, Former Company Employee, or any person that may become a Company Employee in the future (as borrower).

(k) There are no trusts or other arrangements in place, whether funded, established or settled by the Company or any of the Company’s Subsidiaries under, pursuant to or otherwise in respect of which, any Company Employee, Former Company Employee, or any person that may become a Company Employee in the future (or any persons connected or associated with such persons) may obtain a benefit in any form.

(l) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each Company Subsidiary has complied in full with any securities, regulatory and/or exchange control laws in each jurisdiction in which securities or a right in respect of securities has been granted by the Company or any Company’s Subsidiary.

(m) No Company Employee based in the United Kingdom or in Ireland transferred to the Company or any of its Subsidiaries under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 or equivalent Laws in Ireland (as applicable), and no Company Employee based in the United Kingdom or in Ireland was entitled to early retirement benefits under a defined benefit pension scheme prior to any such transfer.

(n) Neither the Company nor any of its Subsidiaries has ever participated in a defined benefit pension arrangement (or been connected or associated with an employer in relation to a defined benefit pension arrangement).

Section 5.14 Labor Matters.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, currently negotiating, or obligated to negotiate any collective bargaining agreement or other agreement with any union, works council or other labor organization, and no such agreement pertains to any Company Employees. To the knowledge of the Company, none of the Company Employees are represented by any union, works council or other labor organization with respect to their employment with the Company or any of its Subsidiaries, and no union, works council, other labor organization or group of Company Employees has made a pending demand for recognition or establishment with any labor relations tribunal or similar bodies. To the knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any union, works council or other labor organization to organize any of the Company Employees and, as of the date of this Agreement, there is no, and since December 31, 2019 has been no, material labor dispute, strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or threatened in writing.

(b) Since December 31, 2019, neither the Company nor any of its Subsidiaries has given notice or planned to give notice of any redundancies, and no Company Employees are entitled to severance or redundancy payments in excess of the amounts mandated by applicable Laws.

(c) Each of the Company and its Subsidiaries (i) is in material compliance with all applicable Laws regarding labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance and (ii) since December 31, 2019, has not experienced any actual or, to the knowledge of the Company, threatened or pending, material arbitrations, claims, complaints, grievances, labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against the Company or its Subsidiaries by or on behalf of any Company Employees or Former Company Employees.

(d) The Company and its Subsidiaries are not materially delinquent in payments to any Company Employee or Former Company Employees for any services or amounts required to be reimbursed or otherwise paid.

(e) As of the date hereof, the Company has no knowledge that any Company Employees entitled to annual compensation in excess of $150,000 presently intend to terminate his or her employment or engagement with the Company, and the Company has not served notice of termination to terminate the employment or engagement of any such Company Employee.

Section 5.15 Taxes. Except as would not constitute a Material Adverse Effect:

(a) All income and other material Tax Returns required by Law to be filed by each of the Company and its Subsidiaries have been duly filed within the applicable time limits (taking into account any automatic extensions of time to file Tax Returns obtained in the ordinary course of business) and those Tax Returns were, and remain, true, correct, and complete in all material respects, give full disclosure of all facts and circumstances and are not (nor is anything in them) the subject of any dispute, nor are likely to become the subject of any dispute, with any Governmental Authority. The Company has made available to SPAC or its agents or representatives true, correct and complete copies of the income Tax Returns filed by the Company and its Subsidiaries for tax years 2019, 2020 and 2021.

(b) All material amounts of Taxes (whether or not shown on any Tax Returns) due and owing by the Company and its Subsidiaries have been paid in full within applicable time limits other than Taxes which are not yet due and payable, and since the date of the most recent balance sheet included in the Interim Financial Statements neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of the Company and its Subsidiaries has (i) deducted and withheld all material amounts of Taxes required to have been deducted or withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis and within applicable time limits, such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither the Company nor any of its Subsidiaries (i) is engaged in any material audit, visit, discovery, examinations, investigations, or Action with respect to Taxes, (ii) has received any notice in writing from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened or contemplated, (iii) has received notice from a Governmental Authority (A) that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, or (B) from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return and, in each case to the knowledge of the Company or its Subsidiaries, there is no basis for any such claim to be made and (iv) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no request for any such waiver or extension is currently pending.

(e) During the two (2)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any corresponding or similar provision of state, local or foreign Law.

(g) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(k) Neither the Company nor any of its non-U.S. Subsidiaries is a (i) “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (ii) U.S. corporation under Section 7874(b) of the Code or (iii) stapled entity within the meaning of Section 269B of the Code.

(l) Each of the Company and its Subsidiaries has complied in all respects with all transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or foreign Law, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(m) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision of Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) advance payments, prepaid or deferred amounts received on or prior to the Closing Date. The Company and its Subsidiaries have not deferred to a date after the Closing Date the payment of any payroll Taxes under any Laws the due date for the original payment of which was at or prior to the Closing Date. Neither the Company nor any of its non-U.S. Subsidiaries is or has been a “passive foreign investment company” within the meaning of Section 1297(a) of the Code nor expects to be a passive foreign investment company on or prior to the Closing Date.

(n) Each of the Company and its Subsidiaries has (i) collected all sales and use Taxes required to be collected, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates, and (iii) maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(o) Each of the Company and its Subsidiaries is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than in its jurisdiction of incorporation. The Company is, and has been since its formation, treated as a foreign corporation for U.S. federal income tax purposes. Section 5.15(o) of the Schedules sets forth the U.S. federal income tax classification since formation for each Subsidiary of the Company.

(p) The Company, or one or more of its qualified subsidiaries, within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(vii), is and has been engaged in an active trade or business outside the U.S., within the meaning of Treasury Regulations Section 1.367(a)-2(d)(2), (3), and (4), for a continuous period of at least thirty-six (36) months immediately preceding the Closing Date. Pursuant to Treasury Regulations Section 1.367(a)-3(c)(5)(vii), the Company has owned such qualified subsidiaries at all times during the thirty-six (36)-month period immediately preceding the Closing Date, and the Company did not acquire any of such qualified subsidiaries for the principal purpose of satisfying the active trade or business test. Neither the Company nor any of its qualified subsidiaries has an intention to substantially dispose of or discontinue such trade or business or the qualified subsidiary conducting such trade or business.

(q) None of the Company Parties have any plan or intention to: (i) merge with or into another corporation (other than the Merger), (ii) liquidate (including any transaction that would result in a deemed liquidation for U.S. federal income tax purposes), or (iii) cause SPAC to (A) merge with an into another corporation (other than the Merger) or liquidate (including any transaction that would result in a deemed liquidation for U.S. federal income tax purposes). The Merger will not be followed by a “controlled asset transfer” within the meaning of Treasury Regulations Section 1.367(a)-3.

(r) All of the equity interests in Merger Sub are owned by Pubco, and Merger Sub is, and has been since formation, a corporation for U.S. federal income tax purposes. Merger Sub was newly formed solely to effect the Merger and it will not conduct any business activities or other operations of any kind (other than administrative or ministerial activities) prior to the Merger.

(s) Neither the Company nor any of its Subsidiaries has entered into any arrangement or transaction (or series of arrangements or transactions): (i) the main purpose, or one of the main purposes, of which was the avoidance of Taxation; or (ii) which required disclosure under the UK Disclosure of Tax Avoidance Schemes regime or Council Directive 2018/822/EU amending Council Directive 2011/16/EU (including the International Tax Enforcement (Disclosable Arrangements) Regulations 2020), or under Schedule 11A of the UK Value Added Tax Act 1994 or any regulations made under that part or that schedule or any similar rules or regime in a jurisdiction outside the United Kingdom.

(t) Neither the Company nor any of its Subsidiaries has committed an offence under Part 3 of the UK Criminal Finances Act 2017 or any similar laws in any other jurisdiction, and each of the Company and its Subsidiaries has instituted and maintained procedures that are designed to prevent its employees, agents and services providers from causing any of them to commit an offence under any such law.

(u) There is no instrument or transaction to which the Company or any of its Subsidiaries is a party, which is necessary to establish such entity’s rights or title to or interest in any asset, which is or could become liable to any stamp duty, stamp duty reserve tax or stamp duty land tax (or any similar duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped (if required) or in respect of which the relevant duty or tax together with any related interest and penalties (as applicable) has not been paid.

(v) Each of the Company and its Subsidiaries is a registered and taxable person for VAT purposes and none of them are, or have been, a member of any group of companies for VAT purposes.

(w) No charge to Tax will arise on the Company or any of its Subsidiaries as a result of entering into, or completion of, this Agreement (or the transactions contemplated by this Agreement), and the implementation of the transactions contemplated by this Agreement will not result in the withdrawal or clawback of any exemption or relief previously claimed by any of them or any asset being deemed to have been disposed of and reacquired for Tax purposes, or the forfeiture of any relief, loss, expense or allowance.

(x) Each current, former or prospective director, officer or employee of the Company or any of the Company’s Subsidiaries that is resident in, or is otherwise subject to tax in, the United Kingdom, that holds or has acquired shares or other securities in the Company or any of the Company’s Subsidiaries either paid the initial unrestricted market value for those shares or other securities and executed a valid election under section 431(1) of the Income Tax (Earnings & pensions) Act 2003 (“ITEPA”) in respect of those shares or other securities.

(y) All EMI Options are “qualifying options” within the meaning of section 527(4) of ITEPA and no “disqualifying event” within the meaning of section 533 of ITEPA has occurred in respect of any EMI Option.

(z) The market value of the shares subject to EMI Options at the time of grant of each EMI Option was agreed in written form with HMRC on an appropriate basis. The Company provided HMRC with accurate information in relation to the Company at the time the valuation was sought.

(aa) Each EMI Optionholder has made and signed a written declaration that they meet the requirements of paragraph 26 (commitment of working time) of Schedule 5 of ITEPA in relation to their EMI Option and the Company has complied with paragraph 44(5A) to Schedule 5 of ITEPA 2003 in relation to the same.

(bb) Each EMI Optionholder is solely resident for tax purposes in the United Kingdom and is not resident for tax purposes, or otherwise subject to tax, in any other jurisdiction.

(cc) All HMRC registrations, declarations, notifications and annual returns (including, without limitation, EMI Notification Forms (known as the ‘Enterprise Management Incentives (EMI) notification template’)), Forms 42 (and/or any online equivalent or replacement) relating to the EMI Options or any other employment-related securities (within the meaning of Part 7 of ITEPA) have been correctly completed, filed or returned to HMRC within the relevant time period and no penalties have arisen in respect of the same.

For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, as applicable. Other than Sections 5.08, 5.09 and 5.13, this Section 5.15 provides the sole and exclusive representations and warranties of the Company Parties in respect of Tax matters.

Section 5.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17 Permits. Each of the Company and its Subsidiaries has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except with respect to Permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.20) and except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (a) such ownership, lease, operation or conduct or (b) the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have obtained all of the material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted. The operation of the business of the Company and its Subsidiaries as currently conducted is not in material violation of, nor is the Company or any of its Subsidiaries in material default or material violation under, any material Permit.

Section 5.18 Real Property. Neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase any real property interest therein. Schedule 5.18 contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including, the address of each Leased Real Property. The Company has made available to SPAC or its agents or representatives true, correct and complete copies of the material Contracts pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease and except as would not constitute a Material Adverse Effect, (a) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the knowledge of the Company, the other party thereto, subject to the Enforceability Exceptions, (b) neither the Company nor one of its Subsidiaries has received or given any notice of material default or material breach under any of the Leases; and (c) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or one of its Subsidiaries or, to the knowledge of the Company, the other party thereto. Neither the Company nor its Subsidiaries has a written sublease granting any Person the right to use or occupy and Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned for 2022 or 2023 at any of the Leased Real Properties that is expected to result in liability to the Company or any of its Subsidiaries in excess of $100,000 in any such calendar year. The Leased Real Property identified on Schedule 5.18 comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted.

Section 5.19 Intellectual Property, Data Privacy and IT Security.

(a) Section 5.19(a) of the Schedules sets forth a correct and complete list of (i) each item of Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries as of the date of this Agreement and that is the subject of an application, issuance or registration with any Governmental Authority and (ii) each Internet domain name and material unregistered Trademark owned or purported to be owned by the Company or any of its Subsidiaries. Each item of Intellectual Property listed or required to be listed on Section 5.19(a) of the Schedules (collectively, the “Scheduled Intellectual Property”) is subsisting, unexpired, and, to the knowledge of the Company, valid and enforceable. All necessary filing, issuance, registration, maintenance, renewal and other relevant filing fees have been timely paid and all necessary documents and certificates in connection with any Scheduled Intellectual Property have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, to the extent necessary to maintain the Scheduled Intellectual Property in full force and effect.

(b) The Company or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). All Intellectual Property other than Owned Intellectual Property that is used, practiced or held for use or practice by the Company or any of its Subsidiaries is validly licensed to the Company or its Subsidiaries pursuant to a written Contract (the “Licensed Intellectual Property”), free and clear of all Liens (except Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license) collectively constitute all of the Intellectual Property used in, and necessary and sufficient for the conduct and operation of the Company and its Subsidiaries as currently conducted (provided that the foregoing shall not be construed to be a representation or warranty as to the absence of infringement or misappropriation of any third-party Intellectual Property, which is covered in Sections 5.19(c) and 5.19(d)).

(c) None of the conduct or operations of the business of the Company or any of its Subsidiaries is infringing, misappropriating (or constitutes or results from the misappropriation of), diluting or otherwise violating, or has infringed, misappropriated (or constituted or resulted from the misappropriation of), diluted or otherwise violated, any Intellectual Property rights of any Person. None of the Company or any of its Subsidiaries has received from any Person any written (or, to the knowledge of the Company, any other) notice or assertion (i) of infringement, misappropriation, dilution or other violation of any Intellectual Property of any Person, (ii) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property of any Person in a manner that could reasonably be construed as a notice of potential infringement or (iii) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property or Licensed Intellectual Property.

(d) To the knowledge of the Company, no other Person has infringed, misappropriated, diluted or violated, or is infringing, misappropriating, diluting or violating any Owned Intellectual Property. No such claims have been made in writing against any Person by the Company or any of its Subsidiaries.

(e) No Owned Intellectual Property is subject to any pending or outstanding order, settlement, consent order or other disposition of any dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, such Owned Intellectual Property in any material respect.

(f) Each of the past and present directors, officers, employees, consultants and independent contractors of the Company or any of its Subsidiaries who has been or is engaged in creating or developing for or on behalf of the Company or any of its Subsidiaries any material Intellectual Property has executed a written agreement pursuant to which such Person has (i) agreed to hold all confidential information of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable, and (ii) validly assigned to the Company or one or more of its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for or on behalf of the Company or any of its Subsidiaries in the course of such Person’s employment or retention thereby (each such agreement, a “Personnel IP Agreement”). To the knowledge of the Company, there is no material uncured breach by any such Person with respect to any material Intellectual Property under any such Personnel IP Agreement.

(g) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create or develop, in whole or in part, any Owned Intellectual Property.

(h) Each of the Company and its Subsidiaries takes, and has taken, commercially reasonable actions and measures to protect and maintain (i) the sole ownership, confidentiality and value of all material Owned Intellectual Property and (ii) the confidentiality and value of all Trade Secrets of any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation with respect to such Trade Secrets. No material Trade Secret has been authorized by the Company or any of its Subsidiaries to be disclosed (or, to the knowledge of the Company, has been disclosed) to any Person other than (x) pursuant to a written agreement adequately restricting the disclosure and use of such Trade Secret or (y) to a Person who otherwise has an enforceable duty to protect such Trade Secret.

(i) None of the source code or related source materials for any Owned Company Software has been licensed or provided by the Company or any of its Subsidiaries to, or, to the knowledge of the Company, otherwise licensed or provided to or used or accessed by, any Person other than employees or contractors of the Company or any of its Subsidiaries who have entered into written agreements restricting the disclosure and use of such source code or related source materials. None of the Company or any of its Subsidiaries is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating the Company or any of its Subsidiaries to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related source materials for any Owned Company Software.

(j) The Company and each of its Subsidiaries have complied and do comply with all material license terms applicable to any Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, any Owned Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Owned Company Software, in each case, in a manner that requires or obligates the Company or any of its Subsidiaries to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code included in the Owned Company Software; (ii) license any Owned Company Software for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Owned Company Software for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing, any of its Patents.

(k) The Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems in the manner in which the IT Systems are currently accessed or used in the conduct of the business. The Company and each of its Subsidiaries maintain commercially reasonable back-up and disaster recovery and business continuity plans that are in accordance with standard industry practice in all material respects. The IT Systems and Owned Company Software are, to the knowledge of the Company, free from, “viruses” and other malicious Software (including “worms”, Trojan horses, bugs, corruptants, faults or other devices, errors, contaminants, “back door,” “spyware” or “trackware” (as such terms are commonly understood in the software industry) or other code or material vulnerabilities which may be used to gain access to, alter, delete, harm, destroy or disable any of its or any third party’s IT systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software or send information to the Company, any of its Subsidiaries or any other Person without the user’s consent). The IT Systems and Owned Company Software are adequate in all material respects for the operation and conduct of the business of the Company and its Subsidiaries as currently conducted. There have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any IT Systems that have caused, or could reasonably be expected to result in, the substantial disruption of, or substantial interruption in, the conduct or operation of the business of the Company and its Subsidiaries, taken as a whole.

(l) Neither the execution and delivery of this agreement or any of the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will result in: (i) the loss or impairment of, or any Lien on, any Owned Intellectual Property or Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code included in the Owned Company Software to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property; or (v) the breach of, or creation on behalf of any Person of the right to terminate or modify any Contract relating to any Owned Intellectual Property or Licensed Intellectual Property, in each case, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(m) The Company and each of its Subsidiaries and, to the knowledge of the Company, any Person acting for or on behalf of the Company or any of its Subsidiaries have, since at least December 31, 2017, materially complied with (i) all applicable Privacy Laws, (ii) the Company’s and/or such Subsidiary’s (as the case may be) policies and notices regarding the Processing of Personal Information, and (iii) Company’s and/or such Subsidiary’s (as the case may be) contractual obligations with respect to the Processing of Personal Information. Since at least December 31, 2017, the Company and each of its Subsidiaries have (A) implemented and maintained internal and external facing policies, procedures and systems adequate to comply with its obligations under applicable Privacy Laws, including for receiving and responding to requests from individuals concerning their Personal Information, (B) implemented and maintained technical and organizational safeguards that are reasonable and appropriate under applicable Privacy Laws to protect Personal Information in their possession or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (C) taken all reasonable steps, including where necessary through contractual obligations, to ensure that any third party Processing Personal Information collected by or on behalf of the Company or any of its Subsidiaries has implemented and maintained the same and has complied with the applicable policies and procedures of the Company and/or its Subsidiaries’ policies and procedures as applicable, and (D) materially complied with applicable third party policies and contractual obligations relating to the Processing of Personal Information. To the knowledge of the Company, any third party who has provided Personal Information to the Company and/or any of its Subsidiaries has done so in compliance in all material respects with applicable Privacy Laws, including providing any notice and obtaining any consent required. None of the privacy policies or notices of the Company or any of its Subsidiaries have contained any material omissions or been misleading or deceptive, in each case in a manner that would violate applicable Privacy Laws. There have been no material breaches, security incidents, misuse of or unauthorized access to, use or disclosure of or other adverse events or incidents relating to any Personal Information in the possession or control of the Company or any of its Subsidiaries or Processed by or on behalf of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has (1) provided or been legally required to provide any notices to any Person in connection with an unlawful destruction, loss, alteration or unauthorized disclosure of, or access to any, Personal Information (except for individual complaints or requests under Privacy Laws in the ordinary course of business and/or as has been resolved in accordance with the requirements set out in the Data Privacy Laws) or (2) received any written threat, notice, order or complaint, or been the subject of any written claims of or investigations or inquiries from any governmental, administrative, supervisory, regulatory body or other third party alleging or inquiring about a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to the Processing of any Personal Information. To the knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such threat, notice, order, complaint, claim, investigation or inquiry.

(n) None of the Company or any of its Subsidiaries is subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Company from Processing any Personal Information in the manner in which the Company Processed such Personal Information prior to the Closing.

Section 5.20 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a) The Company and its Subsidiaries are, and since December 31, 2019 have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now or have been operated and maintained and to conduct the business of the Company and its Subsidiaries as currently or previously conducted;

(b) there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, and, to the knowledge of the Company, there is no reasonable basis for any such claims or notices;

(c) there has been no release of Hazardous Materials, other than in accordance with Environmental Laws, by the Company or its Subsidiaries;

(d) there are no Hazardous Materials present at concentrations in excess of those permitted by Environmental Law at, in, on or under any real property currently or formerly owned or operated (including as lessee) by the Company or its Subsidiaries;

(e) neither the Company nor its Subsidiaries has undertaken, assumed or provided an indemity with respect to any liability (contingent or otherwise) of any other Person under Environmental Laws; and,

(f) The Company and its Subsidiaries has made available to SPAC or its agents or representatives copies of any material environmental reports, audits and assessments and other material environmental, health or safety documents relating to the Company, its Subsidiaries or their current or former properties, facilities or operations, in each case that are in its possession or under its reasonable control.

This Section 5.20 provides the sole and exclusive representations and warranties of the Company Parties in respect of Environmental Laws.

Section 5.21 Absence of Changes.

(a) Since December 31, 2021, no Material Adverse Effect has occurred.

(b) Since December 31, 2021, except (i) as set forth on Schedule 5.21(b), (ii) for any COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c) Since December 31, 2021, except (i) as set forth on Schedule 5.21(b) and (ii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of SPAC pursuant to Section 7.01.

Section 5.22 Brokers’ Fees. Except as set forth on Schedule 5.22, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.23 Related Party Transactions. Except for the Contracts set forth on Schedule 5.23, and the Director Loans, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or, to the knowledge of the Company, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b), and therefore expressly included in the scope of this Section 5.23, any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to Company Benefit Plans.

Section 5.24 Customers and Suppliers. Since December 31, 2019, none of the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice that the Company or any of its Subsidiaries is in material breach of or material default under any Contract with any Material Supplier or that any such Material Supplier intends to cease doing business with the Company or any of its Subsidiaries or materially decrease the volume of business that it is presently conducting with the Company or any of its Subsidiaries.

Section 5.25 Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to SPAC’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is readily apparent) or in the SEC Reports filed or furnished by SPAC prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.01 (Corporation Organization); Section 6.02 (Due Authorization); Section 6.04 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.11 (Tax Matters); and Section 6.12 (Capitalization)), SPAC represents and warrants to each of the Company Parties as follows:

Section 6.01 Corporate Organization. SPAC is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of SPAC previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. SPAC is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into this Agreement or consummate the transactions contemplated hereby.

Section 6.02 Due Authorization.

(a) SPAC has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the

SPAC Stockholder Matters by SPAC Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of SPAC and, except for the SPAC Stockholder Approval, no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or such Transaction Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which SPAC will be party, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which SPAC will be party, will constitute a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) The only votes of any of SPAC’s capital stock necessary in connection with the entry into this Agreement by SPAC, the consummation of the transactions contemplated hereby, including the Closing and the approval of the SPAC Stockholder Matters are as set forth on Schedule 6.02(b) (such quorum and votes, collectively, the “SPAC Stockholder Approval”). Each SPAC Stockholder is entitled to vote at the Special Meeting and is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to SPAC is applicable to any of the Transactions.

(c) At a meeting duly called and held, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of SPAC’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) made the SPAC Board Recommendation.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which SPAC is a party by SPAC and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC is a party or by which any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of SPAC to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of SPAC is a party, as applicable.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against SPAC, or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of SPAC is a party, as applicable. There is no unsatisfied judgment or any open injunction binding upon SPAC which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement or any Transaction Agreement to which SPAC is a party, as applicable.

Section 6.05 Governmental Authorities; Consents. No Governmental Filing is required on the part of SPAC with respect to the execution or delivery of this Agreement by SPAC or any Transaction Agreement to which SPAC is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws, (b) Securities Laws and (c) the NASDAQ.

Section 6.06 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not, and would not be material to SPAC or would reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions, SPAC is, and since its formation has been, in compliance with all applicable Laws and Governmental Orders. SPAC holds, and since its formation has held, all Permits necessary for the lawful conduct of the business, except where the failure to so hold has not been, and would not reasonably be expected to be, individually on in the aggregate, material to SPAC. Since its formation, (i) SPAC has not received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (ii) to the knowledge of SPAC, no assertion or Action of any violation of any Law, Governmental Order or Permit by SPAC is currently threatened against SPAC, in each case of (i) and (ii), except as would not be material to SPAC. As of the date hereof, no investigation or review by any Governmental Authority with respect to SPAC is pending or, to the knowledge of SPAC, threatened and no such investigations have been conducted by any Governmental Authority since its formation, in each case, other than those the outcome of which would not reasonably be expected to be, material to SPAC.

(b) Since its formation, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement or any Transaction Agreement to which SPAC is a party, as applicable, (i) there has been no action taken by SPAC, or, to the knowledge of SPAC, any officer, director, manager, employee, agent or representative of SPAC, in each case, acting on behalf of SPAC, in violation of any applicable Anti-Corruption Law, (ii) SPAC has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) SPAC has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) SPAC has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 6.07 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $292,000,000 invested in a trust account (the “Trust Account”), maintained by J.P. Morgan Chase Bank, N.A., and held in trust by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated September 14, 2021, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus dated September 14, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since September 16, 2021, SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s knowledge, as of the date hereof, following the Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Class A Common Stock for redemption pursuant to the SPAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to the SPAC Stockholder Redemption or the underwriters of SPAC’s initial public offering) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company, Pubco and Merger Sub contained herein and the compliance by the Company, Pubco and Merger Sub with their respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (subject to the SPAC Stockholder Redemption) will not be available to SPAC on the Closing Date.

(c) As of the date hereof, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.08 Brokers’ Fees. Except fees described on Schedule 6.08, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates.

Section 6.09 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 14, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. SPAC has not had any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To SPAC’s knowledge, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c) SPAC has established and maintained a system of internal controls. To SPAC’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.10 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC does not have any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no liability, debt or obligation against the SPAC, except for liabilities and obligations (i) reflected or reserved for on SPAC’s SEC Reports or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the SPAC), (ii) that have arisen since the date of the most recent balance sheet included in the SPAC’s SEC Reports in the ordinary course of the operation of business of SPAC (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC), (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(d) Except for this Agreement and the agreements expressly contemplated hereby, SPAC is not, and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of $100,000 monthly.

Section 6.11 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by SPAC have been duly filed (taking into account any automatic extensions of time to file Tax Returns obtained in the ordinary course of business), and all such Tax Returns are true, correct, and complete in all material respects and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b) All material amounts of Taxes due and owing by SPAC have been paid within applicable time limits.

(c) SPAC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) SPAC has not engaged in any material audit, examinations, investigations, or Action with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of SPAC, no such claims have been threatened. No claim has been made, and to the knowledge of SPAC, no oral claim has been made, by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that SPAC is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC and no request for any such waiver or extension is currently pending.

(e) Since the date of its formation, neither SPAC nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) SPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) There are no Liens with respect to Taxes on any of the assets of SPAC, other than Permitted Liens.

(h) SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) SPAC is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) SPAC has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(k) SPAC is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than in its jurisdiction of incorporation.

(l) SPAC has not entered into any arrangement or transaction (or series of arrangements or transactions): (i) the main purpose, or one of the main purposes, of which was the avoidance of Taxation; (ii) which required disclosure under the UK Disclosure of Tax Avoidance Schemes regime or Council Directive 2018/822/EU amending Council Directive 2011/16/EU (including the International Tax Enforcement (Disclosable Arrangements) Regulations 2020), or under Schedule 11A of the UK Value Added Tax Act 1994 or any regulations made under that part or that schedule or any similar rules or regime in a jurisdiction outside the United Kingdom.

(m) No charge to Tax will arise on SPAC as a result of entering into, or completion of, this Agreement (or the transactions contemplated by this Agreement), and the implementation of the transactions contemplated by this Agreement will not result in the withdrawal or clawback of any exemption or relief previously claimed by it or any asset being deemed to have been disposed of and reacquired for Tax purposes, or the forfeiture of any relief, loss, expense or allowance.

Section 6.12 Capitalization. The authorized capital stock of SPAC consists of (i) 200,000,000 shares of SPAC Class A Common Stock, par value $0.0001 per share, (ii) 20,000,000 shares of SPAC Class B Common Stock, par value $0.0001 per share and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, (A) 28,750,000 shares of SPAC Class A Common Stock are issued and outstanding (which includes 28,750,000 shares subject to redemption rights), (B) 7,187,500 shares of SPAC Class B Common Stock are issued and outstanding, (C) no shares of SPAC Class A Common Stock are held in the treasury of SPAC, and (D) 14,375,000 redeemable warrants to purchase SPAC Class A Common Stock and 12,062,500 private placement warrants to purchase SPAC Class A Common Stock are issued and outstanding. Each SPAC Warrant is exercisable for the number of shares of SPAC Class A Common Stock stated in each SPAC Warrant at an exercise price of $11.50 per share. All of the issued and outstanding shares of SPAC Common Stock and SPAC Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain SPAC Common Stock held by the Founders. Except for this Agreement, the Founder Shares and the SPAC Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SEC Reports or the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 6.13 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “CIIGU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “CIIG”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the

Nasdaq Global Market under the symbol “CIIGW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Global Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on the Nasdaq Global Market. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Class A Common Stock, or the SPAC Warrants under the Exchange Act. SPAC has not received any notice from the Nasdaq Global Market or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Common Stock from the Nasdaq Global Market.

Section 6.14 SPAC Material Contracts. The SEC Reports filed or furnished by SPAC prior to the date hereof include true and complete copies or summaries of the material terms of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is party (the “SPAC Material Contracts”). Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Enforceability Exceptions. True and complete copies of all SPAC Material Contracts have been made available to the Company.

Section 6.15 Investment Company Act. SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16 Proxy Statement. None of the information relating to SPAC or its Affiliates supplied or to be supplied by SPAC, or by any other Person acting on behalf of SPAC, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to SPAC’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII

COVENANTS OF THE COMPANY AND ITS SUBSIDIARIES

Section 7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated or permitted by this Agreement or the other Transaction Agreements, set forth on Schedule 7.01 or consented to by SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement or the other Transaction Agreements, set forth on Schedule 7.01, as consented to by SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries, except as otherwise required by Law;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries, other than upon exercise or settlement of equity securities of the Company in issue as of the date of this Agreement (ii) permit the sale, transfer or other disposition of any shares of capital stock or any other equity or voting securities of any of the Company’s Subsidiaries (other than to the Company or one of the Company’s wholly-owned Subsidiaries) or (iii) issue, grant or accelerate the vesting of any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of the Company or any of its Subsidiaries;

(d) sell, assign, transfer, convey, covenant not to sue with respect to, lease, license, abandon, cancel, permit to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any (i) Intellectual Property (other than obsolete Intellectual Property and other than granting non-exclusive licenses of Intellectual Property (other than source code) to suppliers solely for the benefit of the Company and its Subsidiaries and entered into in the ordinary course of business consistent with past practice), or (ii) material assets, rights or properties (other than Intellectual Property) of the Company and its Subsidiaries, taken as a whole;

(e) disclose any Trade Secrets material to the Company or any of its Subsidiaries (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business consistent with past practice);

(f) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, or (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $100,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(g) directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than (i) any such acquisitions that, individually or in the aggregate, do not exceed $100,000, or (ii) equity investments in a Subsidiary of the Company, by the Company or its Subsidiaries;

(h) make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to Company Employees for expenses, (ii) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business and (iii) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(i) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries, other than upon exercise or settlement of equity securities of the Company in issue as of the date of this Agreement;

(j) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;

(k) enter into, renew or amend in any material respect, any transaction or Contract relating to Company Transaction Expenses;

(l) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

(n) (i) make, revoke or change any material Tax election, (ii) adopt or change (or make a request to any Governmental Authority to change) any accounting method with respect to Taxes, (iii) file any amended material Tax Return, (iv) settle or compromise any material Tax liability due and payable, (v) enter into any material closing agreement with respect to any Tax, (vi) surrender any right to claim a material refund of Taxes, offset or other reduction in Tax liability, (vii) incur any material liability for Taxes outside the ordinary course of business, (viii) prepare or file any material Tax Return in a manner which is inconsistent with past practices, (ix) fail to pay material Taxes that were due and payable, or (x) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(o) change its residence for any Tax purposes or create any taxable presence in any jurisdiction outside of its jurisdiction of incorporation;

(p) directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;

(q) except as otherwise required by Law or the terms of any existing Company Benefit Plans set forth on Schedule 5.13(a) as in effect on the date hereof, (i) establish, adopt, enter into or amend any Company Benefit Plan providing for severance or termination benefits or payments or make any grant of severance or termination benefits or payments to any Person, (ii) make any grant of any retention payment to any Person, except in connection with the hiring (to the extent permitted by clause (iii) of this paragraph) of any employee in the ordinary course of business, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring or termination of employees, workers, officers, directors or independent consultants or contractors with annual gross base salary or annualized fee (as applicable) greater than $150,000 or (iv) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement (other than any Company Benefit Plan that provides for severance or termination benefits or payments, or any plan, agreement, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement that provides for severance or termination benefits or payments);

(r) voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(s) enter into any transaction with any Person that, to the knowledge of the Company, is an Affiliate of the Company (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are Company Employees);

(t) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or in any geographic territory or enter into a new line of business; or

(u) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or its Subsidiaries or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s final prospectus, dated September 14, 2021 and other SEC Reports, SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by September 14, 2023 or such later date as approved by the stockholders of SPAC to complete a Business Combination, SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, that nothing herein shall serve to limit or prohibit the Company’s, the Company’s or the equityholders’ of the Company right to pursue a claim against SPAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04 Form F-4 and Proxy Statement/Prospectus; Other Actions.

(a) The Company agrees to use reasonable best efforts to deliver to SPAC the audited consolidated condensed statements of income, shareholders’ equity and cash flows, of the Company and its Subsidiaries as of and for the year ended September 30, 2022, which comply with the applicable accounting requirements and other rules and regulations of the SEC for purposes of inclusion in the Form F-4 and Proxy Statement/Prospectus (the “Closing Company Financial Statements”) in accordance with Section 9.12; provided that upon delivery of such Closing Company Financial Statements, such Closing Company Financial Statements shall be in accordance with the auditing standards of the PCAOB and the representation and warranties set forth in Section 5.08 shall be deemed to apply to such Closing Company Financial Statements with the same force and effect as if made as of the date of this Agreement. The Company shall use its reasonable best efforts to obtain the consents of its auditors with respect to the Closing Company Financial Statements and any other financial information and statements described in this Section 7.04(a) as may be required by applicable Law or requested by the SEC.

(b) The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (i) the drafting of the Form F-4 and Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Form F-4 and Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Form F-4 and Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(c) From and after the date on which the Proxy Statement/Prospectus is mailed to SPAC’s stockholders, the Company will give SPAC prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, SPAC and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus, such that the Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by SPAC pursuant to this Section 7.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 7.05 Closing Preparation Matters. No later than the later of ten (10) Business Days prior to the Closing and two (2) Business Days following receipt of the SPAC Stockholder Approval, the Company shall (a) take, or cause to be taken, the actions described in Section 7.05(a) of the Schedules and (b) take such action as may be necessary such that, as of the Closing, (i) all Director Loans shall be terminated (including by way of automatic termination in accordance with its terms) and of no further continued force or effect without any obligations or liabilities surviving the Closing, and (ii) all accounts payable to either party to such agreements shall be settled and fully discharged with no further obligation or liability to either party.

ARTICLE VIII

COVENANTS OF SPAC

Section 8.01 Indemnification and Insurance.

(a) From and after the Effective Time, Pubco agrees that (to the maximum extent permitted by applicable Law) it shall indemnify and hold harmless each present and former director, manager and officer of the Company and SPAC and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Pubco, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Pubco shall cause the Surviving Corporation and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Effective Time, Pubco shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by SPAC for such insurance policy for the year ended December 31, 2022; provided, however, that (i) the Company or Pubco may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by SPAC for such insurance policy for the year ended December 31, 2022 and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 8.01 shall be continued in respect of such claim until the final disposition thereof.

(c) SPAC and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.01 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of SPAC, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that SPAC, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.01 are secondary), (ii) that SPAC, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by SPAC’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.01 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Pubco, the Surviving Corporation and all successors and assigns of Pubco, the Surviving Corporation and the Surviving Corporation. In the event that Pubco, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Pubco or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 8.01.

Section 8.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 8.02 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not:

(i) change, modify or amend the Trust Agreement or the SPAC Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC; (B) split, combine or reclassify any capital stock of, or other equity interests in, SPAC; or (C) other than in connection with SPAC Stockholder Redemption or as otherwise required by SPAC’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC;

(iii) make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(iv) make any change in its accounting principles or methods unless required by GAAP;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC (including (x) any Director or Officer of SPAC or anyone related by blood, marriage or adoption to any such person and (y) any Person with whom any Director or Officer of SPAC has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater) or any other SPAC Affiliate Agreement;

(vi) enter into, renew or amend in any material respect, any transaction or Contract (including any Contract relating to SPAC Transaction Expenses;

(vii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii) enter into, renew or amend any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or independent contractors;

(ix) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(x) adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(xi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(xii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein (other than the Warrant Assumption Agreement);

(xiii) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xiv) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(b) During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, SPAC Organizational Documents, the Trust Agreement and all other agreements or Contracts to which SPAC may be a party.

Section 8.03 Certain Transaction Agreements. SPAC shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the A&R Sponsor Agreement. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the A&R Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, SPAC shall give Pubco, prompt (and, in any event within one (1) Business Day) written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the A&R Sponsor Agreement known to SPAC, and (b) of the receipt of any written notice or other written communication from any other party to the A&R Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC by third parties that may be in SPAC’s possession from time to time, and except for any information which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of SPAC, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 8.05 SPAC NASDAQ Listing. From the date hereof through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Common Stock and SPAC Warrants to be listed on, the NASDAQ.

Section 8.06 SPAC Public Filings. From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.07 Section 16 Matters. Prior to the Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of SPAC Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.08 Financial Statements. SPAC agrees to use reasonable best efforts to deliver to the Company the audited balance sheet and statements of operations, changes in stockholders’ deficit and cash flows as of and for the year ended December 31, 2022 as promptly as reasonably practicable thereafter. Without limiting the generality of the foregoing, SPAC shall reasonably cooperate with the Company in connection with the preparation for inclusion in the Form F-4 and Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

ARTICLE IX

JOINT COVENANTS

Section 9.01 Regulatory Approvals.

(a) Each of the parties hereto shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws, to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions; provided, that in no event shall any party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the Proxy Statement / Prospectus, filing fees payable pursuant to Antitrust Laws, and any other ordinary course filing fees in connection with Governmental Filings required to consummate the Transactions). Subject to appropriate confidentiality protections and applicable Antitrust Laws, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) Each of the parties hereto shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information (i) required under any applicable Antitrust Laws or other applicable Laws or (ii) requested by a Governmental Authority pursuant to applicable Antitrust Laws) to effect promptly all necessary filings with any Governmental Authority and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the Transactions. Each party hereto shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Authority relating to the Transactions or any of the matters described in this Section 9.01. Each of the parties hereto shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Authority regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Authority. No party hereto shall independently participate in any substantive meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the substantive meeting or substantive conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. In the event a party is prohibited from participating in or attending any meeting or substantive conference call, the participating party shall keep the other party promptly and reasonably apprised with respect thereto, to the extent permitted by applicable Law. To the extent permissible under applicable Law, the parties hereto will consult and cooperate with one another and consider in good faith the views of one another so as to mutually agree on any strategies and decisions, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under Antitrust Laws or other applicable Laws. Any documents or other materials provided pursuant to this Section 9.01(b) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Pubco or other competitively sensitive material or personally-identifiable information or other sensitive personal or financial information, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 9.01 as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, neither party shall be obligated to share with the other party documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act. Without limiting the generality of the undertakings pursuant to this Section 9.01, each party hereto shall use reasonable best efforts to provide or cause to be provided as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, as promptly as reasonably practicable and advisable after the date hereof (and, in the case of filings under any applicable Antitrust Law, no later than ten (10) Business Days after the date hereof), and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such party that may be made (including under any applicable Antitrust Law regarding preacquisition notifications for the purpose of competition reviews). SPAC shall respond as promptly as practicable to any request for additional information and documentary material relating to SPAC by any Governmental Authority and furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority (including, with respect to SPAC and its Affiliates, providing financial information and certificates as well as personal information of senior management or control persons, and requesting that individuals with appropriate seniority and expertise make themselves available to participate in discussions or hearings). In furtherance and not in limitation of the foregoing, if the Parties cannot agree on a jointly developed strategy, notwithstanding their respective good faith attempts to do so, SPAC shall have the final say with respect to the strategy and the final authority to direct and implement the strategy; provided, that SPAC shall not, without the Company’s prior written consent, and nothing in this Agreement shall require any Company Party to, offer, accept or agree to (A) dispose, hold separate or license any part of its businesses, operations, assets or product lines, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, any Persons may carry on business in any part of the world, or (D) any limitations on the ability of any Person to acquire, hold or exercise full rights of ownership with respect to any securities.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each of the Parties shall cooperate with one another in good faith and use their reasonable best efforts to oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the Transactions).

(d) Notwithstanding anything else contained herein to the contrary, SPAC shall pay, or cause to be paid, all filing fees payable by any Party pursuant to Antitrust Laws in connection with the Transactions.

Section 9.02 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 9.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.02, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, the Company, Pubco, Merger Sub or any of their Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.03 Preparation of Form F-4 and Proxy Statement/Prospectus; SPAC Special Meeting.

(a) Proxy Statement/Prospectus.

(i) As promptly as practicable following the execution and delivery of this Agreement, SPAC, the Company and Pubco shall use reasonable best efforts to prepare, and Pubco shall file with the SEC, the Form F-4 in connection with the registration under the Securities Act of the Pubco Common Shares to be issued under this Agreement and the effect of the Transactions on the SPAC Warrants, which Form F-4 will also contain the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting with respect to, among other things: (A) providing SPAC’s stockholders with the opportunity to redeem shares of SPAC Class A Common Stock by tendering such shares for redemption in accordance with the SPAC Organizational Documents (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; and (2) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/Prospectus or correspondence related thereto, (3) any other proposals the Parties agree are necessary or desirable to consummate the Transactions and (4) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Stockholder Matters”). Without the prior written consent of Pubco, SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by SPAC’s stockholders at the Special Meeting, as adjourned or postponed. Each of SPAC, the Company and Pubco shall use its reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form F-4 effective as long as is necessary to consummate the Transactions, subject to Section 11.01. Each of SPAC, on the one hand, and the Company and Pubco, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form F-4 and the Proxy Statement/Prospectus. Promptly after the Form F-4 is declared effective under the Securities Act, SPAC shall cause the Proxy Statement/Prospectus to be mailed to stockholders of SPAC.

(ii) Each of SPAC, the Company and Pubco shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus and any amendment to the Form F-4 and the Proxy Statement/Prospectus filed in response thereto. If SPAC, the Company or Pubco becomes aware that any information contained in the Form F-4 and the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4 and the Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (x) such party shall promptly inform the other parties and (y) SPAC, on the one hand, and the Company and Pubco, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Form F-4 and the Proxy Statement/Prospectus. SPAC, the Company and Pubco shall use reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC, and the SPAC shall cause the Form F-4 and the Proxy Statement/Prospectus to be disseminated to the holders of shares of SPAC Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC Organizational Documents. Each of the Pubco, the Company and SPAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that such party receives from the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. SPAC, the Company and Pubco shall use reasonable best efforts to cause the Form F-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form F-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby, subject to Section 11.01.

(iii) SPAC shall file the Proxy Statement/Prospectus on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Pubco shall file the Prospectus and any supplement thereto pursuant to Rule 424. SPAC shall, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (A) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty five (35) days following the SEC Clearance Date (subject to Section 9.04), and (B) cause the Proxy Statement/Prospectus to be disseminated to SPAC’s stockholders in compliance with applicable Law.

Section 9.04 SPAC Special Meeting. SPAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of Pubco) to obtain the approval of SPAC Stockholder Matters at the Special Meeting, as adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of SPAC Stockholder Matters. SPAC shall include SPAC Board Recommendation in the Proxy Statement/Prospectus. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of SPAC Stockholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders SPAC Stockholder Matters, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of Pubco, shall) postpone or adjourn the Special Meeting no more than twice for a period of no longer than forty (40) days in the aggregate: (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to SPAC’s stockholders and for such supplement or amendment to be promptly disseminated to SPAC stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of SPAC Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of SPAC Stockholder Matters; provided, that in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.05 Intervening Event. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason; provided, however, that (without limiting the provisions of Section 9.04), the board of directors of the SPAC may, at any time prior to, but not after, the Special Meeting, change, withdraw, withhold, qualify or modify the SPAC Board Recommendation in response to an Intervening Event if and only if: (a) the board of directors of the SPAC has reasonably determined in good faith, after consultation with legal counsel, that the failure to take such action as a result of such Intervening Event would be a breach of the fiduciary duties of the board of directors of the SPAC to the stockholders of SPAC under applicable Law, and (b) the Company shall have received at least five (5) Business Days’ advance written notice from SPAC of SPAC’s intention to take such action, specifying the relevant Intervening Event in reasonable detail.

Section 9.06 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of all or a material portion of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business or transactions permitted by Section 7.01(d) (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.07 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, the Company Parties shall be responsible for and shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (collectively, the “Transfer Taxes”). The Party required by Law to do so (or, in the case of UK stamp duty or UK stamp duty reserve tax, Pubco) shall file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding any other provision of this Agreement, the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows U.S. federal income tax treatment), each of the Parties intends that the Merger and the Company Exchange, taken together, more likely than not qualify as a transaction under Section 351 of the Code and the SPAC Stockholders are more likely than not not subject to tax under Section 367 of the Code, subject to entry into gain recognition agreements by any SPAC Stockholders required to enter into such agreements pursuant to Section 367 of the Code and the Treasury Regulations thereunder to preserve tax-free treatment under Section 351 and Section 367 of the Code (the “Intended Tax Treatment”).

(c) The Parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment, shall report the Transactions in a manner consistent with the Intended Tax Treatment (including by attaching the statements described in Treasury Regulations Sections 1.351-3, 1.367(a)-3(c)(6) and 1.368-3(a) on or with the Tax Returns of the relevant Parties for the taxable year of the Transactions) and shall not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar Law). Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(d) Pubco acknowledges that any SPAC Stockholder who owns five (5) percent or more of the ordinary shares of Pubco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Stockholder made on or following the Closing Date, Pubco shall, and shall cause its Affiliates to, (i) use reasonable best efforts to furnish to such SPAC Stockholder such information as such SPAC Stockholder reasonably requests in connection with such SPAC Stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such SPAC Stockholder with the information reasonably requested by such SPAC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of Pubco.

(e) No Party (i) has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) (ii) will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken), including after the Closing Date, or (iii) has any knowledge of any fact or circumstance that could reasonably be expected, in each case, to prevent the Transactions from qualifying for the Intended Tax Treatment.

(f) Following the Merger, (i) Pubco shall not permit SPAC to liquidate or to be treated as liquidating for U.S. federal income tax purposes, (ii) Pubco shall cause SPAC to provide financing services to its affiliates after the Closing as an integrated part of the overall activities of Pubco and its Affiliates, and (iii) Pubco shall not exchange or otherwise transfer its SPAC shares in a “controlled asset transfer” within the meaning of Treasury Regulations Section 1.367(a)-3.

(g) The Parties shall use reasonable best efforts to execute and deliver (i) officer’s certificates substantially in the form attached as Section 9.07(g) of the Schedules and (ii) any other representations reasonably requested by counsel to SPAC or counsel to the Company Parties, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the Transactions (clauses (i) and (ii), collectively, the “Tax Officer’s Certificates”), at such time or times as may be reasonably requested by Weil, Gotshal & Manges LLP, as counsel to SPAC, or by any counsel to the Company Parties, including in connection with the Closing and any filing of any Form F-4. For the avoidance of doubt, no tax opinion to be delivered by Weil, Gotshal & Manges LLP, as counsel to SPAC, or any counsel to the Company Parties shall be a condition to Closing under this Agreement.

(h) The Parties (i) acknowledge that Section 7874 of the Code shall not apply to the Transactions, (ii) shall prepare and file all Tax Returns consistent with non-application of Section 7874 of the Code to the Transactions, (iii) shall report the Transactions in a manner consistent with the non-application of Section 7874 of the Code to the Transactions and (iv) shall not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with the non-application of Section 7874 of the Code to the Transactions, in the case of each of the foregoing, unless to the extent required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 9.08 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.08, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.08, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.08(b), nothing herein shall modify or affect SPAC’s obligations pursuant to Section 9.03.

Section 9.09 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 9.10 Transaction Agreements. At or prior to the Closing, each of the parties thereto shall execute and deliver to the other Parties the Warrant Assumption Agreement, the Director Nomination Agreement and the Registration Rights Agreement. Prior to Closing, in connection with entry into the Registration Rights Agreement, SPAC shall cause to be terminated all existing registration rights agreements entered into between SPAC and any other party and procure that no parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

Section 9.11 Pubco Board of Directors. Each of the Company and SPAC shall take, or cause to be taken, the actions set forth in this Section 9.11 prior to the Closing:

(a) Pubco and SPAC shall (i) cause each Person serving and not continuing as a member of the board of directors of Pubco and SPAC to resign from such position, effective upon the Effective Time, and (ii) elect, appoint or otherwise cause Persons designated on Schedule 9.11 to comprise the entire board of directors of Pubco, effective upon the Effective Time; provided, that the board of directors as so constituted shall comply with applicable rules concerning director independence required by the SEC and the rules and listing standards of NASDAQ and any other Laws or requirements of a Governmental Authority applicable to members of the board of directors of the Company.

(b) Pubco and SPAC shall (i) cause each Person serving and not continuing as an officer of Pubco and SPAC to resign from such position, effective upon the Effective Time, and (ii) appoint or otherwise cause to be appointed each Person serving as an officer of the Company immediately prior to the Effective Time as a corresponding officer of Pubco, effective upon the Effective Time.

(c) Each of Pubco and SPAC shall cause such Persons to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 9.11(a) does not satisfy any requirement of a Governmental Authority to serve as a director then there shall be no obligation to appoint such individual in accordance with Section 9.11(a).

Section 9.12 Audited Financial Statements. The Company shall take, or cause to be taken, such actions as are reasonably necessary to prepare the audited consolidated balance sheets of the Company and its Subsidiaries as at September 30, 2022, the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the year then ended, together with the auditor’s report as required pursuant to Section 7.04(a) prior to December 31, 2022.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) Regulatory Approvals. Any required consents and approvals from the Regulatory Consent Authorities set forth on Schedule 10.01(a) shall have been obtained.

(b) No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after SPAC Stockholder Redemption.

(d) Stockholder Approval. The approval of SPAC Stockholder Matters shall have been obtained.

(e) Form F-4. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(f) NASDAQ. The Pubco Common Shares to be issued in connection with the Transactions shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

(g) Board of Directors. The board of directors of Pubco shall be constituted with the Persons designated in accordance with Section 9.11.

Section 10.02 Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company Parties, as applicable, contained in Section 5.01 (Corporation Organization of the Company), Section 5.03 (Due Authorization), Section 5.06 (Current Capitalization) and Section 5.22 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) No Material Adverse Effect shall have occurred since the date of this Agreement.

(iii) Each of the representations and warranties of the Company Parties contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.21(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of each Company Party in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(d) Company Exchange. The Company and Pubco shall have consummated the Company Exchange in accordance with the Exchange and Support Agreements (subject to the completion of any necessary procedural formalities relating to any applicable Transfer Taxes and the related updating of the share register), the Company Options shall have been shall be released and cancelled by each holder of Company Options in exchange for the grant by Pubco of an option to purchase Pubco Common Shares in accordance with this Agreement, and Pubco shall have duly assumed the Company Warrants in accordance with this Agreement and each such Exchange and Support Agreement shall be in full force and effect and (except as expressly contemplated therein in connection with the Closing Transaction Consideration) shall not have been withdrawn or terminated, or otherwise amended or modified, in any respect.

(e) Closing Deliverables. The Company shall have delivered to SPAC an executed copy of the Warrant Assumption Agreement, the Registration Rights Agreement and the Director Nomination Agreement.

Section 10.03 Additional Conditions to the Obligations of the Company Parties. The obligation of the Company Parties to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company.

(a) Representations and Warranties.

(i) Each of the representations and warranties of SPAC contained in Article VI (other than the representations and warranties of SPAC contained in Section 6.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse impact on SPAC or prevent or materially delay or impair the ability of SPAC to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(ii) The representations and warranties of SPAC contained in Section 6.12 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), and Section 10.03(b) have been fulfilled.

(d) A&R Sponsor Agreement. Each of the covenants of each of the parties to the A&R Sponsor Agreement required under the A&R Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(e) Closing Deliverables. SPAC shall have delivered to the Company an executed copy of the Warrant Assumption Agreement, the Registration Rights Agreement and the Director Nomination Agreement.

Section 10.04 Frustration of Conditions. Neither SPAC nor any of the Company Parties may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the conditions of the other Party to be satisfied, as required by Section 9.02.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and SPAC;

(b) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before 5:00 p.m. (New York Time) on May 1, 2023 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise such commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within SPAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, or (iv) SPAC has changed, withdrawn, withheld, qualified or modified, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from either the Company or SPAC to the other if SPAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting in accordance with this Agreement); provided, that, the right to terminate this Agreement under this Section 11.01(d) shall not be available to SPAC if, at the time of such termination, SPAC is in breach of Section 9.03.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, Section 12.05, or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Willful Breach of this Agreement by such Party occurring prior to such termination. The term “Willful Breach” means a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. The provisions of Section 7.03 (No Claim Against the Trust Account), Section 9.08 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)   If to SPAC, to:

CIIG Capital Partners II

40 West 57th Street, 29th Floor

New York, NY 10019

Attn: Gavin Cuneo; Peter Cuneo; Michael Minnick

E-mail: gavin@cuneoco.com; pcuneo@cuneoco.com; mm@iigholdings.com with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Ackneil M. Muldrow III

E-mail: trey.muldrow@weil.com

and

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019

Attn: Alice Hsu

E-mail: ahsu@orrick.com

(b)   If to any of the Company Parties or the Surviving Corporation to:

c/o Zapp Electric Vehicles Limited

5 Technology Park

Colindeep Lane

England, London

NW9 6BX

Attn: Jeremy North

E-mail: jn@zappev.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Singapore

Attn: Sharon Lau; Posit Laohaphan

E-mail: Sharon.Lau@lw.com; Posit.Laohaphan@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company, Pubco and SPAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.

Section 12.05 Expenses.

(a) Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, Pubco or the Surviving Corporation shall bear and pay, at or promptly after Closing, all of the Transaction Expenses.

(b) Notwithstanding anything to the contrary in any Transaction Agreement, the amount of Transaction Expenses to be borne and paid by Pubco or the Surviving Corporation shall not exceed $20,000,000 plus the amount of any Excise Tax due and payable by the SPAC, with the SPAC Transaction Expenses not exceeding $10,000,000 in the aggregate (excluding the amount of any such Excise Tax) (in each case excluding any fees and expenses of advisors and service providers engaged after the date of this Agreement by SPAC, or by the Company Parties, with the prior written consent of the other).

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Agreement (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Confidentiality Agreement, dated as of September 16, 2022, by and between the Company and CIIG Capital Partners II, Inc. (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, SPAC acknowledges and agrees that any Company Party may, without breach of this Agreement, with respect to any Transaction Agreement to which such Company Party is a party, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement.

Section 12.14 Non-Recourse. Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any Company Party or SPAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights of any party to any Transaction Agreement.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII. Notwithstanding anything herein to the contrary, nothing in this Section 12.15 shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article 5 or Article 6 (as applicable).

Section 12.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company Parties; (iii) SPAC Representations constitute the sole and exclusive representations and warranties of SPAC; (iv) except for the Company Representations by the Company Parties and SPAC Representations by SPAC, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company Parties and the SPAC Representations by SPAC. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company Parties or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16(a) shall relieve any Party hereto of liability in the case of fraud committed by such Party.

(b) Effective upon Closing, (i) each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise and (ii) each of the shareholders of the Company, their respective Affiliates and Representatives hereby irrevocably and unconditionally releases and forever discharges each of the Company and Pubco of and from all Actions and causes of action, which such Person may have against each of the Company and Pubco, now or in the future, in each case in respect of any cause, matter or thing relating to Pubco, the Company or any of their current or former Subsidiaries or any actions taken or failed to be taken by any of the Company, Pubco or their respective current or former Subsidiaries occurring or arising on or prior to the date of this Agreement. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article V or Article VI (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

CIIG CAPITAL PARTNERS II, INC.

By:	/s/ Gavin Cuneo
Name:	Gavin Cuneo
Title:	Co-Chief Executive Officer

ZAPP ELECTRIC VEHICLES LIMITED

By:	/s/ Swin Chatsuwan
Name:	Swin Chatsuwan
Title:	Director

ZAPP ELECTRIC VEHICLES GROUP LIMITED

By:	/s/ Kiattipong Arttachariya
Name:	Kiattipong Arttachariya
Title:	Director

ZAPP ELECTRIC VEHICLES, INC.

By:	/s/ Kiattipong Arttachariya
Name:	Kiattipong Arttachariya
Title:	Director

EXHIBIT B

Pubco Charter

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ZAPP ELECTRIC VEHICLES GROUP LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] 2023)

REF: JT/Z0572.S14289

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ZAPP ELECTRIC VEHICLES GROUP LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] 2023)

1.	The name of the company is Zapp Electric Vehicles Group Limited (the “Company”).

2.

The registered office of the Company will be situated at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of a nominal or par value of US$0.0001 each provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ZAPP ELECTRIC VEHICLES GROUP LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] 2023)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Zapp Electric Vehicles Group Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Board” means the board of Directors of the Company from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Chairman” means chair of the Board.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Compensation Committee” means a compensation committee of the Board as defined under the Designated Stock Exchange rules.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited to Nasdaq Capital Market.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Independent Director” means a Director who qualifies as “independent” under the rules of the Designated Stock Exchange.

“Listing Date” means [Date].

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)

passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act. Title to Shares may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange.

SHARES

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

13.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

14.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

15.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

16.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether they are the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by them or their estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

17.

The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

18.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

20.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

34.

Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws, any Shareholder may transfer all or any Shares by an instrument of transfer in a usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

35.

Subject to the rules of any Designated Stock Exchange on which the Shares in question may be listed and to any rights and restrictions for the time being attached to any Share, the Directors shall not unreasonably decline to register any transfer of Shares and shall, upon making any decision to decline to register any transfer of Shares, assign an appropriate reason therefor. If the Directors refuse to register a transfer of any Share the Company shall, within two (2) months after the date on which the transfer request was lodged with the Company, send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. For the avoidance of doubt, it shall not be unreasonable for the Directors to decline to register any transfer of a Share if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange on which the Shares may be listed; or (ii) applicable law or regulation.

36.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

37.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

38.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

39.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

40.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

41.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

42.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

43.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

44.	Subject to the Companies Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

45.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

46.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

47.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

48.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

49.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

50.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

51.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

52.	The Directors may, whenever they think fit, convene a general meeting of the Company.

53.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

54.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

55.

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

56.

At least fourteen (14) clear days’ notice in writing counting from the date of service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the business to be considered at the meeting, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

57.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

58.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

59.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

60.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

61.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

62.	The Chairman shall preside as chair at every general meeting of the Company.

63.

If there is no Chairman, or if at any general meeting the Chairman is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

64.	The chair may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in their sole opinion, they consider it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

65.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chair or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chair that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

66.	If a poll is duly demanded it shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

67.

In the case of an equality of votes, whether on a show of hands or on a poll, the chair of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

68.

A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chair of the meeting directs.

VOTES OF SHAREHOLDERS

69.

Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the holder.

70.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

71.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, whether on a show of hands or on a poll, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

72.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

73.	On a poll votes may be given either personally or by proxy.

74.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of their attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

75.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

76.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

77.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

78.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

79.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

80.

Subject to these Articles, the Board shall consist of no more than seven (7) Directors (or such higher number as may be approved by the Shareholders by Special Resolution) and shall include at least three (3) Independent Directors or such higher number of Independent Directors as may be required by the rules of the Designated Stock Exchange to the extent applicable to the Company from time to time.

81.	Subject to Article 80, the Company may by Ordinary Resolution or by resolution of the Directors appoint any Person to be a Director.

82.

The Directors shall be divided into three (3) classes designated as Class I Directors, Class II Directors and Class III Directors, respectively. Directors shall be assigned to each class in accordance with the resolution of the Directors or the Ordinary Resolution appointing such Director, with each class serving for staggered three (3)-year terms commencing as follows:

(a)

at the first annual general meeting of the Company following the Listing Date, the term of office of the Class I Directors shall expire and replacement Class I Directors may be appointed by Ordinary Resolution for a full term of three (3) years (or, if later, until the first annual general meeting of the Company to occur after such three (3) year term). If no replacement Class I Directors are appointed, the existing Class I Directors shall be automatically re-appointed for a further term of three (3) years;

(b)

at the second annual general meeting of the Company following the Listing Date, the term of office of the Class II Directors shall expire and replacement Class II Directors may be appointed by Ordinary Resolution for a full term of three (3) years (or, if later, until the second annual general meeting of the Company to occur after such three (3) year term). If no replacement Class II Directors are appointed, the existing Class II Directors shall be automatically re-appointed for a further term of three (3) years; and

(c)

at the third annual general meeting of the Company following the Listing Date, the term of office of the Class III Directors shall expire and replacement Class III Directors may be appointed by Ordinary Resolution for a full term of three (3) years (or, if later, until the third annual general meeting of the Company to occur after such three (3) year term). If no replacement Class III Directors are appointed, the existing Class III Directors shall be automatically re-appointed for a further term of three (3) years.

83.	No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

84.

Subject to these Articles, a Director shall hold office until such time as he or she resigns office by notice in writing to the Company, is removed from office by Ordinary Resolution or is otherwise disqualified from acting as a Director (including pursuant to the Companies Act).

85.	The remuneration of the Directors may be determined by the Compensation Committee or by Ordinary Resolution.

86.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

87.

The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR

88.

Any Director may in writing appoint another Person to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

89.

Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

90.

The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that their tenure of office be terminated.

91.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

92.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

93.

The Board shall establish an audit committee to operate in accordance with the terms of reference of that committee as approved by the Board and such audit committee shall be comprised solely of members who qualify as “independent” under the rules of the Designated Stock Exchange.

94.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

95.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

96.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

97.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

98.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

99.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

100.

The Directors shall have the authority to present a winding up petition on behalf of the Company on the grounds that the Company is unable to pay its debts within the meaning of section 93 of the Companies Act or where a winding up petition has been presented, apply on behalf of the Company, for the appointment of a provisional liquidator without the sanction of a resolution passed by the Company at a general meeting.

BORROWING POWERS OF DIRECTORS

101.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

102.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

103.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

104.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

105.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution; or

(e)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

106.

The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chair shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors provided that not less than 48 hours’ notice of the meeting is given to all Directors.

107.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

108.

The quorum necessary for the transaction of the business of the Directors is a majority of the Directors holding office. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

109.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

110.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Directors whereat such Director or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement.

111.

Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

112.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

113.

When the chair of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

114.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

115.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

116.

The Directors may elect a chair of their meetings and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

117.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

118.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair shall have a second or casting vote.

119.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

120.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

121.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

122.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

123.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

124.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

125.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

126.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

127.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

128.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

129.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

130.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

131.

Subject to the requirements of applicable law and the listing rules of the Designated Stock Exchange, the accounts relating to the Company’s affairs shall only be audited if the Directors so determine and/or if required by any applicable law, rule, regulation or regulatory authority, in which case the accounting principles will be determined by the Directors. The financial year of the Company shall end on 30 September of each year or such other date as the Directors may determine.

132.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

133.	Subject to the Companies Act and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

134.

The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

135.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

136.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

137.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

138.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

139.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under them) in the Share.

140.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

141.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

142.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

NON-RECOGNITION OF TRUSTS

143.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

144.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

145.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

146.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

147.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

148.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

149.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

150.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

151.	The Company may merge or consolidate in accordance with the Companies Act.

152.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

153.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

EXCLUSIVE FORUM

154.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by relevant law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company.

155.

Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with these Articles or otherwise, including any questions regarding their existence, validity, formation or termination. For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s Shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the Companies Act or these Articles including but not limited to any purchase or acquisition of Shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company concerning its internal affairs. This Article shall not apply to claims or causes of action brought to enforce a duty or liability created by the United States Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any other claim based on securities laws for which claim the federal district courts of the United States have exclusive jurisdiction.

156.

Any person or entity purchasing or otherwise acquiring any Share or other securities in the Company, or purchasing or otherwise acquiring depositary shares representing the Company’s shares issued pursuant to relevant deposit agreements, whether such acquisition be by transfer, sale, operation of law or otherwise, shall be deemed to have notice of, irrevocably agreed and consented to the provisions of this Article and Articles 154 and 155 above. Without prejudice to the foregoing, if any part of this Article, Articles 154 or 155 are held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected nor be impaired and this Article, Articles 154 and/or 155 shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion as may be necessary so as best to give effect to the intention of the Company.

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of                 , 2023, is made and entered into by and among ZAPP ELECTRIC VEHICLES GROUP LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and the undersigned parties listed on the signature page hereto (each such party, together with their respective affiliates, successors and permitted assigns, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company is party to that certain Agreement and Plan of Merger, dated as of November 22, 2022 (the “Merger Agreement”), by and among the Company, CIIG Capital Partners II, Inc. (“CIIG”), Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales with registered number 10870546, and having its registered office at 5 Technology Park, Colindeep Lane, England, London NW9 6BX (“Zapp”) and the other parties thereto, pursuant to which, among other things, on or about the date hereof, Merger Sub (as defined in the Merger Agreement) will merge with and into CIIG in exchange for CIIG’s stockholders receiving ordinary shares of the Company (the “Ordinary Shares”);

WHEREAS, Zapp and certain shareholders of Zapp are party to an Investor Exchange and Support Agreement or Management Exchange and Support Agreement, as applicable, each dated as of November 22, 2022 (the “Exchange Agreements”), pursuant to which, on the terms and subject to the conditions set forth therein, the Holders (the “New Holders”) contributed their shares of Zapp to the Company in exchange for Ordinary Shares;

WHEREAS, CIIG, CIIG Management II LLC (the “Sponsor”) and the Anchor Investor are parties to that certain Registration Rights Agreement, dated as of September 14, 2021 (the “Prior Agreement”), which Prior Agreement will terminate with respect to the Sponsor and the other parties thereto upon execution of this Agreement.

WHEREAS, the Sponsor is acquiring Ordinary Shares (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the Merger Agreement, including the private placement warrants of CIIG) on or about the date hereof pursuant to the Merger Agreement.

WHEREAS, each of Blackrock Credit Alpha Master Fund, L.P. and HC NCBR Fund (collectively, the “Anchor Investor”) are acquiring Ordinary Shares (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the Merger Agreement, including the private placement warrants of CIIG) on or about the date hereof pursuant to the Merger Agreement; and

WHEREAS, in connection with the transactions contemplated by Merger Agreement and Exchange Agreements, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Ordinary Shares (or securities convertible or exchangeable for share of Ordinary Shares) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement); provided, however, that in no event shall the term “Affiliate” include any portfolio company of any Holder or their respective Affiliates (other than the Company).

“Agreement” shall have the meaning given in the Preamble.

“Aggregate Blocking Period” shall have the meaning given in Section 2.4.

“Anchor Investor” shall have the meaning given in the Recitals.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Closing Date” shall mean the date of this Agreement.

“Co-Founders” shall mean Swin Chatsuwan, Warin Thanathawee, Kiattipong Arttachariya and Jeremy Brian Digby North.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Commission Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off and reorganization or similar transaction.

“Company Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Company Warrants” means the warrants to acquire Ordinary Shares issued to holders of Private Placement Warrants, Public Warrants [, Extension Loan Warrants and Working Capital Warrants] (in each case, as defined in the Assignment, Assumption and Amendment Agreement dated [●]) in connection with the consummation of the transactions contemplated by the Merger Agreement.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall mean, as applicable, (a) the applicable Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1 or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form F-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Holders” shall have the meaning given in the Preamble, for so long as such person or entity holds any Registrable Security.

“Lock-Up Agreement” shall mean, as applicable, the agreements and undertakings of the Holders set forth in Section 4 of that certain Management Exchange and Support Agreement dated as of November 22, 2022 by and among the Company, Zapp Electric Vehicles Limited and the other parties listed in Schedule A thereto, and Section 4 of that certain Amended and Restated Sponsor Support Agreement dated as of November 22, 2022, by and among CIIG, the Sponsor and the Anchor Investor, in each case pursuant to which a Holder has agreed (subject to certain exceptions) not to transfer the Registrable Securities held by such Holder for a certain period of time after the Closing Date.

“Maximum Number of Securities” means, as to a given Underwritten Offering, the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering, in the reasonable determination of the managing Underwriter(s), without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering.

“Minimum Amount” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Recitals.

“Ordinary Shares” means the ordinary shares of the Company.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the lock-up period under the applicable Lock-Up Agreement, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any Ordinary Shares issued to a Holder pursuant to the terms of the Merger Agreement (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the Merger Agreement) and the Exchange Agreements, (b) any Company Warrants held by a Holder, (c) any Ordinary Shares that may be acquired by a Holder upon the exercise of a Company Warrant (or any other option or right to acquire Ordinary Shares) that is held by a Holder immediately following the Closing Date and (d) any other equity security of the Company issued or issuable with respect to any shares referred to in the foregoing clauses (a), (b) and (c) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone, delivery and road show or other marketing expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(f) reasonable and documented fees and expenses of one (1) legal counsel selected by either (i) the majority-in-interest of the Demanding Holders (and any local or foreign counsel) initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), or (ii) of a majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration;

(g) reasonable fees and disbursements of any special experts retained by the Company in connection with such Registration; and

(h) the Company’s expenses (including, without limitation, all salaries and expenses of the Company and its subsidiaries’ officers and employees and all overhead costs of the Company and its subsidiaries);

(i) all other expenses of Registration,

in each case, other than Underwriters’ commissions and any related transfer taxes attributable to the sale of Registrable Securities by a Holder in a Shelf Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form F-4, Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Recitals.

“Transfer” means, directly or indirectly, the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 The Company shall use reasonable efforts to, as soon as practicable, but in any event within forty-five (45) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time (determined as of two (2) business days prior to such filing) as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than ninety (90) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a shelf registration statement on Form F-1 (a “Form F-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available (including to use reasonable efforts to add Registrable Securities held by Permitted Transferees) or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 The Company shall use reasonable efforts to convert the Form F-1 Shelf filed pursuant to subsection 2.1.1 to a shelf registration statement on Form F-3 (a “Form F-3 Shelf”) as promptly as practicable after the Company is eligible to use a Form F-3 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $10,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering (the amount of Registrable Securities pursuant to the foregoing clause (a) or (b), as applicable, the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Take Down Notice”). Each Shelf Takedown Notice shall specify the number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three (3) days after receipt of any Shelf Take Down Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) at least fifteen (15) business days prior to the public announcement of such Shelf Underwritten Offering and, subject to the provisions of subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters (which shall consist of one or more nationally recognized investment banks) selected by the majority-in-interest of the Demanding Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to

Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. The Company shall not be required to include any Holder’s Registrable Securities in a Shelf Underwritten Offering unless such Holder accepts the terms of the underwriting agreement as agreed between the Company and the managing Underwriter(s) and enters into and complies with an underwriting agreement with such Underwriter(s) in customary form (after having considered and taken reasonable account of comments of a single U.S. counsel for the Holders which are selling in the Shelf Underwritten Offering). Any Shelf Underwritten Offering effected pursuant to this subsection 2.1.3 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2 hereof.

2.1.4 Notwithstanding anything to the contrary in this Section 2.1, under no circumstances shall the Company be obligated to effect (a) more than an aggregate of two (2) Shelf Underwritten Offerings within the first year following the Closing Date or (b) for the period commencing one year after the Closing Date, more than one (1) Shelf Underwritten Offering within any three-month period.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof, at any time and from time to time on or after the Closing Date, each of (a) the Sponsor (the “Sponsor Demanding Holder”), and (b) at least a majority in interest of the then-outstanding number of Registrable Securities held by the Co-Founders (the “New Demanding Holders,” together with the Sponsor Demanding Holders, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities on (i) Form F-1, or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities or (ii) if available, Form F-3, which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, promptly following the Company’s receipt of a Demand Registration, notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to subsection 2.2.4 below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than (A) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by the Sponsor and (B) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten offering initiated by the Co-Founders, in each case under subsection 2.1.3 or this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demand Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering. If a Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in its opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell for its own account and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to Section 2.3 and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering or a Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, (e) for a rights offering or (f) filed pursuant to subsection 2.1.1, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, or, in the case of a Shelf Underwritten Offering, the applicable preliminary “red herring” Prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (B) such Holders’ rights under this Section 2.3 and (C) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to subsection 2.3.2, the Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response noticed described in the foregoing sentence to be included in such Piggyback Registration and shall use reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company shareholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Article IV, shall enter into and comply with an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. For purposes of this Section 2.3, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

2.3.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (a) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant Section 2.3 hereof, and (c) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

2.3.2.1 if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

2.3.2.2 if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Unwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Demanding Holders desire to effect a Block Trade with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10,000,000 or (y) all remaining Registrable Securities held by such Demanding Holders, then notwithstanding any other time periods in this Article II, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable efforts to facilitate such Block Trade. The Holders shall use reasonable efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and share price of such offering. Notwithstanding any other provision of this Agreement, in the event of a Block Trade in connection with the sale of Registrable Securities by a pledgee upon foreclosure of the Registrable Securities that were pledged as collateral for a loan, the Company shall not include any other Holders’ Registrable Securities on the Registration Statement or Prospectus with respect to such Block Trade.

2.6 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form F-3 filed pursuant to this Section 2 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof and (ii) use reasonable efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the

Company’s reasonable efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall first be applied to holders other than the Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form F-1 or subsequent Registration Statement on Form F-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

In the case of a Form F-1 Shelf filed to register the resale of Removed Shares, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form F-3 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Holders be named as an “underwriter” therein, the Company shall use reasonable efforts to file a Form F-3 Shelf as promptly as practicable to replace the applicable Form F-1 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders, or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed no later than the effective date of such Registration Statement;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use reasonable efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.9 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.10 at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, and not to file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;

3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;

3.1.12 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense (other than with respect to Registration Expenses), in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.13 obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

3.1.14 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;

3.1.15 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.16 otherwise use reasonable efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of

Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Participation in Underwritten Offerings.

3.3.1 No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.3.2 The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than twice or for more than sixty (60) consecutive days or more than a total of one hundred and twenty (120) days, determined in good faith by the Board to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12)-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:

3.5.1 the Company will not file any Registration Statement or Prospectus included therein with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld, conditioned or delayed;

3.5.2 at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval system shall be deemed to have been furnished or delivered to the Holders pursuant to this subsection 3.5.2. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and

3.5.3 promptly following the effectiveness of the shelf registration statement required by subsection 2.1.1 (and in any event within three (3) business days from such effectiveness), the Company shall cause the transfer agent to remove any restrictive legends (including any electronic transfer restrictions) from any Ordinary Shares held by such Holder and provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, shareholders or members, employees, agents, investment advisors and each person who controls such Holder (within the meaning of the Securities Act and Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement, the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act and Exchange Act) from and against any Claims, to which any the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint or joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company and the Company shall use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this subsection 4.1.2, and, if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder of Registrable Securities to provide additional indemnification, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless a conflict of interest between such indemnified and indemnifying parties exists with respect to such Claim based upon the written opinion of counsel of such indemnified party, permit such indemnifying party to assume the defense of such Claim with separate counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim based upon the written opinion of counsel of such indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, shareholders or members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is judicially determined to be unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand and the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling person thereof under this subsection 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by an indemnified party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed:

If to the Company, to:

Zapp Electric Vehicles Group Limited

5 Technology Park

Colindeep Lane

England, London

NW9 6BX

Attention: Jeremy North

Email: jn@zappev.com

with a copy to (which shall not constitute notice) to:

Latham & Watkins LLP

9 Raffles Place #42-02 Republic Plaza

Singapore 048619

Attention: Sharon Lau; Posit Laohaphan

Email: sharon.lau@lw.com; posit.laohaphan@lw.com

If to the Sponsor, to:

CIIG Capital Partners II

40 West 57th Street, 29th Floor

New York, NY 10019

Attention: Gavin Cuneo; Peter Cuneo; Michael Minnick

Email: gavin@cuneoco.com; pcuneo@cuneoco.com; mm@iigholdings.com with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Ackneil M. Muldrow III

Email: trey.muldrow@weil.com

and

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019

Attention: Alice Hsu

Email: ahsu@orrick.com

and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the lock-up period applicable to such Holder pursuant to any Lock-Up Agreement, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the terms and conditions of this Agreement. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Ordinary Shares, in a manner that is adverse and different from the other Holders (in such capacity) shall require the prior written consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

[5.6 Other Registration Rights. Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person as of the date hereof. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.]

5.7 Term. This Agreement shall terminate upon the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Section 3.5 and Article IV shall survive any termination.

5.8 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings among the parties with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.9 Severability. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. Any provision of this Agreement held invalid or unenforceable shall be deemed reformed, if practicable, to the extent necessary to render it valid and enforceable and to the extent permitted by law and consistent with the intent of the parties to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ZAPP ELECTRIC VEHICLES GROUP LIMITED

By:
Name:
Title:

SPONSOR:

CIIG MANAGEMENT II LLC

By:
Name:
Title:

ANCHOR INVESTOR:

Blackrock Credit Alpha Master Fund, L.P.

By:
Name:
Title:

HC NCBR Fund

By:
Name:
Title:

NEW HOLDERS

SWIN CHATSUWAN:

By:
Name: Title:

WARIN THANATHAWEE:

By:
Name: Title:

KIATTIPONG ARTTACHARIYA:

By:
Name:
Title:

JEREMY BRIAN DIGBY NORTH:

By:
Name:
Title:

EXHIBIT E

Warrant Assumption Agreement

SPAC Warrant Amendment

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of                 , 2023, by and among CIIG Capital Partners II, Inc., a Delaware corporation (the “Company”), Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Pubco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of September 14, 2021, and filed with the United States Securities and Exchange Commission on September 17, 2021 (the “Existing Warrant Agreement”); capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 12,062,500 warrants to the Sponsor and the Anchor Investor (collectively, the “Private Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Company’s initial public offering (the “Public Offering”) (including the full exercise of the underwriters’ over-allotment option), at a purchase price of $1.00 per Private Warrant, with each Private Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (b) 14,375,000 warrants to public investors in the Public Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on November 22, 2022, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among the Company, Pubco, Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”), and Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales with registered number 10870546, and having its registered office at 5 Technology Park, Colindeep Lane, England, London NW9 6BX (the “Target”);

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, as provided in Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for ordinary shares, par value $0.0001 per share, of Pubco and any successors thereto (the “Pubco Ordinary Shares”);

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Pubco and Pubco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	Assignment and Assumption; Consent.

1.1.

Assignment and Assumption. The Company hereby assigns to Pubco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time (as defined in the Merger Agreement). Pubco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

1.2.

Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Pubco pursuant to Section 1.1 hereof effective as of the Effective Time, the assumption of the Existing Warrant Agreement by Pubco from the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.

Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1.

Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “CIIG Capital Partners II, Inc., a Delaware corporation” and replacing it with “Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Pubco rather than the Company.

2.2.	Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on September 14, 2021, CIIG Capital Partners II, Inc. (“CIIG”) entered into that certain Private Placement Warrants Purchase Agreement with CIIG Management II LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 8,958,333 warrants (or up to 10,052,083 warrants if the Over-allotment Option (as defined below) in connection with the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (the “Sponsor Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (as defined below); and

WHEREAS, on September 14, 2021, CIIG entered into those certain subscription agreements (together, the “Anchor Subscription Agreement”) with certain funds and accounts managed by subsidiaries of BlackRock, Inc. (together, the “Anchor Investor”), pursuant to which the Anchor Investor agreed to purchase an aggregate of 1,791,667 warrants (or 2,010,417 warrants if the Over-allotment Option is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (the “Anchor Private Placement

Warrants” and, together with the Sponsor Private Placement Warrants, the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and

[WHEREAS, in order to finance CIIG’s transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors had the option, but were not obligated to, loan CIIG funds as CIIG required, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 Private Placement Warrants, at a price of $1.00 per warrant (the “Working Capital Warrants”); and]

[WHEREAS, in order to extend the period of time to consummate a business combination by an additional six months, it was required that the Sponsor deposit into the trust account funds equal to one percent (1.0%) of the gross proceeds of the offering, in exchange for a non-interest bearing, unsecured promissory note, and such loan may be convertible into warrants (“Extension Loan Warrants”), at a price of $1.00 per warrant; and]

WHEREAS, CIIG consummated an initial public offering (the “Offering”) of units of CIIG’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered up to 12,500,000 warrants (including up to 14,375,000 warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants” and together with the Private Placement Warrants[, the Working Capital Warrants] [and the Extension Loan Warrants], the “CIIG Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of CIIG, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustment as described herein. Only whole warrants are exercisable; and

WHEREAS, CIIG has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-254078 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, and the Public Warrants and the Common Stock included in the Units; and

WHEREAS, CIIG, the Company and the other parties thereto are parties to that certain Agreement and Plan of Merger, dated as of November 22, 2022 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub (as defined in the Business Combination Agreement) with and into CIIG with CIIG surviving such merger as a wholly owned subsidiary of the Company, and as a result, all shares of Common Stock shall be exchanged for the right to receive ordinary shares of the Company (“Company Ordinary Shares”); and

WHEREAS, on [    ], pursuant to the terms of the Business Combination Agreement, the Company, CIIG and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which CIIG assigned its rights and obligations under this Agreement to the Company and the Company assumed CIIG’s right and obligations under this Agreement from CIIG; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding CIIG Warrants were no longer exercisable for shares of Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3.

Reference to Company Ordinary Shares. (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Shares” with a par value of $0.0001 per share and (ii) all references to “stockholders” shall mean “shareholders.”

2.4.	Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined terms “Business Day” and “Representatives” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5.	Post-IPO Warrants [and Working Capital Warrants][and Extension Loan Warrants].

2.5.1.

[[Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety.] All references to [“Working Capital Warrants”][and Extension Loan Warrants] in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.]

2.5.2.

Section 2.8 of the Existing Warrant Agreement is hereby deleted in its entirety. All references to “Post-IPO Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.6.	Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants[, the Working Capital Warrants] [and the Extension Loan Warrants], the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Subsection 3.3.2 below with respect to an effective registration statement or a valid exemption therefrom being available.”

2.7.	Notices.

2.7.1.	Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

c/o Zapp Electric Vehicles Limited

5 Technology Park

Colindeep Lane

England, London

NW8 6BX

Attn: Jeremy North, Director

E-mail: jn@zappev.com

2.7.2.

Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to change the delivery of a copy of notices sent to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, Attn.: Stuart Neuhauser, Esq., Fax No.: (212) 370-1300 and

Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, Attn: Paul D. Tropp, Esq., Email: paul.tropp@ropesgray.com to be replaced with the following:

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Attn: Sharon Lau; Posit Laohaphan

E-mail: Sharon.Lau@lw.com; Posit.Laohaphan@lw.com

2.8.	Currency. A new Section 9.10 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.9.	Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

3.	Miscellaneous Provisions.

3.1.

Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the consummation of the transactions contemplated by the Merger Agreement and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

3.2.	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3.

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4.

Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5.

Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6.

Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7.	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8.	Reference to and Effect on Agreements; Entire Agreement.

3.8.1.

Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2.

This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

CIIG CAPITAL PARTNERS II, INC.

By:
Name:
Title:

ZAPP ELECTRIC VEHICLES GROUP LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

ZAPP ELECTRIC VEHICLES GROUP LIMITED

An exempted company incorporated with limited liability under the laws of the Cayman Islands

CUSIP [        ]

Warrant Certificate

This Warrant Certificate certifies that, or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase ordinary shares, $0.0001 par value per share (“Company Ordinary Shares”), of Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Company Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Company Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of Company Ordinary Shares to be issued to the holder. The number of Company Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Company Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Company Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of September 14, 2021, as amended by the Assignment, Assumption and Amendment Agreement dated as of                 , 2023 by and among CIIG Capital Partners II, Inc., a Delaware corporation, the Company and the Warrant Agent (as defined below) (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Company Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Company Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Company Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Company Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Company Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Company Ordinary Shares and herewith tenders payment for such Company Ordinary Shares to the order of Zapp Electric Vehicles Group Limited (the “Company”) in the amount of $                 in accordance with the terms hereof. The undersigned requests that a certificate for such Company Ordinary Shares be registered in the name of, whose address is and that such Company Ordinary Shares be delivered to whose address is. If said number of Company Ordinary Shares is less than all of the Company Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company Ordinary Shares be registered in the name of                 , whose address is                  and that such Warrant Certificate be delivered to                 , whose address is                .

In the event that the Warrant has been called for redemption by the Company pursuant to Sections 6.1 or 6.2 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1 and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant[, a Working Capital Warrant,] [or an Extension Loan Warrant] that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Company Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Company Ordinary Shares. If said number of shares is less than all of the Company Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company Ordinary Shares be registered in the name of                 , whose address is                  and that such Warrant Certificate be delivered to                 , whose address is                  .

[Signature Page Follows]

Date: , 20
(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE))

Exhibit F

Nomination Agreement

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2023 (the “Effective Time”), by and between Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and Mr. Swin Chatsuwan, an individual (the “Founder”). Capitalized terms used by not otherwise defined herein shall have the respective meanings ascribed to such terms in the Amended and Restated Memorandum and Articles of Association of the Company adopted on [●], 2023 (the “Articles”).

WHEREAS, the Company has consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of November 22, 2022 (the “BCA”), by and among the Company, CIIG Capital Partners II, Inc. a Delaware corporation, Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales with registered number 10870546, and having its registered office at 5 Technology Park, Colindeep Lane, England, London NW9 6BX and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company;

WHEREAS, the Company desires that, after giving effect to the Transactions, the Founder will, subject to the terms of this Agreement and the Articles, continue to have a right to representation on the board of directors of the Company (the “Board”);

WHEREAS, pursuant to Section 9.11 of the BCA, the persons listed on Schedule 9.11 to the BCA were named as directors of the Company and appointed to the Board upon the consummation of the Transactions; and

WHEREAS, in furtherance of the foregoing, the Company desires that the Founder have certain director nomination rights with respect to the Company, and the Company desires to provide the Founder with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

ARTICLE 1

NOMINATION RIGHT

Section 1.01. Board Nomination Right. Subject to the Articles and Section 1.02, from the Effective Time until the termination of this Agreement in accordance with its terms:

(a) Immediately after the Effective Time, it is contemplated that the size of the Board shall be established at seven (7) directors and a majority of the Board will be composed of independent directors. Each independent director will satisfy the applicable independence criteria for purposes of the Nasdaq stock exchange and SEC rules (without giving effect to any available exceptions for foreign private issuers or controlled companies) (“Independent Director”).

(b) At every meeting of the Board or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by shareholders of the Company, the Founder, and solely the Founder only, shall have the right (but not the obligation) to nominate for election to the Board, as applicable:

(i) four (4) individuals, or such higher number of individuals as would (if duly elected) represent a bare majority of the directors then in office, at least two (2) (or such higher number as is from time to time required for compliance with the listing rules of the stock exchange on which the Shares are listed) of which would qualify as an Independent Director and one (1) of which would qualify to serve on the audit committee; provided, that the Founder holds in aggregate at least 80% of the number of issued and outstanding Shares of the Company that were held by the Founder as of the Effective Time, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations;

(ii) three (3) individuals, at least one (1) of which would qualify as an Independent Director; provided, that the Founder holds in aggregate at least 50% of the number of issued and outstanding Shares of the Company that were held by the Founder as of the Effective Time, but less than 80% of the number of issued and outstanding Shares of the Company that were held by the Founder as of the Effective Time, in each case, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations; or

(iii) two (2) individuals, none of which are required to qualify as an Independent Director; provided, that the Founder holds in aggregate at least 30% of number of issued and outstanding Shares of the Company that were held by the Founder as of the Effective Time, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations,

(the “Founder Directors” and each a “Founder Director”).

As of the date hereof, the Founder designates [Director Nominee 1], [Director Nominee 2], [Director Nominee 3] and [Director Nominee 4] as the initial Founder Directors. Director Nominee 1 shall be a Class II Director and each of Director Nominee 2, Director Nominee 3 and Director Nominee 4 shall be a Class III Director.

(c) The Company shall (and shall cause its controlled Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, the Company shall, to the maximum extent permitted by law;

(i) take all actions necessary (including, without limitation, calling meetings of the Board and the shareholders of the Company and recommending, supporting and soliciting proxies) to: (A) give effect to the provisions of this Agreement (including ensuring that (1) the Founder Directors are included in the Board’s slate of nominees to the shareholders of the Company for the election of directors of the Company and recommended by the Board at any meeting of shareholders called for the purpose of electing directors of the Company, (2) the Founder Directors, if up for election, are included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the shareholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board with respect to the election of directors of the Company), and (B) submit proposals at each duly called meeting of the shareholders of the Company with respect to any amendment, modification or supplement of the Articles to ensure that the Articles do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement;

(ii) take all actions to oppose: (A) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including (1) removing or supporting the removal of any Founder Director (except at the direction of the Founder) or (2) nominating a number of Director nominees for any election of Directors that exceeds the number of Directors permitted to be elected in accordance with the Articles at any General Meeting or otherwise impairing, delaying, frustrating or otherwise interfering with the rights of the Founder set forth in this Article 1), and (B) any amendment, modification or supplement of the Articles that would contravene, conflict with, result in any violation or breach of any provision or otherwise frustrate any provision of this Agreement; and

(iii) not (A) solicit proxies or participate in a solicitation, (B) assist any Person in taking or planning any action, or (C) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including the rights of the Founder set forth in this Article 1), provided, that if the Founder informs the Company in writing that it does not wish to appoint or nominate a Founder Director, then the Company shall not be in breach of its obligations under this Section 1.01(a). As used herein, “Affiliate” means, with respect to any specified person, any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. As used in the definition of “Affiliate”, the word “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(d) If any Founder Director ceases to serve on the Board for any reason, the Founder shall be entitled to designate and nominate such person’s successor in accordance with this Agreement (including any independence or audit committee qualification criteria) and the Board shall promptly fill the vacancy with such successor Founder Director; provided, that, for the avoidance of doubt, the Founder shall have no obligation to fill any such vacancy.

(e) For so long as the Company maintains an Audit Committee, Compensation Committee or Nominating Committee, such committees shall each include at least one (1) Founder Director (but only to the extent such Director (A) qualifies as an Independent Director and (B) with respect to membership on the Audit Committee or Compensation Committee, meets the heightened independence requirements applicable to audit committees and compensation committees, as applicable, under the Securities Exchange Commission and within the context of the criteria applicable to the Company as established by the listing rules of the stock exchange on which the Shares are listed).

Section 1.02. Certain Limitations. Notwithstanding the provisions of Section 1.01, the Founder shall not be entitled to designate a person as a Founder Director upon a good faith written determination by the Board or relevant committee thereof that the person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company.

ARTICLE 2

MISCELLANEOUS

Section 2.01. Termination. This Agreement shall terminate and become void and of no further force or effect: (a) automatically and without any notice or other action by any person upon the earlier of (i) the third anniversary of the Effective Time, and (ii) the first date that the Founder holds less than 30% of the number of issued and outstanding Shares of the Company that were held by the Founder as of the Effective Time, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations; or (b) upon the mutual written agreement of the parties.

Section 2.02. Notices. Any notice or communication under this Agreement must be in writing and given by mail, hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation:

Any notice or communication under this Agreement must be addressed:

if to the Company, to:

c/o Zapp Electric Vehicles Group Limited

5 Technology Park

Colindeep Lane

England, London

NW9 6BX

Attn: Jeremy North

E-mail: jn@zappev.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Singapore

Attn: Sharon Lau; Posit Laohaphan

E-mail: Sharon.Lau@lw.com; Posit.Laohaphan@lw.com

if to the Founder, at the Founder’s address or facsimile number as set forth in the Company’s books and records.

Section 2.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.04. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto.

Section 2.05. No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right to enforce any of the terms to this Agreement under the Contracts (Rights of Third Parties) Act (as amended) of the Cayman Islands or by virtue of any other applicable law in any jurisdiction.

Section 2.06. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party hereto acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.07. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 2.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the courts of the Cayman Islands, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 2.02 shall be deemed effective service of process on such party.

Section 2.09. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 2.10. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 2.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 2.12. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Section 2.13. Rights Cumulative. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.14. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.15. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

By:
Name:
Title:

[Signature Page to Director Nomination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

Name: Swin Chatsuwan

[Signature Page to Director Nomination Agreement]

ANNEX B: PROXY CARD FOR SPECIAL MEETING OF STOCKHOLDERS

CIIG CAPITAL PARTNERS II, INC.

40 WEST 57TH STREET

29TH FLOOR

NEW YORK, NEW YORK 10019

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D97621-TBD	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CIIG CAPITAL PARTNERS II, INC.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

1.	The Business Combination Proposal: to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 22, 2022, as may be amended, (the “Merger Agreement”), by and among CIIG Capital Partners II, Inc., a Delaware corporation (“CIIG II”), Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales (“Zapp”), Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Pubco”) and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”), pursuant to which each of the following transactions occurred, or will occur, in the following order:	☐	☐	☐

	Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) pursuant to which, among other things, (i) Zapp and its shareholders entered into an Investor Exchange and Support Agreement or Management Exchange and Support Agreement, pursuant to which such shareholders shall transfer their respective ordinary shares of Zapp to Pubco in exchange for ordinary shares of Pubco (“Pubco Ordinary Shares”, and such exchange, the “Company Exchange”) and (ii) immediately following the Company Exchange, Merger Sub will merge with and into CIIG II, with CIIG II being the surviving corporation in the merger and each outstanding share of common stock of CIIG II (other than certain excluded shares) will convert into the right to receive one Pubco Ordinary Share.	For	Against	Abstain

2.	The Stockholder Adjournment Proposal: to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

D97622-TBD

CIIG CAPITAL PARTNERS II, INC.

SPECIAL MEETING OF STOCKHOLDERS

[    ], 2023 at [12:00] P.M. (Eastern Time)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Peter Cuneo, Gavin Cuneo and Michael Minnick, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CIIG CAPITAL PARTNERS II, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at the offices of Orrick, Herrington & Sutcliffe LLP, located at 51 West 52nd Street, New York, New York 10019 at [12:00] p.m. Eastern Time on [    ], 2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Amended Pubco Articles shall provide that every director (but not including the company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of our company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere.

We also plan to enter into indemnification agreements with our directors and officers, in the form filed as Exhibit 10.6 to this registration statement pursuant to which we will agree to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.

In addition, we maintain, and are obligated to establish and maintain for at least six years, standard and tail policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1#	Agreement and Plan of Merger, dated as of November 22, 2022, by and among CIIG Capital Partners II, Inc., Zapp Electric Vehicles Limited, Zapp Electric Vehicles Group Limited, and Zapp Electric Vehicles, Inc. (incorporated by reference to Exhibit 2.1 to CIIG Capital Partners II, Inc.’s Form 8-K, File No. 001-40802, filed with the SEC on November 22, 2022).

3.1*	Memorandum and Articles of Association of Zapp Electric Vehicles Group Limited, as registered on November 15, 2022.

3.2*	Form of Amended and Restated Articles of Memorandum and Articles of Association of Zapp Electric Vehicles Group Limited.

3.3	Amended and Restated Certificate of Incorporation of CIIG Capital Partners II, Inc. (incorporated by reference to Exhibit 3.1 to CIIG Capital Partners II, Inc. Form 8-K, File No. 001-40802, filed with the SEC on September 17, 2021).

3.4	Bylaws of CIIG Capital Partners II, Inc. (incorporated by reference to Exhibit 3.3 to CIIG Capital Partners II, Inc. Form S-1, originally filed with the SEC on March 10, 2021 (File No. 333-254078), as amended).

4.1	Warrant Agreement, dated September 14, 2021, by and between CIIG Capital Partners II, Inc. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to CIIG Capital Partners II, Inc. Form 8-K, File No. 001-40802, filed with the SEC on September 17, 2021).

4.2	Private Placement Warrant Purchase Agreement, dated September 14, 2021, by and between CIIG Capital Partners II, Inc. and CIIG Management II LLC (incorporated by reference to Exhibit 10.5 to CIIG Capital Partners II, Inc. Form 8-K, File No. 001-40802, filed with the SEC on September 17, 2021).

4.3	Form of Assignment, Assumption and Amendment Agreement with respect to the Warrant Agreement between CIIG Capital Partners II, Inc., Zapp Electric Vehicles Group Limited and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit E of Exhibit 2.1 to CIIG Capital Partners II, Inc. Form 8-K, File No. 001-40802, filed with the SEC on November 22, 2022).

4.4	Specimen Warrant Certificate of Zapp Electric Vehicles Group Limited (incorporated by reference to Exhibit E of Exhibit 2.1 to CIIG Capital Partners II, Inc. Form 8-K, File No. 001-40802, filed with the SEC on November 22, 2022).

5.1*	Legal Opinion of Walkers (Singapore) Limited Liability Partnership.

5.1A*	Legal Opinion of Orrick, Herrington & Sutcliffe LLP.

8.1**	Tax Opinion of Weil, Gotshal & Manges LLP.

10.1	Form of Investor Exchange and Support Agreement (incorporated by reference to Exhibit 10.1 to CIIG Capital Partners II, Inc.’s Form 8-K, File No. 001-40802, filed with the SEC on November 22, 2022).

10.2	Form of Management Exchange and Support Agreement (incorporated by reference to Exhibit 10.2 to CIIG Capital Partners II, Inc.’s Form 8-K, File No. 001-40802, filed with the SEC on November 22, 2022).

10.3*	Amended and Restated Sponsor Agreement, dated as of November 22, 2022, by and among CIIG Capital Partners II, Inc., CIIG Management II LLC and the other parties thereto.

10.4	Form of Registration Rights Agreement, by and between Zapp Electric Vehicles Group Limited and certain stockholders of CIIG Capital Partners II, Inc. and Zapp (incorporated by reference to Exhibit D of Exhibit 2.1 to CIIG Capital Partners II, Inc. Form 8-K, File No. 001-40802, filed with the SEC on November 22, 2022).

Exhibit Number	Description

10.5	Form of Director Nomination Agreement, by and between Zapp Electric Vehicles Group Limited and the other parties thereto and Swin Chatsuwan (incorporated by reference to Exhibit F of Exhibit 2.1 to CIIG Capital Partners II, Inc. Form 8-K, File No. 001-40802, filed with the SEC on November 22, 2022).

10.6*	Form of Indemnification Agreement between Zapp Electric Vehicles Group Limited and each executive officer and director of Zapp Electric Vehicles Group Limited.

10.7*	Promissory Note, dated December 15, 2022, by and between CIIG Capital Partners II, Inc. and CIIG Management II LLC.

10.8##*	Nomination Letter, dated September 11, 2022, between Zapp Scooters (Thailand) Co., Ltd. and Summit Laemchabang Auto Body Work Co., Ltd.

10.9*	Form of Novation, Assumption and Amendment Agreement between Zapp Electric Vehicles Limited, Zapp Electric Vehicles Group Limited, Michael Joseph and CIIG Capital Partners II, Inc.

10.10*	Second Amended and Restated Subscription Agreement, dated September 14, 2021 by and among CIIG Capital Partners II, Inc., CIIG Management II LLC and HC NCBR Fund.

10.11*	Second Amended and Restated Subscription Agreement, dated September 14, 2021 by and among CIIG Capital Partners II, Inc., CIIG Management II LLC and BlackRock Credit Alpha Master Fund L.P.

10.12*	Form of Indirect Anchor Investor Agreement, dated September 14, 2021, by and among CIIG Management II LLC and each indirect anchor investor.

10.13*	Form of Pubco Exchange Option Agreement.

21.1*	List of Subsidiaries of Zapp Electric Vehicles Group Limited.

23.1**	Consent of PKF Littlejohn LLP.

23.2**	Consent of Grant Thornton LLP.

23.3*	Consent of Walkers (Singapore) Limited Liability Partnership (to be included in Exhibit 5.1).

23.4*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1A).

23.5**	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1).

24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1*	Form of Proxy Card for CIIG Capital Partners II, Inc.’s Special Meeting of Stockholders (included as Annex B to the proxy statement/prospectus).

99.2*	Consent of Anthony Posawatz (Director nominee) to be named as a director.

99.3*	Consent of Swin Chatsuwan (Director nominee) to be named as a director.

99.4*	Consent of Jeremy North (Director nominee) to be named as a director.

99.5*	Consent of Kenneth West (Director nominee) to be named as a director.

99.6*	Consent of Patricia Wilber (Director nominee) to be named as a director.

99.7*	Consent of Edouard Meylan (Director nominee) to be named as a director.

99.8*	Consent of Patchara Rattakul (Director nominee) to be named as a director.

107*	Filing Fee Table.

*	Previously filed.

**	Filed herewith.

#	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.
##	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bangkok, Thailand on February 24, 2023.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

By:	/s/ Kiattipong Arttachariya
Name:	Kiattipong Arttachariya
Title:	Acting Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chief Executive Officer (Principal Executive Officer)	February 24, 2023
Swin Chatsuwan

/s/ Kiattipong Arttachariya	Acting Chief Financial Officer and Director (Acting Principal Financial Officer and Principal Accounting Officer)	February 24, 2023
Kiattipong Arttachariya

* By:	Kiattipong Arttachariya
Kiattipong Arttachariya
Attorney in Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on February 24, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative